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As filed with the Securities and Exchange Commission on May 17, 2006

Registration No. 333-132602

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Cowen Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6211 (Primary Standard Industrial Classification Code Number)	84-1702964 (I.R.S. Employer Identification No.)

1221 Avenue of the Americas
New York, New York 10020
Telephone: (646) 562-1000
Facsimile: (646) 562-1861
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Mark E. Kaplan, Esq.
Cowen Group, Inc.
1221 Avenue of the Americas
New York, New York 10020
Telephone: (646) 562-1000
Facsimile: (646) 562-1861
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Phyllis G. Korff, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036-6522 Telephone: (212) 735-3000 Facsimile: (212) 735-2000	Robert Evans III, Esq. Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022 Telephone: (212) 848-4000 Facsimile: (212) 848-7179

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)	Dated May 17, 2006

          Shares

Cowen Group, Inc.

Common Stock

This is an initial public offering of shares of our common stock. SG Americas Securities Holdings, Inc., an indirect wholly-owned subsidiary of Société Générale and the sole stockholder of Cowen Group, Inc., is offering            shares of our common stock. We will not receive any proceeds from the sale of shares by SG Americas Securities Holdings, Inc. Prior to this offering, there has been no public market for our common stock. We will apply for quotation of our common stock on the Nasdaq National Market under the symbol "COWN." We expect that the public offering price will be between $            and $            per share.

Our business and an investment in our common stock involve significant risks. These risks are described under the caption "Risk Factors" beginning on page 9 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to SG Americas Securities Holdings, Inc.	$	$

The underwriters may also purchase up to an additional            shares from SG Americas Securities Holdings, Inc. at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover overallotments.

The underwriters expect to deliver the shares against payment in New York, New York on                        , 2006.

Joint Bookrunning Managers

Cowen and Company	Credit Suisse	Merrill Lynch & Co.

Keefe, Bruyette & Woods	Sandler O'Neill + Partners, L.P.

                        , 2006

        In making your investment decision, you should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

        Except as otherwise indicated:

  •
  the information in this prospectus assumes the underwriters' overallotment option is not exercised; and

  •
  the number of employees, the number of companies researched and similar information are presented as of March 31, 2006.

i

PROSPECTUS SUMMARY

        This summary does not contain all of the information you should consider before investing in our common stock and you should read this entire prospectus carefully before investing, especially the information discussed under "Risk Factors" beginning on page 9. As used in this prospectus, the terms "we," "our," "us," or "the Company" refer to Cowen Group, Inc. and its subsidiaries, taken as a whole, as well as any predecessor entities, unless the context otherwise indicates. The term "Société Générale" refers to Société Générale and its subsidiaries, taken as a whole and excluding us, unless the context otherwise indicates.

Overview

        We are an investment bank dedicated to providing superior research, sales and trading and investment banking services to companies and institutional investor clients in key growth sectors of the economy, primarily healthcare, technology, media and telecommunications and consumer. Our success has come from our team-based approach to delivering customized solutions to our clients as well as from providing our clients with frequent and consistent interaction with our senior professionals. We believe the experience and talent of our professionals enable us to deliver the specialized advice and differentiated services our clients demand. As a result, we have a high level of repeat and lead managed investment banking business and strong sales and trading relationships with our investor clients. We believe that becoming a public company independent of Société Générale will allow us to focus on the growth of our own platform by adding new products to serve our existing clients, additional professionals to our existing sectors, new sectors that fit our growth focus and new complementary business lines. Following the offering, we believe that we will be a well capitalized entity with sufficient financial resources, consisting of existing capital and access to sources of additional equity or debt capital, as well as the management capability to execute our growth strategies. We were founded in 1918 in New York City and have grown our firm over its 88-year history into a growth-focused investment bank which had net revenues of $296.1 million and income before taxes of $13.2 million in 2005.

Our Principal Businesses

  •
  Timely, insightful and actionable research.    Providing institutional investor clients with timely, insightful and actionable research that improves their investment performance is at the core of our business today. We believe the best recommendations we can make to investors are not only accurate but also contrast with the collective opinion of other analysts and the investment community generally. We refer to these recommendations as correct, non-consensus conclusions. Our differentiated approach to research focuses our experienced analysts' efforts towards delivering specific investment ideas and de-emphasizes maintenance research, which we define as the collection and dissemination of available information without detailed analysis. Over the past 30 years, we have developed surveys and professional networks, such as our unique networks of leading medical professionals, which provide us with frequent and timely industry insights regarding evolving trends in our sectors. Our 21 managing directors in research have an average of approximately 18 years of experience in the industry.

  •
  Sector-focused sales and trading.    Our team of sales and trading professionals distributes our proprietary research and investment ideas to institutional investor clients, executes trade orders for these clients and distributes the securities of our investment banking clients. Our dedication of resources to our target sectors allows us to develop a level of knowledge and focus that differentiates our sales and trading capabilities from that of our competitors. This structure and sector expertise allows our sales and trading force to better understand and service the needs of our clients and to create and maintain strong relationships with the largest institutional investor clients. We have relationships with over 1,000 investor clients, trade over 2,000 listed stocks and make markets in approximately 1,200 Nasdaq stocks. Our 26 managing directors in sales and trading have an average of approximately 16 years of experience in the industry.

  •
  Customized, high-quality investment banking.    Our investment banking professionals draw upon their significant experience with growth companies in our target sectors. We establish long-term relationships with our clients and provide them with capital raising services and strategic advice throughout their development cycles. The experience of our professionals enables us to be innovative in our approach to addressing client issues, leading to high levels of client loyalty and significant rates of repeat business. From 2003 to 2005, we lead managed 72 offerings and co-managed 104 offerings of equity and convertible securities for 139 companies, raising proceeds of approximately $35 billion. During this time period, we closed 63 strategic advisory transactions with an aggregate transaction value of approximately $7.2 billion. In addition, from 2003 to 2005 we executed 59 private investments in public equity ("PIPEs") and registered direct transactions ("RDs"), nearly all of which were sole or lead managed by us. Our 23 managing directors in investment banking have an average of approximately 19 years of experience in the industry.

Competitive Strengths

        We expect to maintain and expand our leading position in our target sectors by continually leveraging our principal competitive strengths:

  •
  Leading franchise focused on our target growth sectors.    Our focus on the healthcare, technology, media and telecommunications and consumer sectors of the economy contributes to the significant expertise in our advice and execution for clients and investors in our target sectors.

  •
  Equity research leadership.    Our research team seeks to develop correct, non-consensus ideas that will enhance our clients' investment performance. Our research professionals establish strong relationships with our clients through our commitment to knowledge leadership in our target sectors.

  •
  Established and respected brand.    We believe the Cowen brand name is associated with knowledge leadership in the healthcare, technology, media and telecommunications and consumer sectors, with differentiated, high quality research, with creative solutions to strategic and financial challenges and with sound execution of our clients' transactions.

  •
  Strong client relationships.    We strive to provide our clients with frequent and consistent interaction with our senior professionals who are actively involved in all stages of our client engagements. The strength of our client relationships is demonstrated by the fact that in 2005 over 40% of our investment banking transactions were with companies for which we had executed other transactions during the previous five years.

  •
  Experienced professionals with deep knowledge and broad skills.    We have created an entrepreneurial, performance-oriented corporate culture, and we hire and train professionals who share a reputation for sector expertise, strong execution skills and a history of successful transactions for growth companies.

Market Opportunity and Focus

        Our focus on growth sectors of the economy such as healthcare, technology, media and telecommunications and consumer allows us to benefit from significant demand for research, sales and trading and investment banking services in these sectors. Our target sectors accounted for approximately $60 billion, or 37%, of the public equity capital markets financings and $563 billion, or

46%, of merger and acquisition activity during 2005. These sectors also accounted for approximately 50% of the market capitalization of the Russell 2000 in 2005.

        In addition, consolidation in the financial services industry over the past ten years has created a significant market opportunity for us to provide superior, customized service to growth companies and their institutional investor base, which larger, less-focused firms often do not provide, and smaller firms are often unable to provide due to limited infrastructure, resources and capital.

Growth Strategy

        We intend to grow our business by continuing to establish and deepen long-term relationships with our clients through our research, sales and trading and investment banking services. We intend to pursue the following strategies:

  •
  Grow our lead managed capital raising and strategic advisory business.    We will continue to leverage our ability to provide customized, innovative capital raising solutions in order to increase our level of lead managed capital raising transactions for clients. We lead managed 40% of our underwritten transactions in 2005, and we intend to build on that success across our target industry sectors by leading more, as well as larger, transactions. Our intention is also to grow our leading PIPEs and RDs business, where our transactions have been largely sole or lead managed. Finally, we will seek to grow our strategic advisory business in both the number and size of transactions. We believe our role as a lead manager in capital raising transactions will facilitate the growth of our strategic advisory revenues.

  •
  Maintain high levels of repeat business.    Over 40% of our investment banking transactions in 2005 were executed on behalf of clients who had engaged us for a transaction in the prior five-year period. We intend to focus on repeat business from high growth clients who understand our unique industry expertise and who will work with us across our product platform. As we continue to expand the range of products we offer, we expect to increase our share of investment banking business from existing clients.

  •
  Be the preferred research and trading partner in our target sectors.    By leveraging our senior research professionals who develop strong investment ideas and by dedicating highly experienced sales and trading professionals by sector to execute the actions we recommend, we seek to be the preferred research and trading partner in our target sectors. We believe our institutional investor clients are aligning their resources by sector and are seeking to narrow the number of providers of research and trade execution. We intend to meet their specific research and trading requirements and believe the scale of our business, our sector expertise and our capital resources will continue to make us a valued partner for our clients.

  •
  Selectively expand our existing platform.    We intend to selectively expand our existing platform by adding new products to serve our existing clients, adding additional professionals to our existing sectors, adding new sectors that fit our growth focus and adding new complementary business lines. We believe these plans for growth will provide opportunities to increase our revenues and further secure our position with our clients as a highly valued partner. Building out our subsector capabilities within healthcare, technology, media and telecommunications and consumer will continue to be a focus of management. Certain subsectors within our traditional growth sectors represent natural areas for expansion, particularly as we build out our product capabilities. We will pursue the development of additional investment banking products such as high yield origination and distribution which will complement our build out of our sectors as well as the addition of new sectors. We will also actively expand our capabilities in sales and trading products such as algorithmic model trading, options trading and the trading of exchange-traded funds. We will continue to evaluate new business line opportunities such as asset management. Following the offering, we believe that we will be a well capitalized entity with sufficient financial resources, consisting of existing capital and access to sources of additional equity or debt capital, as well as the management capability to execute our growth strategies.

  •
  Attract and retain the highest quality professionals.    Our professionals are our most important asset, and it is their reputation, talent, integrity and dedication that results in our success. We offer a highly entrepreneurial culture with a strong, team-based approach that we believe is attractive to our employees. We have been successful in attracting and retaining key professionals and intend to continue to seek out top talent to further enhance and grow our business. Additionally, we believe that becoming a publicly traded company will further enable us to offer attractive performance-based incentives to talented professionals, which will aid our recruitment effort and our retention of key employees.

Our Relationship with Société Générale

        Société Générale, one of the largest financial services firms in Europe, currently owns 100% of our common stock. Upon completion of this offering, if the underwriters exercise their overallotment option in full, Société Générale would own no shares of our common stock, and we would be completely independent of our former parent. In this event, investors in this offering would own 86% of our common stock and certain of our senior employees would own the balance of 14% through restricted stock to be granted to them on the pricing date of this offering as described more fully under "Management—2006 Equity and Incentive Plan." If the underwriters do not exercise their overallotment option, investors in this offering, Société Générale and certain of our senior employees would own 74.8%, 11.2% and 14.0% of our common stock, respectively.

  •
  Why we are going public.    We believe that becoming a public company independent of Société Générale will allow us to focus on the growth of our own platform. As a subsidiary of Société Générale, we were restricted from engaging in certain businesses that overlapped with Société Générale's franchise. As an independent company, we will no longer be restricted from pursuing the development of certain businesses which we believe could increase our business with new and existing clients. As a result, we intend to selectively expand our platform by adding new products to serve our existing clients, new professionals to our existing sectors, new sectors that fit our growth focus and complementary business lines. Furthermore, we believe that becoming a public company will enhance our visibility with our clients and allow us to better attract and retain high quality professionals.

  •
  Effects of the separation.    At the time Société Générale acquired our firm in 1998, we had businesses such as asset management, correspondent clearing services, bond brokerage and private client services, each of which has subsequently been sold or transferred. While our separation from Société Générale will present certain challenges, risks and uncertainties, we do not believe that it will have a material effect on our ability to generate business from our clients. Our corporate clients typically do not utilize many of the products and services provided by Société Générale, such as Société Générale's commercial banking products, and we have not generated a material amount of revenue from Société Générale's clients. In addition, the products and services offered to institutional investor clients by us and Société Générale have not overlapped significantly and have not been offered jointly. We therefore do not expect the separation to have a material impact on our sales and trading business.

  •
  Cash distribution to Société Générale.    In connection with this offering and as part of the separation transactions described more fully under "Certain Relationships and Related Transactions," we will make a cash distribution to SG Americas Securities Holdings representing a return of capital. The distribution will be equal to the amount necessary to cause our stockholders' equity to be $207.0 million immediately following this offering. If the distribution and transfer of other assets and liabilities expected in connection with this offering and as part of the separation transactions had occurred on March 31, 2006, we would have distributed $178.7 million to SG Americas Securities Holdings. We intend to fund the cash distribution through the liquidation of an equivalent amount of securities purchased under agreements to resell, all of which are payable on demand.

Company History

        Cowen was founded in 1918 and has been in the securities business for 88 years. In 1998, Société Générale acquired our firm.

        Cowen Group, Inc. was incorporated in Delaware in February 2006 solely in connection with this offering. Immediately prior to the completion of this offering, SG Americas Securities Holdings will transfer all of its interests in Cowen and Company, LLC and Cowen International Limited to Cowen Group, Inc. in exchange for            shares of Cowen Group, Inc. common stock. After the transfer, the ongoing operations of Cowen Group, Inc. will be comprised effectively of the operations of Cowen and Company, LLC and Cowen International Limited.

        Our principal executive offices are located at 1221 Avenue of the Americas, New York, New York 10020. Our telephone number is (646) 562-1000. We also have offices in Boston, Chicago, Cleveland, Denver, San Francisco, London and Geneva. We maintain a website at www.cowen.com. Our website and the information contained on that website or connected to that website are not incorporated by reference into this prospectus.

The Offering

Common stock offered by SG Americas Securities Holdings(1)	shares
Common stock to be outstanding after this offering(2)	shares
Underwriters' option to purchase additional shares from SG Americas Securities Holdings	shares
Use of proceeds
We will not receive any of the proceeds from the sale of shares of our common stock by SG Americas Securities Holdings. SG Americas Securities Holdings will receive all net proceeds from the sale of shares of our common stock in this offering.
Dividend policy
Our board of directors does not anticipate authorizing the payment of cash dividends on our common stock in the foreseeable future. Our board of directors intends to retain all available funds and any future earnings to fund the development and growth of our business. Any determination to pay dividends to holders of our common stock in the future will be at the discretion of our board of directors and will depend on many factors, including our financial condition, results of operations, general business conditions and any other factors our board of directors deems relevant.
Risk factors	See "Risk Factors" and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.
Proposed Nasdaq National Market symbol	COWN

(1)
Represents 74.8% of our outstanding common stock. After selling these shares in this offering, SG Americas Securities Holdings will own 11.2% of our outstanding common stock, which would be reduced to 0% if the underwriters exercise their overallotment option in full. The remaining 14.0% of SG Americas Securities Holdings' equity ownership of us will be used for grants of restricted stock to certain of our senior employees as described in footnote (2) below.

(2)
The number of shares of common stock to be outstanding after this offering includes shares of restricted stock to be granted to certain of our senior employees in connection with this offering. These shares of restricted stock will constitute approximately 14.0% of our common stock immediately following this offering. The number of shares of common stock to be outstanding after this offering excludes            shares of common stock issuable upon the exercise of nonqualified stock options to be granted to certain of our senior employees in connection with this offering. See "Management—2006 Equity and Incentive Plan."

Summary Combined Financial Data

        The following table sets forth our summary combined financial data for the periods ended and as of the dates indicated. Our summary combined statement of financial condition data as of December 31, 2005 and 2004 and our summary combined statement of operations data for each of the three years in the period ended December 31, 2005 have been derived from our audited combined financial statements and related notes included elsewhere in this prospectus. Our summary combined statement of financial condition data as of December 31, 2003 has been derived from our unaudited combined financial statements not included elsewhere in this prospectus. Our summary combined statement of financial condition data as of March 31, 2006 and our summary combined statements of operations data for each of the three-month periods ended March 31, 2006 and March 31, 2005 have been derived from our unaudited combined financial statements and related notes included elsewhere in this prospectus. Our summary combined financial data should be read in conjunction with the sections entitled "Selected Combined Financial and Other Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with our audited combined financial statements and related notes and our unaudited condensed combined financial statements and related notes included elsewhere in this prospectus.

	Three Months Ended March 31,			Year Ended December 31,
	2006		2005	2005		2004		2003
	(unaudited)		(unaudited)	(As restated)*
	(in thousands, except per share data)
Combined Statements of Operations Data:
Revenues
Investment banking	$53,439		$36,379		$126,253	$113,795		$104,863
Commissions	24,115		24,230		93,450	99,669		120,056
Principal transactions	19,412		16,603		52,250	64,519		54,326
Interest and dividend income	6,145		3,696		16,990	9,504		12,302
Other	27,317	(1)	755		8,357	7,591		6,060

Total revenues	130,428		81,663		297,300	295,078		297,607
Interest expense	(227)		(174)		(1,178)	(825)		(924)

Net revenues	130,201		81,489		296,122	294,253		296,683
Expenses
Employee compensation and benefits	64,541		44,900		174,403	172,563		160,850
Non-compensation expense(2)	27,344		26,246		108,486	64,701	(3)	211,247 (4)

Total non-interest expenses	91,885		71,146		282,889	237,264		372,097

Income (loss) before income taxes(5)	38,316		10,343		13,233	56,989		(75,414)
Provision for (benefit from) income taxes	1,776		782		1,152	1,877		(1,040)

Net income (loss)	$36,540		$9,561		$12,081	$55,112		$(74,374)

Pro Forma:(6)
Net income(5)	$			$
Earnings per share:
Basic
Diluted

*
See Note 19 to the accompanying audited combined financial statements.

	As of March 31,	As of December 31,
	2006	2005	2004	2003
	(unaudited)			(unaudited)
		(As restated)*		(As restated)
	(in thousands, except per share data)
Combined Statements of Financial Condition Data:
Total assets	$727,599	$785,339	$820,350	$717,980
Total liabilities	339,769	411,388	466,872	455,037
Group equity	387,830	373,951	353,478	262,943
Pro Forma:(6)
Stockholders' equity	$207,000
Book value per share
Tangible book value per share

(1)
Includes a $24.8 million one-time gain on our New York Stock Exchange seats. All of the consideration received for our seats was transferred to SG Americas Securities Holdings.

(2)
Includes floor brokerage and trade execution, net service fees, communications, occupancy and equipment, marketing and business development, litigation and related costs, depreciation and amortization and other expenses.

(3)
Includes a net benefit of $46.9 million related to accruals for insurance recoveries and the net reversal of previously accrued reserves in 2004. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(4)
Includes a charge of $71.7 million related to loss contingency reserves established in 2003. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(5)
Our effective tax rates for the years ended December 31, 2005, 2004 and 2003 were 8.7%, 3.3% and 1.4%, respectively. Following this offering, we expect our effective tax rate to increase significantly. We expect our U.S. businesses to have operating income in the near-term without the benefit of net operating loss carryforwards to offset federal and most state and local income taxes. In connection with our separation from Société Générale, SG Americas, Inc. will retain these tax benefits. As a result, following this offering we expect our effective tax rate to be approximately 45%.

(6)
For a detailed discussion, see "Unaudited Pro Forma Combined Financial Information."

*
See Note 19 to the accompanying audited combined financial statements.

RISK FACTORS

        You should carefully consider the following risks and all of the other information set forth in this prospectus before deciding to invest in shares of our common stock. If any of the events or developments described below occur, our business, financial condition or results of operations could be negatively affected. In that case, the trading price of our common stock could decline, and you could lose all or part of your investment in our common stock.

Risks Related to Our Business

  We focus principally on specific sectors of the economy, and deterioration in the business environment in these sectors or a decline in the market for securities of companies within these sectors could materially adversely affect our business.

        We focus principally on the healthcare, technology, media and telecommunications and consumer sectors of the economy. Therefore, volatility in the business environment in these sectors or in the market for securities of companies within these sectors could substantially affect our financial results and the market value of our common stock. The business environment for companies in these sectors has been subject to substantial volatility, and our financial results have consequently been subject to significant variations from year to year. The market for securities in each of our target sectors may also be subject to industry-specific risks. For example, changes in policies of the United States Food and Drug Administration, along with changes in Medicare and government reimbursement policies, may affect the market for securities of healthcare companies.

        As an investment bank focused principally on specific growth sectors of the economy, we also depend significantly on private company transactions for sources of revenues and potential business opportunities. Most of these private company clients are initially funded and controlled by private equity firms. To the extent the pace of these private company transactions slows or the average size declines due to a decrease in private equity financings, difficult market conditions in our target sectors or other factors, our business and results of operations may be adversely affected.

        Underwriting and other capital raising transactions, strategic advisory engagements and related trading activities in our target sectors represent a significant portion of our business. This concentration of activity exposes us to the risk of substantial declines in revenues in the event of downturns in these sectors. For example, from 2004 to 2005, the sectors in which we operate experienced a significant drop in the total amount of public equity capital raised. Total public equity capital raised in our sectors fell from $78.0 billion in 2004 to $60.3 billion in 2005, a decrease of 23%. The total number of transactions also fell significantly, from 466 transactions in 2004 to 331 transactions in 2005, a decrease of 29%. Any future downturns in our target sectors could materially adversely affect our business and results of operations.

  Our financial results may fluctuate substantially from period to period, which may impair our stock price.

        We have experienced, and expect to experience in the future, significant periodic variations in our revenues and results of operations. These variations may be attributed in part to the fact that our investment banking revenues are typically earned upon the successful completion of a transaction, the timing of which is uncertain and beyond our control. In most cases, we receive little or no payment for investment banking engagements that do not result in the successful completion of a transaction. As a result, our business is highly dependent on market conditions as well as the decisions and actions of our clients and interested third parties. For example, a client's acquisition transaction may be delayed or terminated because of a failure to agree upon final terms with the counterparty, failure to obtain necessary regulatory consents or board or stockholder approvals, failure to secure necessary financing, adverse market conditions or unexpected financial or other problems in the client's or counterparty's business. If the parties fail to complete a transaction on which we are advising or an offering in which we are participating, we will earn little or no revenue from the transaction. This risk may be intensified by our focus on growth companies in the healthcare, technology, media and telecommunications and consumer sectors as the market for securities of these companies has experienced significant variations in the number and size of equity offerings. Recently, more companies initiating the process of an initial public offering are simultaneously exploring merger and acquisition exit opportunities. Our investment banking revenues would be adversely affected in the event that an initial public offering for which we are acting as an underwriter is preempted by the company's sale if we are not also engaged as a strategic advisor in such sale.

        As a result, we are unlikely to achieve steady and predictable earnings on a quarterly basis, which could in turn adversely affect our stock price. For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview."

  Our ability to retain our senior professionals is critical to the success of our business, and our failure to do so may materially adversely affect our reputation, business and results of operations.

        Our people are our most valuable resource. Our ability to obtain and successfully execute the business mandates that generate a significant portion of our revenues depends upon the reputation, judgment, business generation capabilities and project execution skills of our senior professionals. Our employees' reputations and relationships with our clients are a critical element in obtaining and executing client engagements. We encounter intense competition for qualified employees from other companies in the investment banking industry as well as from businesses outside the investment banking industry, such as hedge funds and private equity funds. From time to time, we have experienced departures of investment banking, sales and trading, research and other professionals, and losses of our key personnel may occur in the future. In addition, if any of our bankers or executive officers were to join an existing competitor or form a competing company, some of our clients could choose to use the services of that competitor instead of our services.

  Pricing and other competitive pressures may impair the revenues of our sales and trading business.

        We derive a significant portion of our revenues from our sales and trading business, which accounted for approximately half of our revenues in 2005. Along with other firms, we have experienced intense price competition in this business in recent years. In particular, the ability to execute trades electronically and through alternative trading systems has increased the pressure on trading commissions and spreads. We expect pricing pressures in the business to continue. Decimalization in securities trading, introduced in 2000, has also reduced revenues and lowered margins within the equity sales and trading divisions of many firms, including ours. We believe we may experience competitive pressures in these and other areas in the future as some of our competitors seek to obtain market share by competing on the basis of price or use their own capital to facilitate client trading activities. In addition, we face pressure from our larger competitors, which may be better able to offer a broader range of complementary products and services to clients in order to win their trading business. As we are committed to maintaining and improving our comprehensive research coverage in our target sectors to support our sales and trading business, we may be required to make substantial investments in our research capabilities. If we are unable to compete effectively in these areas, the revenues of our sales and trading business may decline, and our business and results of operations may be adversely affected.

  Our sales and trading and research businesses may be adversely affected by changes in laws and regulations and industry practices.

        Changes in laws and regulations governing sales and trading and research activities could adversely affect our results of operations. The Securities and Exchange Commission (the "SEC") staff has indicated that it is considering rulemaking in this area, and we cannot predict the effect that such rulemaking may have on our sales and trading business.

        Changes in industry practices may also adversely affect our results of operations. Historically, our clients have paid us for research through commissions on trades. In recent months, the large fund manager Fidelity Investments entered into arrangements with certain financial institutions of which it is a client, pursuant to which Fidelity Investments agreed to pay separately for trading and research services, a process known as "unbundling." Previously, Fidelity Investments had, like other fund managers, paid for research from those financial institutions through the commissions that it had paid to those financial institutions for trading services. As a result of unbundling, the financial institutions will charge lower commissions per trade but will receive separate compensation for research that they provide to Fidelity Investments.

        We are a party to two unbundling arrangements. We may enter into additional unbundling arrangements in the future. It is uncertain whether unbundling arrangements will become an industry trend, and if so, to what extent. Furthermore, we cannot predict the consequences on our business of these arrangements, nor can we predict the impact on our business if unbundling develops as an industry trend.

        If unbundling becomes prevalent, there can be no assurance that our sales and trading clients will also pay us separately for our research, or if they do, that our revenues from these clients will be the same as they are currently. If our clients wish to purchase sales and trading and research services separately, there can be no assurance that we will be able to market our services on that basis as effectively as some of our competitors, in which case our business could be adversely affected.

  We face strong competition from larger firms.

        The research, sales and trading and investment banking industries are intensely competitive, and we expect them to remain so. We compete on the basis of a number of factors, including client relationships, reputation, the abilities of our professionals, market focus and the relative quality and price of our services and products. We have experienced intense price competition in some of our businesses, including trading commissions and spreads in our sales and trading business. In addition, pricing and other competitive pressures in investment banking, including the trends toward multiple bookrunners, co-managers and financial advisors, could adversely affect our revenues.

        We are a relatively small investment bank with 508 employees and net revenues of $296.1 million in 2005. Many of our competitors in the research, sales and trading and investment banking industries have a broader range of products and services, greater financial resources including sizeable balance sheets, larger customer bases, greater name recognition and marketing resources, a larger number of senior professionals to serve their clients' needs, greater global reach and more established relationships with clients than we have. These larger and better capitalized competitors may be better able to respond to changes in the research, sales and trading and investment banking industries, to compete for skilled professionals, to finance acquisitions, to fund internal growth and to compete for market share generally.

        The scale of our competitors has increased in recent years as a result of substantial consolidation among companies in the research, sales and trading and investment banking industries. In addition, a number of large commercial banks and other broad-based financial services firms have established or acquired underwriting or financial advisory practices and broker-dealers or have merged with other financial institutions. These firms have the ability to offer a wider range of products than we do which may enhance their competitive position. They also have the ability to support their investment banking groups with commercial banking and other financial services in an effort to gain market share, which has resulted, and could further result, in pricing pressure in our businesses. In particular, the ability to provide debt financing has become an important advantage for some of our larger competitors, and because we do not provide such financing, we may be unable to compete as effectively for clients in a significant part of the investment banking market. If we are unable to compete effectively with our competitors, our business and results of operations will be adversely affected.

  We have incurred losses in recent periods and may incur losses in the future.

        We have incurred losses in several recent periods. We recorded a net loss of $74.4 million, $229.1 million and $107.5 million for the years ended December 31, 2003, 2002 and 2001, respectively. We also recorded net losses in certain quarters within other fiscal years. We may incur losses in any of our future periods. Since 1998, most of our funding requirements have been met through contributions from Société Générale. Société Générale will have no obligation to make further investments in us other than as described in this prospectus. If we are unable to raise funds to finance future losses, those losses may have a significant effect on our liquidity as well as our ability to operate.

        In addition, we may incur significant expenses in connection with any expansion, strategic acquisition or investment. Accordingly, we will need to increase our revenues at a rate greater than our expenses to achieve and maintain profitability. If our revenues do not increase sufficiently, or even if our revenues increase but we are unable to manage our expenses, we will not achieve and maintain profitability in future periods.

        Furthermore, in connection with our separation from Société Générale, we will not retain the tax benefits of any prior losses associated with our U.S. businesses to offset federal and most state and local income taxes. SG Americas, Inc. will be the recipient of these tax benefits. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Our capital markets and strategic advisory engagements are singular in nature and do not generally provide for subsequent engagements.

        Our investment banking clients generally retain us on a short-term, engagement-by-engagement basis in connection with specific capital markets or mergers and acquisitions transactions, rather than on a recurring basis under long-term contracts. As these transactions are typically singular in nature and our engagements with these clients may not recur, we must seek out new engagements when our current engagements are successfully completed or are terminated. As a result, high activity levels in any period are not necessarily indicative of continued high levels of activity in any subsequent period. If we are unable to generate a substantial number of new engagements that generate fees from new or existing clients, our business and results of operations would likely be adversely affected.

  Larger and more frequent capital commitments in our trading and underwriting businesses increase the potential for significant losses.

        There is a trend toward larger and more frequent commitments of capital by financial services firms in many of their activities. For example, in order to win business, investment banks are increasingly committing to purchase large blocks of stock from publicly traded issuers or significant stockholders, instead of the more traditional marketed underwriting process in which marketing is typically completed before an investment bank commits to purchase securities for resale. We anticipate participating in this trend and, as a result, we will be subject to increased risk as we commit capital to facilitate business. Furthermore, we may suffer losses as a result of the positions taken in these transactions even when economic and market conditions are generally favorable for others in the industry.

        We may enter into large transactions in which we commit our own capital as part of our trading business to facilitate client trading activities. The number and size of these large transactions may materially affect our results of operations in a given period. We may also incur significant losses from our trading activities due to market fluctuations and volatility in our results of operations. To the extent that we own assets, i.e., have long positions, in any of those markets, a downturn in the value of those assets or in those markets could result in losses. Conversely, to the extent that we have sold assets we do not own, i.e., have short positions, in any of those markets, an upturn in those markets could expose us to potentially large losses as we attempt to cover our short positions by acquiring assets in a rising market.

  Limitations on our access to capital could impair our liquidity and our ability to conduct our businesses.

        Liquidity, or ready access to funds, is essential to financial services firms. Failures of financial institutions have often been attributable in large part to insufficient liquidity. Liquidity is of particular importance to our trading business and perceived liquidity issues may affect our clients' and counterparties' willingness to engage in brokerage transactions with us. Our liquidity could be impaired due to circumstances that we may be unable to control, such as a general market disruption or an operational problem that affects our trading clients, third parties or us. Further, our ability to sell assets may be impaired if other market participants are seeking to sell similar assets at the same time.

        Cowen and Company, LLC, our broker-dealer subsidiary, is subject to the net capital requirements of the SEC and various self-regulatory organizations of which it is a member. These requirements typically specify the minimum level of net capital a broker-dealer must maintain and also mandate that a significant part of its assets be kept in relatively liquid form. Cowen International Limited, our registered United Kingdom ("U.K.") broker-dealer subsidiary, will be subject to the capital requirements of the U.K. Financial Services Authority. Any failure to comply with these capital requirements could impair our ability to conduct our business.

  Our operations and infrastructure may malfunction or fail.

        Our businesses are highly dependent on our ability to process, on a daily basis, a large number of transactions across diverse markets, and the transactions we process have become increasingly complex. The inability of our systems to accommodate an increasing volume of transactions could also constrain our ability to expand our businesses. If any of these systems do not operate properly or are disabled, or if there are other shortcomings or failures in our internal processes, people or systems, we could suffer impairments, financial loss, a disruption of our businesses, liability to clients, regulatory intervention or reputational damage.

        We have outsourced certain aspects of our technology infrastructure including data centers, disaster recovery systems, and wide area networks, as well as some trading applications. We are dependent on our technology providers to manage and monitor those functions. A disruption of any of the outsourced services would be out of our control and could negatively impact our business. We have experienced disruptions on occasion, none of which has been material to our operations and results. However, there can be no guarantee that future material disruptions with these providers will not occur.

        We also face the risk of operational failure of or termination of relations with any of the clearing agents, exchanges, clearing houses or other financial intermediaries we use to facilitate our securities transactions. Any such failure or termination could adversely affect our ability to effect transactions and to manage our exposure to risk.

        In addition, our ability to conduct business may be adversely impacted by a disruption in the infrastructure that supports our businesses and the communities in which we are located. This may affect, among other things, our financial, accounting or other data processing systems. This may include a disruption involving electrical, communications, transportation or other services used by us or third parties with which we conduct business, whether due to fire, other natural disaster, power or communications failure, act of terrorism or war or otherwise. Nearly all of our employees in our primary locations in New York City, Boston, San Francisco and London work in close proximity to each other. Although we have a formal disaster recovery plan in place, if a disruption occurs in one location and our employees in that location are unable to communicate with or travel to other locations, our ability to service and interact with our clients may suffer, and we may not be able to implement successfully contingency plans that depend on communication or travel.

        Our operations also rely on the secure processing, storage and transmission of confidential and other information in our computer systems and networks. Although we take protective measures and endeavor to modify them as circumstances warrant, our computer systems, software and networks may be vulnerable to unauthorized access, computer viruses or other malicious code and other events that could have a security impact. If one or more of such events occur, this could jeopardize our or our clients' or counterparties' confidential and other information processed and stored in, and transmitted through, our computer systems and networks, or otherwise cause interruptions or malfunctions in our, our clients', our counterparties' or third parties' operations. We may be required to expend significant additional resources to modify our protective measures, to investigate and remediate vulnerabilities or other exposures or to make required notifications, and we may be subject to litigation and financial losses that are either not insured against or not fully covered through any insurance maintained by us.

  Strategic investments or acquisitions and joint ventures, or our entry into new business areas, may result in additional risks and uncertainties in our business.

        We intend to grow our core businesses both through internal expansion and through strategic investments, acquisitions or joint ventures. When we make strategic investments or acquisitions or enter into joint ventures, we expect to face numerous risks and uncertainties in combining or integrating the relevant businesses and systems, including the need to combine accounting and data processing systems and management controls and to integrate relationships with customers and business partners. In January 2006, we entered into a venture with two of our employees to hold a minority interest in Cowen Quantitative Strategies LLC, a market neutral statistical arbitrage proprietary trading program. Our participation in this venture, and any other ventures that we may enter into, may subject us to additional risks and uncertainties because we may be dependent upon, and subject to liability, losses or reputational damage relating to, systems, controls and personnel that are not under our control. In addition, conflicts or disagreements between us and the other members of a venture may negatively impact our businesses. In addition, future acquisitions or joint ventures may involve the issuance of additional shares of our common stock, which may dilute your ownership of our firm. Furthermore, any future acquisitions of businesses or facilities could entail a number of risks, including:

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  problems with the effective integration of operations;

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  the inability to maintain key pre-acquisition business relationships;

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  increased operating costs;

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  exposure to unanticipated liabilities; and

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  difficulties in realizing projected efficiencies, synergies and cost savings.

        Any future growth of our business, such as our further expansion into merchant banking or our expansion into asset management, may require significant resources and/or result in significant unanticipated losses, costs or liabilities. In addition, expansions, acquisitions or joint ventures may require significant managerial attention, which may be diverted from our other operations. These capital, equity and managerial commitments may impair the operation of our businesses.

  Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our ability to report our financial results timely and accurately and on our stock price.

        We are in the process of documenting and testing our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent auditors addressing these assessments. We are required to complete our initial assessment by the filing of our Form 10-K for the year ended December 31, 2007. During the course of our testing, we may identify deficiencies which we may not be able to remediate in time to meet this deadline. In addition, if we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. Failure to achieve and maintain an effective internal control system could cause us to suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could harm our operating results and lead to a decline in our stock price.

Risks Related to Establishing Our Company as Independent from Société Générale

  Following this offering, we may be unable, on a timely or cost effective basis, to make the changes necessary to operate as an independent company.

        Prior to this offering, our business was owned indirectly by Société Générale, one of the largest financial services firms in Europe. Société Générale or one of its affiliates performed various corporate functions for us, including, but not limited to:

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  selected employee benefits related functions;

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  tax administration;

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  selected governance functions (including litigation management, internal audit and risk management);

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  insurance and facilities management; and

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  selected information technology and telecommunications services.

        Following this offering, Société Générale will have no obligation to provide functions to us other than the limited services that will be provided for a specified period pursuant to the Transition Services Agreement. See "Certain Relationships and Related Party Transactions."

        We may be unable, on a timely or cost effective basis, to make the changes necessary to operate as an independent company. If we do not have in place our own systems and business functions to replace the functions that Société Générale no longer performs, or if we do not have agreements with other providers of these services, we may not be able to operate our business effectively, and our profitability may decline.

        As we prepare for the completion of this offering, we are in the process of enhancing our financial reporting capability by hiring additional internal audit, risk and finance personnel. If we fail to complete this enhancement process on a timely basis, our ability to report our operating results on a timely and accurate basis could be impaired.

  Certain of our oversight or control functions have been performed in the past by Société Générale, and following this offering, we may be unable to adequately perform such functions, which may leave us exposed to unidentified or unanticipated risks.

        Certain of our oversight or control functions have been performed in the past by Société Générale, and following this offering, we may be unable to adequately perform such functions, which may leave us exposed to unidentified or unanticipated risks. For example, significant aspects of our risk management policies and procedures have been performed by Société Générale. As a result of this offering, we have reevaluated and are developing our own risk management policies and procedures and have begun hiring employees to develop and administer these policies. However, our risk management strategies and techniques may not be fully effective in mitigating our risk exposure in all market environments or against all types of risk. For example, we are exposed to the risk that third parties who owe us money, securities or other assets will not perform their obligations. These parties may default on their obligations to us due to bankruptcy, lack of liquidity, operational failure, breach of contract or other reasons. We are also subject to the risk that our rights against third parties may not be enforceable in all circumstances. Although we periodically review our credit exposures, default risk may arise from events or circumstances that are difficult to detect or foresee. There can be no assurance that our stand-alone risk management policies and procedures will be successful in detecting or addressing these risks.

  We will incur increased costs due to our becoming a public company separate from Société Générale.

        We will need to replicate certain facilities, systems, infrastructure and personnel to which we will no longer have access after the separation. These initiatives will require additional costs to implement. For example, we will incur costs associated with adding personnel to our in-house legal and compliance departments, establishing our stand-alone internal audit and risk management department, as well as administering corporate governance protocols including director fees, employee benefit plans and technology support initiatives. There are also potential increased costs associated with reduced economies of scale and costs associated with compliance with Section 404 of the Sarbanes-Oxley Act. In addition, there may be increased costs resulting from decreased purchasing power and size compared with that currently provided by our association with Société Générale.

  Our historical financial results as a part of Société Générale may not reflect what our results would have been as a separate, stand-alone entity.

        The historical financial information we have included in this prospectus may not reflect what our results of operations, financial condition and cash flows would have been had we been an independent company during the periods presented. This is primarily a result of the following factors:

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  Since we did not operate, and Société Générale did not account for us, as a separate, stand-alone entity for the historical periods presented, we made adjustments and allocations in preparing our financial statements, including in respect of the costs and expenses of various general and administrative services provided by Société Générale to our business, and the assumptions underlying those adjustments and allocations may not prove to be accurate.

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  As part of Société Générale, we received the benefit of lower costs due to economies of scale, shared services and increased purchasing power with vendors due to the size of the overall organization.

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  Our effective tax rates for the years ended December 31, 2005, 2004 and 2003 were 8.7%, 3.3% and 1.4%, respectively. Following this offering, we expect our effective tax rate to increase significantly. We expect our U.S. businesses to have operating income in the near-term without the benefit of net operating loss carryforwards to offset federal and most state and local income taxes. In connection with our separation from Société Généralé, SG Americas, Inc. will retain these tax benefits. As a result, after this offering, we expect our effective tax rate to be approximately 45%.

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  Our financial information does not reflect the significant changes that may occur in our cost structure, management, financing and business operations due to our becoming a public company separate from Société Générale. These changes will result in increased costs due to the need for additional personnel to perform services currently provided by Société Générale and the legal, accounting, compliance and other costs associated with being a public company with equity securities listed on a national stock exchange and other costs.

        Accordingly, to the extent that our historical financial information is not reflective of what our results of operations, financial condition and cash flows would have been had we been an independent company during the periods presented, that historical financial information will not be a reliable indicator of what our results of operations, financial condition and cash flows will be in the future.

  Société Générale will have representation on our board of directors and influence our affairs so long as it remains a significant stockholder, and this concentration of ownership could adversely affect the trading price of our stock.

        After completion of this offering, Société Générale, through SG Americas Securities Holdings, will own 11.2% of our outstanding common stock, which will be reduced to 0% if the underwriters exercise their overallotment option in full. In the event Société Générale remains a significant stockholder after this offering, it may have influence over the outcome of matters requiring stockholder approval, including the election of directors and amendments to our certificate of incorporation and by-laws. The interests of Société Générale may not always coincide with our interests or the interests of other stockholders, and Société Générale may vote in a way with which you disagree and which may be adverse to your interests.

        Prior to the completion of this offering, we will enter into a Stockholders Agreement with Société Générale pursuant to which SG Americas Securities Holdings will have the right to nominate designees to our board of directors and our board of directors will nominate, approve or appoint those designees as follows: (i) so long as SG Americas Securities Holdings owns at least 40% of our outstanding common stock, our board of directors shall be comprised of eight directors, two of whom shall be designated by SG Americas Securities Holdings, and (ii) so long as SG Americas Securities Holdings owns less than 40% but at least 10% of our outstanding common stock, our board of directors shall be comprised of seven directors, one of whom shall be designated by SG Americas Securities Holdings. In addition, the Stockholders Agreement restricts our ability to take certain actions for specified periods of time or until SG Americas Securities Holdings ceases to be a significant stockholder. See "Certain Relationships and Related Party Transactions."

        So long as SG Americas Securities Holdings remains a significant stockholder, this concentration of stock ownership may have the effect of delaying, preventing or deterring a change in control of our company, which could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company. In addition, this concentration of stock ownership may adversely affect the trading price of our common stock because investors may perceive disadvantages in owning stock in a company with a significant stockholder.

Risks Related to Our Industry

  Difficult market conditions could adversely affect our business in many ways.

        Difficult market and economic conditions and geopolitical uncertainties have in the past adversely affected and may in the future adversely affect our business and profitability in many ways. Weakness in equity markets and diminished trading volume of securities could adversely impact our sales and trading business, from which we have historically generated a significant portion of our revenues. Industry-wide declines in the size and number of underwritings and mergers and acquisitions also would likely have an adverse effect on our revenues. In addition, reductions in the trading prices for equity securities also tend to reduce the dollar value of investment banking transactions, such as underwriting and mergers and acquisitions transactions, which in turn may reduce the fees we earn from these transactions. As we may be unable to reduce expenses correspondingly, our profits and profit margins may decline.

  Increases in regulation of the capital markets may have an adverse impact on our business.

        Highly publicized financial scandals in recent years have led to investor concerns over the integrity of the U.S. financial markets, and have prompted Congress, the SEC, the New York Stock Exchange ("NYSE") and Nasdaq to significantly expand corporate governance and public disclosure requirements. To the extent that private companies, in order to avoid becoming subject to these new requirements, decide to forgo initial public offerings, our equity underwriting business may be adversely affected. In addition, provisions of the Sarbanes-Oxley Act and the corporate governance rules imposed by self-regulatory organizations have diverted many companies' attention away from capital markets transactions. In particular, companies that are or are planning to become publicly traded are incurring significant expenses and are allocating significant resources in order to comply with the SEC standards relating to internal controls over financial reporting, and companies that disclose material weaknesses in such controls under the new standards may have greater difficulty accessing the capital markets. These factors, in addition to recently adopted or proposed accounting and disclosure changes, may have an adverse effect on our business.

  Financial services firms have been subject to increased scrutiny over the last several years, increasing the risk of financial liability and reputational harm resulting from adverse regulatory actions.

        Firms in the financial services industry have been subject to an increasingly regulated environment. The industry has experienced increased scrutiny from a variety of regulators, including the SEC, the NYSE, the National Association of Securities Dealers ("NASD") and state attorneys general. Penalties and fines sought by regulatory authorities have increased substantially over the last several years. This regulatory and enforcement environment has created uncertainty with respect to a number of transactions that historically had been entered into by financial services firms and that were generally believed to be permissible and appropriate. We may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and self-regulatory organizations. We also may be adversely affected as a result of new or revised legislation or regulations imposed by the SEC, other United States or foreign governmental regulatory authorities or self-regulatory organizations that supervise the financial markets. Among other things, we could be fined, prohibited from engaging in some of our business activities or subjected to limitations or conditions on our business activities. In addition, we could incur significant expense associated with compliance with any such legislation or regulations or the regulatory and enforcement environment generally. Substantial legal liability or significant regulatory action against us could have material adverse financial effects or cause significant reputational harm to us, which could seriously affect our business prospects.

        In addition, financial services firms are subject to numerous conflicts of interests or perceived conflicts, which have drawn scrutiny from the SEC and other federal and state regulators. For example, the research areas of investment banks have been and remain the subject of heightened regulatory scrutiny, which has led to increased restrictions on the interaction between equity research analysts and investment banking personnel at securities firms. While we have adopted various policies, controls and procedures to address or limit actual or perceived conflicts and regularly seek to review and update our policies, controls and procedures, appropriately dealing with conflicts of interest is complex and difficult, and our reputation could be damaged if we fail, or appear to fail, to deal appropriately with conflicts of interest. Our policies and procedures to address or limit actual or perceived conflicts may also result in increased costs, additional operational personnel and increased regulatory risk. Failure to adhere to these policies and procedures may result in regulatory sanctions or client litigation.

  Our exposure to legal liability is significant, and damages that we may be required to pay and the reputational harm that could result from legal action against us could materially adversely affect our businesses.

        As an investment banking firm, we depend to a large extent on our reputation for integrity and high-caliber professional services to attract and retain clients. As a result, if a client is not satisfied with our services, it may be more damaging in our business than in other businesses. Moreover, our role as advisor to our clients on important underwriting or mergers and acquisitions transactions involves complex analysis and the exercise of professional judgment, including rendering "fairness opinions" in connection with mergers and other transactions. Therefore, our activities may subject us to the risk of significant legal liabilities to our clients and aggrieved third parties, including stockholders of our clients who could bring securities class actions against us. Although our investment banking engagements typically include broad indemnities from our clients and provisions to limit our exposure to legal claims relating to our services, these provisions may not protect us or may not be enforceable in all cases. As a result, we may incur significant legal and other expenses in defending against litigation and may be required to pay substantial damages for settlements and adverse judgments. Substantial legal liability or significant regulatory action against us could have a material adverse effect on our results of operations or cause significant reputational harm to us, which could seriously harm our business and prospects.

        We will enter into an Indemnification Agreement with Société Générale in connection with this offering and the related transactions, wherein, among other things, Société Générale has agreed to indemnify us for all liability arising out of all known, pending or threatened litigation and arbitrations and certain known regulatory matters, in each case, that existed prior to the date of this offering. Société Générale, however, will not indemnify us, and we will instead indemnify Société Générale, for most litigation, arbitration and regulatory matters that may occur in the future but are unknown at the time of this offering and certain known regulatory matters. See "Business—Legal Proceedings" for a discussion of the matters covered by these indemnification provisions. See also "Certain Relationships and Related Party Transactions" for a description of the Indemnification Agreement.

  Employee misconduct could harm us and is difficult to detect and deter.

        It is not always possible to deter employee misconduct. The precautions we take to detect and prevent this activity may not be effective in all cases, and we may suffer significant reputational harm for any misconduct by our employees. For example, the misconduct of Frank Gruttadauria and Guillaume Pollet, as described in "Business—Legal Proceedings," resulted in substantial financial costs for internal investigations and in defending against (and, in the Gruttadauria matter, in resolving) private damages claims and regulatory investigations. Both matters were the subject of numerous articles in the financial press and in other publications that mentioned us by name. The harm to our reputation and to our business caused by such matters is impossible to quantify. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Basis of Presentation."

Risks Related to This Offering and Our Shares

  Because there has not been any public market for our common stock, the market price and trading volume of our common stock may be volatile.

        Prior to this offering, there has been no public market for our common stock. Although we will apply to have our common stock approved for listing on Nasdaq, an active public market for our common stock may not develop. The market price of our common stock could be subject to significant fluctuations due to factors such as:

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  actual or anticipated fluctuations in our financial condition or results of operations;

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  the success or failure of our operating strategies and our perceived prospects and those of the financial services industry in general;

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  realization of any of the risks described in this section;

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  failure to be covered by securities analysts or failure to meet securities analysts' expectations;

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  a decline in the stock prices of peer companies; and

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  a discount in the trading multiple of our common stock relative to that of common stock of certain of our peer companies due to perceived risks associated with our smaller size.

        As a result, shares of our common stock may trade at prices significantly below the public offering price of our shares. Furthermore, declines in the price of our stock may adversely affect our ability to recruit and retain key employees, including our managing directors and other key professional employees.

  Provisions of our organizational documents may discourage an acquisition of us.

        Our organizational documents will contain provisions that will impede the removal of directors and may discourage a third party from making a proposal to acquire us. Our board will be classified, and directors will only be able to be removed for cause and by the affirmative vote of at least 80% of our then outstanding capital stock entitled to vote. Our board will have the ability to take defensive measures that could impede or thwart a takeover such as, under certain circumstances, adopting a poison pill, or causing us to issue preferred stock that has greater voting rights than the common stock. If a change of control or change in management that stockholders might otherwise consider to be favorable is prevented or delayed, the market price of our common stock could decline. See "Description of Capital Stock—Certain Anti-Takeover Matters" for a discussion of these anti-takeover provisions.

  Future sales of our common stock could cause our stock price to decline.

        Sales of substantial amounts of common stock by our employees and other stockholders, or the possibility of such sales, may adversely affect the price of our common stock and impede our ability to raise capital through the issuance of equity securities. See "Shares Eligible for Future Sale" for a discussion of possible future sales of common stock.

        Upon completion of this offering, there will be            shares of common stock outstanding. Of these shares, the            shares of common stock sold in this offering (or             shares if the underwriters' option to purchase additional shares is exercised in full) will be freely transferable without restriction or further registration under the Securities Act. Subject to certain exceptions, the remaining shares of common stock will be available for future sale upon the expiration or the waiver of transfer restrictions or in accordance with registration rights. See "Shares Eligible for Future Sale" for a discussion of the shares of common stock that may be sold into the public market in the future.

  We do not expect to pay any cash dividends in the foreseeable future.

        We intend to retain any future earnings to fund the development and growth of our business. We, therefore, do not anticipate paying cash dividends in the foreseeable future. Accordingly, you must rely on sales of your shares of common stock after price appreciation, which may never occur, as the only way to realize any future gains on your investment. Investors seeking cash dividends should not purchase our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        We have made statements under the captions "Prospectus Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and in other sections of this prospectus that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as "may", "might", "will", "should", "expect", "plan", "anticipate", "believe", "estimate", "predict", "potential" or "continue," the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events.

        Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Except as required by applicable securities laws, we undertake no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations.

        There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. Such factors include, but are not limited to, the following:

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  deterioration in the business environment in the specific sectors of the economy in which we focus or a decline in the market for securities of companies within these sectors;

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  substantial fluctuations in our financial results;

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  our ability to retain our senior professionals;

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  pricing and other competitive pressures;

  •
  changes in laws and regulations and industry practices that adversely affect our sales and trading business;

  •
  incurrence of losses in the future;

  •
  the singular nature of our capital markets and strategic advisory engagements;

  •
  competition from larger firms;

  •
  larger and more frequent capital commitments in our trading and underwriting businesses;

  •
  limitations on our access to capital;

  •
  malfunctioning or failure in our operations and infrastructure;

  •
  strategic investments or acquisitions and joint venture or our entry into new business areas;

  •
  failure to achieve and maintain effective internal controls;

  •
  our ability to make, on a timely or cost effective basis, the changes necessary to operate as an independent company;

  •
  our ability to adequately perform oversight or control functions that have been performed in the past by Société Générale; and

  •
  increased costs due to our becoming a public company separate from Société Générale.

        You should also consider the numerous risks outlined under "Risk Factors" in this prospectus.

        These risks are not exhaustive. Other sections of this prospectus may include additional factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of shares of common stock being offered by SG Americas Securities Holdings. SG Americas Securities Holdings will receive all net proceeds from the sale of shares of our common stock in this offering.

DIVIDEND POLICY

        Our board of directors does not anticipate authorizing the payment of cash dividends on our common stock in the foreseeable future. Our board of directors intends to retain all available funds and any future earnings to fund the development and growth of our business. Any determination to pay dividends to holders of our common stock in the future will be at the discretion of our board of directors and will depend on many factors, including our financial condition, results of operations, general business conditions and any other factors our board of directors deems relevant.

CAPITALIZATION

        The following table, which should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited combined financial statements and the related notes and our unaudited condensed combined financial statements and related notes included elsewhere in this prospectus, sets forth our total capitalization as of March 31, 2006 on a historical basis and a pro forma basis to give effect to the issuance of shares and return of capital to SG Americas Securities Holdings in connection with this offering as described under "Certain Relationships and Related Transactions" and the issuance of restricted shares to certain of our senior employees as described under "Management—2006 Equity and Incentive Plan." The return of capital will be determined so that our stockholders' equity will be $207.0 million immediately following this offering. We will not receive any proceeds from the sale of shares by SG Americas Securities Holdings. For more information, see "Unaudited Pro Forma Combined Financial Information."

	As of March 31, 2006
	Actual	Pro Forma
	(in thousands)
Group equity	$387,830	—

Stockholders' equity:
Common stock, par value $0.01 per share	—
Additional paid-in capital	—
Retained earnings	—

Total stockholders' equity	—	$207,000

Total capitalization	$387,830	$207,000

 UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

        The unaudited pro forma combined financial information presented below was derived from the application of pro forma adjustments to our Combined Financial Statements to give effect to our separation from Société Générale and the sale of shares of our common stock by Société Générale in this offering. The unaudited pro forma combined operating information for the three months ended March 31, 2006 and the year ended December 31, 2005 has been prepared as if this offering had occurred as of January 1, 2005. The unaudited pro forma combined financial condition information as of March 31, 2006 has been prepared as if this offering had occurred as of March 31, 2006. The unaudited pro forma combined financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our Combined Financial Statements and the related notes included elsewhere in this prospectus.

        The pro forma adjustments are based upon available information and methodologies that we believe are reasonable. The unaudited pro forma combined operating information and combined financial condition information may not be indicative of what our operations or financial position would have been had this offering taken place on the dates indicated, because, for example, our Combined Financial Statements have been derived from the historical financial statements of Société Générale based on allocation methodologies that management believes are reasonable. For further discussion of this matter, see "Management's Discussion and Analysis of Financial Condition and Results of Operations-Basis of Presentation." See the Notes to the Unaudited Pro Forma Combined Financial Information for a further discussion of how these adjustments are presented in the Unaudited Pro Forma Combined Financial Information.

        Prior to the completion of this offering, we will enter into a number of agreements with Société Générale governing our separation from Société Générale and a variety of transition matters. We have reflected in the Unaudited Pro Forma Combined Financial Information adjustments for the known effects of these arrangements, which are described under "Agreements Related to the Company's Separation from Société Générale and Other Related Matters" in note 18 to our Combined Financial Statements for the year ended December 31, 2005. These agreements include:

  1.
  The Separation Agreement pursuant to which, among other things, we will transfer certain assets and liabilities to Société Générale or its subsidiaries;

  2.
  The Indemnification Agreement pursuant to which, among other things, each party agrees to indemnify the other for certain liabilities;

  3.
  The Stockholders Agreement pursuant to which, among other things, we will provide SG Americas Securities Holdings with the right to appoint members of our board of directors under certain circumstances;

  4.
  The Tax Matters Agreement pursuant to which, among other things, SG Americas, Inc. will retain or receive certain potential tax benefits associated with our operations prior to this offering, as well as certain tax benefits potentially arising from transactions that facilitate the completion of the separation and this offering;

  5.
  The Employee Matters Agreement pursuant to which, among other things, various responsibilities related to our employees will be allocated between Société Générale and us; and

  6.
  The Transition Services Agreement pursuant to which each party agrees to provide certain administrative and support services to each other for a specified period after this offering.

        Certain transactions will occur as a result of this offering that are non-recurring and, therefore, have not been adjusted for in the pro forma combined operating information. These items include:

  1.
  The recognition of $9.1 million in compensation expense related to the immediate vesting as a result of this offering of (i) deferred amounts under the Fidelity Bonus Plan and (ii) awards under the Société Générale Corporate and Investment Banking Partnership; and

  2.
  The recognition of a $0.1 million expense related to an entry fee to be paid to Nasdaq to have our shares quoted on the Nasdaq National Market.

        In addition, we have not made an adjustment related to the Tax Matters Agreement we will enter into with SG Americas Securities Holdings and SG Americas, Inc. in connection with this offering. The terms of the agreement provide for among other things the payment by us to SG Americas, Inc. of 50% of the amount of cash savings, if any, in U.S. federal income tax and certain state and local taxes that we actually realize if there is an increase in tax basis of our tangible and intangible assets as a result of the transactions required to effect the separation, subject to repayment if it is determined that those savings are not available to us. An increase in the tax basis of our assets generally would result in an increase in deferred tax assets; however, until we establish a record of profitability and gather other evidence to support that it is more likely than not that the benefit of the deferred tax assets will be realized, we will provide a valuation allowance against the deferred tax assets. Accordingly, we have not made a pro forma adjustment to reflect a liability for payments under the Tax Matters Agreement. See "Certain Relationships and Related Transactions—Tax Matters Agreement" for further description of these tax matters.

 Unaudited Pro Forma Combined Operating Information

	Three Months Ended March 31, 2006
	Historical	Pro Forma Adjustments			Pro Forma
	(in thousands, except per share data)
Revenues
Investment banking	$53,439		—			$53,439
Commissions	24,115		—			24,115
Principal transactions	19,412		—			19,412
Interest and dividend income, related party and other	6,145		$(3,076	)(1)		3,069
Other	27,317		(1,803	)(2)		25,514

Total revenues	130,428		(4,879)			125,549
Interest expense	(227)		—			(227)

Net revenues	130,201		(4,879)			125,322

Expenses
Employee compensation and benefits	64,541			(3)		64,541
Floor brokerage and trade execution	2,466			(4)		2,466
Service fees, related parties and other	4,956		—			4,956
Communications	5,982		—			5,982
Occupancy and equipment, related parties and other	4,222		63	(5)		4,285
Marketing and business development	2,903		—			2,903
Litigation and related costs	1,043		—			1,043
Depreciation and amortization	475		—			475
Other	5,297		60	(6)		5,357

Total non-interest expenses	91,885		123			92,008

Income before income taxes	38,316		(5,002)			33,314
Provision for income tax	1,776			(7)

Net income	$36,540	$			$

Earnings per share(8)
Basic
Diluted

 Unaudited Pro Forma Combined Operating Information (continued)

	Year Ended December 31, 2005
	Historical	Pro Forma Adjustments			Pro Forma
	(As restated)*
	(in thousands, except per share data)
Revenues
Investment banking	$126,253		—			$126,253
Commission	93,450		—			93,450
Principal transactions	52,250		—			52,250
Interest and dividend income, related party and other	16,990		$(8,939	)(1)		8,051
Other	8,357		(2,275	)(2)		6,082

Total revenues	297,300		(11,214)			286,086
Interest expense	(1,178)		—			(1,178)

Net revenues	296,122		(11,214)			284,908

Expenses
Employee compensation and benefits	174,403			(3)		174,403
Floor brokerage and trade execution	10,025			(4)		10,025
Service fees, related parties and other	18,446		—			18,446
Communications	22,985		—			22,985
Occupancy and equipment, related parties and other	15,071		1,253	(5)		16,324
Marketing and business development	12,382		—			12,382
Litigation and related costs	6,930		—			6,930
Depreciation and amortization	2,140		—			2,140
Other	20,507		239	(6)		20,746

Total non-interest expenses	282,889		1,492			284,381

Income before income taxes	13,233		(12,706)			527
Provision for income tax	1,152			(7)

Net income	$12,081	$			$

Earnings per share(8)
Basic
Diluted

*
See Note 19 to the accompanying audited combined financial statements.

 Unaudited Pro Forma Combined
Financial Condition Information

	March 31, 2006
	Historical	Pro Forma Adjustments		Pro Forma
	(in thousands)
Assets
Cash and cash equivalents	$641	—		$641
Cash segregated under Federal or other regulations	920	—		920
Restricted cash	—	$79,298	(9)	79,298
Securities owned, at fair value	211,309	—		211,309
Securities purchased under agreements to resell, related party	350,311	(273,924)	(9)(10)	76,387
Receivable from brokers, dealers and clearing broker, related parties and other	36,030	—		36,030
Corporate finance and syndicate receivables	25,270	—		25,270
Due from affiliates	469	—		469
Exchange memberships	817	—		817
Furniture, fixtures, equipment and leasehold improvements, net	3,881	—		3,881
Goodwill	50,000	—		50,000
Other assets	47,951	(39,996)	(11)	7,955

Total assets	727,599	(234,622)		492,977

Liabilities and group equity
Liabilities
Bank overdrafts	1,471	—		1,471
Securities sold, not yet purchased, at fair value	135,184	—		135,184
Payable to brokers, dealers and clearing broker, related parties and other	10,690	—		10,690
Employee compensation and benefits payable	99,764	(53,792)	(12)	45,972
Legal reserves and legal expenses payable	80,372	—		80,372
Accounts payable, accrued expenses and other liabilities	12,288	—		12,288

Total liabilities	339,769	(53,792)		285,977
Group equity*	387,830	(180,830)	(13)	207,000

Total liabilities and group equity	$727,599	$(234,622)		$492,977

*
When presented on a pro forma basis, represents stockholders' equity.

 Notes to the Unaudited Pro Forma Combined Financial Information

(1)
Reflects the reduction in interest income as a result of (a) the transfer of cash in the amount of $79.3 million into a restricted escrow account that will be utilized for future payment, if any, of certain litigation and related costs, and upon which we will not be entitled to the interest earned, (b) net cash payments we expect to make to SG Americas Securities Holdings as a result of this offering and the related transactions in the aggregate amount of $175.6 million related to: (i) a return of capital to SG Americas Securities Holdings in the amount of $178.7 million, (ii) the receipt from SG Americas Securities Holdings of $1.2 million to refund the over-funded portion of the voluntary deferred compensation plan for key executives (the "Deferred Compensation Plan") and (iii) the receipt of $1.9 million from Société Générale to fund amounts paid to our employees under the Société Générale Corporate and Investment Banking Partnership and (c) payments of $19.0 million to certain of our employees under our Fidelity Bonus Plan and Société Générale Corporate and Investment Banking Partnership. The pro forma adjustment assumes that the cash payments occurred as of January 1, 2005. The pro forma adjustment is based on amounts determined as of March 31, 2006 and interest rates based on the average yield on our securities purchased under agreements to resell during the year ended December 31, 2005 and the three months ended March 31, 2006, respectively.

(2)
Reflects the elimination of income generated by our interest in the cash surrender value of corporate owned life insurance product related to the Deferred Compensation Plan (see note (11) below), which will be transferred to SG Americas Securities Holdings in connection with this offering.

(3)
Reflects the increase in our employee compensation and benefits expense as a result of the grant of stock options and restricted stock to our senior employees in connection with this offering for    shares and    shares, respectively. For purposes of the pro forma adjustments, we estimate that we would have recognized compensation expense of $         million and $         million for the three months end March 31, 2006 and the year ended December 31, 2005. Our estimate of fair value for the stock option grants was made using the Black-Scholes model based upon an exercise price equal to the initial offering price of $        per share, volatility of      %, risk free interest rate of      % per year and average expected life of    years. For a description of our stock-based compensation plans, see "Management—2006 Equity and Incentive Plan."

(4)
Reflects the estimated change in our floor brokerage and trade execution expense as a result of the renegotiation of our clearing agreement with SG Americas Securities, LLC in connection with our separation, based on the application of the renegotiated pricing terms to historical clearing activities in the periods presented.

(5)
Reflects the increase in our rent expense as a result of our separation. We have entered into a number of lease agreements with third parties and a sub-lease agreement with Société Générale (the "new leases") in connection with our separation from Société Générale. Under the new leases, we will pay approximately $10.6 million in annual rent, as compared to $9.4 million under our prior leases.

(6)
Reflects the aggregate amount of annual fees we expect to pay to operate as a stand-alone public company, which include: (i) Nasdaq annual listing fee, not including the initial listing fee, (ii) annual fees we expect to pay to operate as a stand-alone entity in the U.K. and (iii) an annual franchise tax we expect to pay for being incorporated in Delaware.

(7)
Reflects the adjustment to our income tax expense as a result of our separation from Société Générale and this offering including income tax effects of other pro forma adjustments that impact our income. For the year ended December 31, 2005, we generated no current or deferred federal income taxes because the reversal of a portion of certain deductible temporary differences offset book income before income taxes, and the deferred tax expense that would have resulted from these reversals was offset by the benefit from the corresponding reduction in the valuation allowance we had established for deferred tax assets. Accordingly, our income tax expense for the year was substantially based on state and local income taxes, which are calculated based on our average equity for the year (see note 9 to our audited combined financial statements).

Upon our separation from Société Générale and the completion of this offering, our deductible temporary differences and gross deferred tax assets will be reduced, primarily by the elimination of our net operating loss carryforward and the remeasurement for income tax purposes of our goodwill. However, we will still have certain deductible temporary differences that will result in a gross deferred tax asset for which we will initially provide a valuation allowance. On a pro forma basis, we had taxable income for the year ended December 31, 2005 on which we would have paid current income tax. The payment of current income tax provides evidence to support that it is more likely than not that the benefit of a portion of the deferred tax assets will be realized, and we have accordingly reduced our valuation allowance for deferred tax assets on a pro forma basis. A reconciliation of the federal statutory tax rate to our pro forma effective tax rates is as follows:

	Pro Forma
	Three Months Ended March 31, 2006		Year Ended December 31, 2005
Statutory U.S. federal income tax rate	35.0%		35.0%
State and local taxes
Change in valuation allowance
Other, net

Effective Rate		%		%

Our pro forma income tax expense for the year ended December 31, 2005 is not necessarily indicative of what our future income tax expense will be. The low pro forma effective tax rate for the year ended December 31, 2005 is primarily attributable to a reduction in the valuation allowance for deferred tax assets. Following this offering, we expect to establish a record of profitability, pay current income taxes and gather other evidence to support that it is more likely than not that the benefit of our deferred tax assets will be realized, and when we do so, we will eliminate the valuation allowance. Once we have eliminated the valuation allowance, we expect our effective tax rate to increase significantly to a level generally consistent with our combined federal, state and local statutory rate of approximately 45%. If our pro forma effective tax rate had been 45% for the three months ended March 31, 2006 and year ended December 31, 2005, our pro forma provision for income tax would have been $15.0 million and $0.2 million, respectively, and our pro forma net income would have been $18.3 million and $0.3 million, respectively.

(8)
Basic and diluted earnings per share and the weighted average shares outstanding are calculated as set forth below:

	Three Months Ended March 3l, 2006		Year Ended December 3l, 2005
	Basic	Diluted	Basic	Diluted
(Dollars in thousands, except per share data)
Pro forma net income	$	$	$	$

Common stock

Restricted stock(a)

Pro forma shares outstanding

Pro forma earnings per share	$	$	$	$

  (a)
  Pro forma shares outstanding used in our calculation of pro forma diluted earnings per share include restricted shares of common stock granted in connection with this offering. Under the treasury stock method, stock options granted in connection with this offering have an antidilutive effect.

(9)
Reflects the transfer of cash into a restricted escrow account that will be utilized for future payment, if any, of certain litigation and related costs. Any amounts remaining in the escrow account after final conclusion of the related litigation will be paid to SG Americas Securities Holdings. See "Certain Relationships and Related Transactions—Escrow Agreement."

(10)
Reflects the net cash disbursements we expect to make as a result of this offering and the related transactions which are comprised of the following: (1) a return of capital to SG Americas Securities Holdings in the amount of $178.7 million, (ii) a payment of $19.0 million to certain of our employees under our Fidelity Bonus Plan and the Société Générale Corporate and Investment Banking Partnership (see note (12) below), (iii) the receipt of $1.2 million from SG Americas Securities Holdings to refund the over-funded Deferred Compensation Plan (see notes (11) and (12) below), (iv) the receipt of $1.9 million from Société Générale to fund amounts paid to our employees under the Société Générale Corporate and Investment Banking Partnership and (v) a transfer of $79.3 million into the restricted escrow account described in note (9). Our treasury practice is to invest temporary excess cash balances in securities purchased under agreements to resell; accordingly, these payments are being deducted from this account. The return of capital to SG Americas Securities Holdings will be determined so that our stockholders' equity will be $207.0 million immediately following this offering. The pro forma adjustment assumes that such distribution occurred on March 31, 2006.

(11)
Reflects the transfer to SG Americas Securities Holdings, pursuant to the Separation Agreement (see note (18) to our Combined Financial Statements for the year ended December 31, 2005), of our interest in the cash surrender value of corporate owned life insurance, which funded the liability related to the Deferred Compensation Plan (see note (12) below).

(12)
Reflects:

(i)
A decrease in our Fidelity Bonus Plan liability in the amount of $8.8 million. All deferred amounts under the plan, including amounts contributed in 2006, will vest as a result of this offering and the majority of the vested amounts will be immediately paid out to employees as most employees had elected to withdraw their interests upon vesting. The liability as of March 31, 2006 in the amount of $9.5 million will be reduced to $0.7 million as a result of withdrawal payments; the remaining liability relates to employees who deferred the distribution of their vested amounts to after the completion of the vesting period (see note (9) above);

(ii)
A decrease in the Société Générale Corporate and Investment Banking Partnership liability in the amount of $1.2 million. All awards to our employees under the Partnership will vest as a result of this offering and will be immediately paid out to employees; and

(iii)
The transfer to SG Americas Securities Holdings of the liabilities related to our employees under the Deferred Compensation Plan, SG Merchant Banking Coinvestment Plan and SG Cowen Ventures I, L.P., in the amounts of $38.7 million, $4.5 million and $0.6 million, respectively, pursuant to the agreements entered into in connection with the separation.

(13)
Reflects:

(i)
the return of capital to SG Americas Securities Holdings in the amount of $178.7 million;

(ii)
a capital contribution from SG Americas Securities Holdings from its assumption of liabilities related to our employees under the SG Merchant Banking Coinvestment Plan and SG Cowen Ventures I, L.P., in the amounts of $4.5 million and $0.6 million, respectively;

(iii)
a cash capital contribution to fund amounts paid to our employees under the Société Générale Corporate and Investment Banking Partnership in the amount of $1.9 million; and

(iv)
the decrease in retained earnings from the expense of $9.1 million resulting from the vesting of our Fidelity Bonus Plan liability and the Société Générale Corporate and Investment Banking Partnership liability as a result of this offering. Amounts have been estimated based on balances determined as of March 31, 2006.

SELECTED COMBINED FINANCIAL AND OTHER DATA

        The following table sets forth our selected combined financial and other data for the periods ended and as of the dates indicated. Our selected combined statements of financial condition data as of December 31, 2005 and 2004 and our selected combined statements of operations data for each of the three years in the period ended December 31, 2005 have been derived from our audited combined financial statements and related notes included elsewhere in this prospectus. Our selected combined statements of financial condition data as of March 31, 2006 and as of December 31, 2003, 2002 and 2001 and our selected combined statements of operations data for each of the three-month periods ended March 31, 2006 and March 31, 2005 and for each of the two years in the period ended December 31, 2002 have been derived from our unaudited combined financial statements. Our selected combined financial data should be read in conjunction with the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with our audited combined financial statements and related notes and our unaudited condensed combined financial statements and related notes included elsewhere in this prospectus.

	Three Months Ended March 31,			Year Ended December 31,
	2006		2005	2005	2004		2003	2002	2001
	(unaudited)		(unaudited)	(As restated)*				(As restated)
								(unaudited)	(unaudited)
	(in thousands)
Combined Statements of Operations Data:
Revenues
Investment banking	$53,439		$36,379	$126,253	$113,795		$104,863	$77,479	$144,830
Commissions	24,115		24,230	93,450	99,669		120,056	147,724	176,842
Principal transactions	19,412		16,603	52,250	64,519		54,326	66,139	76,129
Interest and dividend income	6,145		3,696	16,990	9,504		12,302	19,060	28,902
Other	27,317	(1)	755	8,357	7,591		6,060	(3,150)	(3,320)

Total revenues	130,428		81,663	297,300	295,078		297,607	307,252	423,383
Interest expense	(227)		(174)	(1,178)	(825)		(924)	(607)	(402)

Net revenues	130,201		81,489	296,122	294,253		296,683	306,645	422,981
Expenses
Employee compensation and benefits	64,541		44,900	174,403	172,563		160,850	190,141	310,859
Non-compensation expense(2)	27,344		26,246	108,486	64,701	(3)	211,247 (4)	345,623 (5)	218,748

Total non-interest expenses	91,885		71,146	282,889	237,264		372,097	535,764	529,607

Income (loss) before income taxes	38,316		10,343	13,233	56,989		(75,414)	(229,119)	(106,626)
Provision for (benefit from) income taxes	1,776		782	1,152	1,877		(1,040)	27	866

Net income (loss)	$36,540		$9,561	$12,081	$55,112		$(74,374)	$(229,146)	$(107,492)

	As of March 31,	As of December 31,
	2006	2005	2004	2003	2002	2001
	(unaudited)	(As restated)*		(As restated)
				(unaudited)	(unaudited)	(unaudited)
	(dollars in thousands)
Combined Statements of Financial Condition Data:
Total assets	$727,599	$785,339	$820,350	$717,980	$750,054	$1,136,180
Total liabilities	339,769	411,388	466,872	455,037	357,005	348,249
Total group equity	387,830	373,951	353,478	262,943	393,049	787,931
Selected Statistical Data:
Research analysts	29	30	33	31	32	32
Companies covered	424	478	460	332	327	324
Number of companies covered per research analyst	15	16	14	11	10	10

(1)
Includes a $24.8 million one-time gain on our New York Stock Exchange seats. All of the consideration received for our seats was transferred to SG Americas Securities Holdings.
(2)
Includes floor brokerage and trade execution, net service fees, communications, occupancy and equipment, marketing and business development, litigation and related costs, depreciation and amortization and other expenses.
(3)
Includes a net benefit of $46.9 million related to accruals for insurance recoveries and the net reversal of previously accrued reserves in 2004. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(4)
Includes a charge of $71.7 million related to loss contingency reserves established in 2003. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(5)
Includes a charge of $187.6 million for the impairment of goodwill associated with Société Générale's acquisition of our predecessor company.

*
See Note 19 to the accompanying audited combined financial statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        The following discussion should be read in conjunction with our audited combined financial statements and the related notes included elsewhere in this prospectus. In addition to historical information, this discussion includes forward-looking information that involves risks and assumptions, which could cause actual results to differ materially from management's expectations. See "Special Note Regarding Forward-Looking Statements" included elsewhere in this prospectus.

Overview

        We are an investment bank dedicated to providing superior research, sales and trading and investment banking services to companies and institutional investor clients in key growth sectors of the economy, primarily healthcare, technology, media and telecommunications and consumer. Our research and sales and trading services are provided to over 1,000 domestic and international clients seeking to trade equity and convertible securities, principally in our target sectors. We focus our investment banking efforts, principally equity-related capital raising and strategic advisory services, on small- and mid-capitalization public companies as well as private companies. We operate through a single reportable segment.

        Many external factors affect our revenues and profitability, including economic and market conditions, the level and volatility of interest rates, inflation, political events, investor sentiment, legislative and regulatory developments and competition. A favorable business environment is characterized by many factors, including a stable geopolitical climate, transparent financial markets, low inflation, low interest rates, low unemployment, strong business profitability and high business and investor confidence. These factors influence levels of equity security issuance and merger and acquisition activity generally and in our target sectors, which affect our investment banking business. The same factors also affect trading volumes and valuations in secondary financial markets, which affect our sales and trading business. Commission rates, market volatility and other factors also affect our sales and trading revenues and may cause our sales and trading revenues to vary from period to period. Because these business environment issues are unpredictable and beyond our control, our earnings may fluctuate significantly from year to year and quarter to quarter. We are also subject to various legal and regulatory actions that impact our business and financial results.

        In recent periods, our financial results have been significantly impacted by broader market conditions. For example, during the period from 2001 to 2002, the equity markets were generally characterized by declining stock prices and trading volumes, reduced capital market issuance, decreased volume of merger and acquisition transactions and subdued investor confidence. During this same period, our investment banking business experienced decreasing revenues due to a decline in our volume of both securities offerings and strategic advisory assignments. Similarly, our sales and trading revenues declined primarily due to lower trading volumes. Beginning in 2003, however, company earnings performance and investor confidence improved, leading to more favorable equity market conditions, increased capital market issuances and stronger merger and acquisition deal volumes. While we have experienced an increase in our volume of both securities offerings and strategic advisory assignments since 2003, leading to improved investment banking revenues, we have also been subject to market conditions specific to our target sectors which have caused our year-over-year investment banking results to diverge somewhat from broader market trends and volumes. For example, in 2005 investment banking transaction revenues for many of our competitors were significantly enhanced by transactions related to leveraged buyouts, including revenues for mergers and acquisitions advisory services, debt issuance and equity underwriting. We have not been significant participants in these trends in large part because we focus on certain sectors of the economy where leverage is less prevalent, such as biotechnology, and our current product platform does not include debt products.

        In addition to the impact of broader market conditions, our sales and trading business has experienced increased competition in the brokerage industry which has in turn led to pricing pressures on commissions. The entrance of new competitors such as electronic communication networks into the brokerage sector has resulted in commission rates declining steadily over the past five years. In line with this industry trend, we have also experienced a similar decline in commission rates over this period. While decreased commission rates impact our sales and trading revenues negatively, we have been able to partially offset this impact through increased trading volume. Pressures on commissions have caused sales and trading revenues to decline since 2003. These declines have more than offset increases in revenues each year from investment banking. As a result, our total revenues have been relatively flat since 2003.

        During this period we have lowered our non-compensation expense through significant cost restructuring. These cost initiatives have included outsourcing of certain information technology functions, creating our own benefit plans apart from Société Générale's, developing our own internal support functions such as Human Resources and Finance and renegotiating contracts with services providers. These initiatives have significantly enhanced our cost structure such that we are profitable at current revenue levels. We also believe our current operations could efficiently support significantly larger revenues without significantly increasing our non-compensation expense.

        We are currently experiencing favorable market conditions and, in particular, a strong environment for equity trading and investment banking activities. We remain confident in the long-term market opportunity for our business primarily due to positive long-term growth and investment trends in our target sectors and expected continued demand for our specialized services.

Separation from Société Générale

        We believe that becoming a public company independent of Société Générale will allow us to focus on the growth of our own platform by adding new products to serve our existing clients, additional professionals to our existing sectors, new sectors that fit our growth focus and new complementary business lines. As an indirect subsidiary of Société Générale we have, in the past, been prohibited from undertaking many growth initiatives due to the breadth of services offered by Société Générale.

        We are confident that the opportunities presented by our becoming a public company independent from Société Générale outweigh the inherent challenges, costs, risks and uncertainties created by the separation. We further believe that our employees and management are prepared to operate as an independent public company.

        Our separation from Société Générale will present certain challenges, risks and uncertainties. In particular, in the near term, we must assume certain support functions and replicate certain facilities, systems, and infrastructure previously performed for, or provided to us by Société Générale or one of its affiliates. In this regard, we have hired a number of individuals to perform such functions as internal audit, compliance and risk management. We believe that we have made substantial progress in replicating the necessary facilities, systems and infrastructure utilized in our business; however it will take additional management time and effort to ensure that we have successfully replicated these functions.

        We are also focused on the impact our separation from Société Générale will have on our cost structure. In the past when we created a number of our own support functions, we were able to reduce costs charged to us by Société Générale by eliminating services that were not required to run our business. We expect that we will be able to continue to reduce certain costs upon our separation from Société Générale; however, we recognize that other costs are likely to increase as a result of the separation. At this time, the majority of cost increases is a result of hiring additional support staff to take over certain functions, such as internal audit, compliance and risk management, which were previously provided in whole, or in part, by Société Générale. Most of the expense of these additional hires is compensation related. In addition, we have purchased certain equipment and licensed certain products, such as a risk management system, as part of taking over these support functions. We also recognize that certain costs will increase as a result of decreased purchasing power and size compared with that currently provided by our association with Société Générale. Finally, we will incur certain additional costs related to the corporate governance and reporting obligations associated with being a public company. The net result of these cost increases and decreases is expected to be an increase to our costs, but it is not expected to have a material effect on our operating results.

        We believe that our separation from Société Générale will not have a material impact on our ability to generate business from our clients. Our corporate clients typically do not utilize many of the products and services provided by Société Générale, such as Société Générale's commercial banking products, and we have not generated a material amount of revenue from Société Générale's clients. In addition, the products and services offered to institutional investor clients by us and Société Générale have not overlapped significantly and have not been offered jointly. As such, we believe that we will not lose any material business from our institutional investor clients as a result of the separation.

        Société Générale is not prohibited from competing with us, and we are not prohibited from competing with Société Générale after the offering. Our industry is intensely competitive, and if Société Générale competes with us after the offering, we do not believe that the impact of such additional competition would have a material effect on our business. At this time, Société Générale has not notified us that they plan to further compete with us in any of our existing businesses, other than in our strategic advisory business where Société Générale has competed with us in the U.S. for several years. There can be no assurance that Société Générale will not elect to compete with us in the future, and we anticipate entering certain businesses that are currently conducted by Société Générale.

        Following the offering, we believe that we will be a well capitalized entity with sufficient financial resources, consisting of existing capital and access to sources of additional equity or debt capital, as well as the management capability to execute our growth strategies.

Basis of Presentation

        Our combined financial statements have been prepared as if we had been a stand-alone entity for the periods presented. Our combined financial statements have also been prepared assuming that SG Americas Securities Holdings transferred all of its interest in Cowen and Company, LLC and Cowen International Limited to Cowen Group, Inc. and that the transactions contemplated in the agreements described in note 18 of our audited combined financial statements were consummated prior to the periods presented.

        Our combined financial statements include the carve-out accounts of SG Cowen Securities Corporation, as the predecessor of Cowen and Company, LLC, and the carve-out accounts of SG London Securities Limited and Société Générale London Branch, each as the predecessor of Cowen International Limited and Cowen and Company, LLC, in each case using the historical basis of accounting for the results of operations, assets and liabilities of the businesses that currently constitute Cowen and Company, LLC and Cowen International Limited. In April 2004, Société Générale reorganized SG Cowen Securities Corporation into two separate single member limited liability broker-dealers: SG Cowen & Co., LLC and SG Americas Securities, LLC, an affiliated sister company which will remain with Société Générale after this offering. The financial statement of SG Americas Securities, LLC have not been included in our financial statements. In February 2006, SG Cowen & Co., LLC changed its name to Cowen & Co., LLC and SG Cowen Europe Limited changed its name to Cowen International Limited. In May 2006, Cowen & Co., LLC changed its name to Cowen and Company, LLC. Cowen and Company, LLC clears its securities transactions on a fully disclosed basis through its clearing broker, SG Americas Securities, LLC, and does not carry customer funds or securities. These audited combined financial statements have been prepared in conformity with accounting principles generally accepted in the United States, or U.S. GAAP. The combined financial information included herein may not necessarily be indicative of our results of operations, financial position and cash flows in the future or what our results of operations, financial position and cash flows would have been had we been a stand-alone company during the periods presented.

        The combined results include the revenues generated and expenses incurred based on customer relationships and related business activities. Certain of our expenses are based on shared services that were provided in the past by Société Générale or one of its affiliates. These expenses primarily related to providing employee-related services and benefits, technology and data processing services and corporate functions including tax, legal, compliance, finance and operations. Costs included in the audited combined financial statements for shared services were determined based on costs to the affiliated entity and allocated based on our usage of those services. Commencing in 2004, we created direct support functions to provide a number of the services and corporate functions previously provided by Société Générale or one of its affiliates and entered into service level agreements with Société Générale for a number of other services, thereby gaining increased control over most of our support function costs. As a result, in 2004 and 2005, fewer costs were based on allocations from Société Générale or its affiliates. Management believes that the methodologies underlying the audited combined financial statements are reasonable. See notes 1, 11 and 18 to our audited combined financial statements included elsewhere in this prospectus.

        The combined statements of operations do not include litigation expenses incurred by us in connection with the Gruttadauria litigation and other legal matters (see note 10 to our audited combined financial statements included elsewhere in this prospectus) related to the retail brokerage business of SG Cowen Securities Corporation, which was sold in October 2000, and is not part of the businesses currently conducted by us. As the successor of the named party in the litigation, we recognize the legal reserves and accruals related to this matter in our combined statements of financial condition and cash flows related to this matter as financing activities in the Combined Statements of Cash Flows. We will be indemnified by Société Générale for any payments we may be required to make or expenses we may incur related to the Gruttadauria litigation and other legal matters related to the retail brokerage business of SG Cowen Securities Corporation.

        All significant intercompany accounts and transactions have been eliminated in combination.

        The historical financial information presented herein does not reflect certain changes and increased costs that will occur in our cost structure and operations due to our separation from Société Générale, including changes in tax structure, other potential increased costs associated with reduced economies of scale and other increased costs associated with being a publicly traded, stand-alone entity. As more fully described above in "Risk Factors—Risks Related to Establishing Our Company as Independent from Société Générale," after the separation we will experience increased costs resulting from decreased purchasing power and size compared to that currently provided by our association with Société Générale.

Revenues

        We operate our business as a single segment; however, we derive revenues from two primary sources, investment banking and sales and trading.

  Investment Banking

        We earn fees for underwriting and privately placing securities and providing strategic advisory services in mergers and acquisitions and similar transactions.

  •
  Underwriting revenues.    We earn underwriting revenues in securities offerings in which we act as an underwriter, such as initial public offerings, follow-on equity offerings and convertible security offerings. Underwriting revenues include management fees, underwriting fees and selling concessions. We record underwriting revenues, net of related syndicate expenses, at the time the underwriting is completed. In syndicated underwritten transactions, management estimates our share of transaction-related expenses incurred by the syndicate, and we recognize revenue net of such expense. When we receive the final settlement, typically within 90 days following the completion of a transaction, we adjust these amounts to reflect the actual transaction-related expenses and our resulting underwriting fee. We receive a higher proportion of total fees in underwritten transactions in which we act as a lead manager.

  •
  Private placement revenues.    We earn agency placement fees in non-underwritten transactions such as private placements, PIPEs and RDs. We record private placement revenues on the closing date of the transaction. Expenses associated with generating agency placement fees are recognized primarily as marketing and business development expense net of client reimbursements when related revenue is recognized or the engagement is otherwise concluded.

  •
  Strategic advisory revenues.    Our strategic advisory revenues include success fees earned in connection with advising companies, both buyers and sellers, principally in mergers and acquisitions. We also earn fees for related advisory work such as providing fairness opinions. We record strategic advisory revenues when the transactions or the services (or, if applicable, separate components thereof) to be performed are substantially complete, the fees are determinable and collection is reasonably assured. Expenses associated with generating strategic advisory fees are recognized primarily as marketing and business development expense net of client reimbursements when the related revenue is recognized or the engagement is otherwise concluded.

        Since our investment banking revenues are generally recognized at the time of completion of each transaction or the services to be performed, these revenues typically vary between periods and may be considerably affected by the timing of the closing of significant transactions.

  Sales and Trading

        Our sales and trading revenues consist of commissions and principal transactions revenues. Our management reviews sales and trading revenue on a combined basis as the preponderance of the revenue in both line items is derived from the same group of clients. In addition, the majority of our trading gains and losses are a result of activities that support the facilitation of client orders in both listed and over-the-counter securities, although all trading gains and losses are recorded in principal transactions.

  •
  Commissions.    Our sales and trading business generates commission revenue from securities trading commissions paid by institutional investor clients. Commissions are recognized on a trade date basis.

  •
  Principal transactions.    Our sales and trading revenues also include net trading gains and losses from principal transactions, which primarily include our acting as a market-maker in over-the-counter common equity securities and our trading of convertible securities. In certain cases, we commit our own capital to provide liquidity to clients buying or selling blocks of shares of listed stocks without previously identifying the other side of the trade at execution, which subjects us to market risk. These positions are typically held for a very short duration.

  Interest and Dividend Income

        Interest and dividend income primarily consists of interest earned on our interest bearing assets (primarily securities purchased under agreements to resell) and net interest and dividends on securities maintained in trading accounts related to our sales and trading business. In conjunction with this offering, we anticipate returning capital to SG Americas Securities Holdings. The distribution will be equal to the amount necessary to cause our stockholders' equity to be $207.0 million immediately following this offering. As a result of this capital distribution, we anticipate having a significantly lower level of interest bearing assets after this offering which will result in a meaningful reduction in our interest income in 2006 and beyond. In addition, we will transfer cash into an escrow account to be utilized for the future payment, if any, of certain litigation and related costs subject to indemnification by Société Générale. If the escrow account had been established at March 31, 2006, it would have contained $79.3 million. We will pay the interest income on the cash held in escrow to SG Americas Securities Holdings. See "Certain Relationships and Related Transactions—Escrow Agreement."

  Other

        Other revenue includes fees for managing a portfolio of merchant banking investments on behalf of Société Générale, income associated with investments held as an economic hedge against liabilities under certain deferred compensation plans and other miscellaneous income such as fees for managing venture capital investments on behalf of an inactive employee fund. Fees for managing the portfolio of merchant banking assets and venture capital investments are earned on a monthly basis pursuant to the terms of service level agreements with Société Générale. Revenue associated with investments held as an economic hedge against liabilities under certain deferred compensation plans is recorded monthly based on changes in the cash surrender value of corporate owned life insurance. Société Générale has signed a letter of intent to sell a portion of the merchant banking investments currently managed by us. If the sale is consummated, we anticipate continuing to manage these assets for the purchaser and will continue to receive a fee for doing so. If the sale is not consummated, we anticipate that Société Générale will ask us to continue to manage the assets for a fee to be determined based on the size of the portfolio. Other revenue related to the assets held as economic hedges to a deferred compensation plan will be eliminated at the time of this offering when Société Générale assumes the liabilities and assets related to that plan. Other revenue also includes gains or losses on exchange memberships. These gains or losses are recognized upon the sale, exchange or other disposition of the membership interests or the other-than-temporary impairment of the membership interests. Gains are not recorded based on increases in the fair value of the membership interests.

Expenses

        A significant portion of our expense base is variable, including employee compensation and benefits, brokerage and clearance, and marketing and business development expenses. Following this offering, we intend to maintain our employee compensation and benefits expense within a range of 58% to 60% of net revenues, although we may change this rate at any time. This target percentage includes all cash and non-cash compensation and benefit expense with the exception of the one-time grant of nonqualified stock options and restricted stock, as well as the cash payments related to deferred compensation plans (including the Société Générale Corporate and Investment Banking Partnership) that have been or will be terminated as a result of this offering, all as more fully described below. We expect to enter into a new commercial clearing agreement prior to the closing of this offering, which will replace our existing clearing agreement and have certain pricing bands that require us to pay certain minimum amounts but also allow us to increase our sales and trading revenue without causing a material increase in the cost. Although our brokerage and clearance expense is expected to increase upon our new clearing agreement going into effect, it is not expected to vary significantly from year to year due to these pricing bands. Marketing and business development expense tends to decrease when underwriting activity increases because a higher percentage of these costs are reimbursed in connection with higher transaction levels. Other expenses, such as our real estate and information technology infrastructure fees, are generally fixed.

        From 2001 through 2005, we completed a series of initiatives to rationalize our expense base by assuming direct control of our expenses rather than relying on Société Générale for many of our support functions. Completion of these initiatives has resulted in a significant decrease in our operating expenses. The historical financial information presented herein does not reflect certain changes and increased costs that will occur in our cost structure and operations due to our separation from Société Générale, including changes in tax structure, other potential increased costs associated with reduced economies of scale and other increased costs associated with being a publicly traded, stand-alone entity. As more fully described above in "Risk Factors—Risk Relating to Establishing Our Company as Independent from Société Générale" after the separation we will experience increased costs resulting from decreased purchasing power and size compared to that currently provided by our association with Société Générale.

  Compensation Expense

        Employee compensation and benefits.    Compensation and benefits expense for our employees is the principal component of our expenses and includes salaries, overtime, bonuses, grants of equity-based awards, benefits, employment taxes and other employee costs. As is the widespread practice in our industry, we pay discretionary bonuses on an annual basis, which for senior employees typically make up a large portion of their total compensation. We accrue for the estimated amount of these bonus payments ratably over the applicable service period. Bonus payments may have a greater impact on our cash position and liquidity in the periods in which they are paid than would otherwise be reflected in our income statement. Historically, Société Générale determined on an annual basis our employee compensation and benefits expense as a percentage of net revenues. Following this offering, we intend to maintain our employee compensation and benefits expense within a range of 58% to 60% of net revenues, although we may change this rate at any time. This target percentage includes all cash and non-cash compensation and benefit expense with the exception of the one-time grant of nonqualified stock options and restricted stock, as well as the cash payments related to deferred compensation plans (including the Société Générale Corporate and Investment Banking Partnership) that have been or will be terminated as a result of this offering, all as more fully described in the following paragraph.

        In connection with this offering, we anticipate granting to certain of our senior employees nonqualified stock options to purchase an aggregate of            shares of our common stock and an aggregate of            shares of restricted stock. See "Management—2006 Equity and Incentive Plan." In addition, we anticipate that we will make cash payments to certain of our employees in amounts equal to their interests in certain deferred compensation plans (including the Société Générale Corporate and Investment Banking Partnership) that have been or will be, as of the time of this offering, terminated. See "Management—Deferred Compensation Plans." We will account for future awards of our equity in accordance with Statement of Financial Accounting Standards ("SFAS") No. 123(R), "Share-Based Payment."

  Non-compensation Expense

        Floor brokerage and trade execution.    These expenses include floor brokerage and trade execution costs that fluctuate depending on the volume of trades we complete.

        Service fees, net.    These expenses include fees for outsourcing services, including certain support functions such as information technology, management and support.

        Communications.    These expenses include costs for telecommunication and data communication, primarily consisting of expenses for obtaining third-party market data. We also incur expenses related to electronic trading network connections and in connection with other enhancements to our trading platform.

        Occupancy and equipment.    These expenses include rent and utilities associated with our various offices, occupancy and premises taxes, support for software applications, disaster recovery services and other fixed asset service fees.

        Marketing and business development.    These expenses include costs such as business travel and entertainment, expenses related to holding conferences and advertising costs.

        Litigation and related costs.    We establish loss contingency reserves for certain legal proceedings where, in the opinion of management, the likelihood of liability is probable and the extent of such liability is reasonably estimable. Establishment of reserves is an inherently uncertain process involving estimates of future losses. Any future increases to our loss contingency reserves or releases from these reserves may affect our results of operations. Historically, litigation and related costs have significantly impacted our financial results. For example, the accrual of a $71.7 million loss contingency reserve for various litigation matters in 2003, and the recognition of a $46.9 million benefit from accruals for insurance recoveries and the net reversal of previously accrued reserves in 2004, caused our litigation and related costs in 2005, 2004 and 2003 to fluctuate significantly. For the years ended December 31, 2005, 2004 and 2003, our litigation and related costs were $6.9 million, $(44.8) million and $77.2 million, respectively.

        In connection with this offering, we will enter into an Indemnification Agreement with Société Générale, wherein, among other things, Société Générale will assume and retain certain liabilities relating to the Cowen business arising out of pre-closing activities, including all liabilities arising out of known, pending or threatened litigation and arbitration and certain regulatory matters that existed prior to the date of this offering. Société Générale, however, will not indemnify us for certain litigation and arbitration that are unknown at the time of this offering and for certain regulatory matters. The effect of this indemnification on our combined results of operations will depend on the extent of Société Générale's remaining investment in us, if any, at the time of any future increases to our loss contingency reserves or releases from these reserves. For example, if Société Générale is deemed a principal stockholder when a future increase to a loss contingency reserve is recorded, the litigation cost and the indemnification recovery will be reflected as an increase in litigation and related expense and a capital contribution, respectively. If Société Générale is not deemed to be a principal stockholder at the time of such increase, the indemnification recovery will be recorded as a reduction to our litigation and related expense. See "Certain Relationships and Related Transactions—Separation Agreement."

        Depreciation and amortization.    We incur depreciation and amortization expense related to capital assets, such as investments in technology and leasehold improvements.

        Other.    Other expenses include consulting fees, professional fees, impairment charges related to intangible assets, implementation costs related to outsourcing and other projects, research delivery costs and other related expenses.

Provision for Taxes

        The taxable results of our U.S. operations have historically been included in the consolidated income tax returns of SG Americas, Inc. The tax results of our U.K. operations have historically been included in the tax returns of Société Générale's London Branch. The income tax provision reflected in this prospectus is presented as if we operated on a stand-alone basis, consistent with the liability method prescribed by FASB Statement No. 109 "Accounting for Income Taxes." Under the liability method, deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial statement and income tax purposes, as determined under applicable tax laws and rates. A valuation allowance is provided for deferred tax assets when it is more likely than not that the benefits of net deductible temporary differences and net operating loss carryforwards will not be realized.

        Our effective tax rates for the years ended December 31, 2005, 2004 and 2003 were 8.7%, 3.3% and 1.4%, respectively. The low effective tax rates in 2005, 2004 and 2003 are primarily attributable to continued net operating losses for tax purposes. Following this offering, we expect our effective tax rate to increase significantly. We expect our U.S. businesses to have operating income in the near-term without the benefit of net operating loss carryforwards to offset federal and most state and local income taxes. In connection with our separation from Société Générale, SG Americas, Inc. will retain these tax benefits. As a result, after this offering we expect our effective tax rate to be approximately 45%.

Results of Operations

Three Months Ended March 31, 2006 Compared with the Three Months Ended March 31, 2005

Overview

        Total net revenues increased $48.7 million, or 59.8%, to $130.2 million for the three months ended March 31, 2006 compared with $81.5 million for the three months ended March 31, 2005. This increase was primarily due to a one-time gain of $24.8 million related to our New York Stock Exchange membership seats and consideration recognized upon the consummation of the merger of the New York Stock Exchange and Archipelago Holdings, Inc. as well as an increase in investment banking revenues of $17.1 million. Excluding the one-time gain on our New York Stock Exchange seats, our net revenues were $105.4 million, a 29.3% increase compared to the three months ended March 31, 2005.

        Total non-interest expenses increased $20.7 million, or 29.1%, to $91.9 million for the three months ended March 31, 2006 compared with $71.2 million for the same period in the prior year, primarily due to an increase in compensation expense resulting from the increase in net revenues. We determined our accruals for compensation expense as a percentage of net revenues excluding revenue resulting from the one-time gain on our New York Stock Exchange seats and also excluding certain revenues and expenses associated with deferred compensation plans that will be terminated in conjunction with this offering. Total non-compensation expenses increased $1.1 million, or 4.2%, during the first quarter of 2006 compared with the same quarter in the prior year. We recorded net income of $36.5 million for the three months ended March 31, 2006 compared with $9.6 million for the three months ended March 31, 2005. Excluding the one-time gain on our New York Stock Exchange seats, our net income would have been $12.6 million.

        The following table provides a comparison of our revenues and expenses for the periods presented:

	Three Months Ended March 31,		Period-to-Period
	2006	2005	$ Change	% Change
	(dollars in thousands)
Revenues
Investment banking	$53,439	$36,379	$17,060	46.9%
Commissions	24,115	24,230	(115)	(0.5)
Principal transactions	19,412	16,603	2,809	16.9
Interest and dividend income	6,145	3,696	2,449	66.3
Other	27,317	755	26,562	3,518.1

Total revenues	130,428	81,663	48,765	59.7
Interest expense	(227)	(174)	(53)	30.5

Net revenues	$130,201	$81,489	$48,712	59.8%

Expenses
Employee compensation and benefits	$64,541	$44,900	$19,641	43.7%
Floor brokerage and trade execution	2,466	2,747	(281)	(10.2)
Service fees, net	4,956	4,842	114	2.4
Communications	5,982	5,669	313	5.5
Occupancy and equipment	4,222	4,020	202	5.0
Marketing and business development	2,903	2,774	129	4.7
Litigation and related costs	1,043	492	551	112.0
Depreciation and amortization	475	380	95	25.0
Other	5,297	5,322	(25)	(0.5)

Total non-interest expenses	91,885	71,146	20,739	29.1

Income before income taxes	38,316	10,343	27,973	270.5
Provision for income taxes	1,776	782	994	127.1

Net income	$36,540	$9,561	$26,979	282.2%

Revenues

  Investment Banking

        Investment banking revenues increased $17.1 million, or 46.9%, to $53.4 million for the three months ended March 31, 2006 compared with $36.4 million for the three months ended March 31, 2005. The increase reflects significant improvements in our underwriting and other capital raising business partially offset by a decrease in our strategic advisory fees. Our underwriting revenues increased $15.5 million, or 143.5%, to $26.3 million for the three months ended March 31, 2006 compared with $10.8 million during the same period in the prior year. The increase in underwriting revenues was a result of increased transactions in terms of both volume and median transaction size. Our private placement revenues increased $14.3 million, or 208.6%, to $21.2 million for the three months ended March 31, 2006 compared with $6.9 million for the three months ended March 31, 2005. The increase in private placement revenues was primarily attributable to an increase in both the number and median deal size of the transactions we completed during the first quarter of 2006. Strategic advisory fees decreased $12.7 million, or 68.1%, to $6.0 million for the three months ended March 31, 2006 compared with $18.7 million in the first quarter of the prior year, primarily resulting from a 50% decrease in the number of transactions closed. In addition, there were two larger than average transaction fees earned during the first quarter of 2005.

  Commissions

        Commissions decreased $0.1 million, or 0.5%, to $24.1 million for the three months ended March 31, 2006 compared with $24.2 million for the three months ended March 31, 2005, as a decrease in commission rates was only partially offset by an increase in trading volumes during the first quarter of 2006.

  Principal Transactions

        Principal transactions revenues increased $2.8 million, or 16.9%, to $19.4 million for the three months ended March 31, 2006 compared with $16.6 million in the first quarter of 2005, due primarily to improved trading results associated with our convertible trading business.

  Interest and Dividend Income

        Interest and dividend income increased $2.4 million, or 66.3%, to $6.1 million for the three months ended March 31, 2006 compared with $3.7 million in the first quarter of 2005, resulting from higher average interest bearing assets and higher interest rates in the first quarter of 2006 relative to the first quarter of 2005. In conjunction with this offering, we anticipate returning capital to SG Americas Securities Holdings. The distribution will be equal to the amount necessary to cause our stockholders' equity to be $207.0 million immediately following this offering. As a result of this capital distribution, we anticipate having a significantly lower level of interest earning assets after this offering which will result in a meaningful reduction in our interest income for the remainder of 2006 and beyond. In addition, we will transfer cash into an escrow account to be utilized for the future payment, if any, of certain litigation and related costs subject to indemnification by Société Générale. If the escrow account had been established at March 31, 2006, it would have contained $79.3 million. We will pay the interest income on the cash held in escrow to SG Americas Securities Holdings. See "Certain Relationships and Related Transactions—Escrow Agreement."

  Other

        Other revenues increased $26.6 million to $27.3 million for the three months ended March 31, 2006 compared with $0.7 million for the same period in 2005. This increase is directly attributable to a $24.8 million one-time gain realized upon the consummation of the merger of the New York Stock Exchange and Archipelago Holdings, Inc. on March 7, 2006. NYSE members were entitled to receive cash and shares of NYSE Group common stock for each NYSE membership seat. We held seven NYSE membership seats at the date of the merger. All of the consideration received by us for our seats was subsequently transferred to SG Americas Securities Holdings.

Expenses

  Employee Compensation and Benefits

        Employee compensation and benefits expense increased $19.6 million, or 43.7%, to $64.5 million for the three months ended March 31, 2006 compared with $44.9 million in the first quarter of 2005. This increase was primarily attributable to increased variable compensation due to increased net revenues in the three months ended March 31, 2006 compared to March 31, 2005. Compensation is accrued based on a ratio of compensation to net revenues that we expect to maintain after this offering. Excluding the revenue associated with the one-time gain realized upon the consummation of the merger of the New York Stock Exchange and Archipelago Holdings, Inc. and revenue and compensation expense associated with the deferred compensation plans that have been or will be terminated as a result of this offering, employee compensation and benefits expense as a percentage of net revenues was 58.0%. Employee compensation and benefits expense as a percentage of net revenues was 55.1% for the three months ended March 31, 2005. Following this offering, we intend to maintain our employee compensation and benefits expense within a range of 58% to 60% of net revenues, although we may change this rate at any time. This target percentage includes all cash and non-cash compensation and benefit expense with the exception of the one-time grant of nonqualified stock options and restricted stock, as well as the cash payments related to deferred compensation plans (including the Société Générale Corporate and Investment Banking Partnership) that have been or will be terminated as a result of this offering.

  Floor Brokerage and Trade Execution

        Floor brokerage and trade execution fees decreased $0.3 million, or 10.2%, to $2.5 million for the three months ended March 31, 2006 compared with $2.8 million in the first quarter of 2005. This reduction was primarily attributable to a decrease in the usage of independent brokers.

  Service Fees, Net

        Net service fees increased $0.1 million, or 2.4%, to $4.9 million for the three months ended March 31, 2006 compared with $4.8 million for the same period in 2005. This increase was primarily attributable to increased allocations of support function expenses in our London office from Société Générale, which are expected to be eliminated after this offering, and increased charges from Société Générale for facilities related services.

  Communications

        Communications expense increased $0.3 million, or 5.5%, to $6.0 million for the three months ended March 31, 2006 compared with $5.7 million in the first quarter of 2005. This increase was primarily attributable to increased costs associated with third-party trade related market data services and database subscriptions, partially offset by a decrease in other market data costs and reduced telephony costs.

  Occupancy and Equipment

        Occupancy and equipment expense increased $0.2 million, or 5.0%, to $4.2 million for the three months ended March 31, 2006 compared with $4.0 million in the first quarter of 2005. This increase was primarily attributable to an increase in rent expense associated with our New York office space and a write-off of certain information technology related hardware, partially offset by a reduction in certain equipment costs.

  Marketing and Business Development

        Marketing and business development expense increased $0.1 million, or 4.7%, to $2.9 million for the three months ended March 31, 2006 compared with $2.8 million in the first quarter of 2005. This increase was primarily due to increased conference related costs, partially offset by reduced entertainment expenses.

  Litigation and Related Costs

        Litigation and related costs increased $0.5 million, or 112.0%, to $1.0 million for the three months ended March 31, 2006 compared with $0.5 million in the first quarter of 2005. This increase in litigation and related costs was primarily attributable to increased legal fees associated with matters that will be subject to our right to indemnification by Société Générale after this offering.

  Depreciation and Amortization

        Depreciation and amortization expense increased $0.1 million, or 25.0%, to $0.5 million for the three months ended March 31, 2006 compared with $0.4 million in the first quarter of 2005. This increase was primarily attributable to the amortization of additional network hardware placed into service during the quarter.

Provision for Taxes

        The provision for taxes was $1.8 million in the three months ended March 31, 2006, which equals an effective tax rate of 4.6%, compared to $0.8 million in the three months ended March 31, 2005, which equals an effective tax rate of 7.6%. Following this offering, we expect our effective tax rate to increase significantly. We expect our U.S business to have operating income in the near-term without the benefit of net operating loss carry forwards to offset federal and most state and local income taxes. In connection with our separation from Société Générale, SG Americas, Inc. will retain these tax benefits. As a result, after this offering we expect our effective tax rate to be approximately 45%.

Year Ended December 31, 2005 Compared with Year Ended December 31, 2004

Overview

        Total net revenues increased $1.9 million, or 0.6%, to $296.1 million for the year ended December 31, 2005 compared with $294.2 million for the year ended December 31, 2004. This increase was primarily due to increases in investment banking revenues of $12.5 million and interest and dividend income of $7.5 million, offset partially by a decrease in sales and trading revenues of $18.5 million.

        Fluctuations in litigation and related costs caused by $46.9 million of accruals for insurance recoveries and the net reversal of previously accrued reserves in 2004 significantly affected year-over-year operating results comparisons. See "Legal Proceedings" and note 10 to our audited combined financial statements included elsewhere in this prospectus. Total non-interest expenses increased $45.6 million, or 19.2%, to $282.9 million for the year ended December 31, 2005 compared with $237.3 million in the prior year primarily due to the impact of accruals for insurance recoveries and the net reversal of previously accrued reserves noted above on our total expenses in 2004. Total non-interest expenses and total non-compensation expenses, in each case excluding litigation and related costs, decreased $6.1 million and $8.0 million, respectively, in 2005 compared with the prior year. We recorded net income of $12.1 million in 2005 compared with $55.1 million in 2004.

        The following table provides a comparison of our revenues and expenses for the periods presented:

	Year Ended December 31,		Period-to-Period
	2005	2004	$ Change	% Change
	(As restated)*
	(dollars in thousands)
Revenues
Investment banking	$126,253	$113,795	$12,458	10.9%
Commissions	93,450	99,669	(6,219)	(6.2)
Principal transactions	52,250	64,519	(12,269)	(19.0)
Interest and dividend income	16,990	9,504	7,486	78.8
Other	8,357	7,591	766	10.1

Total revenues	297,300	295,078	2,222	0.8
Interest expense	(1,178)	(825)	(353)	42.8

Net revenues	296,122	294,253	1,869	0.6

Expenses
Employee compensation and benefits	174,403	172,563	1,840	1.1
Floor brokerage and trade execution	10,025	16,136	(6,111)	(37.9)
Service fees, net	18,446	24,389	(5,943)	(24.4)
Communications	22,985	19,812	3,173	16.0
Occupancy and equipment	15,071	14,633	438	3.0
Marketing and business development	12,382	12,087	295	2.4
Litigation and related costs	6,930	(44,835)	51,765	NM
Depreciation and amortization	2,140	2,409	(269)	(11.2)
Other	20,507	20,070	437	2.2

Total non-interest expenses	282,889	237,264	45,625	19.2

Income before income taxes	13,233	56,989	(43,756)	(76.8)
Provision for income taxes	1,152	1,877	(725)	(38.6)

Net income	$12,081	$55,112	$(43,031)	(78.1)%

NM
indicates not meaningful.

*
See Note 19 to the accompanying audited combined financial statements.

Revenues

  Investment Banking

        Investment banking revenues increased $12.5 million, or 10.9%, to $126.3 million for the year ended December 31, 2005 compared with $113.8 million in the prior year, reflecting significant improvements in the dollar volume of mergers and acquisitions advisory assignments. Strategic advisory fees increased $22.6 million, or 119.6%, to $41.5 million for the year ended December 31, 2005 compared with $18.9 million in the prior year and included several significant assignments in terms of total fees paid per transaction. Our underwriting revenues decreased $15.6 million, or 22.1%, to $55.1 million for the year ended December 31, 2005 compared with $70.7 million in the prior year. The decrease in underwriting revenues was consistent with the trend in the overall market as the number of underwritten public equity transactions in our target sectors fell by 29% in 2005. Our decrease in underwriting revenues was partially offset by an increase in both the number and median deal size of PIPEs and RDs we completed during 2005. Our underwriting and other capital raising business increased in the fourth quarter of 2005, resulting in over 35% of 2005 revenue from these businesses being booked in that quarter. We lead managed 40% of our underwritten transactions in 2005.

  Commissions

        Commissions decreased $6.2 million, or 6.2%, to $93.5 million for the year ended December 31, 2005 compared with $99.7 million in 2004 due primarily to lower trading volumes and, to a lesser extent, commission rates.

  Principal Transactions

        Principal transactions revenues decreased $12.3 million, or 19.0%, to $52.3 million for the year ended December 31, 2005 compared with $64.5 million in 2004 due primarily to lower trading gains due to lower trading volumes and, to a lesser extent, sale credits, partially offset by lower trading losses associated with the facilitation of client orders. Compared with the more robust corporate equity issuance environment in 2004, growth equity issuance in our target sectors for 2005 was down, which also impacted our trading volumes. Our convertible trading business also experienced a difficult market environment in early 2005, resulting in a loss of $1.0 million, net of commissions, for the year, which further affected results.

  Interest and Dividend Income

        Interest and dividend income increased $7.5 million, or 78.8%, to $17.0 million for the year ended December 31, 2005 compared with $9.5 million in 2004 due primarily to higher average interest bearing assets and higher interest rates in 2005 relative to 2004. In conjunction with this offering, we anticipate returning capital to SG Americas Securities Holdings. The amount of the distribution will be determined so that our stockholders' equity will be $207.0 million immediately following this offering. As a result of this capital distribution, we anticipate having a significantly lower level of interest earning assets after this offering which will result in a meaningful reduction in our interest income in 2006 and beyond. In addition, we will transfer cash into an escrow account to be utilized for the future payment, if any, of certain litigation and related costs subject to indemnification by Société Générale. If the escrow account had been established at December 31, 2005, it would have contained $77.8 million. We will pay the interest income on the cash held in escrow to SG Americas Securities Holdings. See "Certain Relationships and Related Transactions—Escrow Agreement."

  Other

        Other revenues increased $0.8 million, or 10.1%, to $8.4 million for the year ended December 31, 2005 compared with $7.6 million in 2004, primarily due to increased income associated with investments held as an economic hedge against liabilities under certain deferred compensation plans and a one-time gain associated with the receipt of shares in the Chicago Board of Trade as a result of its demutualization.

Expenses

  Employee Compensation and Benefits

        Employee compensation and benefits expense increased $1.8 million to $174.4 million for the year ended December 31, 2005 compared with $172.6 million in the prior year. This increase was primarily attributable to increased variable compensation under the compensation system with Société Générale that included a profit sharing arrangement. The profit sharing arrangement allowed us to increase employee compensation as a result of the reduction in our non-compensation expense excluding litigation and certain other corporate expenses. We do not anticipate implementing a profit sharing arrangement after this offering. Employee compensation and benefits expense as a percentage of net revenues was 58.9% for the year ended December 31, 2005 and 58.6% for the year ended December 31, 2004. Following this offering, we intend to maintain our employee compensation and benefits expense within a range of 58% to 60% of net revenues, although we may change this rate at any time. This target percentage includes all cash and non-cash compensation and benefit expense with the exception of the one-time grant of nonqualified stock options and restricted stock, as well as the cash payments related to deferred compensation plans (including the Société Générale Corporate and Investment Banking Partnership) that have been or will be terminated as a result of this offering.

  Floor Brokerage and Trade Execution

        Floor brokerage and trade execution fees decreased $6.1 million, or 37.9%, to $10.0 million for the year ended December 31, 2005 compared with $16.1 million in 2004. This reduction in fees was primarily related to a full year of savings related to our clearing agreement with an affiliate of Société Générale, which was renegotiated in January 2005.

  Service Fees, Net

        Service fees decreased $5.9 million, or 24.4%, to $18.4 million for the year ended December 31, 2005 compared with $24.4 million in 2004. This decrease was primarily attributable to the outsourcing of a portion of our information technology infrastructure, including help desk, data warehousing and information technology hardware in July 2005 and the negotiation of more favorable terms under certain service level agreements with Société Générale.

  Communications

        Communications expense increased $3.2 million, or 16.0%, to $23.0 million for the year ended December 31, 2005 compared with $19.8 million in 2004. This increase was primarily attributable to increased costs associated with third-party trade related and other market data services.

  Occupancy and Equipment

        Occupancy and equipment expense increased $0.4 million, or 3.0%, to $15.1 million for the year ended December 31, 2005 compared with $14.6 million in 2004. This increase was primarily attributable to rental cost escalation at one of our locations and increased application software support fees partially offset by reduced fixed asset service fees.

  Marketing and Business Development

        Marketing and business development expense increased $0.3 million, or 2.4%, to $12.4 million for the year ended December 31, 2005 compared with $12.1 million in 2004. This increase was primarily due to increased travel, entertainment and lodging related costs.

  Litigation and Related Costs

        Litigation and related costs increased $51.8 million to $6.9 million for the year ended December 31, 2005 compared with $(44.8) million in 2004. The variance in litigation and related costs was attributable to the accrual for insurance recoveries and the net reversal of previously accrued reserves associated with the settlement of certain litigation matters in 2004.

  Depreciation and Amortization

        Depreciation and amortization expense decreased $0.3 million, or 11.2%, to $2.1 million for the year ended December 31, 2005 compared with $2.4 million in 2004. This decrease was primarily attributable to reduced amortization of capitalized information technology investments, partially offset by increased software amortization costs.

  Other

        Other expense increased $0.4 million, or 2.2%, to $20.5 million for the year ended December 31, 2005 compared with $20.1 million in 2004. This increase was primarily a result of implementation costs related to our information technology outsourcing project.

Provision for Taxes

        The provision for taxes was $1.2 million in 2005, which equals an effective tax rate of 8.7%, compared to $1.9 million in 2004, which equals an effective tax rate of 3.3%. Following this offering, we expect our effective tax rate to increase significantly. We expect our U.S. business to have operating income in the near-term without the benefit of net operating loss carryforwards to offset federal and most state and local income taxes. As a result, after this offering we expect our effective tax rate to be approximately 45%. In connection with our separation from Société Générale, SG Americas, Inc. will retain these tax benefits.

Year Ended December 31, 2004 Compared with Year Ended December 31, 2003

Overview

        Total net revenues decreased $2.4 million, or 0.8%, to $294.2 million for the year ended December 31, 2004 compared with $296.7 million for the year ended December 31, 2003. This decrease was due primarily to a decrease in sales and trading revenue of $10.2 million and interest and dividend income of $2.8 million partially offset by an increase in investment banking revenues of $8.9 million.

        Fluctuations in litigation and related costs caused by the recognition of $46.9 million related to accruals of insurance recoveries and the net reversal of previously accrued reserves in 2004 significantly affected our year-over-year operating results. See "Business—Legal Proceedings" and note 10 to our audited combined financial statements included elsewhere in this prospectus. Total non-interest expenses decreased $134.8 million, or 36.2%, to $237.3 million in 2004 from $372.1 million in the prior year, primarily as a result of the change from a significant legal expense in 2003 to a significant benefit in 2004 as mentioned above. Total non-interest expense and total non-compensation expense, in each case excluding litigation and related costs, decreased $12.8 million and $24.6 million, respectively, in 2004 compared with the prior year. This reduction in expenses was driven in large part by our creation of internal dedicated support functions which replaced a number of shared support functions, and the allocated expenses associated with them, from Société Générale. We recorded net income of $55.1 million in 2004 compared with a loss of $74.4 million in 2003.

        The following table provides a comparison of our revenues and expenses for the periods presented:

	Year Ended December 31,		Period-to-Period
	2004	2003	$ Change	% Change
	(As restated)*
	(dollars in thousands)
Revenues
Investment banking	$113,795	$104,863	$8,932	8.5%
Commissions	99,669	120,056	(20,387)	(17.0)
Principal transactions	64,519	54,326	10,193	18.8
Interest and dividend income	9,504	12,302	(2,798)	(22.7)
Other	7,591	6,060	1,531	25.3

Total revenues	295,078	297,607	(2,529)	(0.8)
Interest expense	(825)	(924)	99	(10.7)

Net revenues	294,253	296,683	(2,430)	(0.8)

Expenses
Employee compensation and benefits	172,563	160,850	11,713	7.3
Floor brokerage and trade execution	16,136	21,364	(5,228)	(24.5)
Service fees, net	24,389	46,415	(22,026)	(47.5)
Communications	19,812	22,507	(2,695)	(12.0)
Occupancy and equipment	14,633	11,716	2,917	24.9
Marketing and business development	12,087	11,500	587	5.1
Litigation and related costs	(44,835)	77,160	(121,995)	158.1
Depreciation and amortization	2,409	1,161	1,248	107.5
Other	20,070	19,424	646	3.3

Total non-interest expenses	237,264	372,097	(134,833)	(36.2)
Income (loss) before income taxes	56,989	(75,414)	132,403	NM
Provision for (benefit from) income taxes	1,877	(1,040)	2,917	NM

Net income (loss)	$55,112	$(74,374)	$129,486	NM

NM
indicates not meaningful.

*
See Note 19 to the accompanying audited combined financial statements.

Revenues

  Investment Banking

        Investment banking revenues increased $8.9 million, or 8.5%, to $113.8 million for the year ended December 31, 2004 compared with $104.9 million in 2003. This increase was primarily attributable to substantial improvements in the dollar volume of our underwritten equity transactions resulting in an increase of $13.5 million in underwriting revenue in 2004 compared to 2003. Investor confidence and corporate profitability drove improved equity origination volumes in 2004 compared with 2003. The 2004 results reflected strong growth in our volume of initial public offerings ("IPOs") and to a lesser extent growth in our lead managed convertible securities offerings, while follow-on security issuances in 2004 were essentially unchanged compared with 2003. Growth in fees from private placements of equity, PIPEs and RDs also contributed to the increase in 2004 compared with 2003. The increases in capital raising revenues were offset by a decrease in strategic advisory fees of $9.6 million, or 33.7%, to

$18.9 million for the year ended December 31, 2004 compared with $28.5 million in 2003. This decrease was driven by a drop in the number of transactions closed in 2004 compared with 2003.

  Commissions

        Commissions decreased $20.4 million, or 17.0%, to $99.7 million for the year ended December 31, 2004 compared with $120.1 million in 2003 primarily due to lower trading volumes.

  Principal Transactions

        Principal transactions revenues increased $10.2 million, or 18.8%, to $64.5 million for the year ended December 31, 2004 compared with $54.3 million in 2003 primarily due to increased trading gains due to increased principal trading volumes and the elimination of losses associated with a convertible arbitrage business that was exited in 2004, partially offset by increased trading losses associated with the facilitation of client orders.

  Interest and Dividend Income

        Interest and dividend income decreased $2.8 million, or 22.7%, to $9.5 million for the year ended December 31, 2004 from $12.3 million for the year ended December 31, 2003. The decrease is primarily as a result of lower dividends and interest on securities maintained in trading accounts related to our sales and trading business in 2004 relative to 2003, including as a result of exiting the convertible arbitrage business in 2004, partially offset by increased interest earned on securities purchased under agreements to resell.

  Other

        Other revenues increased $1.5 million, or 25.3%, to $7.6 million for the year ended December 31, 2004 compared with $6.1 million in 2003. The increase in other revenues was primarily attributable to our agreement to manage, commencing at the beginning of 2004, the U.S. merchant banking investments of Société Générale. This increase was partially offset by a reduction in income associated with investments held as an economic hedge against liabilities under certain deferred compensation plans.

Expenses

  Employee Compensation and Benefits

        Employee compensation and benefits expense increased $11.7 million, or 7.3%, to $172.6 million for the year ended December 31, 2004 compared with $160.9 million in 2003. This increase was primarily attributable to a revised compensation system established by Société Générale in 2004, which included a profit sharing arrangement. The profit sharing arrangement allowed us to increase employee compensation as a result of the reduction in our non-compensation expense excluding litigation and certain other corporate expenses. Employee compensation and benefits as a percentage of net revenues was 58.6% for the year ended December 31, 2004 compared with 54.2% in 2003.

  Floor Brokerage and Trade Execution

        Floor brokerage and trade execution fees decreased $5.2 million, or 24.5%, to $16.1 million for the year ended December 31, 2004 compared with $21.4 million in 2003. This decrease was primarily attributable to savings related to our entering into a new Clearing Agreement with an affiliate of Société Générale in early 2004.

  Service Fees, Net

        Service fees decreased $22.0 million, or 47.5%, to $24.4 million for the year ended December 31, 2004 compared with $46.4 million in 2003. This significant reduction was the result of our initiatives to take control of numerous support functions and the establishment of new service level agreements with Société Générale signed in early 2004, which replaced a majority of the allocated support function expenses from 2003.

  Communications

        Communications expense decreased $2.7 million, or 12.0%, to $19.8 million for the year ended December 31, 2004 compared with $22.5 million in 2003. This decrease was primarily attributable to more favorable pricing under renegotiated contracts with various vendors, including market data services and telecommunications services providers.

  Occupancy and Equipment

        Occupancy and equipment expense increased $2.9 million, or 24.9%, to $14.6 million for the year ended December 31, 2004 compared with $11.7 million in 2003, primarily due to additional rent associated with facilities used by our newly formed dedicated support personnel and increased application software support fees.

  Marketing and Business Development

        Marketing and business development costs increased $0.6 million, or 5.1%, to $12.1 million for the year ended December 31, 2004 compared with $11.5 million in 2003. This increase was primarily attributable to increased expenses associated with conferences, which were offset by a decrease in certain entertainment expenses and other underwriting related expenses, which positively impacts the reimbursement of certain of these expenses.

  Litigation and Related Costs

        Litigation and related costs were a benefit of $44.8 million in 2004 compared with a $77.2 million expense recorded in 2003. The benefit in 2004 was caused by $46.9 million of accrued insurance recoveries and the net reversal of previously accrued reserves. The expense in 2003 represented the creation of various loss contingency reserves for certain litigation matters.

  Depreciation and Amortization

        Depreciation and amortization expense increased $1.2 million, or 107.5%, to $2.4 million for the year ended December 31, 2004 compared with $1.2 million in 2003, primarily as a result of increased amortization of capitalized information technology investments, partially offset by a reduction in depreciation of leasehold improvements.

  Other

        Other expense increased $0.6 million, or 3.3%, to $20.1 million for the year ended December 31, 2004 compared with $19.4 million in 2003. This increase was primarily due to an increase in the impairment charge related to our exchange memberships.

Provision for Taxes

        The provision for taxes was $1.9 million in 2004, which equals an effective tax rate of 3.3%, compared with a benefit of $1.0 million in 2003, which equals an effective tax rate of 1.4%.

Liquidity and Capital Resources

        We have historically satisfied most of our capital and liquidity requirements through capital contributions from Société Générale. Most of our assets consist of cash and assets readily convertible into cash such as securities purchased under agreements to resell. Securities inventories are stated at fair value and are generally readily marketable. As of March 31, 2006, we had liquid assets of $351.0 million in cash and securities purchased under agreements to resell. In conjunction with this offering we anticipate returning capital to SG Americas Securities Holdings. The distribution will be equal to the amount necessary to cause our stockholders' equity to be $207.0 million immediately following this offering. If the distribution and transfer of other assets and liabilities expected in connection with the separation had occurred as of March 31, 2006, we would have had liquid assets of $156.3 million in cash and securities purchased under agreements to resell. See "Unaudited Pro Forma Combined Financial Information." A portion of those liquid assets will be held pursuant to the Escrow Agreement and are intended to be utilized for the future payment, if any, of certain litigation. See "Certain Relationships and Related Transaction—Escrow Agreement." If the escrow account had been established at March 31, 2006, it would have contained $79.3 million, and liquid assets available for our general use would have been $77.0 million. We continually monitor our liquidity position and believe our available liquid assets (after the return of capital and transfer to the escrow account) will be sufficient to fund our ongoing activities over the next twelve months.

        As a registered broker-dealer and member firm of the NYSE, our broker-dealer subsidiary is subject to the uniform net capital rule of the SEC. We have elected to use the alternative method permitted by the uniform net capital rule, which generally requires that we maintain minimum net capital of $1.0 million. The NYSE may prohibit a member firm from expanding its business or paying dividends if resulting net capital would be below the regulatory limit. We expect these limits will not impact our ability to meet current and future obligations.

        At March 31, 2006, our net capital under the SEC's Uniform Net Capital Rule was $210.0 million, or $209.0 million in excess of the minimum required net capital. If the return of capital and transfer of other assets and liabilities mentioned above had occurred on March 31, 2006, our net capital under the SEC's Uniform Net Capital Rule would have been $68.5 million, or $67.5 million in excess of the minimum required net capital.

        Cowen International Limited, our registered U.K. broker-dealer subsidiary, is subject to the capital requirements of the U.K. Financial Services Authority.

  Cash Flows

        Three months ended March 31, 2006.    Cash decreased by $1.5 million for the three months ended March 31, 2006, primarily as a result of cash used in operating and investing activities, partially offset by cash generated from financing activities.

        Our operating activities consumed $8.8 million of cash due to cash used in changes in operating liabilities of $72.3 million, partially offset by net income of $36.5 million, including non-cash revenue and expense items of $22.5 million and cash provided from changes in operating assets of $49.5 million. The change in operating liabilities of $72.3 million was primarily due to a decrease in employee compensation and benefits payable of $57.2 million, a decrease in securities sold, not yet purchased of $8.0 million and a decrease in payables to brokers, dealers and clearing brokers of $4.7 million. Net non-cash revenue and expense items were primarily due to a gain of $24.8 million on exchange memberships. The change in operating assets primarily resulted from a reduction in securities purchased under agreement to resell of $60.7 million and a decrease in securities owned of $8.8 million, partially offset by an increase in receivables from brokers, dealers and clearing brokers of $10.2 million and an increase in corporate finance and syndicate receivables of $9.2 million.

        Our investing activities consumed $1.1 million due to purchases of fixed assets. Our financing activities increased $8.4 million primarily due to a capital contribution of $8.6 million from Société Générale.

        Year ended December 31, 2005.    Cash increased $0.2 million in the year ended December 31, 2005, primarily due to positive operating cash flow, substantially offset by cash used in financing activities.

        Our operating activities provided $44.9 million of cash due to net income of $12.1 million, including non-cash revenue and expense items of $3.5 million, and cash provided from the change in operating assets of $33.5 million, offset by a reduction in cash from the change in operating liabilities of $4.1 million. The non-cash items consist primarily of depreciation and amortization expense of $2.1 million and income tax expense of $1.2 million. Cash provided from the change in operating assets consisted primarily of $34.4 million from the reduction of securities purchased under agreement to resell, $23.2 million from the collection of insurance claims receivable and $10.6 million from the reduction of amounts due from affiliates, partially offset by an increase of $29.8 million in securities owned. Cash consumed by the decrease in operating liabilities was primarily attributable to $25.3 million related to the change in legal reserves and related payables, partially offset by an increase of $16.1 million in securities sold, not yet purchased.

        We used $0.5 million in our investing activities, primarily in the purchase of fixed assets. Financing activities consisted of $1.4 million of net capital contributions from Société Générale and $45.7 million in payments related to the retail brokerage business not conducted by us.

        Year ended December 31, 2004.    Cash increased $1.7 million during the year ended December 31, 2004, primarily due to positive cash flows from financing activities, substantially offset by cash used in operating activities and investing activities.

        Our operating activities consumed $51.2 million of cash due to a reduction in cash from the change in operating assets of $100.0 million, a reduction in cash from the change in operating liabilities of $12.9 million, partially offset by net income of $55.1 million, including non-cash revenue and expense items of $6.6 million. The change in operating assets related primarily to a $158.6 million increase in securities purchased under agreement to resell, partially offset by a reduction in receivables from brokers, dealers, and clearing brokers of $80.4 million. The reduction in cash from decreased operating liabilities was primarily attributable to $21.2 million related to the change in legal reserves and related payables and $6.7 million related to the change in payable to brokers, dealers and clearing brokers, partially offset by an increase in accounts payable, accrued expenses and other liabilities. The non-cash items consist primarily of depreciation and amortization expense of $2.4 million, an impairment of exchange memberships of $2.0 million and income tax expense of $1.9 million.

        Our investing activities consisted of net purchases of fixed assets in the amount of $5.0 million. Financing activities consisted of $80.0 million of net capital contributions from Société Générale and $22.1 million in payments related to the retail brokerage business not conducted by us.

        Year ended December 31, 2003.    Cash was substantially unchanged during the year ended December 31, 2003, primarily due to cash used in financing activities which was offset by cash generated in operating activities.

        Our operating activities provided $97.9 million of cash due to cash provided from the change in operating liabilities of $143.3 million, and the change in operating assets of $27.1 million, partially offset by a net loss of $74.4 million, including non-cash revenue and expense items of $1.9 million. The change in operating liabilities was primarily attributable to an increase in legal reserves and legal expenses payable of $71.8 million and an increase in securities sold, not yet purchased of $51.4 million. The change in operating assets resulted primarily from a decrease in securities purchased under agreement to resell of $114.2 million, partially offset by an increase in securities owned of $40.0 million and an increase in receivables from brokers, dealers and clearing brokers of $44.3 million. Non-cash revenue and expense items consist primarily of impairment of certain exchange memberships of $1.2 million and depreciation and amortization expense of $1.2 million, partially offset by an income tax benefit of $1.0 million.

        Our investing activities consisted of proceeds from the transfer/sales of fixed assets of $2.7 million. Financing activities consisted of $103.0 million of payments related to the retail brokerage business not conducted by us, partially offset by $2.5 million of capital contributions from Société Générale.

  Credit Facilities

        We intend to establish a revolving credit agreement with one or more banks at or around the time of this offering.

Contractual Obligations

        The following table provides a summary of our contractual obligations as of December 31, 2005:

	Payments Due by Period
	Total	2006	2007-2008	2009-2010	2011 and thereafter
	(in thousands)
Operating lease obligations(1)	$62,154	$7,495	$14,806	$15,579	$24,274
Other contractual obligations(2)	42,358	12,910	18,289	11,159	—

Total	$104,512	$20,405	$33,095	$26,738	$24,274

(1)
Excludes future lease obligations related to a new office location in London as the lease has not yet been executed. Also excludes $9.2 million of future lease obligations related to a new office location under a lease executed subsequent to December 31, 2005.

(2)
Includes guaranteed employment and other obligations in 2006 and 2007 of $4.8 million and $2.0 million, respectively, and payments under contracts for the outsourcing of certain information technology services, excluding $4.4 million of future aggregate minimum payments under agreements executed subsequent to December 31, 2005.

Off-Balance Sheet Arrangements

        We had no material off-balance sheet arrangements as of March 31, 2006; however, through indemnification provisions in our clearing agreement with one of our affiliates, customer activities may expose us to off-balance-sheet credit risk. Pursuant to the clearing agreement, we are required to reimburse our clearing broker, without limit, for any losses incurred due to a counterparty's failure to satisfy its contractual obligations. However, these transactions are collateralized by the underlying security, thereby reducing the associated risk to changes in the market value of the security through the settlement date. See "Qualitative and Quantitative Disclosures About Market Risk—Credit Risk."

        We are a member of various securities exchanges. Under the standard membership agreement, members are required to guarantee the performance of other members and, accordingly, if another member becomes unable to satisfy its obligations to the exchange, all other members would be required to meet the shortfall. Our liability under these arrangements is not quantifiable and could exceed the cash and securities we have posted as collateral. However, management believes that the potential for us to be required to make payments under these arrangements is remote. Accordingly, no contingent liability is carried in the accompanying combined statement of financial condition for these arrangements.

Qualitative and Quantitative Disclosures About Market Risk

  Market Risk

        Market risk represents the risk of loss that may result from the change in value of a financial instrument due to fluctuations in its market price. Market risk may be exacerbated in times of trading illiquidity when market participants refrain from transacting in normal quantities and/or at normal bid-offer spreads. Our exposure to market risk is directly related to our role as a financial intermediary in customer trading and to our market making and investment activities. Market risk is inherent in financial instruments.

        We trade in equity and convertible debt securities as an active participant in both listed and over the counter markets. We typically maintain securities in inventory to facilitate our market making activities and customer order flow. We may use a variety of risk management techniques and hedging strategies in the ordinary course of our trading business to manage our exposures.

        In connection with our trading business, management also reviews reports appropriate to the risk profile of specific trading activities. Typically, market conditions are evaluated and transaction details and securities positions are reviewed. These activities seek to ensure that trading strategies are within acceptable risk tolerance parameters, particularly when we commit our own capital to facilitate client trading. Activities include price verification procedures, position reconciliations and reviews of transaction booking. We believe these procedures, which stress timely communications between traders, trading management and senior management, are important elements of the risk management process.

  Interest Rate Risk

        Interest rate risk represents the potential loss from adverse changes in market interest rates. As we may hold convertible debt securities and other interest sensitive liabilities from time to time, we are exposed to interest rate risk arising from changes in the level and volatility of interest rates and in the shape of the yield curve. Interest rate risk is primarily managed through the use of U.S. Treasury futures, options and short positions in corporate debt securities.

  Credit Risk

        We engage in various securities underwriting, trading and brokerage activities servicing a diverse group of domestic and foreign corporations and institutional investor clients. A substantial portion of our transactions are collateralized and are executed with and on behalf of institutional investor clients including other brokers or dealers, commercial banks and other financial institutions. Our exposure to credit risk associated with the nonperformance of these clients in fulfilling their contractual obligations pursuant to securities transactions can be directly impacted by volatile trading markets which may impair the client's ability to satisfy its obligations to us. Our principal activities are also subject to the risk of counterparty nonperformance. Pursuant to our Clearing Agreement with SG Americas Securities, LLC, an affiliate of Société Générale, we are required to reimburse our clearing broker without limit for any losses incurred due to a counterparty's failure to satisfy its contractual obligations with respect to a transaction executed by the affiliate as a clearing agent. However, as noted above, these transactions are collateralized by the underlying security, thereby reducing the associated risk to changes in the market value of the security through the settlement date. We also seek to mitigate the risks associated with sales and trading services through active customer screening and selection procedures and through requirements that clients maintain collateral in appropriate amounts where required or deemed necessary.

  Inflation Risk

        Because our assets are, to a large extent, liquid in nature, they are not significantly affected by inflation. However, the rate of inflation affects such expenses as employee compensation and communications charges, which may not be readily recoverable in the prices of services we offer. To the extent inflation results in rising interest rates and has other adverse effects on the securities markets, it may adversely affect our combined financial condition and results of operations in certain businesses.

  Operational Risk

        Operational risk is the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. We are focused on maintaining our overall operational risk management framework and minimizing or mitigating these risks through continual assessment, reporting and monitoring of potential operational risks.

Critical Accounting Policies and Estimates

        The preparation of our combined financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and of revenues and expenses during the reporting periods. We base our estimates and assumptions on historical experience and on various other factors that we believe are reasonable under the circumstances. The use of different estimates and assumptions could produce materially different results. For example, if factors such as those described in "Risk Factors" cause actual events to differ from the assumptions we used in applying the accounting policies, our results of operations, financial condition and liquidity could be materially adversely affected.

        Our significant accounting policies are summarized in note 2 to our audited combined financial statements included elsewhere in this prospectus. On an ongoing basis, we evaluate our estimates and assumptions, particularly as they relate to accounting policies that we believe are most important to the presentation of our financial condition and results of operations. We regard an accounting estimate or assumption to be most important to the presentation of our financial condition and results of operations where:

  •
  the nature of the estimate or assumption is material due to the level of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change; and

  •
  the impact of the estimate or assumption on our financial condition or operating performance is material.

        Using these criteria, we believe the following to be our critical accounting policies:

  Valuation of Financial Instruments

        Substantially all of our financial instruments are recorded at fair value or contract amounts that approximate fair value. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. "Securities owned" and "securities sold, not yet purchased" and derivative financial instruments including futures, options and warrant positions are stated at fair value, with related changes in unrealized appreciation or depreciation reflected in the line item "Principal transactions" in our combined statement of operations. Financial instruments carried at contract amounts include "receivable from brokers, dealers and clearing brokers", "payable to brokers, dealers and clearing brokers", "securities purchased under agreements to resell with related party" and "corporate finance and syndicate receivables."

        Fair value is generally based on independent sources such as quoted market prices or dealer price quotations. To the extent certain financial instruments trade infrequently or are non-marketable securities and, therefore, do not have readily determinable fair values, we estimate the fair value of these instruments using various pricing models and the information available to us that we deem most relevant. Among the factors considered by us in determining the fair value of financial instruments are discounted anticipated cash flows, the cost, terms and liquidity of the instrument, the financial condition, operating results and credit ratings of the issuer or underlying company, the quoted market price of publicly traded securities with similar quality and yield and other factors generally pertinent to the valuation of financial instruments. For example, non-marketable warrant positions are valued to the extent publicly available information related to the underlying asset is available.

  Goodwill

        Goodwill represents the excess cost of a business acquisition over the fair value of the net assets acquired. In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"), goodwill is not amortized.

        We evaluate goodwill annually or more frequently if events or circumstances indicate a possible impairment. For goodwill impairment tests, the asset's fair value is based on factors such as projected cash flows, revenue multiples and selling prices. Goodwill impairment is recognized if its carrying value exceeds its implied fair value as determined in accordance with SFAS No. 142.

        Goodwill impairment tests are subject to significant judgment in determining the estimation of future cash flows, discount rates and other assumptions. Changes in these estimates and assumptions could have a significant impact on the fair value and any resulting impairment of goodwill.

  Legal and Regulatory Reserves

        In the normal course of business, we have been named a defendant in a number of lawsuits and other legal and regulatory proceedings. Such proceedings include actions brought against us and others with respect to transactions in which we acted as an underwriter or financial advisor, actions arising out of our activities as a broker or dealer in securities and actions brought on behalf of various classes of claimants against many securities firms, including us. We estimate potential losses that may arise out of legal and regulatory proceedings and recognize liabilities for such contingencies to the extent such losses are probable and the amount of loss can be reasonably estimated. We review outstanding claims with internal and external counsel to assess probability and estimates of loss. We reassess the risk of loss as new information becomes available, and reserves are adjusted, as appropriate. Any future increases to our loss contingency reserves or releases from these reserves may affect our results of operations. Historically, litigation and related costs have significantly impacted our financial results.

Recently Issued Accounting Standards, Not Yet Adopted

        In December 2004, the Financial Accounting Standards Board ("FASB") issued revised SFAS No. 123(R), "Share-Based Payment" ("SFAS No. 123(R)"). SFAS No. 123(R) requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. The compensation cost is measured based on the fair value of the equity or liability instrument issued. The revised statement eliminated the previously available alternative to account for share-based payments in accordance with APB 25, which measured the compensation cost at its intrinsic value. SFAS No. 123(R) is effective for the first interim or annual period that begins after June 15, 2005. Historically, we elected to apply APB 25 for all stock-based compensation. We expect to establish stock-based compensation plans that will provide for the grant of equity-based awards including stock- options, stock appreciation rights, restricted stock, restricted stock units and other stock based awards to eligible non-employee directors, officers and other employees and independent contractors. We will account for future awards of our equity in accordance with SFAS No. 123(R) and are currently evaluating the impact of this new guidance.

        In May 2005, the FASB adopted SFAS No. 154, "Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3" ("SFAS No. 154"). In addition to new disclosure requirements, SFAS No. 154 requires, unless considered impracticable, the use of the "retrospective" method for reporting voluntary changes in accounting principle, changes mandated by accounting pronouncements that do not specify transition provisions and changes in the reporting entity. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. In adopting SFAS No. 123(R), we do not anticipate making changes in valuation methods that would be required to be disclosed under SFAS No. 154. We do not expect that the adoption of SFAS No. 154 will have a material impact on our combined financial statements.

        Emerging Issues Task Force ("EITF") Issue No. 04-5, "Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights" ("EITF 04-05"), has two effective dates. For general partners of all new limited partnerships formed and for existing limited partnerships for which the partnership agreements are modified, EITF 04-05 is effective after June 29, 2005. For general partners in all other limited partnerships, it is effective no later than the beginning of the first reporting period in fiscal years beginning after December 15, 2005. Two transition methods are available. EITF 04-05 provides guidance for assessing when a general partner controls, and therefore should consolidate, a limited partnership or similar entity when the limited partners have certain rights. We have evaluated the impact of this guidance, and do not believe that the adoption of EITF 04-05 will result in us having to consolidate any limited partnerships that would otherwise not be consolidated absent EITF 04-05.

        FASB Staff Position ("FSP") FAS 115-1/FAS 124-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments" ("FSP 115-1/124-1"), was finalized November 3, 2005 and should be applied to reporting periods beginning after December 15, 2005. Earlier application is permitted. FSP 115-1/124-1 nullifies certain requirements of Issue 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments," and supersedes EITF Abstracts, Topic No. D-44, "Recognition of Other-Than-Temporary Impairment upon the Planned Sale of a Security Whose Cost Exceeds Fair Value." FSP 115-1/124-1 provides guidance on determining whether an investment is impaired, whether impairment is temporary or other than temporary, measurement of the impairment loss, accounting subsequent to an impairment write-down and disclosures about unrecognized losses. We are evaluating the impact of this guidance and do not believe that the adoption of FSP 115-1/124-1 will have a material impact on our combined financial statements.

BUSINESS

Overview

        We are an investment bank dedicated to providing superior research, sales and trading and investment banking services to companies and institutional investor clients in key growth sectors of the economy, primarily healthcare, technology, media and telecommunications and consumer. Our success has come from our team-based approach to delivering customized solutions to our clients as well as from providing our clients with frequent and consistent interaction with our senior professionals. We believe the experience and talent of our professionals enable us to deliver the specialized advice and differentiated services our clients demand. As a result, we have a high level of repeat and lead managed investment banking business and strong sales and trading relationships with our investor clients. We believe that becoming a public company independent of Société Générale will allow us to focus on the growth of our own platform by adding new products to serve our existing clients, additional professionals to our existing sectors, new sectors that fit our growth focus and new complementary business lines. We were founded in 1918 in New York City and have grown our firm over its 88-year history into a growth-focused investment bank which had net revenues of $296.1 million and income before taxes of $13.2 million in 2005.

        Providing institutional investor clients with timely, insightful and actionable research that improves their investment performance is at the core of our business today. We are committed to making sound investment recommendations, the best of which we define as correct, non-consensus conclusions. Our differentiated approach to research focuses our experienced analysts' efforts towards delivering specific investment ideas and de-emphasizes maintenance research. As of March 31, 2006, our 29 research analysts covered 424 companies, principally in the healthcare, technology, media and telecommunications and consumer sectors.

        Our team of sales and trading professionals distributes our proprietary research and investment ideas to institutional investor clients, executes trade orders for these clients and distributes the securities of our investment banking clients. Our dedication of resources to our target sectors allows us to develop a level of knowledge and focus that differentiates our sales and trading capabilities from that of our competitors. This sector expertise allows our sales and trading professionals to better understand and service the needs of our clients and to create and maintain strong relationships with the largest institutional investor clients. We believe our sales and trading clients are becoming increasingly selective in identifying sources of investment and trading expertise. As a result, the value they place on our focused, insightful, proprietary research and dedicated sales and trading professionals is growing. We have relationships with over 1,000 institutional investor clients in the U.S. and internationally. In 2005, our sales and trading revenue was $145.7 million, or 49.2% of our net revenues.

        Our investment banking professionals deliver by drawing upon their customized, high quality services and significant experience with growth companies in our target sectors. We establish long-term relationships with our clients and provide them with capital raising and strategic advice throughout their development cycles. A significant majority of our investment banking revenue is earned from high-growth public companies, generally with a market capitalization below $2 billion, and much of the balance is earned from private company transactions. The industry and product-specific experience of our professionals enables us to be innovative in our approach to addressing client issues, leading to high levels of client loyalty and significant rates of repeat business. In 2005, repeat business accounted for over 40% of our transactions, and lead managed business represented 40% of our underwritten transactions. Our investment banking revenue was $126.3 million, or 42.6%, of our net revenues, in 2005.

        We are headquartered in New York City, and we also have offices in Boston, Chicago, Cleveland, Denver, San Francisco, London and Geneva.

Our History

        Our firm has a rich history beginning with the founding of Cowen in 1918 in New York City as a bond brokerage firm and continuing to our current position as an investment bank focused on key sectors of the economy. Throughout our history, our strength has been our ability to attract experienced and talented senior professionals with deep industry relationships and significant proven transaction experience, and our success has come from our team-based approach to providing customized solutions to our clients. Over the last 30 years, we have become a leading provider of investment banking services to companies in our target sectors. In 1998, our firm was acquired by Société Générale, one of the largest financial services firms in Europe.

        At the time Société Générale acquired our firm in 1998, we had businesses such as asset management, correspondent clearing services, bond brokerage and private client services, each of which has subsequently been sold or transferred. Since the acquisition by Société Générale, we have expanded certain of the businesses we are currently conducting, including the addition of senior professionals in our healthcare and technology, media and telecommunications investment banking business and the addition of a team of professionals dedicated to the consumer sector. Since the acquisition, we have also added a team of individuals dedicated to the distribution of convertible debt and equity securities.

        We have largely served our corporate clients and institutional investor clients independent of Société Générale's activities because we focus on different segments of the market. Our corporate clients typically do not utilize many of the products and services provided by Société Générale, such as Société Générale's commercial banking products, and we were prohibited from offering many services and products utilized by our institutional investor clients. We believe that becoming a public company independent of Société Générale will allow us to focus on the growth of our own platform by adding new products to serve our existing clients, additional resources to our existing sectors, new sectors that fit our growth focus and new complementary business lines.

        Cowen Group, Inc. was incorporated in Delaware in February 2006. At or prior to the effective time of the registration statement of which this prospectus forms a part, SG Americas Securities Holdings will transfer all of its interests in Cowen and Company, LLC and Cowen International Limited to Cowen Group, Inc.

Market Opportunity and Focus

        We believe that we have a significant opportunity to grow our business given our focus on key sectors of the economy as well as favorable market conditions in the financial services industry.

  Our focus on growth sectors of the economy, such as healthcare, technology, media and telecommunications and consumer, allows us to benefit from significant demand for the research, sales and trading and investment banking services that we provide.

        We focus on key sectors of the economy, primarily healthcare, technology, media and telecommunications and consumer, which represent approximately 50% of the capitalization of the Russell 2000, accounted for approximately $60 billion, or 37%, of public equity capital markets financings during 2005 and represented $563 billion, or 46%, of merger and acquisition activity during 2005. By focusing on these key sectors over a long period of time, we are well positioned to grow our capital raising and strategic advisory business. Companies in these sectors require a significant amount of new capital on a regular basis to develop and fund new products and services, leading to repeat business opportunities. Similarly, focusing our research and sales and trading activities on these sectors enables us to deliver differentiated market insights and execution strength and allows us to continue to grow our research and sales and trading platforms.

        The following charts show the historical volumes by sector for U.S. equity and convertible securities issuance, U.S. mergers & acquisitions, Nasdaq trading volume and Russell 2000 trading volume for 2001-2005:

U.S. Equity and Convertible Securities Issuance	U.S. Mergers & Acquisitions

Nasdaq Trading Volume	Russell 2000 Trading Volume

(1)
Technology, media and telecommunications also includes aerospace and defense and alternative energy.

  Consolidation in the financial services industry has created an opportunity for us to grow our business.

        The financial services industry has experienced substantial consolidation over the past ten years. During this consolidation, a number of growth-focused investment banks were acquired by larger commercial banks with broader platforms. We believe that large investment banks often under-serve clients considered to be small- or mid-capitalization which has created a significant market opportunity for us to serve the specialized needs of these growth companies. We continue to work with these small- and mid-capitalization public and private companies and aim to provide them with superior, customized service that larger firms often do not provide.

        In addition, many large investment banks have responded to pricing pressure within their equity brokerage divisions by reducing research coverage, particularly for smaller companies, consolidating sales and trading services, and reducing headcount of more experienced sales and trading professionals in order to transition to a commoditized brokerage model focused increasingly on large market capitalization companies. We continue to provide strong sales and trading and research coverage on small- and mid-capitalization companies, providing investors in these companies as well as in larger capitalization companies with highly experienced sales and trading professionals and a level of service exceeding that of many larger firms.

        We also believe that our brand and the depth of our sector expertise, combined with the scale of our operations across research, sales and trading and investment banking, are compelling for clients looking to us as their lead investment bank or trading partner. Therefore, we expect to continue to be successful in competing with smaller boutique investment banks.

Competitive Strengths

        We are an investment bank providing high-quality services to our clients in our target sectors. We believe that we are well positioned to maintain and expand our leading position in these target sectors by continually leveraging our principal competitive strengths:

  •
  Leading franchise focused on our target growth sectors.    Our focus on the healthcare, technology, media and telecommunications and consumer sectors of the economy contributes to the significant expertise in our advice and execution for clients and investors in our target sectors. We have a product suite and capabilities to provide leading research, sales and trading and investment banking services to clients in our key sectors.

  •
  Equity research leadership.    We believe that investors are seeking investment recommendations that are timely and differentiated. Our research team seeks to develop correct, non-consensus ideas that will enhance our clients' investment performance. We achieve this through proprietary research, including survey work and building extensive networks of industry experts. Our investment recommendations are delivered to our institutional investor clients through our experienced sales and trading team. Our research professionals establish strong relationships with our clients through our commitment to knowledge leadership in our target sectors.

  •
  Established and respected brand.    We believe the Cowen brand name is associated with knowledge leadership in the healthcare, technology, media and telecommunications and consumer sectors, with differentiated, high quality research, with creative solutions to strategic and financial challenges and with sound execution of our clients' transactions.

  •
  Strong client relationships.    We believe our strong client relationships are a result of the high level of client service we provide. We strive to provide our clients with frequent and consistent interaction with our senior professionals who are actively involved in all stages of our client engagements. The strength of our client relationships is demonstrated by the fact that in 2005 over 40% of our investment banking transactions were with companies for which we had executed other transactions during the previous five years.

  •
  Experienced professionals with deep knowledge and broad skills.    We have created an entrepreneurial, performance-oriented corporate culture, and we hire and train professionals who share a reputation for sector expertise, strong execution skills and a history of successful transactions for growth companies. We believe many of our professionals have chosen to join us from other leading investment banks because they have been attracted by our commitment to serving growth companies and growth investors, our entrepreneurial culture and our strong core values.

Growth Strategy

        We intend to grow our business by continuing to establish and deepen long-term relationships with our clients through our research, sales and trading and investment banking services. We intend to apply the following strategies:

  •
  Grow our lead managed capital raising and strategic advisory business.    We will continue to leverage our ability to provide customized, innovative capital raising strategies in order to increase our level of lead managed capital raising transactions for clients. We lead managed 40% of our underwritten transactions in 2005, and we intend to build on that success across our target industry sectors by leading more, as well as larger, transactions. Our intention is also to grow our leading PIPEs and RDs business, where our transactions have been largely sole or lead managed by us. Finally, we will seek to grow our strategic advisory business in both the number and the size of transactions. We believe our role as a lead manager in capital raising transactions will facilitate the growth of our strategic advisory revenues.

  •
  Maintain high levels of repeat business.    Over 40% of our investment banking transactions in 2005 were executed on behalf of clients who had engaged us for a transaction in the prior five-year period. We intend to focus on repeat business from high growth clients who understand our unique industry expertise and who will work with us across our product platform. As we continue to expand the range of products we offer, we expect to increase our share of investment banking business from existing clients.

  •
  Be the preferred research and trading partner in our target sectors.    By leveraging senior research professionals who develop strong investment ideas and by dedicating highly experienced sales and trading professionals by sector to execute the actions we recommend, we seek to be the preferred research and trading partner in our key sectors. We believe our institutional investor clients are aligning their resources by sector and are seeking to narrow the number of providers of research and trade execution. We intend to meet their specific research and trading requirements and believe the scale of our business, our sector expertise and our capital resources will continue to make us a valued partner for our clients.

  •
  Selectively expand our existing platform.    We intend to selectively expand our existing platform by adding new products to serve our existing clients, adding additional professionals to our existing sectors, adding new sectors that fit our growth focus and adding new complementary business lines. We believe these plans for growth will provide opportunities to increase our revenues and further secure our position with our clients as a highly valued partner. Building out our subsector capabilities within healthcare, technology, media and telecommunications and consumer will continue to be a focus of management. Certain subsectors within our traditional growth sectors represent natural areas for expansion, particularly as we build out our product capabilities. We will pursue the development of additional investment banking products such as high yield origination and distribution which will complement the build out of our existing sectors as well as the addition of new sectors. We will also actively expand our capabilities in sales and trading products such as algorithmic model trading, options trading and the trading of exchange-traded funds. We will continue to evaluate new business line opportunities such as asset management. Following the offering, we believe that we will be a well capitalized entity with sufficient financial resources, consisting of existing capital and access to sources of additional equity or debt capital, as well as management resources to execute our growth strategies.

  •
  Attract and retain the highest quality professionals.    Our professionals are our most important asset, and it is their reputation, talent, integrity and dedication that results in our success. We offer a highly entrepreneurial culture with a strong, team-based approach that we believe is attractive to our employees. We have been successful in attracting and retaining key professionals and intend to continue to seek out top talent to further enhance and grow our business. Additionally, we believe that becoming a publicly traded company will further enable us to offer attractive performance-based incentives to talented professionals, which will aid our recruitment effort and our retention of key employees.

Principal Business Lines

  Research

        The goal of our research professionals is to produce timely and actionable investment ideas and proprietary information that will improve our clients' investment performance. We define the best investment ideas as correct, non-consensus conclusions. In our industry, we believe that there has been growing confusion between financial reporting, otherwise known as maintenance research, and financial analysis. To allow our analysts to focus on developing ideas that create significant value for our clients, and to enhance analyst productivity, we have eliminated the requirement for many elements of maintenance research.

        We have a research team of 29 professionals providing coverage on 424 companies, an average of approximately 15 companies per analyst. Our research team includes 21 managing directors with an average of approximately 18 years of experience in the industry. In addition, we have a research strategist providing coverage on the technology, media and telecommunications industry.

        We have created two research products that highlight our analysts' proprietary information and investment ideas to our clients: (i) The Non-Consensus Idea Series and (ii) The Investment Controversies Series. The Non-Consensus Idea Series features stocks where our analysts' opinions diverge from the prevailing views in the marketplace. We believe these unique situations have high investment return potential because our opinions diverge from market expectations. Similarly, our Investment Controversies Series features our views on controversial issues surrounding stocks where the outcome will have a significant impact on the stock's direction. In these circumstances, we take a position on one side of the issue which is supported by our fundamental, proprietary research. These opinions are emphasized on our morning calls to our distribution system and subsequently on the calls our sales force place to clients.

        Our research culture is team oriented and discourages the "star" system perpetuated by annual investor polls, which we do not consider in our evaluation of analyst performance. We believe our culture enhances productivity as we direct our analysts to ignore pursuits that would detract from time spent developing valuable investment ideas. This more productive approach has enabled our analysts to raise their research coverage from 11 companies per analyst to 15 in the past two years, a 36% increase.

        Our research team's sector coverage is detailed below. We are continually assessing the opportunity to add coverage of both small- and large-capitalization stocks within our sectors. We may also seek to add sub-sectors of coverage when we believe an opportunity exists to provide a differentiated opinion and help our investor clients achieve higher returns.

        The following table shows the research footprint by sector and subsector as of March 31, 2006:

Healthcare	Technology	Media

Biotechnology
Healthcare Providers
    • Acute Care
    • Clinical Labs
    • Hospice
    • Pharmacy Benefit Management
    • Post Acute
    • Staffing
Managed Care
Medical Supplies & Devices
Pharmaceuticals
    • Major Pharmaceuticals
    • Specialty Pharmaceuticals
                                Consumer
Apparel & Footwear
Beauty Brands
Hardlines
Restaurants
Specialty Retail	Business Services
Consulting/IT Services
Digital Media
Electronics Manufacturing

    Services
Enterprise/PC Hardware
Internet & New Media
    • E-Commerce
    • Internet & New Media
    • Internet Access
Semiconductors
    • Communications Semiconductors
    • Semiconductor Foundries
    • Semiconductors
Semiconductor Equipment
Software
    • Application Software
    • Enterprise Software
    • Infrastructure Software
    • Technical Software
Test & Measurement	Cable
Entertainment
Video Games
                        Telecommunications
Telecom Equipment
    • Data Networking Equipment
    • Wireless Telecom Equipment
    • Wireline Telecom Equipment
Telecom Services
    • Data Services
    • Wireless Services
    • Wireline Services
    • Emerging Communications
                                Other
Aerospace & Defense
Alternative Energy

        The following charts show the number of companies under research coverage by sector, the number of companies under research coverage by market capitalization and the number of research analysts per sector:

Number of Companies Under Research Coverage By Sector	Number of Companies Under Research Coverage By Market Capitalization

        We highlight our investment research and provide significant investor access to corporate management teams through eight annual conferences focused on our sectors and sub-sectors. We believe our conferences are differentiated by the quality of our research presented, the quality of our survey results presented and the quality of our expert panelist participants. Expert panelists who appear at our conferences are drawn from our extensive network of industry experts that have been developed over the past 30 years. Our investor clients recognize that our networks, particularly in healthcare, are comprised of many of the leading professionals in their respective fields.

        The following table shows our investor conferences in 2005:

Healthcare Conferences	Techonology, Media and Telecommunications Conferences	Consumer Conference
25th Annual U.S. HC Conference	33rd Annual Technology Conference	3rd Annual Consumer Conference
8th Annual Therapeutic Conference	1st Annual Internet Conference
7th Annual HC Policy Conference	26th Annual Aerospace/Defense Conference
5th Annual Global HC Conference

        Our research franchise has consistently been characterized by teamwork and a desire to develop talent from within the organization. When we hire analysts from outside the organization, we prefer to hire technical professionals from the industry they will cover and to train them internally in our research approach. This approach ensures we attain the differentiated research our clients expect while we maintain the key aspects of our culture. Our research analysts are located in New York, Boston and San Francisco, in close proximity to many of the leading investors in the U.S.

  Sales and Trading

        Our team of sales and trading professionals are focused on institutional investor clients in the U.S. and internationally. We trade both common and convertible securities on behalf our clients and have relationships with over 1,000 institutional investor clients. We believe our sales and trading clients are becoming specialized in their evaluation of investment opportunities. As a result, the value they place on our focused, insightful, proprietary research and dedicated sales and trading professionals is growing. Our sales and trading team is comprised of experienced professionals dedicated to our target sectors, which allows us to develop a level of knowledge and focus that differentiates our sales and trading capabilities from those of our competitors. We believe our resource dedication by sector exceeds that of our competitors. Additionally, we tailor our account coverage to the unique needs of our clients. For example, as hedge funds have contributed an increasing percentage of our revenues in recent years, we have established a dedicated team of professionals to provide customized, value-added service to emerging firms in this important client segment. We have also recently established a dedicated team of professionals to focus on developing relationships with middle market investors. This approach allows us to dedicate a level of knowledge and focus to sales and trading that differentiates us from our competitors.

        Our sales team includes 14 managing directors with an average of approximately 16 years of experience in the industry. Focusing our very experienced sales force on a few target sectors of the U.S. and global economies has enabled our team to develop a strong understanding of the stocks in these sectors, as well as the unique needs of our clients. As these investors continue to realign their resources by sector, the premium they place on sector expertise is growing. The value our clients place on our sales force expertise is evident in the client surveys conducted by third parties. The Institutional Investor Research Group listed our sales force in the top five for the healthcare sector each of the last five years.

        Our sales professionals also provide our institutional investor clients with access to the management of our investment banking clients outside the context of financing transactions. These meetings, commonly referred to as non-deal road shows, are highly valued by both our investment banking and institutional investor clients. Non-deal road shows allow our investment banking clients to increase their visibility with the institutional investor community while providing our institutional investor clients with the opportunity to further educate themselves on companies and industries through meetings with management. We arranged 285 days of non-deal road show meetings for 145 companies in 2005. We believe our deep relationships with company management teams and our sector-focused approach provides us with strong access to management.

        Our trading professionals trade over 2,000 listed stocks and make markets in approximately 1,200 Nasdaq stocks. Our 12 managing directors in trading have an average of approximately 17 years of experience in the industry. Specializing in the healthcare, technology, media and telecommunications and consumer sectors enables our traders to provide strong execution because of our extensive knowledge of institutional investor client interest in specific companies in our target sectors.

        For Nasdaq listed stocks, we continuously make bids and offers on those stocks in which we make markets, requiring some capital commitment to support resulting inventories. Similarly, for listed stocks, we provide market liquidity for institutional investor clients by buying or selling blocks of shares from those clients without necessarily having identified the other side of the trade at execution. These positions are typically of very short duration, usually intra-day, and are taken in the context of the overall economic relationship we have with a specific institutional investor client.

        Within our sales and trading division we also have a team dedicated to the distribution of the convertible debt and equity offerings we manage for our investment banking clients and the provision of liquidity for our institutional investor clients through the trading of convertible debt securities.

        Our sales and trading professionals are primarily located in New York City, Boston, San Francisco and London. We also have sales and trading offices in Chicago, Cleveland, Denver and Geneva.

  Investment Banking

        Our investment banking professionals are focused on providing strategic advisory and capital raising services to public and private companies in the healthcare, technology, media and telecommunications and consumer sectors. Our 23 managing directors in investment banking have an average of 19 years of experience in advising clients on their strategic needs and have long-term relationships with the senior management of our clients. By focusing on our target sectors over a long period of time, we have developed a significant understanding of the unique challenges and demands with respect to public and private capital raising and strategic advice in these sectors. Our advisory and capital raising capabilities begin at the early stages of a private company's accelerated growth phase and continue through its transition to public company status. A significant majority of our investment banking revenue is earned from high-growth public companies with a market capitalization below $2 billion, and much of the balance is earned from private company transactions. We believe the high level of expertise and the client trust we have developed allow us to generate significant repeat business. In 2005, over 40% of our business was executed with repeat clients. In addition, we believe lead managed business reflects our expertise and client relationship strength. We were lead manager on 40% of our underwritten capital raising transactions executed in 2005. This is up from less than 20% in 2001 and reflects a concerted effort by management to focus on lead managed transactions.

  Strategic Advisory Services

        We provide a broad range of advice to our clients in relation to mergers, acquisitions and similar corporate finance matters and are involved at each stage of these transactions, from initial structuring to final execution. When we advise companies in the potential acquisition of another company or certain assets, our services may include:

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  evaluating potential acquisition targets;

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  providing valuation analyses;

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  evaluating and proposing financial and strategic alternatives;

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  rendering, if appropriate, fairness opinions;

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  providing advice regarding the timing, structure and pricing of a proposed acquisition; and

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  assisting in negotiating and closing the acquisition.

        When we advise clients that are contemplating the sale of certain businesses, assets or their entire company, our services may include:

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  evaluating and recommending financial and strategic alternatives with respect to a sale;

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  advising on the appropriate sale process;

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  providing valuation analyses;

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  assisting in preparing an offering memorandum or other appropriate sales materials;

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  rendering, if appropriate, fairness opinions;

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  identifying and contacting selected qualified acquirors; and

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  assisting in negotiating and closing the proposed sale.

        Our strategic advisory services also include more specialized advisory assignments, such as: divestitures, hostile takeover defenses and special committee assignments. Our dedicated mergers and acquisitions professionals are focused by industry sector and work closely with their respective corporate finance focused bankers in their sectors. Given our focus on innovative and fast growing companies, we are most often a sell-side advisor, although we pursue a balance between representing sell-side and buy-side clients. We believe our position as a lead manager of equities transactions will continue to facilitate the development of strong client relationships and the growth of our advisory business, particularly for larger transactions. For example, we represented Sybari Software in a sale to Microsoft in 2005 after originally being mandated as a lead manager of its initial public offering. Similarly, we represented biotechnology company Transkaryotic Therapies Inc. in its $1.6 billion cross border sale to pharmaceutical company Shire Pharmaceuticals in 2005. Our firm was the lead manager for three common stock follow-on offerings for Transkaryotic in 2001 and maintained an advisory relationship with the company and its board.

  Capital Raising Services

        Our capital raising efforts are principally focused on public and private equity products, including:

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  private placements of equity;

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  IPOs;

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  follow-on public offerings;

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  PIPEs;

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  RDs; and

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  convertible offerings.

        We often work with innovative private and public companies in our sectors, providing strategic advice and capital raising services. Many of these relationships develop early when the company is private and result in transactions such as private placements, mergers and acquisitions transactions and

IPOs. For example, from 2003 to 2005, we executed 54 IPOs and lead managed over 40% of these transactions. However, public company transactions make up the majority of our investment banking revenues. As a result of our clients being high-growth companies, they are frequently in need of new capital. From 2003 to 2005, we lead managed 72 offerings and co-managed 104 offerings for equity and convertible securities for 139 companies, raising proceeds of approximately $35 billion. We believe our aggressive pursuit of innovative capital raising solutions in the form of follow-ons, PIPEs, RDs and convertible securities will continue to be the key driver of our public company capital raising business. In the last three years, we have built our PIPEs and RDs business into an industry leader. From 2003 to 2005, we were a market leader in the PIPEs and RDs market executing 59 transactions, nearly all of which were sole or lead managed by us. We believe these figures evidence the strong relationships we have developed over the years with management teams and their investors. We believe our innovation and creativity will continue to result in a high percentage of lead managed business, which we believe is already the highest among growth-focused investment banks.

  Merchant Banking

        We also manage a portfolio of merchant banking investments on behalf of Société Générale. The assets under management are primarily private investments made by SGC Partners I, LLC, an indirect subsidiary of Société Générale. Société Générale has signed a letter of intent to sell a portion of the private merchant banking investments currently managed by us to a third party. If the sale is consummated, we anticipate continuing to manage these assets for the purchaser for a fee. If the sale is not consummated, we anticipate that Société Générale will ask us to continue to manage the assets for a fee to be determined based on the size of the portfolio.

Risk Management and Compliance

        As an investment bank, risk is an inherent part of our business. Global markets, by their nature, are prone to uncertainty and subject participants to a variety of risks. The principal risks we face are credit, market, liquidity, legal, reputational and operational risks. Risk management is considered to be of paramount importance in our day-to-day operations. Consequently, we devote significant resources, including investments in personnel and technology, to the measurement, analysis and management of risk. While risk cannot be eliminated, it can be mitigated through a strong internal control environment. Essential in our approach to risk management is a strong internal control environment with multiple overlapping and reinforcing elements. We have developed policies and procedures to identify, measure and monitor the risks involved in our sales and trading and investment banking activities. We apply quantitative analysis and sound practical judgment before transactions occur to ensure appropriate risk mitigants are in place. We accomplish this objective by allocating the usage of capital to each of our businesses, establishing trading limits and setting credit limits for individual counterparties. Our focus is balancing risk versus return. We seek to achieve adequate returns from each of our businesses commensurate with the risks they assume. Nonetheless, the effectiveness of our approach to managing risks can never be completely assured. For example, unexpected large or rapid movements or disruptions in one or more markets or other unforeseen developments could have an adverse effect on our results of operations and financial condition. The consequences of these developments can include losses due to adverse changes in inventory values, decreases in the liquidity of trading positions, increases in our credit exposure to customers and counterparties and increases in general systemic risk.

Competition

        As an investment bank, all aspects of our business are intensely competitive. Our competitors are other investment banks, brokerage firms, merchant banks and financial advisory firms. We compete with some of our competitors nationally and with others on a regional, product or business line basis.

Many of our competitors have substantially greater capital and resources than we do and offer a broader range of financial products. We believe that the principal factors affecting competition in our business include client relationships, reputation, quality and price of our products and services, market focus and the ability of our professionals.

        Competition is intense for the recruitment and retention of qualified professionals. Our ability to continue to compete effectively in our business will depend upon our continued ability to retain and motivate our existing professionals and attract new professionals.

        In recent years, there has been substantial consolidation and convergence among companies in the financial services industry, including among many of our former competitors. In particular, a number of large commercial banks have established or acquired broker-dealers or have merged with other financial institutions. Many of these firms have the ability to offer a wider range of products than we offer, including loans, deposit taking, insurance and asset management. Many of these firms also have more extensive investment banking services, which may enhance their competitive position. They also have the ability to support investment banking and securities products with commercial banking, insurance and other financial services revenue in an effort to gain market share, which could result in pricing pressure in our business. This trend towards consolidation and convergence has significantly increased the capital base and geographic reach of our competitors.

Regulation

        Our business, as well as the financial services industry generally, is subject to extensive regulation in the United States and elsewhere. As a matter of public policy, regulatory bodies in the United States and the rest of the world are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of customers participating in those markets. In the United States, the SEC is the federal agency responsible for the administration of the federal securities laws. Cowen and Company, LLC, our wholly-owned subsidiary, is registered as a broker-dealer with the SEC, the NYSE and the NASD and in all 50 states, the District of Columbia and Puerto Rico. Accordingly, Cowen and Company, LLC is subject to regulation and oversight by the SEC, the NYSE and the NASD, self-regulatory organizations which are themselves subject to oversight by the SEC and which adopt and enforce rules governing the conduct, and examine the activities, of its member firms, including Cowen and Company, LLC. State securities regulators also have regulatory or oversight authority over Cowen and Company, LLC. Cowen and Company, LLC is also a member of, and subject to regulation by, the NYSE, the Boston Stock Exchange, the Chicago Board of Options Exchange, the Philadelphia Exchange, the American Stock Exchange and the Pacific Exchange. Cowen International Limited, our newly formed U.K. broker-dealer subsidiary, is subject to regulation by the Financial Services Authority in the U.K. Our business may also be subject to regulation by non-U.S. governmental and regulatory bodies and self-regulatory authorities in other countries where we operate.

        Broker-dealers are subject to regulations that cover all aspects of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of customers' funds and securities, capital structure, record-keeping, the financing of customers' purchases and the conduct and qualifications of directors, officers and employees. In particular, as a registered broker-dealer and member of various self-regulatory organizations, Cowen and Company, LLC is subject to the SEC's uniform net capital rule, Rule 15c3-1. Rule 15c3-1 specifies the minimum level of net capital a broker-dealer must maintain and also requires that a significant part of a broker-dealer's assets be kept in relatively liquid form. The SEC and various self-regulatory organizations impose rules that require notification when net capital falls below certain predefined criteria, limit the ratio of subordinated debt to equity in the regulatory capital composition of a broker-dealer and constrain the ability of a broker-dealer to expand its business under certain circumstances. Additionally, the SEC's uniform net capital rule imposes certain requirements that may have the effect of prohibiting a broker-dealer from distributing or withdrawing capital and requiring prior notice to the SEC for certain withdrawals of capital.

        The research areas of investment banks have been, and remain, the subject of increased regulatory scrutiny. In 2002 and 2003, acting in part pursuant to a mandate contained in the Sarbanes-Oxley Act of 2002, the SEC, the NYSE and the NASD adopted rules imposing heightened restrictions on the interaction between equity research analysts and investment banking personnel at member securities firms. The SEC has proposed amendments to Regulation M that would affect the manner in which securities are distributed and allocated in registered public offerings, and the NASD has proposed similar rulemaking in this area. We cannot fully predict the practical effect that such restrictions or measures will have on our business, and the SEC, the NYSE and the NASD may adopt additional and more stringent rules with respect to offering procedures and the management of conflicts of interest in the future.

        The effort to combat money laundering and terrorist financing is a priority in governmental policy with respect to financial institutions. The USA PATRIOT Act of 2001 contains anti-money laundering and financial transparency laws and mandates the implementation of various new regulations applicable to broker-dealers and other financial services companies, including standards for verifying client identification at account opening, and obligations to monitor client transactions and report suspicious activities. Through these and other provisions, the USA PATRIOT Act of 2001 seeks to promote the identification of parties that may be involved in terrorism or money laundering. Anti-money laundering laws outside the United States contain some similar provisions. The obligation of financial institutions, including us, to identify their customers, watch for and report suspicious transactions, respond to requests for information by regulatory authorities and law enforcement agencies, and share information with other financial institutions, has required the implementation and maintenance of internal practices, procedures and controls which have increased, and may continue to increase, our costs, and any failure with respect to our programs in this area could subject us to serious regulatory consequences, including substantial fines, and potentially other liabilities.

        Certain of our businesses are subject to compliance with laws and regulations of U.S. federal and state governments, non-U.S. governments, their respective agencies and/or various self-regulatory organizations or exchanges relating to the privacy of client information, and any failure to comply with these regulations could expose us to liability and/or reputational damage.

        Additional legislation, changes in rules promulgated by the SEC and self-regulatory organizations or changes in the interpretation or enforcement of existing laws and rules, either in the United States or elsewhere, may directly affect the mode of our operation and profitability.

        The U.S. and non-U.S. government agencies and self-regulatory organizations, as well as state securities commissions in the United States, are empowered to conduct administrative proceedings that can result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer or its directors, officers or employees. Occasionally, we have been subject to investigations and proceedings, and sanctions have been imposed for infractions of various regulations relating to our activities.

Legal Proceedings

        We face significant legal risks in our businesses and, in recent years, the volume of claims and amount of damages sought in litigation and regulatory proceedings against financial institutions have been increasing. These risks include potential liability under federal securities and other laws in connection with securities offerings and other transactions, as well as advice and opinions we provide concerning strategic transactions. In addition, like most financial institutions, we are often the subject of claims made by current and former employees arising out of their employment or termination of employment with us. These claims often relate to dissatisfaction with an employee's bonus or separation payment, or involve allegations that the employee was the subject of some form of discrimination or other unlawful employment practice.

        We are involved in a number of judicial, regulatory and arbitration matters arising in connection with our business including those described below. Pursuant to SFAS No. 5, "Accounting for Contingencies," we review the need for any loss contingency reserves, and we have established reserves for certain of these matters that we believe are adequate where, in the opinion of management, the likelihood of liability is probable and the extent of such liability is reasonably estimable. In addition, in connection with this offering, we will enter into an Indemnification Agreement with Société Générale, wherein Société Générale will agree to indemnify us for all liability arising out of all known, pending or threatened litigation and arbitrations and certain specified regulatory matters that exist at the time of this offering. The Indemnification Agreement will also provide that Société Générale will indemnify us for all known or unknown liabilities, including litigation and related matters, arising from any business conducted by Société Générale or previously conducted by us to the extent that such business is not part of the businesses currently conducted by us. The liabilities for which Société Générale will indemnify us include the costs of legal fees and related expenses incurred in connection with the indemnified matters as well as any settlements or awards. Under the same agreement, we have agreed to indemnify Société Générale for all claims made after this offering to the extent they relate to the businesses currently conducted by us and were not known or threatened at the time of this offering.

        The matters covered by the Indemnification Agreement are described below, which include all of our material pending legal matters and other legal matters.

  Gruttadauria Matters

        We are defending against claims brought by customers of Frank Gruttadauria, a former broker in SG Cowen Securities Corporation's retail brokerage business, which was sold in October 2000. These claims and threatened claims arise out of misconduct by Mr. Gruttadauria, who in January 2002 disclosed that he had defrauded numerous customers and misappropriated their assets at various firms that had employed him, including us. Mr. Gruttadauria pleaded guilty to various federal criminal offenses in August 2002 and was sentenced in November 2002 to a seven-year term of imprisonment. In March 2004, Mr. Gruttadauria also pleaded guilty to Ohio state crimes, and was sentenced in April 2004 to four-and-a half years of incarceration, to be served concurrently with his federal incarceration. Following the discovery of Mr. Gruttadauria's fraud, numerous former customers commenced or threatened to commence lawsuits and arbitrations against us arising out of Mr. Gruttadauria's actions. In addition, several government and regulatory authorities initiated investigations, and we cooperated fully with all of them. In 2003, we resolved all known regulatory matters arising out of Mr. Gruttadauria's conduct. We have also reached settlements with the vast majority of former customers and have arbitrated several other customers' claims. We are attempting to resolve the remaining disputes. The claimants in the pending customer cases, to the extent some of them have specified their damages, seek more than $54 million in compensatory damages, more than $500 million in punitive damages and various other relief including interest, attorneys' fees, expert witness fees, compensation for income taxes paid based on fictitious transactions, an accounting and certain unspecified injunctive relief. If we are unable to resolve these remaining matters we intend to defend ourselves vigorously in them. Separately, the securities brokerage firm that purchased SG Cowen Securities Corporation's former retail brokerage business in October 2000 has threatened to bring a lawsuit against us in connection with the as yet unspecified liabilities, costs and expenses that it has incurred as a result of the acquisition of the retail brokerage business in general and of Mr. Gruttadauria's misconduct in particular. The parties have entered into successive tolling agreements to prevent the running of the applicable statutes of limitations. The current tolling agreement, however, only has a thirty-day duration.

  Lernout & Hauspie Litigation

        We have been named as one of several defendants in lawsuits arising out of the accounting fraud that caused the collapse of Lernout & Hauspie Speech Products, N.V., ("L&H"), which was one of our investment banking clients.

        Specifically, in Rocker Management, L.L.C. et al. v. Lernout & Hauspie Speech Products N.V., et al., we are one of several defendants in a lawsuit filed in December 2000 in the United States District Court for the District of New Jersey. Plaintiffs, short-sellers of L&H stock, allege that L&H, through a series of accounting irregularities, fictitious and fraudulent transactions and fraudulent statements, artificially inflated L&H's stock price. Plaintiffs further allege that they were forced to "cover" their short sales by purchasing L&H stock at these artificially inflated values, which according to plaintiffs caused them damages of approximately $73 million. Plaintiffs allege that we, by virtue of our role as underwriter and adviser for L&H on several acquisitions and our published research on L&H in which we recommended the stock as a "buy," participated in a course of conduct, with other defendants, to artificially inflate L&H's stock. The complaint asserts that our conduct violated federal securities laws and state common law. After the district court denied our motion to dismiss, we filed an answer to the complaint denying liability. Discovery is currently ongoing. We believe that we have valid defenses to this claim and intend to vigorously defend the action.

        We are also one of the defendants in another lawsuit related to L&H, Alan Nisselson, Trustee of the Dictaphone Litigation Trust v. Lernout, et al., filed in May 2003 and amended in September 2003 in the United States District Court for the District of Massachusetts. We have been named as a defendant in our capacity as financial advisor to L&H in connection with the acquisition by a wholly-owned subsidiary of L&H of a company called Dictaphone Corporation in a stock for stock transaction. The complaint alleges that we made false and misleading statements about L&H, upon which Dictaphone relied when it agreed to the merger, in violation of federal securities laws and state laws. The amended complaint sought approximately $900 million in damages, reasonable costs and expenses incurred in the action plus interest, potential treble damages under the Massachusetts Unfair Trade Practices Act or alternatively the Federal Racketeer Influenced and Corrupt Organizations statute, and any other relief the court deemed just and proper. On August 9, 2004, the district court granted our motion to dismiss the amended complaint. The plaintiff has appealed that decision to the First Circuit Court of Appeals, and the briefing process is underway. As reflected by the district court's dismissal of the amended complaint, we believe that we have valid defenses to this claim and intend to vigorously defend the action.

  In re: Initial Public Offering Securities Litigation

        We are one of many financial institutions and corporations named as defendants in the putative securities class actions entitled In re: Initial Public Offering Securities Litigation, which are pending in federal court in Manhattan and relate to numerous initial public offerings of common stock from approximately 1998 through 2000. Of the 309 separate class actions, we are named as a defendant in only 29 cases. We actually participated as an underwriter in 98 of the 309 offerings, underwriting approximately 1.5% of the securities that are relevant to these lawsuits. These lawsuits allege that a number of financial institutions that were underwriters of initial public offerings, including us, made material misrepresentations and omissions to purchasers of the stock sold in the initial public offerings, and thereby inflated the value of the stock. Specifically, the plaintiffs allege that the defendants failed to disclose, among other things, the purported existence of improper tie-in and compensation arrangements they had with certain purchasers of the stock and alleged conflicts of interest relating to research published by the underwriters, all in violation of federal securities laws. The alleged damages are unspecified in the complaints. Although we, together with other defendants, opposed class certification, the district court on October 13, 2004 granted plaintiffs' motion to certify certain "focus" cases as class actions. We are a named defendant in four of these "focus" cases. We have appealed the class certification decision to the Second Circuit Court of Appeals. In the meantime, discovery is ongoing in these "focus" cases. We believe that we have valid defenses to the claims and intend to vigorously defend the action.

  IPO Antitrust Actions

        We and almost thirty other underwriters are defendants in two separate, but related, antitrust actions alleging that the underwriter defendants conspired to fix IPO underwriting fees at 7%. The two lawsuits, one filed by IPO investors and the other filed by issuers, have been consolidated for pre-trial purposes before the United States District Court for the Southern District of New York. In the case brought by individual stockholders, plaintiffs' damages claims have been dismissed by the district court, but their claims for injunctive relief remain pending. In the related case filed by issuers, in which the damages are unspecified, the district court has denied the defendants' motion to dismiss. On April 18, 2006, the court denied the issuer plaintiffs' motion for class certification and ordered further briefing on the investor plaintiffs' motion for class certification. The plaintiffs have also filed a joint motion for summary judgment on liability and a motion for leave to amend the Consolidated Class Action Complaint. We intend to oppose those motions, but the district court has extended the deadline for defendants' opposition papers until 30 days after the rulings on class certification in the purchaser class action. We believe that we have valid defenses to these claims and intend to vigorously defend the action.

  Adelphia Communications Corp. Litigation

        We and Société Générale are named defendants in several lawsuits arising out of the fraud, disclosed in March 2002, committed by members of the Rigas family, which controlled Adelphia Communications, a cable company that filed for bankruptcy in June 2002. As detailed in the pleadings, the Rigas family allegedly looted Adelphia for their personal gain. Among other things, the Rigas family allegedly took advantage of certain loans, or "co-borrowing facilities," which allowed the family to borrow more than $3 billion for their private use for which Adelphia was responsible to repay. In July 2004, Adelphia Communications Corp. founder John Rigas and his son Timothy were convicted of conspiracy, bank fraud and securities fraud. We were a member of four of the eleven underwriting syndicates, but were not a lead manager, and underwrote approximately 1% of the Adelphia securities that are relevant to the various lawsuits.

        We are a defendant in four actions arising out of Adelphia securities offerings. These actions, which are all pending before the United States District Court for the Southern District of New York, are generally referred to as the Adelphia Securities Class Action, W.R. Huff Asset Management, Appaloosa, and Stocke. The complaints in each of these actions raise a variety of claims arising out of the sale of Adelphia securities, including claims under the federal securities laws. The damages in each complaint are unspecified. The district court has granted our motion to dismiss in the Class Action. The court also has granted in part and denied in part motions to dismiss filed by various defendants, including us, in Huff, Appaloosa and Stocke, but has not ruled on other potential bases for dismissal set forth in our motions in these cases. In addition, in August 2005, the district court denied our motion to dismiss based on Huff's lack of standing, and subsequently granted leave to file an interlocutory appeal to the Second Circuit of that ruling. We believe that we have valid defenses to these claims and intend to vigorously defend the actions. In addition to the cases in which we have been named as a defendant, we may also face potential liability pursuant to the applicable master agreements among underwriters for any judgments or settlements in three other pending lawsuits involving the Adelphia securities offerings in which we participated. The damages in those three actions are also unspecified.

        We are also one of more than 400 defendants in two related adversary proceedings filed in the Adelphia Bankruptcy Proceeding pending in the U.S. Bankruptcy Court for the Southern District of New York. These adversary proceedings were filed by the Official Committee of Unsecured Creditors and the Official Committee of Equity Security Holders (the "Committees"). Both of these cases raise a variety of common law and federal claims, which are generally similar to the claims asserted in the Adelphia Securities Class Action and other cases described above. With respect to us and other investment banks, the complaints taken together set forth claims for violation of the Bank Holding Company Act, equitable disallowance or equitable subordination, breach of fiduciary duty, aiding and abetting breach of fiduciary duty, aiding and abetting fraud, gross negligence and breach of contract, among others. The Committees seek more than $5 billion in damages from all defendants and ask for $5.2 billion of company debt to be frozen until the creditors are paid. On August 30, 2005, the bankruptcy court ruled that the two Committees have standing to prosecute the adversary proceedings, but has not ruled on the various motions to dismiss that are pending, including motions filed by us. On February 9, 2006, the district court withdrew the reference from the bankruptcy court so that after the bankruptcy court rules on the pending motions, the cases will proceed before the district court. We believe that we have valid defenses to these claims and intend to vigorously defend the actions.

  In re: HealthSouth Corporation Bondholder Litigation

        We have been named as a defendant in a purported class action filed in the United States District Court for the Northern District of Alabama for our involvement as one of the managing underwriters for certain HealthSouth Corporation private placements. The complaint alleges that the offering materials for each private placement were deficient, in violation of federal securities laws, by failing to disclose HealthSouth's subsequently revealed accounting irregularities. Plaintiffs assert that although the transactions were effected as private placements, they were part of "integrated" securities offerings subject to the 1933 Securities Act because HealthSouth subsequently exchanged the privately placed notes for publicly registered notes. Plaintiffs seek unspecified damages. We participated as an "initial purchaser" in only one of the private placements at issue—the March 1998 private placement of $567.75 million principal amount of 3 1/4% Convertible Subordinated Debentures due 2003. Our share of the placement was $6.53 million, or 1.15%, and our participation in all of the private placements relevant to the litigation was 0.26%. Motions to dismiss the complaint filed by the defendants, including Cowen and Company, as well as a motion to amend the complaint filed by plaintiffs, are currently pending. We believe that we have valid defenses to this claim and intend to vigorously defend the action.

  Arbinet IPO Litigation

        We are one of several named defendants in a putative class action filed by plaintiffs seeking to recover for losses allegedly caused by misrepresentations and omissions in connection with the December 2004 initial public offering of Arbinet-thexchange, an electronic marketplace for trading, routing and settling telecommunications capacity. We were not the lead underwriter of Arbinet's $114.4 million IPO. We had a participation of 16%. The lawsuit In re: Arbinet-thexchange, Inc. alleges that these misrepresentations and omissions inflated the price of Arbinet's securities and following disclosure in May and June 2005 of the true state of Arbinet's market and its business, Arbinet's securities lost more than 60% of their value. Plaintiffs assert claims against us and the other underwriters among others under the federal securities laws. Plaintiffs seek unspecified damages, as well as fees, costs and pre-judgment interest. The suit is pending in the United States District Court for the District of New Jersey. We believe that we have valid defenses to these claims and intend to vigorously defend the actions.

  Inspire Pharmaceuticals Securities Litigation

        On March 27, 2006, plaintiffs filed a putative class action in the United States District Court for the Middle District of North Carolina seeking to recover for losses allegedly caused by misrepresentations and omissions in connection with two secondary offerings of common stock of

Inspire Pharmaceuticals in July and November 2004. Plaintiffs allege that the offering materials failed adequately to disclose the nature of trials being conducted for the drug diquafosol (a treatment for dry eye disease) in connection with a pending FDA new drug application. Plaintiffs further allege that when the true nature of the trials was revealed in February 2005, the disclosure caused the value of the company's stock to decline substantially. The complaint does not specify the damages allegedly suffered by the class. We underwrote 15% of the November 2004 offering (which raised $42.3 million) and did not participate in the July 2004 offering (which raised $77.1 million). In response to a letter from underwriters' counsel pointing out that plaintiffs' claims against them are time-barred by the applicable statutes of limitations, the plaintiffs have agreed to seek dismissal of the claims against the underwriter defendants.

  Regulatory Inquiries and Investigations

        In addition to the litigation matters described above, we are also involved in a number of regulatory inquiries and investigations, which, except as noted below, are not covered by the Indemnification Agreement between Société Générale and us referenced above. The most significant regulatory matters are as follows:

        The SEC has conducted an investigation arising out of the proprietary trading activities of Guillaume Pollet, a former managing director and proprietary trader in the equity derivatives division of SG Cowen Securities Corporation (which division is now part of an affiliate, SG Americas Securities, LLC), who was terminated in 2001 for violating firm policy and misleading the firm's management about certain of his trading activities. The trading activity at issue involved PIPEs. SG Cowen Securities Corporation conducted an internal investigation and reported the matter to several regulatory agencies, including the SEC, in December 2001. Pollet pled guilty to insider trading in violation of Section 10(b) of the Securities Exchange Act of 1934 and was sentenced in December 2005 to two months' imprisonment by the United States District Court for the Eastern District of New York. A Wells Notice was received in July 2004 and a response was submitted in August 2004. To the extent that we incur additional legal fees or pay any fine or monetary sanction, we will be indemnified by Société Générale.

        Based on information voluntarily disclosed to regulators by us, the SEC and NYSE are conducting informal inquiries that appear to be focused principally on certain conduct of a research salesperson terminated by us in late 2004 following an internal investigation. The employee's discharge resulted after we discovered that the employee had sought and obtained access to sensitive information about a company, shared such information with certain of his clients and others and made investment recommendations to clients in part on the basis of that information. We are cooperating fully with this continuing investigation. To the extent that we incur additional legal fees or pay any fine or monetary sanction related to this matter, we will not be indemnified by Société Générale.

        We have provided various data and information to the NASD in response to its request for information as part of an industry-wide "sweep" relating to our gifts, gratuities and entertainment policies, practices and procedures. In addition, we have also received a subpoena for documents and information from the SEC, and additional requests for information from the NASD, seeking information concerning, among other things, gifts, gratuities and entertainment and the use of one of the firm's error accounts primarily involving an unaffiliated mutual fund company. We are cooperating fully with these continuing investigations. To the extent that we incur additional legal fees or pay any fine or monetary sanction related to this matter, we will not be indemnified by Société Générale.

        We received a request for documents and information from the SEC's Office of Compliance Inspections and Examinations seeking documents and certain financial and other information concerning, among other things, the firm's various trading desks, institutional sales team and internal accounts, including error accounts. We are cooperating fully with this inquiry. To the extent that we incur additional legal fees or pay any fine or monetary sanction related to this matter, we will not be indemnified by Société Générale.

        We have received a request for data and information from the NYSE as part of an industry-wide "sweep" relating to prospectus delivery procedures for new issues, mutual funds and other securities. We have provided periodic reports to the NYSE concerning our progress in responding to their request. We and other firms recently received additional requests for information from the NYSE concerning these matters. We will continue to cooperate fully in responding to these inquiries. We will be indemnified in part against any liabilities, including legal fees that arise out of any future litigation or the pending regulatory investigation relating to this matter. For additional information, see "Certain Relationships and Related Transactions—Separation Agreement."

Employees

        As of March 31, 2006, we employed 508 people. We believe our relationship with our employees to be satisfactory.

Properties

        Our main offices, all of which are leased, are located in New York City, Boston, San Francisco and London. Our headquarters are located at 1221 Avenue of the Americas, New York, New York, and comprise approximately 109,619 square feet of leased space, pursuant to a sublease agreement expiring in 2013. We also lease approximately 38,217 square feet of space at Two International Place in Boston pursuant to a lease agreement expiring in 2014. In San Francisco, we lease approximately 39,454 square feet at Four Embarcadero Center pursuant to a lease agreement expiring in 2006, and we have entered into a new sublease for approximately 29,072 square feet of space at 555 California Street, pursuant to a lease agreement expiring in 2015. Our London office is located at Broadgate West Phase II, 1 Snowden Street, 11th Floor, London, EC2A 2DQ pursuant to a lease agreement expiring in 2017. We believe that all of our properties and facilities are well maintained. We do not anticipate a need for additional office space in the near term.

MANAGEMENT

Directors and Executive Officers

        Set forth below is information concerning our directors and executive officers.

Name	Age	Position(s)
Kim S. Fennebresque	56	Chairman, Chief Executive Officer and President of Cowen and Company, LLC and Chairman and President of Cowen Group, Inc.
Thomas K. Conner	45	Chief Financial Officer and Member of the Office of the Chief Executive of Cowen and Company, LLC and Treasurer of Cowen Group, Inc.
William H. Dibble	52	Head of Human Resources and Member of the Office of the Chief Executive of Cowen and Company, LLC
Mark A. Egert	43	Chief Compliance Officer and Member of the Office of the Chief Executive of Cowen and Company, LLC
Mark E. Kaplan	46	General Counsel, Member of the Office of the Chief Executive and Director of Cowen and Company, LLC and General Counsel and Director of Cowen Group, Inc.
Jean Orlowski	41	Chief Information Officer and Member of the Office of the Chief Executive of Cowen and Company, LLC
Christopher A. White	41	Chief of Staff and Member of the Office of the Chief Executive of Cowen and Company, LLC and Vice President of Cowen Group, Inc.
Jean-Jacques Ogier	58	Director of Cowen and Company, LLC and Cowen Group, Inc.

        Kim S. Fennebresque has served as Chief Executive Officer and President of Cowen and Company, LLC since November 1999 and as Chairman of Cowen and Company, LLC since August 2005. Mr. Fennebresque has been the Chairman and President of Cowen Group, Inc. since its formation in February 2006. Prior to becoming Chief Executive Officer, Mr. Fennebresque served as Head of Mergers & Acquisitions from 1998 to 1999 and became Head of Investment Banking in 1999. Mr. Fennebresque joined Cowen and Company, LLC in March 1998 from UBS Securities where he had served as Head of the Corporate Finance and Mergers & Acquisitions Departments. From 1991 to 1994, he was a General Partner and Co-Head of Investment Banking at Lazard Frères & Co. From 1977 to 1991, he was with The First Boston Corporation where he held the positions of Head of Leveraged Acquisitions, Head of Transaction Development and Co-Head of General Investment Banking. Mr. Fennebresque holds an A.B. from Trinity College and a law degree from Vanderbilt Law School.

        Thomas K. Conner has served as Chief Financial Officer of Cowen and Company, LLC since July 2003 and has been the Treasurer of Cowen Group, Inc. since its formation in February 2006. Mr. Conner is responsible for all of our financial management and control matters, including regulatory reporting. He joined Cowen and Company, LLC in 1992 as Division Financial Officer for the firm's investment banking activities. Prior to joining Cowen and Company, LLC, Mr. Conner worked for TLP Leasing Programs in Boston, where he managed the accounting operations of 15 public and 15 private limited partnerships. From 1987 to 1989, Mr. Conner worked for Atlantic Capital Corporation. He began his career at Deloitte Haskins & Sells in 1983. Mr. Conner holds a B.B.A. from the University of Massachusetts in Amherst.

        William H. Dibble has served as Head of Human Resources of Cowen and Company, LLC since August 2004. Prior to joining our Human Resources Department, Mr. Dibble had more than 20 years of human resources experience within the financial services industry. Most recently, Mr. Dibble was Head of Human Resources for Nomura Securities. Prior to that position, Mr. Dibble held a variety of human resources roles at First Boston, Marsh & McLennan and Merrill Lynch focusing on benefits, compensation, performance management, employee relations, training and development, succession planning and recruiting. Mr. Dibble earned a bachelor's degree in business administration from Seton Hall University.

        Mark A. Egert has served as Chief Compliance Officer of Cowen and Company, LLC since January 2005. Prior to joining the Legal and Compliance Department, Mr. Egert was Legal & Compliance Director for RBC Capital Markets Corporation, a subsidiary of the Royal Bank of Canada from 2003 to January 2005. From 2001 to 2003, he was Chief Legal Officer of ABN AMRO Inc., the U.S. broker-dealer affiliate of Dutch bank, ABN AMRO and served in other positions at the firm from 1997 to 2001. Mr. Egert also was associated with the law firms of Shearman & Sterling from 1987 to 1992 and Kavanagh Peters Powell & Osnato from 1992 to 1994 and was Vice President and Associate General Counsel at the Securities Industry Association from 1994 to 1997. He received his law degree from George Washington University School of Law and his undergraduate degree from the University of Delaware.

        Mark E. Kaplan has served as General Counsel and a director of Cowen and Company, LLC since July 2001. Mr. Kaplan has been the General Counsel and has served on the board of directors of Cowen Group, Inc. since its formation in February 2006. As General Counsel, he heads the Legal and Compliance Department of Cowen and Company, LLC. Mr. Kaplan has served, at the same time, as General Counsel for Société Générale's other U.S. operations, and has been a member of the U.S. Management Committee. Prior to joining Société Générale in 2001, Mr. Kaplan was a Managing Director and General Counsel for the U.S. Operations of CIBC and CIBC World Markets, the banking, investment banking and broker-dealer operations of the Canadian Imperial Bank of Commerce. He joined CIBC in 1997 as Director of Litigation and became General Counsel in 1999. Prior to CIBC, Mr. Kaplan was a Managing Director and the Director of Litigation for Oppenheimer & Co., Inc. He received his law degree from Columbia University School of Law and his undergraduate degree from Bucknell University.

        Jean Orlowski has served as Chief Information Officer of Cowen and Company, LLC since January 2003. Mr. Orlowski served as an Information Technology manager from 2002 to January 2003. Prior to joining the Information Technology department of Cowen and Company, LLC, Mr. Orlowski worked at Fimat, a global brokerage organization and wholly-owned subsidiary of Société Générale, from 1993 to 2000. Mr. Orlowski joined Fimat in Singapore as an Asian Pacific regional Information Technology manager before moving to Chicago to be the Chief Information Officer of Fimat in 1995. In 2000, Mr. Orlowski moved to India to become the Chief Executive Officer of SG Software Asia where he started SG Software Asia/Pacific as the offshore development center to the Société Générale Group. He received his Information Technology Engineering diploma from the Ecole Supérieure d'Informatique in Paris.

        Christopher A. White has served as Chief of Staff of Cowen and Company, LLC since December 2005 and has been the Vice President of Cowen Group, Inc. since its formation in February 2006. Mr. White served as a member of SG Capital Partners, the Merchant Banking Division of Cowen and Company, LLC, from 2003 to December 2005. Prior to joining the Merchant Banking Division, Mr. White was in the Equity Capital Markets Group of Cowen and Company, LLC where he covered the technology and consumer sectors. Prior to this, Mr. White worked at Salomon Smith

Barney in the Equity Capital Markets Group. In addition, Mr. White has seven years experience as a practicing securities and mergers and acquisitions lawyer at Brown Rudnick Freed & Gesmer and Lord Day & Lord, Barrett Smith. Mr. White earned his law degree from the University of Michigan Law School and his undergraduate degree from Amherst College.

        Jean-Jacques Ogier has served on the board of directors of Cowen Group, Inc. since its formation in February 2006. Mr. Ogier was named Chief Executive Officer for SG Americas in August 2005 and is responsible for overseeing Société Générale's activities in the United States, Canada and Latin America. From 1998 to 2005, Mr. Ogier was the Head of Retail Banking at Société Générale's Paris headquarters. From 1995 to 1998, Mr. Ogier was Head of Group Strategy at Société Générale. From 1991 to 1995, Mr. Ogier was Deputy General Manager of the Société Générale USA Banking Network. From 1988 to 1991, Mr. Ogier served as General Manager of the Société Générale Hong Kong Branch and as Deputy Chairman of Société Générale Asia Ltd., a Hong Kong based investment banking subsidiary. From 1983 to 1988, he served as Deputy Manager of Société Générale Marocaine de Banques, a banking subsidiary located in Casablanca. From 1979 to 1983, Mr. Ogier was Deputy Inspecteur Général and from 1972 to 1979, he served as Inspecteur in Société Générale's Paris headquarters. Mr. Ogier was educated in Grenoble, France, where he attended Lycée Champollion. His further studies include both Faculté de Droit Public and Institut d'Etudes Politiques.

Office of the Chief Executive of Cowen and Company, LLC

        The Office of the Chief Executive of Cowen and Company, LLC, or OCE, governs the day to day operations of our business.

        The members of the OCE are appointed annually by the Chief Executive Officer of Cowen and Company, LLC. Initially, the OCE will consist of Messrs. Fennebresque, Conner, Dibble, Egert, Kaplan, Orlowski and White. The Chief Executive Officer may appoint any other individuals he deems appropriate.

        Subject to the oversight of our board of directors, the OCE will manage our business and operations. The OCE will be responsible for establishing policies and procedures regarding overall corporate investment decisions, regulatory and compliance matters, insurance coverage, human resources and administration, information technology and tax matters. In addition, the OCE will set general compensation policies, determine our financing requirements, objectives and principles, and consider, where appropriate, acquisitions, dispositions and other significant transactions.

        The OCE is expected to meet once a month or at such additional times as may be deemed necessary or appropriate by our Chief Executive Officer. Our Chief Executive Officer must approve all actions that are approved by the OCE.

Composition of the Board of Directors After This Offering

        Upon completion of this offering, we will have a board of directors which we believe will be compliant with the independence criteria for boards of directors during the transition periods provided to newly public companies under the applicable rules of the Nasdaq and the SEC. We intend, shortly after the initial public offering, to expand our board of directors to either seven or eight members, the majority of whom will be independent directors. We are still in the process of interviewing candidates for the independent director positions on our board of directors. We will continue to evaluate our compliance with the applicable Nasdaq and SEC rules and the director independence transition periods provided for therein.

        Our certificate of incorporation provides that the authorized number of directors may be changed only by resolution adopted by a majority of our board of directors. So long as Société Générale is a significant stockholder of ours, Société Générale will have representation on our Board. See "Certain Relationships and Related Transactions—Stockholders Agreement."

Committees of the Board of Directors

  Audit Committee

        We expect that all members of our audit committee will be independent directors as required by the listing standards of the Nasdaq National Market. We expect that our board will determine that at least one director meets the requirements for being an "audit committee financial expert," as defined by regulations promulgated by the SEC.

        Our audit committee will assist our board of directors in its oversight of our financial reporting process. Our management will have primary responsibility for the financial statements and the reporting process, including systems of internal controls. Our independent auditors will be responsible for auditing our financial statements and expressing an opinion as to their conformity to accounting principles generally accepted in the United States. Our independent auditors will also be responsible for auditing the effectiveness of our internal control over financial reporting, beginning with the filing of our annual report on Form 10-K for the year ended December 31, 2007.

        In the performance of its oversight function, our audit committee will review and discuss with management and the independent auditors our audited financial statements. Our audit committee will also discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 and Auditing Standards No. 2 relating to communication with audit committees. In addition, our audit committee will receive from the independent auditors the written disclosures and letter required by Independence Standards Board Standard No. 1 relating to independence discussions with audit committees. Our audit committee also will discuss with the independent auditors their independence from our company and our management, and will consider whether the independent auditor's provision of non-audit services to our company is compatible with maintaining the auditor's independence.

        Our audit committee will discuss with our internal and independent auditors the overall scope and plans for their respective audits. Our audit committee will meet with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting. In addition, our audit committee will meet with our Chief Executive Officer and Chief Financial Officer to discuss the processes that they have undertaken to evaluate the accuracy and fair presentation of our financial statements and the effectiveness of our system of disclosure controls and procedures.

  Compensation and Benefits Committee

        Our compensation and benefits committee will have oversight responsibility for the compensation and benefits programs for our executive officers and other employees. We expect that all members of our compensation and benefits committee will be independent directors as required by (i) the listing standards of the Nasdaq National Market, (ii) relevant federal securities laws and regulations, and (iii) Section 162(m) of the Internal Revenue Code of 1986 (the "Code"), as amended.

  Nominating and Governance Committee

        Following this offering, our nominating and governance committee will consider and recommend candidates for election to our board of directors, advise our board on director compensation, oversee the annual performance evaluations of our board and board committees and advise our board on corporate governance matters. We expect that all members of our nominating and governance committee will be independent directors as required by the listing standards of the Nasdaq National Market and our Corporate Governance Principles.

        After this offering, our nominating and governance committee will consider and recommend candidates for election to our board. The committee will also consider candidates for election to our board that are submitted by stockholders. In addition, members of our board of directors who are not on the committee may meet with and evaluate the suitability of candidates. In making its selections of candidates to recommend for election, the committee will seek persons who have achieved prominence in their field of employment and who possess significant experience in areas of importance to our company. The minimum qualifications that our nominating and governance committee will require in any nominated candidate will include integrity, independence, forthrightness, analytical skills and the willingness to devote appropriate time and attention to our affairs. Candidates would also need to demonstrate a willingness to work as part of a team in an atmosphere of trust and a commitment to represent the interests of all our stockholders rather than those of a specific constituency. Successful candidates will also need to demonstrate significant experience in areas of importance to our company, such as general management, finance, marketing, technology, law, international business or public sector activities.

Director Compensation

        We intend to reimburse customary expenses for attending board, committee and stockholder meetings.

        We do not intend to pay directors who are also our employees or Société Générale employees any additional compensation for serving as a director.

        All compensation of our non-affiliate directors will be established by our board of directors following this offering. However, we do not intend to offer retirement benefits to non-affiliate directors.

Executive Compensation

        The following table summarizes the compensation paid to the Chief Executive Officer and each of our four other most highly compensated executive officers, referred to as the named executive officers, for services in all capacities to our company and our subsidiaries during or with respect to 2005:

Summary Compensation Table

		Annual Compensation
Name and Principal Position(s)						All Other Compensation
	Year	Salary		Bonus
Kim S. Fennebresque Chairman, Chief Executive Officer and President of Cowen and Company, LLC and Chairman and President of Cowen Group, Inc.	2005	$250,000		$2,250,000	(1)	$207,409(2)(3)(4)
Thomas K. Conner Chief Financial Officer and Member of the Office of the Chief Executive of Cowen and Company, LLC and Treasurer of Cowen Group, Inc.	2005	200,000		300,000		79,434(2)(4)(5)
Mark E. Kaplan Director, General Counsel and Member of the Office of the Chief Executive of Cowen and Company, LLC and Director and General Counsel of Cowen Group, Inc.	2005	75,000	(6)	412,500	(1)(6)	7,110(7)(8)
Jean Orlowski Chief Information Officer and Member of the Office of the Chief Executive of Cowen and Company, LLC	2005	200,000		300,000		155,806(4)(9)
Christopher A. White Chief of Staff and Member of the Office of the Chief Executive of Cowen and Company, LLC and Vice President of Cowen Group, Inc.	2005	150,000		550,000	(1)	3,708(2)(4)(10)

(1)
Amount includes bonuses payable pursuant to the SG-USA Fidelity Bonus Plan, as follows: Mr. Fennebresque, $500,000; Mr. Kaplan, $281,250; and Mr. White, $50,000. One-third of a Fidelity Bonus vests on March 1 of the year following the year in which such Fidelity Bonus is awarded, one-half of the remainder vests on the March 1, two years following the year in which such Fidelity Bonus is awarded, and the remainder vests on the following March 1 three years following the year in which such Fidelity Bonus is awarded. All vested amounts are paid to the executive no later than 30 days following such vesting. Prior to the year for which a Fidelity Bonus may be awarded, a participant in the Fidelity Bonus Plan may elect to defer distribution of his vested Fidelity Bonus for a minimum period of five years. For more information, see "—Deferred Compensation Plan."

(2)
Includes a payout from the Société Générale merchant banking bonus plan, as follows: Mr. Fennebresque, $1,552; Mr. Conner, $7,082; and Mr. White, $3,342.

(3)
Amount includes a Société Générale Corporate and Investment Banking Partnership Award of $205,810.

(4)
Amount includes a de minimis annual premium payment for a $50,000 term life insurance policy.

(5)
Amount includes $72,305 in income recognized as a result of exercising options to purchase Société Générale stock.

(6)
Mr. Kaplan is an employee of Société Générale and is not an employee of Cowen and Company, LLC. These amounts correspond to thirty percent of the total salary and bonus Mr. Kaplan earned from Société Générale in 2005 and represent the portion of Mr. Kaplan's compensation that was allocated to Cowen and Company, LLC from Société Générale for services rendered by Mr. Kaplan to Cowen and Company, LLC.

(7)
Amount includes $810 annual premium payment for a $500,000 term life insurance policy.

(8)
Amount reflects Société Générale's matching contributions of $6,300 to the Société Générale 401(k) plan.

(9)
Amount includes $155,759 in income from a profit sharing plan of FIMAT, an affiliate of Société Générale.

(10)
Amount includes $319 in income recognized as a result of purchasing shares of Société Générale stock pursuant to the Société Générale employee stock purchase plan.

Option Exercises Table

        The following table shows the aggregate number of shares underlying options for Société Générale common stock exercised in 2005 and the value at year-end of outstanding options for Société Générale common stock, whether or not exercisable, in each case for our directors and named executive officers.

			Number of Shares Underlying Unexercised Options at 2005 Year-End		Value of Unexercised In-the-Money Options at 2005 Year-End
Name	Shares Acquired On Exercise(#)	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Kim S. Fennebresque	—	—	20,000	—	$897,775	—
Thomas K. Conner	1,500	$72,305	—	—	—	—
Mark E. Kaplan	1,050	35,983	—	1,750	—	$107,573
Jean Orlowski	—	—	1,700	—	83,358	—
Christopher A. White	—	—	—	—	—	—
Jean-Jacques Ogier

Security Ownership of Management and Directors

        As of December 31, 2005, the total holdings of Société Générale common stock for our directors and named officers were as follows:

Name	Shares	Market Value
Kim S. Fennebresque	—	—
Thomas K. Conner	104	$12,798
Mark E. Kaplan	227	27,934
Jean Orlowski	—	—
Christopher A. White	185	22,766
Jean-Jacques Ogier

Employment Agreement

        We have entered into an employment agreement with Mr. Fennebresque effective January 1, 2006 pursuant to which Mr. Fennebresque will continue to serve as Chairman and Chief Executive Officer of Cowen and Company, LLC. The employment agreement has an initial term that continues through December 31, 2007 (subject to earlier termination by us or Mr. Fennebresque), and will be automatically renewed for one additional two-year period (2008 and 2009) and one additional one-year period (2010), unless either party provides written notice to the other that the term will not be so extended. In any event, the term will automatically terminate upon the first to occur of (i) our abandonment of an initial public offering or (ii) December 15, 2006, provided that we have not consummated an initial public offering by such date. Mr. Fennebresque may not voluntarily retire, resign or otherwise terminate his employment relationship with us (other than for good reason as defined in the employment agreement) without first giving us at least 180 days prior written notice of such retirement, resignation or other termination.

        Pursuant to the employment agreement, Mr. Fennebresque will receive a base salary of $250,000 per year. In addition to his base salary, Mr. Fennebresque is entitled to receive, with respect to each of the first four years of the agreement's term (assuming Mr. Fennebresque is still employed by us), a minimum annual bonus of $1,750,000 (less applicable tax and payroll deductions). Beginning in the fifth year of the agreement's term (assuming Mr. Fennebresque is still employed by us), Mr. Fennebresque will be entitled to receive a minimum annual bonus of $1,750,000 (less applicable tax and payroll deductions), of which $750,000 will be paid within two-and-one-half months after the end of the fiscal year in which such bonus was earned and $1,000,000 of which will be deferred in accordance with the provisions of Section 409A of the Code and the guidance and regulations promulgated thereunder and will be paid to Mr. Fennebresque immediately following the six-month anniversary of his termination of employment (or earlier, if permitted by Section 409A of the Code). In addition, in each year in which Mr. Fennebresque is employed by us, he will be entitled to earn an additional annual performance-based bonus pursuant to our bonus plan as determined by the compensation committee of the board of directors.

        Mr. Fennebresque is also entitled to receive retirement and welfare benefits on the same basic terms and conditions we provide to other employees of similar position, rank and status.

        Upon the occurrence of an initial public offering of our shares of common stock while Mr. Fennebresque is employed by us during the term of his employment agreement, Mr. Fennebresque will be entitled to receive        shares of restricted stock that vest on December 31, 2010. In order to vest in such shares, Mr. Fennebresque must be employed by us on December 31, 2010; provided, however, such shares will become fully vested if Mr. Fennebresque's employment terminates by reason of death or disability, if Mr. Fennebresque is terminated by us without cause or if Mr. Fennebresque terminates employment for good reason prior to that date. In the event Mr. Fennebresque terminates his employment without good reason or is terminated by us for cause prior to December 31, 2010, he will not be entitled to vest in any such shares.

        In the event Mr. Fennebresque's employment is terminated by reason of his death or disability, he or his estate will be entitled to receive only that portion of his base salary and any benefits or compensation that have been earned, but are unpaid, as of the date of termination and a pro-rata share of any annual bonus due for the year in which termination of employment occurs. In addition, upon such a termination of employment, any outstanding equity awards (including, but not limited to, any equity awards granted in connection with an initial public offering as described above) shall become fully vested and exercisable and any restrictions thereon shall lapse.

        In the event Mr. Fennebresque resigns his employment without good reason prior to the expiration of the term or if we terminate Mr. Fennebresque's employment for cause (as such term is defined in the employment agreement), he is entitled to receive only his base salary and any benefits or compensation that have been earned or vested in accordance with the terms of the relevant plans, if any, but unpaid, as of the date of such termination of employment. He shall not be entitled to any unpaid annual bonus whatsoever for the year of termination.

        In the event we terminate Mr. Fennebresque's employment other than for cause, death or disability or if Mr. Fennebresque voluntarily terminates his employment for good reason, Mr. Fennebresque shall be entitled to receive a lump sum cash payment equal to that portion of his base salary and any other benefits or compensation earned but unpaid as of the date of termination plus a severance amount equal to two times the sum of (i) his base salary plus (ii) the previous year's annual bonus (less applicable tax and payroll deductions). In addition, any outstanding equity awards (including, but not limited to, any equity awards granted in connection with an initial public offering as described above) shall become fully vested and exercisable and any restrictions thereon shall lapse, provided Mr. Fennebresque has not otherwise violated the terms of the award agreement pursuant to which such equity awards were granted. Any outstanding stock options shall remain exercisable for the remainder of the respective terms of such stock options. Mr. Fennebresque will be required to sign our standard severance agreement and release in order to receive the severance amount. Such compensation shall be paid to Mr. Fennebresque within thirty (30) days of the date of termination of such employment, assuming he has signed the severance agreement referred to in the prior sentence.

        In the event we experience a change in control at any time after an initial public offering of our shares of common stock while Mr. Fennebresque is employed by us during the term of his employment agreement, any outstanding equity awards then held by Mr. Fennebresque will become fully vested and exercisable and any restrictions thereon will lapse.

        In the event Mr. Fennebresque is terminated during the term of his employment agreement or within one year following the expiration of the term of the employment agreement (other than a termination due to a change in control), Mr. Fennebresque will be subject to a non-solicitation restrictive covenant. Pursuant to the terms of his employment agreement, Mr. Fennebresque may not, during his employment or thereafter, disclose or furnish any of our confidential and proprietary information to any third party, except as otherwise required by law. At our request, and in any event upon termination of employment, Mr. Fennebresque is obligated to return all company property and work product to us.

2006 Equity and Incentive Plan

        We intend to adopt our 2006 Equity and Incentive Plan prior to the completion of this offering. The 2006 Equity and Incentive Plan will provide for the grant of equity-based awards, including stock options, stock appreciation rights, restricted stock, restricted stock units and/or other stock-based and cash-based awards to eligible employees, non-employee directors and independent contractors. All awards under the 2006 Equity and Incentive Plan will be subject to the completion of this offering.

  Awards in Connection with this Offering

        In connection with this offering, we anticipate granting to certain of our senior employees nonqualified stock options to purchase an aggregate of             shares of our common stock. Our executive officers will be granted nonqualified stock options as follows: Mr. Conner,            shares; Mr. Orlowski,             shares; Mr. White,    shares; and other senior employees will be granted an aggregate of            shares. The exercise price of these options will be equal to the initial offering price of the common stock sold in this offering. These options will vest in 25% annual increments commencing on the second anniversary of the date of grant.

        In connection with this offering, we also anticipate granting to certain of our senior employees an aggregate of            shares of restricted stock. Our executive officers will be granted shares of restricted stock as follows: Mr. Fennebresque,            shares; Mr. Conner,            shares; Mr. Orlowski,            shares; Mr. White,            shares; and other senior employees will be granted an aggregate of            shares. Other than shares granted to Mr. Fennebresque, we expect that the restrictions on such shares of our stock will lapse and the shares of restricted stock will become nonforfeitable and transferable with respect to 25% of the shares on each of the third and fourth anniversaries of the grant date and the remaining 50% of the shares on the fifth anniversary of the grant date. The restrictions on shares of our stock granted to Mr. Fennebresque will lapse and the shares will become nonforfeitable and transferable on December 31, 2010, except as otherwise set forth above (see "Employment Agreement").

        The compensation expense associated with the awards made in connection with this offering will be excluded from our calculation of our compensation to revenue ratio when determining total compensation in the future.

        In addition to the initial awards granted in connection with this offering, we anticipate that we will include equity awards under the 2006 Equity and Incentive Plan as a component of our compensation structure and may otherwise make periodic grants to our executives and other employees. Each of the initial awards to be granted in connection with this offering and the additional awards to be granted under the 2006 Equity and Incentive Plan will be subject to certain conditions and limitations specified in the 2006 Equity and Incentive Plan and the related award agreements. Future awards under the 2006 Equity and Incentive Plan will also be subject to the approval of the Committee (as defined below).

  Administration

        The plan will be administered by either the board of directors or a committee established by the board of directors to administer the plan (the "Committee"). To the extent required by applicable law or the listing requirements of Nasdaq, or to the extent deemed desirable by the board; each member of the Committee will qualify as a "non-employee director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 and, to the extent applicable, an "outside director" within the meaning of Section 162(m) of the Code, and an "independent director" pursuant to Nasdaq. The board, or the Committee, if one is appointed, will have the authority, in its sole discretion, to administer the plan and to exercise all the power and authority either specifically granted to it under the plan or necessary or advisable in the administration of the plan, including without limitation, the authority to grant awards, to determine the persons to whom and the time or times at which awards shall be granted, to determine the type and number of awards to be granted, the number of shares of stock to which an award may relate and the terms, conditions, restrictions and performance goals relating to any award; to determine performance goals no later than such time as is required to ensure that an underlying award which is intended to comply with the requirements of Section 162(m) of the Code so complies; to determine whether, to what extent, and under what circumstances an award may be settled, cancelled, forfeited, accelerated, exchanged, or surrendered; to make adjustments in the terms and conditions (including performance goals) applicable to awards; to construe and interpret the plan and any award; to prescribe, amend and rescind rules and regulations relating to the plan; to determine the terms and provisions of the award agreements (which need not be identical for each grantee); and to make all other determinations deemed necessary or advisable for the administration of the plan.

  Shares Available Under the Plan

        An aggregate of    shares of our common stock has been authorized for issuance under the plan. The aggregate awards granted during any fiscal year to any single individual shall not exceed (i)     shares subject to options or stock appreciation rights and (ii)     shares subject to restricted stock or other stock- based awards (other than stock appreciation rights), in each case subject to adjustment as provided in the plan. The shares available for issuance under the plan may be authorized but unissued shares or treasury shares. If any shares subject to an award are forfeited, cancelled, exchanged or surrendered, or if an award terminates or expires without a distribution of shares, those shares will again be available for issuance under the plan. Notwithstanding the foregoing, shares of stock that are exchanged by a grantee or withheld by us as full or partial payment in connection with any award under the plan, as well as any shares of stock exchanged by a grantee or withheld by us to satisfy the tax withholding obligations related to any award under the plan, will not be available for subsequent awards under the plan. Except as provided in an award agreement or as otherwise provided in the plan, in the event the Committee determines that any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange or other similar corporate transaction or event affects our common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of participants' rights under the plan, the Committee shall, in its sole discretion, make such equitable changes or adjustments as it deems necessary or appropriate to any or all of (i) the number and kind of shares or other property (including cash) that may thereafter be issued in connection with awards or the total number of awards issuable under the plan, (ii) the number and kind of shares or other property subject to outstanding awards, (iii) the exercise, grant or purchase price relating to any award, (iv) the performance goals and (v) the individual limitations applicable to awards; provided that no such adjustment shall cause any award which is subject to Section 409A of the Code to fail to comply with the requirements of such section or otherwise cause any award that does not otherwise provide for a deferral of compensation under Section 409A of the Code to become subject to Section 409A of the Code.

  Performance Goals

        The Committee may determine that the grant, vesting or settlement of an award granted under the plan may be subject to the attainment of one or more performance goals. The performance criteria that may be applied to an award granted under the plan include:

  •
  earnings including operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items or book value per share (which may exclude nonrecurring items);

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  pre-tax income or after-tax income;

  •
  earnings per common share (basic or diluted);

  •
  operating profit;

  •
  revenue, revenue growth or rate of revenue growth;

  •
  return on assets (gross or net), return on investment, return on capital or return on equity;

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  returns on sales or revenues;

  •
  operating expenses;

  •
  stock price appreciation;

  •
  cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations or cash flow in excess of cost of capital;

  •
  implementation or completion of critical projects or processes;

  •
  economic value created;

  •
  cumulative earnings per share growth;

  •
  operating margin or profit margin;

  •
  common stock price or total stockholder return;

  •
  cost targets, reductions and savings, productivity and efficiencies;

  •
  strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions and budget comparisons;

  •
  personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long-term business goals, formation of joint ventures, research or development collaborations and the completion of other corporate transactions; and

  •
  any combination of, or a specified increase in, any of the foregoing.

  Stock Options and Stock Appreciation Rights

        Each stock option and stock appreciation right (SAR) will be evidenced by an award agreement that will set forth the terms and conditions of the award. Stock options granted under the plan will be nonqualified stock options. A SAR confers on the participant the right to receive an amount with respect to each share subject to the SAR equal to the excess of the fair market value of one share of our common stock on the date of exercise over the grant price of the SAR. SARs may be granted alone or in tandem with a stock option. The Committee will determine all of the terms and conditions of stock options and SARs including, among other things, the number of shares subject to the award and the exercise price per share of the award, which in no event may be less than the fair market value of a share of our common stock on the date of grant (in the case of a SAR granted in tandem with a stock option, the grant price of the tandem SAR will be equal to the exercise price of the stock option), and whether the vesting of the award will be subject to the achievement of one or more performance goals. Stock options granted under the plan may not have a term exceeding ten years from the date of grant, and the award agreement will contain terms concerning the termination of the option or SAR following termination of the participant's service with us. Payment of the exercise price of a stock option granted under the plan may be made in cash or by an exchange of our common stock previously owned by the participant, through a "cashless exercise" or other procedure approved by the Committee or by a combination of the foregoing methods.

  Restricted Stock and Restricted Stock Units

        The terms and conditions of awards of restricted stock and restricted stock units granted under the plan will be determined by the Committee and set forth in an award agreement. A restricted stock unit confers on the participant the right to receive a share of our common stock or its equivalent value in cash, in the sole discretion of the Committee. These awards will be subject to restrictions on transferability which may lapse under those circumstances that the Committee determines, which may include the attainment of one or more performance goals. The Committee may determine that the holder of restricted stock or restricted stock units may receive dividends (or dividend equivalents, in the case of restricted stock units) that may be deferred during the restricted period applicable to these awards. The award agreement will contain terms concerning the termination of the award of restricted stock or restricted stock units following termination of the participant's service with us.

  Other Stock-Based or Cash-Based Awards

        The plan will also provide for other stock-based and cash-based awards, the form and terms of which will be determined by the Committee consistent with the purposes of the plan. The vesting or payment of one of these awards may be made subject to the attainment of one or more performance goals.

  Termination of Employment

        Unless otherwise provided by the Committee, any unvested options, restricted stock or other cash-based or equity-based awards will be forfeited upon termination of a grantee's employment with or service to us, its affiliates or related entities; provided, however, that the Committee may waive, in whole or in part, those forfeiture conditions in the event of terminations resulting from specified causes.

  Change in Control

        The plan will provide that, unless otherwise determined by the Committee or as set forth in an award agreement, in the event of a change in control (as defined in the plan), any restricted stock that was forfeitable prior to such change in control will become nonforfeitable and any unexercised option or SAR, whether or not exercisable on the date of such change in control, will become fully exercisable and may be exercised in whole or in part. Each other award granted under the plan will be treated as set forth by the Committee, in the applicable award agreement or otherwise.

  Taxes

        We will be authorized to withhold from any payment in respect of any award granted under the plan, or from any other payment to a participant, amounts of withholding and other taxes due in connection with any transaction involving an award. The Committee will be permitted to provide in the agreement evidencing an award that the participant may satisfy this obligation by electing to have us withhold a portion of the shares of our common stock to be received upon exercise or settlement of the award.

  Transferability of Awards

        Unless otherwise provided in an award agreement, awards granted under the plan generally may not be transferred by a grantee other than by will or the laws of descent and distribution or a transfer to a family member or family-related trust pursuant to a gift or domestic relations order.

  Amendment and Termination

        The plan will expire on the tenth anniversary of the date of its adoption. Our board of directors will be permitted to amend, suspend or terminate the plan in whole or in part at any time, provided that no amendment, expiration or termination of the plan will adversely affect any then-outstanding award without the consent of the holder of the award. Unless otherwise determined by our board of directors, an amendment to the plan that requires stockholder approval in order for the plan to continue to comply with applicable law, regulations or stock exchange requirements will not be effective unless approved by our stockholders.

Certain Federal Income Tax Consequences

        The following discussion of certain relevant federal income tax effects applicable to stock options and other stock-based awards granted under the plan is a summary only, and reference is made to the Code for a complete statement of all relevant federal tax provisions.

  Options

        With respect to nonqualified options, the grantee will recognize no income upon grant of the option, and, upon exercise, will recognize ordinary income to the extent of the excess of the fair market value of the shares on the date of option exercise over the amount paid by the grantee for the shares. Upon a subsequent disposition of the shares received under the option, the grantee generally will recognize capital gain or loss to the extent of the difference between the fair market value of the shares at the time of exercise and the amount realized on the disposition.

  Transferred Options

        If non-qualified stock options are transferred to a third party, it is anticipated that the grantee would have taxable income at the time of such transfer equal to the consideration received for the transferred options.

        If non-qualified stock options are held until death, federal and, if applicable, state estate and inheritance taxes would be imposed on the fair market value of the options at the time of death. If, however, the holder makes a lifetime gift of non-qualified stock options to permitted family members, trusts for their benefit, or other entities, federal and, if applicable, state gift taxes would be imposed on the fair market value of the non-qualified stock options at the time of the completed gift (generally, the time at which all service conditions to exercisability have been satisfied).

  SARs

        The recipient of a grant of stock based SARs will not realize taxable income and we will not be entitled to a deduction with respect to such grant on the date of such grant. Upon the exercise of a SAR, the recipient will realize ordinary income equal to the fair market value of any shares received at the time of exercise. In general, we will be entitled to a corresponding deduction, equal to the amount of income realized.

  Restricted Stock

        A grantee who receives a grant of restricted stock will not recognize any taxable income at the time of the award, provided the shares are subject to restrictions (that is, they are nontransferable and subject to a substantial risk of forfeiture). A grantee's rights in restricted stock awarded under the plan are subject to a substantial risk of forfeiture if the rights to full enjoyment of the shares are conditioned, directly or indirectly, upon the future performance of substantial services by the grantee. However, the grantee may elect under Section 83(b) of the Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the shares on the date of the award, determined without regard to the restrictions. If the grantee does not make a Section 83(b) election within 30 days of receipt of the restricted shares, the fair market value of the shares on the date the restrictions lapse, less any amount paid by the grantee for such shares, will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse. We generally will be entitled to a compensation deduction for the amount of compensation income the grantee recognizes.

  Performance Shares and Performance Units

        A grantee receiving "performance shares" or "performance units" will not have taxable income at the time the performance shares, performance units or the dividend equivalents awarded thereon are credited to the employee's account. The grantee will recognize ordinary income equal to (i) the amount of cash paid and/or (ii) the fair market value of the shares of common stock or other property on their respective payment dates when such cash, shares of common stock, and/or other property are delivered or paid to the grantee in accordance with the terms of the award. The grantee will also recognize ordinary income to the extent he or she receives current payments of dividend equivalents in respect of his or her performance shares or performance units.

  Other Types of Awards

        Other types of awards under the plan generally would result in taxable ordinary income to the grantee, the amount and timing of which would depend upon the terms and conditions of the particular award. We would generally be entitled to a corresponding tax deduction.

  Tax Consequences of Change in Control

        The accelerated vesting of awards under the plan in connection with a change in control could cause award holders to be subject to the federal excise tax on "excess parachute payments" and cause a corresponding loss of deduction on the part of us.

Deferred and Other Compensation Plans

        Some of our employees have been entitled to receive a Fidelity Bonus from Société Générale. The Fidelity Bonus amount is announced at the time all other bonuses are announced, and it then vests ratably over a three-year period. Participants are entitled to a rate of return on those funds based on a hypothetical investment in various alternative investment vehicles. The value of the deferred amounts may change based on the performance of the investment alternatives selected by participants. Upon our separation from Société Générale, all our employees under the plan will become fully vested and most will be paid out in full; participants who deferred the distribution of their vested amounts will be paid out in accordance with the plan's original distribution schedule. It is expected that upon occurrence of this offering, certain named executive officers will receive a distribution of their deferred bonuses from the Fidelity Bonus Plan in the following amounts: Mr. Fennebresque, $818,600, and Mr. White, $50,000.

        Certain of our employees have received awards under the Société Générale Corporate and Investment Banking Partnership. The participants in the partnership are selected every year and are entitled to receive an amount determined based on the net income of Société Générale's Corporate and Investment Banking division. Participants are eligible to receive the award only if certain return on equity goals are met in the partnership year. To the extent awards are earned, they are subject to a four year cliff vest. Upon our separation from Société Générale, our employee participants under the partnership will become fully vested and will be paid out in full. It is expected that upon the occurrence of this offering, Mr. Fennebresque will receive $1.1 million in settlement of his awards under the partnership.

        Société Générale previously sponsored a voluntary deferred compensation plan for key executives of its U.S. affiliates (the "Deferred Compensation Plan"). Participants were immediately vested in their contributions to the Deferred Compensation Plan. Our employees ceased contributing to the Deferred Compensation Plan in 2003, and no further contributions were made thereafter. Participants were allowed to make hypothetical investments in various alternative investment vehicles and the value of the deferred amounts may change based on the performance of those hypothetical investments. Upon our separation from Société Générale, we will transfer the liability, which is joint and several, and related assets (including approximately $9.7 million of cash) associated with the Deferred Compensation Plan to SG Americas Securities Holdings. Upon the occurrence of this offering, certain participants who upon enrollment, elected to have their accounts paid out in a lump sum on the date of termination and those who joined the plan after 2000, will be paid out in full. Participants who elected deferral of their accounts will be paid out according to their original election, either in installments and paid over a 5, 10 or 15-year period, or in a lump sum on a specific date at least five years from the initial deferral date. SG Americas Securities Holdings will retain all liability for future payments. It is expected that upon the occurrence of this offering, certain of the named executive officers will receive a distribution from the Deferred Compensation Plan in the following amounts: Mr. Conner, $56,785 and Mr. White, $312,002.

        Société Générale also sponsored a plan enabling eligible employees of its affiliated entities, including certain of our employees, to defer a portion of their performance-related compensation and make a hypothetical investment in an alternative investment vehicle indexed to the performance of merchant banking investments made by SG Merchant Banking Fund L.P., a related party. In addition to deferring a portion of their discretionary bonus, many participating employees received a leverage factor that vests in accordance with a vesting schedule prescribed by the Merchant Banking Investment Committee at the time the leverage is granted, essentially representing a non-recourse loan to the employee, which enabled them to increase their participation in the plan. We have not made an equity investment in the Merchant Banking Fund, but our liability to our employees is based upon the performance of their hypothetical investment, including any returns generated on the leverage factor. There will be no change to the payment schedules under this plan as a result of this offering. Upon the completion of this offering, we will transfer the liability, which is joint and several, to Société Générale. Société Générale will retain all liability for future payments under this plan.

        In addition, in 2001 we sponsored a plan enabling eligible employees to invest a portion of their performance-related compensation in SG Cowen Ventures I, L.P., a related party. Most plan participants met the SEC's definition of an accredited investor and qualified to make an actual investment of a portion of their after-tax bonus for a single year directly into the SG Cowen Ventures I, L.P., thereby becoming limited partners. These participants received a limited recourse loan from the Société Générale Cayman branch, a related party, which they must pay back, including the interest thereon, as the fund has realizations. Upon payment of the discretionary bonus for the year in which this plan was offered to eligible employees, we had no further obligation to these accredited participants. Certain plan participants, however, did not meet the requirements to be treated as an accredited investor, and accordingly were permitted to make a hypothetical investment with pre-tax dollars in an alternative investment vehicle indexed to the performance of the investments made by the fund. These non-accredited participants received a leverage factor, essentially representing a non-recourse loan to the employee, which enabled them to increase their participation in the plan. We have not made an equity investment in SG Cowen Ventures I, L.P., but our liability to our employees who are non-accredited participants is based upon the performance of their hypothetical investment, including any returns generated on the leverage factor. Upon the completion of this offering, we will transfer the liability, which is joint and several, to Société Générale. Société Générale will retain all liability for future payments under this plan.

PRINCIPAL AND SELLING STOCKHOLDERS

        SG Americas Securities Holdings, Inc., an indirect wholly-owned subsidiary of Société Générale, beneficially owns 100% of the common stock of Cowen Group, Inc. immediately prior to this offering. After selling 74.8% of our outstanding common stock in this offering, SG Americas Securities Holdings will own 11.2% of our outstanding common stock, which would be reduced to 0% if the underwriters exercise their overallotment option in full. The remaining approximately 14.0% of our common stock will be held by certain of our senior employees.

        The following table sets forth information as of March 31, 2006 regarding the beneficial ownership of our common stock by:

  •
  all persons known by us to beneficially own more than 5% of our common stock;

  •
  each of our named executive officers;

  •
  each of our directors;

  •
  all our directors and executive officers as a group; and

  •
  SG Americas Securities Holdings.

        Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 31, 2006 are deemed issued and outstanding. These shares, however, are not deemed outstanding for purposes of computing percentage ownership of each other stockholder.

	Beneficial Ownership of Principal Stockholders Before This Offering			Beneficial Ownership of Principal Stockholders After This Offering(2)
			Number of Shares to Be Sold in This Offering
Name and Address of Beneficial Ownership(1)
	Number	Percentage		Number		Percentage
SG Americas Securities Holdings, Inc.		100%				11.2%
Kim S. Fennebresque	—	—	—		(3)
Thomas K. Conner	—	—	—		(4)
Mark E. Kaplan	—	—	—
Jean Orlowski	—	—	—		(5)
Christopher A. White	—	—	—		(6)
Jean-Jacques Ogier	—	—	—
All executive officers and directors as a group (8 persons)	—	—	—		(7)

(1)
The address for SG Americas Securities Holdings, Inc. is 1221 Avenue of the Americas, New York, New York 10020. The address for all other persons is c/o Cowen Group, Inc., 1221 Avenue of the Americas, New York, New York 10020.
(2)
Beneficial ownership of principal stockholders after this offering does not take into account shares that may be sold by SG Americas Securities Holdings in the event the underwriters exercise their overallotment option. If the underwriters exercise their overallotment in full, SG Americas Securities Holdings will beneficially own no shares of our common stock immediately after this offering.
(3)
Includes            shares of restricted stock to be granted to Mr. Fennebresque on the pricing date of this offering. See "Management—2006 Equity and Incentive Plan."
(4)
Includes            shares of restricted stock to be granted to Mr. Conner on the pricing date of this offering. See "Management—2006 Equity and Incentive Plan."
(5)
Includes            shares of restricted stock to be granted to Mr. Orlowski on the pricing date of this offering. See "Management—2006 Equity and Incentive Plan."
(6)
Includes            shares of restricted stock to be granted to Mr. White on the pricing date of this offering. See "Management—2006 Equity and Incentive Plan."
(7)
Includes            shares of restricted stock to be granted to Messrs. Fennebresque, Conner, Orlowski and White on the pricing date of this offering. Excludes             shares of restricted stock to be granted to certain other senior employees on the pricing date of this offering. The shares of restricted stock to be granted to certain of our senior employees in connection with this offering will constitute approximately 14.0% of our common stock immediately following this offering.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Separation Overview

        Prior to this offering, our business was conducted primarily through our broker-dealer subsidiary, Cowen and Company, LLC, and the predecessors of Cowen International Limited. All of the membership interests of Cowen and Company, LLC and all of the capital securities of Cowen International Limited are currently held by SG Americas Securities Holdings.

        Pursuant to the separation agreement described below, prior to the completion of the offering, SG Americas Securities Holdings will transfer to us all of its interest in Cowen and Company, LLC and Cowen International Limited, and we will assume certain liabilities associated with the business conducted by such entities and issue shares of our common stock to SG Americas Securities Holdings. The result of such transfers is that we will own 100% of the membership interests of Cowen and Company, LLC and 100% of the capital securities of Cowen International Limited and, immediately prior to this offering, SG Americas Securities Holdings will own 100% of our common stock. SG Americas Securities Holdings will then sell these shares, in whole or in part, in this offering.

        Cowen and Company, LLC will make cash disbursements so that immediately following this offering we will have stockholders' equity of $207.0 million. These cash disbursements will consist of a return of capital distribution to SG Americas Securities Holdings, payments to certain of our employees under our Fidelity Bonus Plan and the Société Générale Corporate and Investment Banking Partnership; if this offering had occurred on March 31, 2006, we would have distributed $178.7 million and $19.0 million, respectively. In addition, we will deposit into an escrow account an amount in cash equal to our litigation reserve prior to the separation to be utilized for the future payment, if any, of certain litigation and related costs. See "—Escrow Agreement." If the escrow account had been established at March 31, 2006, it would have contained $79.3 million.

Separation Agreement

        We and Société Générale, together with certain of our respective affiliates, will enter into a separation agreement prior to the completion of this offering. We refer to this agreement as the "Separation Agreement." The Separation Agreement will set forth our agreement with Société Générale regarding the principal transactions required to effect the separation of our company from Société Générale. It also will describe other agreements that will govern certain other matters prior to and following the separation.

  The Separation

        The Separation Agreement will provide that, in accordance with the terms and subject to the conditions set forth in such agreement, on the separation date, SG Americas Securities Holdings will transfer to us all of its interests in Cowen and Company, LLC and Cowen International Limited in exchange for         shares of our common stock.

        The Separation Agreement will further provide that Société Générale generally will pay all of our costs and expenses incurred or accrued prior to the separation date in connection with this offering (provided that Société Générale shall not be obligated to reimburse us to the extent that Société Générale is prohibited by law from paying or reimbursing such expenses). The Separation Agreement also will address any real estate leases to which we are a lessee and with respect to which Société Générale or any of its subsidiaries guaranteed our obligations. The Separation Agreement will provide that we will seek the unconditional release of Société Générale (or its relevant subsidiary) from its guaranty, and, if unable to obtain such release, will pay a fee equal to the fair market value of such guaranty to Société Générale (or its relevant subsidiary).

        The Separation Agreement will contain certain provisions obligating us to use our commercially reasonable efforts to list our shares for trading on the Nasdaq National Market system and to file and have declared effective the registration statement of which this prospectus is a part and to effect this offering as contemplated in this prospectus.

  Allocation of Liabilities

        As part of the separation, various known and unknown liabilities will be allocated between Société Générale and us. Specifically, pursuant to the Separation Agreement and Indemnification Agreement, Société Générale has agreed to indemnify us for all known, pending and threatened litigation (including the cost of such litigation). In addition, Société Générale has agreed to indemnify us for all known and unknown liabilities arising out of certain former businesses of SG Cowen Securities Corporation that were sold or have been transferred to other affiliates of Société Générale. The material pending legal matters and other legal matters covered by the indemnification, as well as the alleged damages in those matters, and their current status, are specifically described in "Business—Legal Proceedings." We have agreed to indemnify Société Générale for most known regulatory matters, including any civil litigation that arises out of such regulatory matters. The regulatory matters covered by our indemnification of Société Générale, as well as the potential liability arising from those matters, are again specified in "Business—Legal Proceedings."

        In addition, Société Générale has agreed to retain all liability for future payments under certain deferred compensation plans that our employees participated in while we were a subsidiary of Société Générale. See "Management—Deferred Compensation Plans". At March 31, 2006, estimated reserves associated with known and threatened litigation and regulatory matters subject to indemnification by Société Générale, and deferred compensation plans, were $79.3 million and $43.8 million, respectively. At March 31, 2006, estimated reserves associated with known regulatory matters that are not subject to indemnification by Société Générale were $1.0 million. The balance of the liabilities allocated between Société Générale and us relates to existing contracts where one party or the other receives products or services (allocated to the party utilizing the product or service) and potential future liabilities, such as claims by our respective employees (each party will indemnify the other to the extent the claim is brought by its employees). A more detailed discussion of the allocation of all significant liabilities is set forth below.

        References below to "known" and "specified" liabilities will include those identified elsewhere in this prospectus (See "Business—Legal Proceedings").

        We will retain or assume certain liabilities, including:

  •
  liabilities reflected on (or that are of a nature or type that as of the separation date would have been reflected on) our balance sheet, except certain litigation and other items specifically addressed in the Separation Agreement;

  •
  certain liabilities associated with those of our employees who have not signed a release in favor of Société Générale by the time of this offering and all liabilities associated with our stock ownership and incentive compensation plans;

  •
  liabilities related to claims from participants or third parties arising from investment decisions or the management of portfolio companies relating to SG Cowen Ventures I, L.P. and, in respect of periods on or after January 1, 2004, SG Merchant Banking Fund L.P. (other than liabilities associated with the administration of SG Cowen Ventures I, L.P. and SG Merchant Banking Fund L.P., which are allocated to Société Générale);

  •
  liabilities associated with the business or operations conducted by our London office at any time prior to, on or after the date of separation;

  •
  certain liabilities associated with our employees, any employment agreements, retention agreements, guaranteed bonuses, bonus plans or payments, deferred compensation plans and any other agreements, arrangements or understandings between us and our directors, officers and employees, and our employee benefit, stock option and direct share plans, including any claims by our employees prior to the date of this offering (other than those that are known or threatened prior to the IPO date, which are allocated to Société Générale);

  •
  liabilities associated with all regulatory matters except as specified in the "Business—Legal Proceedings" section of this prospectus;

  •
  liabilities associated with the breach of or failure to perform any of our obligations, including our obligations under the Separation Agreement and other agreements described in this section;

  •
  certain other known and specified liabilities and all other liabilities expressly allocated to us under the Separation Agreement and the other agreements described in this section; and

  •
  all other known and unknown liabilities (to the extent not specifically assumed by Société Générale) relating to, arising out of or resulting from our and our subsidiaries' business, assets, liabilities or any business or operations conducted by us and our subsidiaries, at any time prior to, on or after the date of separation.

        Société Générale will assume or retain certain liabilities, including:

  •
  certain liabilities related to the administration of SG Cowen Ventures I, L.P. and SG Merchant Banking Fund L.P. and, in respect of periods prior to January 1, 2004, liabilities associated with the investment decisions or the management of portfolio companies relating to SG Merchant Banking Fund L.P.;

  •
  certain liabilities associated with the potential sale and transfer of Société Générale's interest in SG Merchant Banking Fund L.P. to a third party;

  •
  liabilities for certain expenses related to the separation of our business from Société Générale as provided in the Separation Agreement;

  •
  Société Générale's portion, determined in accordance with the Separation Agreement, of liabilities associated with certain contracts and accounts that it shares with us;

  •
  liabilities associated with the breach of or failure to perform any of Société Générale's obligations, including its obligations under the Separation Agreement and the other agreements described in this section;

  •
  liabilities arising from the operation of Société Générale's business (excluding for such purposes any business conducted by us and our subsidiaries), whether prior to, at or after this offering;

  •
  liabilities associated with certain businesses previously conducted by us, as specified in the Separation Agreement;

  •
  certain liabilities associated with any known or unknown employee-related claims made by any current or former employees of Société Générale or any of its subsidiaries (other than us and our subsidiaries) that are asserted or threatened by such current or former employees against us or our subsidiaries;

  •
  liabilities associated with certain specified regulatory matters as set forth in the "Business—Legal Proceedings" section of this prospectus;

  •
  certain specific contingent liabilities to the extent that such liabilities exceed the aggregate dollar amount held in escrow therefor pursuant to the Escrow Agreement (which is described below);

  •
  certain other known and specified liabilities and all other liabilities expressly allocated to Société Générale under the Separation Agreement and the other agreements described in this section; and

  •
  all other known and unknown liabilities relating to, arising out of or resulting from Société Générale's business, assets, liabilities or any business or operations conducted by Société Générale and its subsidiaries (excluding us and our subsidiaries), at any time prior to, on or after the date of separation.

  Pre-Closing Distribution and Initial Equity

        We are required to maintain a minimum amount of capital to meet certain regulatory requirements. The Separation Agreement will provide that, at the closing of this offering, we will have an initial stockholders' equity of $207.0 million after giving effect to the transactions contemplated in the Separation Agreement and other agreements described in this prospectus. The terms of the Separation Agreement will provide that, prior to the closing of the separation, Société Générale will prepare, and we will review, a statement estimating our stockholders' equity as of the closing. If the amount of our initial stockholders' equity on such statement exceeds $207.0 million, we will pay a cash distribution, subject to regulatory approval, to SG Americas Securities Holdings immediately prior to the closing of the separation equal to the amount by which our initial stockholders' equity exceeds $207.0 million. If the amount of our initial stockholders' equity on such statement is less than $207.0 million, then SG Americas Securities Holdings will pay to us immediately prior to the closing of the separation an amount in cash equal to such deficiency. Following the closing of this offering, the Separation Agreement provides that Société Générale will prepare, and we will review, a statement confirming our stockholders' equity at the closing. If Société Générale and we cannot agree on the calculation of our stockholders' equity, we have agreed to submit the dispute to arbitration in accordance with the terms of the Separation Agreement. If our stockholders' equity, as set forth in such statement, is determined to have been less than $207.0 million, then SG Americas Securities Holdings will pay to us an amount equal to such deficiency, and if our stockholders' equity, as set forth in such statement, is greater than $207.0 million, we will pay to SG Americas Securities Holdings an amount equal to such excess.

  Litigation Reserve and Escrow Amount

        The Separation Agreement will provide that we will maintain a litigation reserve reflecting reserves for all known litigation, to the extent appropriate under U.S. GAAP. Immediately prior to the closing of this offering, Société Générale will determine, after consulting us and our outside auditors, the appropriate reserve amount for the litigation matters in respect of which it has retained liability and will cause us to deposit an amount in cash equal to such amount into an escrow account established pursuant to the Escrow Agreement, which is described below. Société Générale will cause any amounts that must be paid in respect of such litigation matters to be paid from the escrow account, and will indemnify us to the extent such liabilities exceed the aggregate escrow amount. To the extent that the amount escrowed for a particular matter exceeds the actual cost of resolving such matter, SG Americas Securities Holdings will receive the remaining balance of such escrowed amount. We will pay the interest income on the cash held in escrow to SG Americas Securities Holdings and SG Americas Securities Holdings will be entitled to periodic distribution of such earnings. If the escrow account had been established at March 31, 2006, it would have contained $79.3 million.

  Conditions to the Separation, Rescission and Termination

        The Separation Agreement will provide that Société Générale may terminate the Separation Agreement and its related agreements at any time and for any reason prior to the pricing of this offering, in which case this offering will be terminated and certain transactions that may have occurred in contemplation of the separation will be rescinded. After the pricing of this offering, however, the closing of the separation is subject only to the fulfillment of several customary conditions, including:

  •
  effectiveness of the registration statement of which this prospectus is a part;

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  execution of the underwriting agreement related to this offering;

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  compliance with applicable state securities and blue sky laws; and

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  absence of any order, injunction or decree of a governmental authority or court prohibiting the transactions.

  Non-Solicitation

        The Separation Agreement will further provide that, for a period of one year following the date of this offering, neither party will solicit or recruit for the purposes of hiring or hire any individual who was employed by the other party within the preceding twelve-month period unless such individual initiates discussions with the other party.

  No Business Restrictions

        Except as expressly provided in the Separation Agreement or the other agreements described in this section (including to the extent the conduct of our business would result in Société Générale having specified bank regulatory requirements when it owns a specified percentage of our outstanding common stock), neither Société Générale nor us nor any of our respective subsidiaries is restricted from: (a) engaging in the same or similar activities or lines of business as the other party or any of its subsidiaries; (b) doing business with any potential or actual supplier or customer of the other party or any of its subsidiaries; or (c) engaging in, or refraining from, any other activities whatsoever relating to any of the potential or actual suppliers or customers of the other party or any of its subsidiaries.

        At the current time, Société Générale does not plan to continue in the businesses that it formerly operated through us. In particular, it does not intend to continue to conduct in the United States investment banking operations in the sectors primarily engaged in by us, nor does it intend to issue equity research in the sectors covered by our research analysts. There is no guarantee, however, that Société Générale might not, in the future, decide to re-enter and ultimately compete in those sectors.

        There are some businesses where we currently compete with Société Générale, such as in strategic advisory services. We intend to enter into other businesses in the future, such as over-the-counter options trading, where Société Générale currently has substantial operations.

  Additional Provisions

        The Separation Agreement also sets forth the agreement of the parties with respect to certain additional matters, such as the termination of insurance coverage effective as of the separation date, access to information, cooperation among the parties and the maintenance of confidentiality.

Indemnification Agreement

        We will enter into an indemnification agreement with Société Générale and SG Americas Securities Holdings in connection with this offering and the separation transactions. We refer to this agreement in this prospectus as the "Indemnification Agreement." Under the Indemnification Agreement, we and Société Générale will release the other from all claims, other than any such claims that, pursuant to the Indemnification Agreement, are being assumed by such party and other specified claims, all of which material claims are above under the heading "Separation Agreement—Allocation of Liabilities" and any claims which, in the aggregate, are greater than $150,000, against either of us or

Société Générale relating to services rendered under service level agreements governed under a master services agreement in effect prior to this offering.

        Under the Indemnification Agreement, we will indemnify, defend and hold harmless Société Générale and its subsidiaries from and against certain liabilities, including those relating to, arising out of or resulting from:

  •
  the failure by us or any of our subsidiaries to pay, perform or otherwise promptly discharge any liabilities allocated to us by the Separation Agreement, Indemnification Agreement or other transaction agreements, including those described above under the heading "Separation Agreement—Allocation of Liabilities";

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  any breach by us or any of our subsidiaries of the Separation Agreement, Indemnification Agreement or other transaction agreements or our certificate of incorporation or by-laws; and

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  any untrue statement of, or omission to state, a material fact contained in any registration statement or prospectus related to this offering, excluding the specific information described below in connection with the indemnity obligation of Société Générale and certain other specified sections of the registration statement or prospectus.

        Société Générale will indemnify, defend and hold harmless us and each of our subsidiaries from and against certain liabilities, including those relating to, arising out of or resulting from:

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  Société Générale's or any of its subsidiaries' (other than us or our subsidiaries) failure to pay, perform or otherwise promptly discharge any liabilities allocated to Société Générale in the Separation Agreement, Indemnification Agreement or other transaction agreements, including those described above under the heading "Separation Agreement—Allocation of Liabilities;"

  •
  any breach by Société Générale or any of it subsidiaries (other than us or our subsidiaries) of the Separation Agreement, Indemnification Agreement or other transaction agreements; and

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  any untrue statement of, or omission to state, a material fact contained in any registration statement or prospectus related to this offering, to the extent, and only to the extent, that such untrue statement or omission was contained in or omitted from certain specified sections containing information furnished by or on behalf of Société Générale, and excluding certain other specified sections of the registration statement or prospectus.

        The Indemnification Agreement also will specify procedures with respect to claims subject to indemnification and related matters and provide for contribution in the event that indemnification is not available to an indemnified party.

Stockholders Agreement

        We will enter into a stockholders agreement with SG Americas Securities Holdings prior to the completion of this offering to govern our relationship with Société Générale to the extent shares of our common stock are held by Société Générale and its affiliates and permitted transferees after this offering. We refer to this agreement in this prospectus as the "Stockholders Agreement." The Stockholders Agreement will provide SG Americas Securities Holdings with certain governance and registration rights.

  Société Générale Board Representation

        The Stockholders Agreement will provide SG Americas Securities Holdings the right to nominate, subject to stockholder approval in accordance with Delaware law and our amended and restated certificate of incorporation and bylaws that we expect to be in effect at the time of this offering and subject to limited exceptions, (i) two individuals to serve on our board of directors (with a maximum of eight directors) for so long as SG Americas Securities Holdings owns at least 40% of our outstanding common stock and (ii) one individual to serve on our board of directors (with a maximum of seven directors) for so long as SG Americas Securities Holdings owns less than 40% but at least 10% of our outstanding common stock. If SG Americas Securities Holdings' ownership of our common stock falls below 10% (other than as a result of certain corporate actions taken by us), then it will no longer have the right to nominate any of our directors. Any representative of SG Americas Securities Holdings serving on our board of directors will have the benefit of the same indemnification and directors' and officers' insurance protections as is provided to all other directors.

  Voting Rights

        The Stockholders Agreement will provide that, until the earlier of eighteen months following the date of the final prospectus of this offering or the date as of which Société Générale ceases to hold at least 10% of our common stock outstanding, we and our subsidiaries will not take any of the following actions without the prior written consent of Société Générale:

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  adopt any plan or agreement of dissolution or liquidation;

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  adopt any stockholder rights plan or "poison pill" that contains a "flip-in" trigger below certain specified levels;

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  adopt any trading policies or restrictions that would reasonably be expected to limit or impede the ability of Société Générale to transfer common stock, other than the normal and customary trading policies applicable to all of our officers, directors and affiliates; or

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  make certain amendments, restatements or modifications to our certificate of incorporation or by-laws, or the equivalent organizational documents of our subsidiaries.

        In addition, the Stockholders Agreement will provide that we cannot modify or amend certain terms of the 2006 Equity and Incentive Plan without the prior written consent of Société Générale.

  Transfer Restrictions

        The Stockholders Agreement will provide that, for a period beginning on the date of the final prospectus of this offering and ending on the date which is 180 days following the date of this offering (or such earlier date as may be specified in the Underwriting Agreement or otherwise agreed to with lead underwriters in this offering), we will not effect any public sale or distribution of our equity securities, or any securities convertible into or exchangeable or exercisable for such securities, except in connection with our employee benefit plans or registrations on Form S-4.

        The Stockholders Agreement also will restrict SG Americas Securities Holdings, to the same extent as restricted by the underwriters, from transferring its shares of our common stock to any transferee (other than us) for a period of 180 days immediately following the date of this offering, other than with respect to private sales, which may be effected 90 days following this offering (or such earlier date as may be specified in the Underwriting Agreement or otherwise agreed to with lead underwriters in this offering). Subject to certain specified exceptions, SG Americas Securities Holdings also will be restricted from transferring shares of our common stock to any transferee (or group of transferees), if (i) the number of shares so transferred exceeds 5% of our outstanding common stock or (ii) such transferee (or group of transferees) after giving effect to such transfer, would own, to SG Americas Securities Holdings' knowledge, 8% or more of the outstanding shares of our common stock.

        Notwithstanding the transfer restrictions on SG Americas Securities Holdings described above, but subject to certain restrictions set forth in the Stockholders Agreement, SG Americas Securities Holdings and its permitted transferees will be permitted to make the following transfers: (i) a transfer relating to the exercise of its registration rights pursuant to the Stockholders Agreement in an underwritten offering; (ii) a transfer to the underwriters of this offering pursuant to the Underwriting Agreement; (iii) a transfer to any of its affiliates, provided that such affiliate becomes a party to the Stockholders Agreement; (iv) a transfer pursuant to an underwritten public offering of any shares of our capital stock or any instrument convertible into shares of our capital stock or an open market sale in accordance with Rule 144 under the Securities Act of 1933; and (v) subject to the volume limitations described above on transfers to any transferee, a transfer in a private sale, provided the transferee agrees to be subject to the lockup described above.

  Registration Rights

        The Stockholders Agreement will provide SG Americas Securities Holdings and its permitted transferees with registration rights relating to any shares of our common stock held by SG Americas Securities Holdings or its permitted transferees after this offering. SG Americas Securities Holdings and its permitted transferees may require us to register under the Securities Act of 1933 all or any portion of these shares pursuant to a "demand request." The demand registration rights are subject to certain limitations. We are not obligated to effect:

  •
  a demand registration within the earlier of 180 days after the effective date of the registration statement of which this prospectus is a part or the termination of the restrictions on our ability to conduct an equity offering (our "lockup period");

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  a demand registration within 90 days after the effective date of a previous demand registration, other than a shelf registration pursuant to Rule 415 under the Securities Act of 1933;

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  a demand registration unless the demand request is for a number of shares equal to at least 10% of our market capitalization or $20 million, whichever is lower; and

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  more than two demand registrations during the first 12 months after completion of this offering or more than three demand registrations during any 12-month period thereafter.

        Subject to certain specified limitations, we may defer the filing of a registration statement after a demand request has been made if we are engaged in certain confidential business activities, which would be required to be disclosed in the registration statement, and our board of directors determines that such disclosure would be materially detrimental to us and our stockholders.

        In addition, SG Americas Securities Holdings and its permitted transferees have "piggyback" registration rights, which means that SG Americas Securities Holdings and its permitted transferees may include their respective shares in any future registrations of our equity securities (subject to certain exceptions), whether or not that registration relates to a primary offering by us or a secondary offering by or on behalf of any of our stockholders. The demand registration and piggyback registration rights are each subject to market cut-back exceptions, which provide SG Americas Securities Holdings with first priority in the first offering after the lockup period. We would have first priority for the next offering in which we participated and we and SG Americas Securities Holdings would have equal priority in all subsequent offerings as to which SG Americas Securities Holdings has registration rights.

        The Stockholders Agreement will set forth customary registration procedures, including an agreement by us to not effect any public sale or distribution of our equity securities for a period of 10 days prior to and up to 90 days following the effective date of a registration statement in an underwritten offering (or such lesser period as the underwriters of such offering may require) and an agreement by us to make our management reasonably available for road show presentations in connection with any underwritten offerings. We will also agree to indemnify SG Americas Securities Holdings and its permitted transferees with respect to liabilities resulting from untrue statements or omissions in any registration statement used in any such registration, other than untrue statements or omissions resulting from information furnished to us in writing for use in the registration statement by SG Americas Securities Holdings or any permitted transferee.

        The registration rights under the Stockholders Agreement will remain in effect with respect to the shares covered by the agreement until those shares:

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  have been sold pursuant to an effective registration statement under the Securities Act of 1933;

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  have been sold to the public pursuant to Rule 144 under the Securities Act of 1933;

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  have been transferred in a transaction where subsequent public distribution of the shares would not require registration under the Securities Act of 1933; or

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  are no longer outstanding.

  Standstill

        The Stockholders Agreement will prohibit SG Americas Securities Holdings from acquiring additional shares of our common stock (other than in connection with certain ordinary course activities), or seeking to lead or directly influence any change of control matters (e.g. proxy contests) or actively influence others in such matters for a period of 30 months following the date of this offering.

Tax Matters Agreement

        We will enter into a tax matters agreement with SG Americas Securities Holdings and SG Americas, Inc. in connection with this offering and related transactions. We refer to this agreement in this prospectus as the "Tax Matters Agreement." Among other things, the Tax Matters Agreement will govern the allocation between the companies of tax liabilities and related tax matters, such as the preparation and filing of tax returns and tax contests, for the taxable periods before and after the completion of this offering.

        The Tax Matters Agreement will provide that:

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  SG Americas, Inc. will retain the net operating loss carryforwards generated by our business for all periods prior to this offering which amounted to $98.5 million at December 31, 2005;

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  we will be responsible for the respective tax liabilities imposed on or attributable to us and any of our subsidiaries relating to taxable periods beginning after the closing date of this offering and therefore we will indemnify SG Americas, Inc. and its subsidiaries against any such tax liabilities imposed on or attributable to us and any of our subsidiaries;

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  SG Americas, Inc. will be responsible for the respective tax liabilities imposed on or attributable to SG Americas, Inc. and its subsidiaries, other than the tax liabilities of us and our subsidiaries described in the previous paragraph and to the extent set forth below with regard to certain state taxes and transfer taxes, relating to all taxable periods and therefore SG Americas, Inc. will indemnify us and our subsidiaries against any such tax liabilities imposed on or attributable to SG Americas, Inc. and such subsidiaries relating to all taxable periods;

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  after the closing date of this offering, except in the case of certain returns filed on a consolidated or combined basis, returns relating to taxable periods beginning on or before the closing date of this offering and ending after such date and certain state tax returns, the company to which a tax return relates generally will be responsible for preparing and filing such tax return, with the other company providing the requisite information, assistance, and cooperation; and

  •
  we will be responsible for handling, settling, and contesting any tax liability for which we are liable under applicable tax law subject to SG Americas, Inc.'s right to control any contest relating to tax returns for which SG Americas, Inc. is responsible and relating to the treatment of this offering and related transactions.

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  we and SG Americas, Inc. will share equally in any additional tax liabilities arising from audits or examinations with respect to certain state or local tax returns filed by SG Americas, Inc. for periods prior to the closing date of this offering and any liabilities for transfer taxes arising from the Separation.

        In addition, the Tax Matters Agreement will provide for the payment by us to SG Americas, Inc. of 50% of the amount of cash savings, if any, in U.S. federal income tax and certain state taxes that we actually realize if there is an increase in tax basis of our tangible and intangible assets as a result of the transactions required to effect the separation, subject to repayment if it is determined that those savings are not available to us. We will have the right to terminate the Tax Matters Agreement at any time for an amount based on an assumed value of certain payments remaining to be made under the Tax Matters Agreement at such time. While the actual amount and timing of any payments under the Tax Matters Agreement will very depending upon a number of factors, including the size of the increase in the tax basis of our tangible and intangible assets, the payments that may be made to SG Americas, Inc. during the amortization period for such increased tax basis could be substantial.

Employee Matters Agreement

        We will enter into an employee matters agreement with Société Générale in connection with this offering and related transactions. We refer to this agreement in this prospectus as the "Employee Matters Agreement." The Employee Matters Agreement provides, among other things, for the allocation, between us and Société Générale, of responsibilities and liabilities for employees, employee compensation and benefit plans, programs, policies and arrangements following the transactions contemplated by the Separation Agreement, as described above under the heading "Certain Relationships and Related Transactions—Separation Agreement."

        The Employee Matters Agreement will provide that we will retain or assume certain benefit liabilities, including:

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  all liabilities under our benefit plans;

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  all liabilities related to our current and former employees under the Fidelity Bonus Plan; and

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  any other liabilities that are expressly assigned to us under the Employee Matters Agreement or the Separation Agreement.

        The Employee Matters Agreement will provide that Société Générale will retain or assume certain other benefit liabilities, including:

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  all liabilities under Société Générale benefit plans;

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  all liabilities under all Société Générale executive benefit plans (other than liabilities related to our current or former employees under the Fidelity Bonus Plan); and

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  any other liabilities that are expressly assigned to Société Générale under the Employee Matters Agreement or the Separation Agreement.

        The Employee Matters Agreement also addresses the treatment of our employee interests in Société Générale deferred compensation plans upon completion of this offering. For more information regarding such plans, see "Management—Deferred Compensation Plans" above.

        The Employee Matters Agreement will only be effective if this offering is completed.

Transition Services Agreement

        We will enter into a transition services agreement with Société Générale in connection with this offering and related transactions. We refer to this agreement in this prospectus as the "Transition Services Agreement." Under the Transition Services Agreement, we and Société Générale will agree to provide certain services to each other for a specified period following the separation. The services to be provided include services regarding business continuity management, facilities management, data archiving, merchant banking, library services and analyst training. The Transition Services Agreement also will address certain of our real estate leases and our computer-based resources, and provides that we will repay Société Générale for the cost of improvements to our sub-leased facilities over the period from January 2006 through September 2013.

        The recipient of any services will generally pay an agreed upon service charge and reimburse the provider any out-of-pocket expenses. The Transition Services Agreement generally will require the services to be provided until December 31, 2006, but will, in respect of certain specified services, provide that we and Société Générale may negotiate one or more agreements for the continued provision of such services on a stand-alone basis after December 31, 2006.

Escrow Agreement

        We will enter into an escrow agreement with SG Americas Securities Holdings and a third-party escrow agent in connection with this offering and related transactions. We refer to this agreement in this prospectus as the "Escrow Agreement." We will deposit with the escrow agent an amount in cash equal to the litigation reserve prior to the separation. The escrow agent will, when and as directed by SG Americas Securities Holdings, distribute funds from the escrow account to satisfy specified contingent liabilities for which Société Générale has assumed responsibility should such liabilities become due.

        The Escrow Agreement will provide that SG Americas Securities Holdings may review the amount reserved for each litigation matter that is subject to the escrow after any disbursement and periodically and, after consultation with us and our accountants, revise such litigation reserve amount in accordance with U.S. GAAP. If, following such revision, the litigation reserve amount for a particular matter exceeds the amount then held in escrow for such matter, SG Americas Securities Holdings shall deposit with the escrow agent an amount equal to the deficiency. If the amount then held in escrow for such matter exceeds the revised litigation reserve amount for such matter, the escrow agent shall pay to SG Americas Securities Holdings such excess amount. The Escrow Agreement will terminate and the escrow agent will distribute all remaining funds in the escrow account to SG Americas Securities Holdings when the revised litigation reserve amount is equal to zero dollars.

Clearing Agreement

        We are currently renegotiating our existing clearing agreement with SG Americas Securities, LLC, an indirect subsidiary of Société Générale, to make it an arms-length agreement as we will no longer be affiliates after this offering. We refer to the renegotiated clearing agreement as the "Clearing Agreement" and expect it to go into effect prior to the closing of this offering.

        Pursuant to the Clearing Agreement, SG Americas Securities, LLC will carry and clear, on a fully disclosed basis, all accounts we introduce to it. Such accounts will include our proprietary accounts and the cash, margin and "receive versus payment" and "delivery versus payment" accounts of our customers. SG Americas Securities, LLC will be obligated to perform all clearing and settlement functions relating to trades of common equity, convertible debt, convertible equity and options.

        Under the Clearing Agreement, we will be responsible for opening and approving all customer accounts in compliance with all applicable laws, rules and regulations, including those of the Securities and Exchange Commission, the NASD and the New York Stock Exchange. We will also be responsible for reviewing transactions and accounts to assure compliance with various rules and regulation, including, but not limited to, prohibitions against manipulative practices, insider trading and market timing.

        SG Americas Securities, LLC will be obligated to maintain the stock records and other books and records of all transactions it executes or clears. In addition, SG Americas Securities, LLC will perform cashiering functions for all accounts we introduce to it, including receipt and delivery of securities, receipt and payment of funds owed by or to our customers and provision of custody for securities and funds. SG Americas Securities, LLC will also be responsible for safekeeping all money and securities it receives from us pursuant to the Clearing Agreement. SG Americas Securities, LLC will also prepare confirmation and summary periodic statements and transmit such confirmations and statements to us and our customers in a timely fashion. SG Americas Securities, LLC will also be permitted, but not obligated, to extend margin credit to our customers.

        The Clearing Agreement will eliminate the exclusivity provision provided in our existing clearing agreement, allowing us to clear through more than one firm if we wish. It will also revise and clarify the term of the agreement and pricing. The term of the Clearing Agreement will continue until terminated by either party, whereas the current agreement has an initial one-year term and is renewable automatically for one year periods thereafter. We are currently negotiating revised termination and corresponding notice provisions, as well as pricing. We expect that clearing services will be provided by SG Americas Securities, LLC at market rates, though these have not yet been agreed.

Société Générale's Agreement to Indemnify Certain Directors

        Société Générale has agreed to indemnify Mr. Kaplan and Mr. Ogier against any loss, claim, liability, damage, cost or expense (including, without limitation, any reasonable legal expense) arising from any litigation, investigation or proceeding initiated against them as a result of their role as directors of Cowen Group, Inc., or, in the case of Mr. Kaplan, as General Counsel of Cowen Group, Inc., or their signing of the registration statement, its amendments and supplements. Société Générale will not indemnify Mr. Kaplan or Mr. Ogier against claims brought by them against Société Générale or its affiliated entities or any claims arising from their gross negligence, fraudulent or criminal acts or other willful misconduct. Société Générale's indemnification obligations will terminate if their role as directors of Cowen Group, Inc. or, in the case of Mr. Kaplan, as General Counsel of Cowen Group, Inc., is terminated for any reason; however, Société Générale will continue to indemnify Mr. Kaplan and Mr. Ogier as to any claim or litigation already threatened or pending at the time of termination and/or filed after the date of such termination, which arises out of or relates to their role as directors of Cowen Group, Inc. or their signing of the registration statement, its amendments and supplements.

Historical Relationships Between Société Générale and Cowen and Company, LLC

        In 2004, 2005 and 2006, we entered into various service agreements with Société Générale and certain of its affiliates. The Master Services Agreement, and the appendices attached thereto, went into effect as of January 1, 2004, and were subsequently amended as of January 1, 2005 and again as of January 1, 2006. The Master Services Agreement sets forth many of the roles and responsibilities with regard to the services that were provided by Société Générale and its affiliates to us, and in two instances, by us to Société Générale. In particular, the Master Services Agreement covers the following services:

  •
  Business Continuity Management Services—which includes, among other things, crisis management plan development; business contingency plan development; disaster recovery testing preparation; audit and regulatory support; and management reporting;

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  Facilities Management Services—which includes, among other things, estate management; project management; premises management; security maintenance; records management; client reception services; and mailroom services;

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  Information Technology—which includes, among other things, data networking; mail and groupware; internet services; security services; enterprise server services and telecommunications;

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  Legal Services—which includes, among other things, receiving all subpoenas, and other legal process; investigating facts surrounding each subpoena, complaint, lawsuit, etc.; providing legal advice; managing and supervising all litigation, regulatory and employment matters; tracking all litigation, regulatory and employment matters; and assistance in drafting and negotiating employment contracts;

  •
  Accounting and Financial Services—which includes, among other things, financial reporting; financial control; budget and management reporting; and management support;

  •
  Operations Support Services—which includes, among other things, processing for special purpose vehicles; customer information updates for special purpose vehicles; processing of foreign exchange deals for convertible trading; audit and regulatory support; and management support;

  •
  Risk Management—which includes, among other things, analysis of market risks; credit analyses and limit approvals for sales and trading clients; credit audit; review and validation of credit limits to commercial and investment banking clients; and implementation and enhancement of systems used to support credit activity;

  •
  Employee Benefits Services—which includes, among other things, management of the employee stock purchase plan; access to historical data in Peoplesoft database; access to Société Générale training courses; and management of merchant bank co-investment plan;

  •
  Sourcing Services—which includes, among other things, market analysis; vendor selection; price negotiation; contract negotiation; and contract management;

  •
  Presentation Center—which includes, among other things, pitchbook presentations; Powerpoint slide presentations; creation of logos; graphics artwork; charts and graphs; organizational charts; scanning; and exporting files; and

  •
  Internal Audit—which includes, among other things, business process and system application reviews; information technology infrastructure and security reviews; new product/system review; third party service provider audit; and investigations, projects, forensic reviews.

        During 2005, Société Générale and its affiliates charged us $14.5 million for these services. In addition, the Master Services Agreement gives Société Générale access to our library in New York for a fee based upon Société Générale's share of the library's overall utilization as determined by the number of requests made. In 2005, Société Générale incurred $1.1 million of expenses for the use of our library and presentation center. The Master Services Agreement will terminate upon completion of this offering.

        In addition to the Master Services Agreement, we have had a Clearing Agreement and a service level agreement with SG Americas Securities, LLC, an indirect subsidiary of Société Générale, for clearance and settlement activities. Pursuant to these agreements, SG Americas Securities, LLC provides us with the following services: cashiering, new accounts, purchase and sales, audit and regulatory support and management services. These agreements will terminate at the completion of this offering and we will enter into a new Clearing Agreement with SG Americas Securities, LLC as more fully described above. In 2005, SG Americas Securities, LLC charged us $8.0 million for services provided under these agreements.

        In 2004, we entered into a service level agreement to provide management services to Société Générale related to its U.S. merchant banking assets. Under this agreement, we provide, among other things, the following services to Société Générale and SG Capital Partners LLC, the general partner of SG Merchant Banking Fund L.P.: monitoring and oversight of all portfolio companies; board representation on portfolio company boards of directors; assistance in portfolio company recruitment of senior management; execution of individual investment realization; preparation of annual compliance reports and financial statements; and management of all legal, compliance and tax related issues. We earn fees under this agreement based on a formula. In 2005, we earned $5.0 million for managing Société Générale's merchant banking business. Société Générale has signed a letter of intent to sell a portion of the merchant banking investments currently managed by us. If the transaction is consummated, we anticipate continuing to manage these assets for the purchaser and will continue to receive a fee for doing so. If the transaction is not consummated, we anticipate that Société Générale will ask us to continue to manage the assets for a fee to be determined based on the size of the portfolio.

Other Relationships and Related Transactions

        In March 2006, Jean Orlowski, Chief Information Officer and Member of the OCE of Cowen and Company, LLC, repaid in full the principal amount of a loan we made to him in January 2006. The loan was in the amount of $150,000 and assisted Mr. Orlowski in connection with the payment of a mortgage.

        In 2001, we sponsored a plan for eligible employees to invest a portion of their performance-related compensation in SG Cowen Ventures I, L.P., a related party. Kim Fennebresque, Chairman, Chief Executive Officer and President of Cowen and Company, LLC and President of Cowen Group, Inc., Thomas Conner, Chief Financial Officer and Member of the OCE of Cowen and Company, LLC and Treasurer of Cowen Group, Inc. and Christopher White, Chief of Staff and Member of the OCE of Cowen and Company, LLC and Vice President of Cowen Group, Inc., each became limited partners of the fund. As limited partners, Messrs. Fennebresque, Conner and White each received limited recourse loans from the Société Générale Cayman branch.

        These limited recourse loans are required to be repaid, including interest, as the fund has realizations. See "Executive Compensation—Deferred Compensation Plan." The interest on these loans is six-month LIBOR plus 1.25%. The largest amount of debt outstanding for these executive officers was $456,765, $76,128 and $112,114 for Messrs. Fennebresque, Conner and White, respectively.

DESCRIPTION OF CAPITAL STOCK

General Matters

        The following description of our common stock and preferred stock and the relevant provisions of our certificate of incorporation and by-laws that we expect will be in effect at the time of this offering are summaries thereof and are qualified in their entirety by reference to our amended and restated certificate of incorporation and by-laws, copies of which will be filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part, and applicable law.

        Our authorized capital stock consists of            shares of common stock, par value $0.01 per share, and            shares of preferred stock, par value $0.01 per share.

Common Stock

        Immediately following the closing of this offering, there will be    shares of our common stock outstanding.

        The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. See "Dividend Policy." In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable.

Preferred Stock

        The board of directors has the authority to issue preferred stock in one or more classes or series and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. At present, we have no plans to issue any preferred stock.

Anti-Takeover Effects of Our Expected Amended and Restated Certificate of Incorporation and Bylaws and Delaware Law

        Some provisions of Delaware law and our expected amended and restated certificate of incorporation and bylaws could make the following more difficult:

  •
  acquisition of us by means of a tender offer;

  •
  acquisition of us by means of a proxy contest or otherwise; or

  •
  removal of our incumbent officers and directors.

        These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us and outweigh the disadvantages of discouraging those proposals because negotiation of them could result in an improvement of their terms.

  Election and Removal of Directors

        Our expected amended and restated certificate of incorporation provides that our board of directors is divided into three classes. The term of the first class of directors expires at our 2007 annual meeting of stockholders, the term of the second class of directors expires at our 2008 annual meeting of stockholders and the term of the third class of directors expires at our 2009 annual meeting of stockholders. At each of our annual meetings of stockholders, the successors of the class of directors whose term expires at that meeting of stockholders will be elected for a three-year term, one class being elected each year by our stockholders. In addition, our directors will only be able to be removed for cause and by the affirmative vote of at least 80% of our then outstanding capital stock entitled to vote. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the board of directors. In addition, since shareholder rights plans, commonly known as poison pills, can only be eliminated by the board of directors, having a classified board may make it more difficult and time consuming for a third party to successfully complete an acquisition of us that is opposed by our board.

  Size of Board and Vacancies

        Our expected amended and restated certificate of incorporation provides that our board of directors may consist of no less than three and no more than 12 directors. Subject to provisions of the Stockholders Agreement, the number of directors on our board of directors will be fixed exclusively by our board of directors, subject to the minimum and maximum amount permitted by our amended and restated certificate of incorporation. Newly created directorships resulting from any increase in our authorized number of directors or any vacancies in our board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled by the majority vote of our remaining directors in office.

  Elimination of Stockholder Action by Written Consent

        Our expected amended and restated certificate of incorporation eliminates the right of our stockholders to act by written consent. Stockholder action must take place at the annual or a special meeting of our stockholders.

  Stockholder Meetings

        Under our expected amended and restated certificate of incorporation and bylaws, only our chairman of the board, president, any vice president, the secretary, or any assistant secretary or a committee of the board of directors that has been duly designated by the board of directors and whose powers and authority include the power to call such meetings may call special meetings of our stockholders.

  Requirements for Advance Notification of Stockholder Nominations and Proposals

        Our expected bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our board of directors or a committee of our board of directors.

  Supermajority Voting

        Our expected amended and restated certificate of incorporation provides that amendments to provisions involving special meetings of stockholders, stockholder action by written consent, general powers of the board of directors, the number and tenure of directors, removal of directors, vacancies on the board, amendments to the company's bylaws and the supermajority amendment provision of the amended and restated certificate of incorporation shall require an affirmative vote of the holders of not less than 80% of the voting power of all outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. Our amended and restated certificate of incorporation provides that amendments to the bylaws may be made either (i) by a vote of a majority of the entire board of directors or (ii) by a vote of the holders of not less than 80% of the voting power of all outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

  No Cumulative Voting

        Our expected amended and restated certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

  Undesignated Preferred Stock

        The authorization of our undesignated preferred stock makes it possible for our board of directors to issue our preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes of control of our management.

  Delaware Anti-Takeover Law

        Following completion of this offering, we will be subject to the "business combination" provisions of Section 203 of the Delaware General Corporation Law, or DGCL. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various "business combination" transactions with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless

  •
  the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status;

  •
  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

  •
  on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

        A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Limitation of Liability and Indemnification Matters

        Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee of or agent to the corporation (other than an action by or in the right of the corporation—a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

        Our expected amended and restated certificate of incorporation provides that no director shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except as required by law, as in effect from time to time. Currently, Section 102(b)(7) of the DGCL requires that liability be imposed for the following:

  •
  any breach of the director's duty of loyalty to our company or our stockholders;

  •
  any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

  •
  unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and

  •
  any transaction from which the director derived an improper personal benefit.

        Our expected bylaws and our expected amended and restated certificate of incorporation provide that, to the fullest extent permitted by the DGCL, as now in effect or as amended, we will indemnify and hold harmless any person made or threatened to be made a party to any action by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was our director or officer, or while our director or officer is or was serving, at our request, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by us, whether the basis of such proceeding is an alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director or officer, employee or agent. We will reimburse the expenses, including attorneys' fees, incurred by a person indemnified by this provision when we receive an undertaking by or on behalf of such person to repay such amounts if it is ultimately determined that the person is not entitled to be indemnified by us. Any amendment of this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

        We intend to obtain policies insuring our directors and officers and those of our subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under these policies, the insurer, on our behalf, may also pay amounts for which we have granted indemnification to the directors or officers.

Listing

        Application has been made for quotation of the common stock on the Nasdaq National Market under the symbol "COWN."

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock will be                                        .

MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES FOR
NON-U.S. HOLDERS OF COMMON STOCK

        The following is a general discussion of the anticipated material U.S. federal income and estate tax consequences relating to the ownership and disposition of our common stock by non-United States holders, as defined below, who purchase our common stock in this offering and hold such common stock as capital assets (generally for investment). This discussion is based on currently existing provisions of the Code, existing and proposed Treasury regulations promulgated thereunder, and administrative and judicial interpretation thereof, all as in effect or proposed on the date hereof and all of which are subject to change, possibly with retroactive effect or different interpretations. This discussion does not address all the tax consequences that may be relevant to specific holders in light of their particular circumstances or to holders subject to special treatment under U.S. federal income or estate tax laws (such as financial institutions, insurance companies, tax-exempt organizations, retirement plans, partnerships and their partners, other pass-through entities and their members, dealers in securities, brokers, U.S. expatriates, persons who have acquired our common stock as compensation or otherwise in connection with the performance of services, or persons who have acquired our common stock as part of a straddle, hedge, conversion transaction or other integrated investment). This discussion does not address the U.S. state and local or non-U.S. tax consequences relating to the ownership and disposition of our common stock. You are urged to consult your own tax advisor regarding the U.S. federal tax consequences of owning and disposing of our common stock, as well as the applicability and effect of any state, local or foreign tax laws.

        As used in this discussion, the term "non-United States holder" refers to a beneficial owner of our common stock that for U.S. federal income tax purposes is not:

  (i)
  an individual who is a citizen or resident of the United States;

  (ii)
  a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any state thereof, including the District of Columbia;

  (iii)
  an estate the income of which is subject to U.S. federal income tax regardless of source thereof; or

  (iv)
  a trust (a) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all its substantial decisions, or (b) that has in effect a valid election under applicable U.S. Treasury Regulations to be treated as a United States person.

        An individual may, in many cases, be treated as a resident of the United States, rather than a nonresident, among other ways, by virtue of being present in the United States on at least 31 days in that calendar year and for an aggregate of at least 183 days during the three-year period ending in that calendar year (counting for such purposes all the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year). Residents are subject to U.S. federal income tax as if they were U.S. citizens.

        If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, we urge you to consult your own tax advisor.

Dividends

        We or a withholding agent will have to withhold U.S. federal withholding tax from the gross amount of any dividends paid to a non-United States holder at a rate of 30%, unless (i) an applicable income tax treaty reduces or eliminates such tax, and a non-United States holder claiming the benefit of such treaty provides to us or such agent proper Internal Revenue Service (the "IRS") documentation or (ii) the dividends are effectively connected with a non-United States holder's conduct of a trade or business in the United States and the non-United States holder provides to us or such agent proper IRS documentation. In the latter case, such non-United States holder generally will be subject to U.S. federal income tax with respect to such dividends in the same manner as a United States person, unless otherwise provided in an applicable income tax treaty. Additionally, a non-United States holder that is a corporation could be subject to a branch profits tax on effectively connected dividend income at a rate of 30% (or at a reduced rate under an applicable income tax treaty). If a non-United States holder is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty, such non-United States holder may obtain a refund of any excess amount withheld by filing an appropriate claim for refund with the IRS.

Sale, Exchange or Other Disposition

        Generally, a non-United States holder will not be subject to U.S. federal income tax on gain realized upon the sale, exchange or other disposition of our common stock unless (i) such non-United States holder is an individual present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition and certain other conditions are met, (ii) the gain is effectively connected with such non-United States holder's conduct of a trade or business in the United States, and where a tax treaty so provides, the gain is attributable to a U.S. permanent establishment of such non-United States holder, or (iii) we are or have been a "U.S. real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding such sale, exchange or other disposition or the period that such non-United States holder held our common stock (the "Applicable Period").

        We do not believe that we have been, are currently or are likely to be a U.S. real property holding corporation for U.S. federal income tax purposes. If we were to become a U.S. real property holding corporation, so long as our common stock is regularly traded on an established securities market and continues to be so traded, a non-United States holder would be subject to U.S. federal income tax on any gain from the sale, exchange or other disposition of our common stock only if such non-United States holder actually or constructively owned, during the Applicable Period, more than 5% of our common stock.

        Special rules may apply to certain non-United States holders, such as controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax, that are subject to special treatment under the Code. These entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Federal Estate Tax

        Common stock owned or treated as owned by an individual who is a non-United States holder at the time of his or her death generally will be included in the individual's gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding Tax

        Information reporting may apply to payments made to a non-United States holder on or with respect to our common stock. Backup withholding tax (at the then applicable rate) may also apply to payments made to a non-United States holder on or with respect to our common stock, unless the non-United States holder certifies as to its status as a non-United States holder under penalties of perjury or otherwise establishes an exemption and certain other conditions are satisfied. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-United States holder will be allowed as a refund or a credit against such non-United States holder's U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of common stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of our common stock.

        Upon completion of this offering, there will be            shares of our common stock outstanding. By virtue of the registration statement of which this prospectus is a part and a registration statement on Form S-8 described below, all of such shares will be freely tradable without restriction under the Securities Act except for any such shares held at any time by any of our "affiliates", as such term is defined under Rule 144 promulgated under the Securities Act.

Rule 144

        In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including persons who may be deemed to be our "affiliates," would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  •
  1.0% of the number of shares of common stock then outstanding, which will equal approximately            shares immediately after this offering; or

  •
  the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks before a notice of the sale on Form 144 is filed.

        Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of certain public information about us.

Rule 144(k)

        Under Rule 144(k), a person who is not deemed to have been one of our "affiliates" at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an "affiliate," is entitled to sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Stock Options and Restricted Stock Grants

        In connection with this offering, we will issue an aggregate of            shares of restricted stock and non qualified stock options to purchase an aggregate of    shares of our common stock to some of our executive officers and employees. Following the consummation of this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act to register all of the shares of common stock issued or reserved for issuance under our 2006 Equity and Incentive Plan. Any such Form S-8 registration statement will automatically become effective upon filing. Accordingly, shares of common stock registered under any such registration statement and issued upon vesting of such restricted stock or exercise of such stock options will be available for sale in the open market, unless such shares of common stock are subject to vesting restrictions imposed by us or the lock-up restrictions described in this prospectus. For more information, see "Management—2006 Equity and Incentive Plan."

Lock-up Agreements

        Pursuant to certain "lock-up" agreements and the Stockholders Agreement, we and our executive officers, directors and certain of our other stockholders and option holders, including SG Americas Securities Holdings, have agreed, subject to certain limited exceptions, not to offer, sell, contract to sell, announce any intention to sell, pledge or otherwise dispose of, directly of indirectly, or file with the SEC a registration statement under the Securities Act relating to, any common stock or securities convertible into or exchangeable or exercisable for any common stock without the prior written consent of Cowen and Company, LLC, Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated for a period of 180 days after the date of this prospectus. For more information, see "Underwriting—No Sale of Similar Securities."

UNDERWRITING

        We intend to offer the shares through the underwriters. Cowen and Company, LLC, Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives of the underwriters named below. Subject to the terms and conditions described in a purchase agreement among us, SG Americas Securities Holdings and the underwriters, SG Americas Securities Holdings has agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from SG Americas Securities Holdings, the number of shares listed opposite their names below.

Underwriter	Number of Shares
Cowen and Company, LLC
Credit Suisse Securities (USA) LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Keefe, Bruyette & Woods, Inc.
Sandler O'Neill & Partners, L.P.

Total

        The underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the purchase agreement if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

        We and SG Americas Securities Holdings have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

        The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

        The representatives have advised us and SG Americas Securities Holdings that the underwriters propose initially to offer the shares to the public at the public offering price on the cover page of this prospectus and to dealers at that price less a concession not in excess of $                      per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $                      per share to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

        The following table shows the public offering price, underwriting discount and proceeds before expenses to SG Americas Securities Holdings. The information assumes either no exercise or full exercise by the underwriters of their overallotment options.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to SG Americas Securities Holdings	$	$	$

        The expenses of this offering, not including the underwriting discount, are estimated at $                              and are payable by SG Americas Securities Holdings.

Overallotment Option

        SG Americas Securities Holdings has granted options to the underwriters to purchase up to            additional shares at the public offering price less the underwriting discount. The underwriters may exercise these options for 30 days from the date of this prospectus solely to cover any overallotments. If the underwriters exercise these options, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the Underwriters' table.

No Sales of Similar Securities

        Pursuant to certain "lock-up" agreements and the Stockholders Agreement, we and our executive officers, directors and certain of our other stockholders and option holders, including SG Americas Securities Holdings, have agreed, subject to certain limited exceptions, not to offer, sell, contract to sell, announce any intention to sell, pledge or otherwise dispose of, directly of indirectly, or file with the SEC a registration statement under the Securities Act relating to, any common stock or securities convertible into or exchangeable or exercisable for any common stock without the prior written consent of Cowen and Company, LLC, Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated for a period of 180 days after the date of this prospectus. Specifically, we have agreed, with certain limited exceptions, not to directly or indirectly:

  •
  offer, pledge, sell or contract to sell any common stock;

  •
  sell any option or contract to purchase any common stock;

  •
  purchase any option or contract to sell any common stock;

  •
  grant any option, right or warrant for the sale of any common stock;

  •
  lend or otherwise dispose of or transfer any common stock;

  •
  request or demand that we file a registration statement related to the common stock; or

  •
  enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

        This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. The 180-day restricted period will be automatically extended if (i) during the last 17 days of the 180-day restricted period we issue an earnings release or material news or a material event relating to us occurs or (ii) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day-period beginning on the last day of the 180-day restricted period, in either of which case the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. The exceptions permit us, among other things and subject to restrictions, to: (a) issue common stock or options pursuant to employee benefit plans, (b) issue common stock upon exercise of outstanding options or warrants (c) issue securities in connection with acquisitions or similar transactions, or (d) file registration statements on Form S-8. The exceptions permit parties to the "lock-up"agreements, among other things and subject to restrictions, to: (a) participate in tenders involving the acquisition of a majority of our stock, (b) participate in transfers or exchanges involving common stock or securities convertible into common stock or (c) make certain gifts. In addition, the lock-up provision will not restrict broker-dealers from engaging in market making and similar activities conducted in the ordinary course of their business. The exceptions also permit Société Générale to effect up to 15 private sales of our shares beginning 90 days after the date of this prospectus, provided that each purchaser is a qualified institutional buyer as defined in Rule 144A, does not acquire more than 5% of our shares from Société Générale, and agrees not to sell such shares prior to the expiration of the 180-day restricted period.

Quotation on the Nasdaq National Market

        We have applied for quotation of our common stock on the Nasdaq National Market under the symbol "COWN."

        Before this offering, there has been no public market for our common stock. The public offering price has been determined through negotiations among us, SG Americas Securities Holdings and the underwriters. In addition to prevailing market conditions, the factors considered in determining the public offering price were:

  •
  the valuation multiples of publicly traded companies that the underwriters believe to be comparable to us;

  •
  our financial information;

  •
  the history of, and the prospects for, our company and the industry in which we compete;

  •
  an assessment of our management, our past and present operations, and the prospects for, and timing of, our future revenues;

  •
  the present state of our development; and

  •
  the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

        An active trading market for the shares may not develop. It is also possible that after this offering the shares will not trade in the public market at or above the public offering price.

Price Stabilization, Short Positions and Penalty Bid

        Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

        In connection with this offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares in this offering. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. "Naked" short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of this offering.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

        Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Internet Distribution

        In connection with this offering, certain of the underwriters or security dealers may distribute the prospectus by electronic means, such as by making the prospectus in electronic format available on their websites or by e-mail. Other than the prospectus in electronic format, the information on such websites will not form part of this prospectus. Additionally, the underwriters may allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the lead managers to underwriters that may make internet distributions on the same basis as other allocations.

Other Relationships

        Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us and SG Americas Securities Holdings, including as financial advisor or a financing source in connection with acquisitions possibly pursued. They have received customary fees and commissions for these transactions.

        Because the shares are being offered by SG Americas Securities Holdings, Inc., whose wholly-owned subsidiary, Cowen and Company, LLC is an NASD member and an underwriter in this offering, the NASD may view the participation of Cowen and Company, LLC as an underwriter in this offering as the public distribution of securities issued by a company with which Cowen and Company, LLC has a conflict of interest and/or an affiliation, as those terms are defined in Rule 2720 of the Conduct Rules of the NASD. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 2720 of the Conduct Rules. Rule 2720 requires that the initial public offering price can be no higher than that recommended by a "qualified independent underwriter", as defined by the NASD, which has participated in the preparation of the registration statement and performed its usual standard of due diligence with respect to that registration statement. Merrill Lynch agreed to act as a qualified independent underwriter for this offering and to perform due diligence investigations and review and participate in the preparation of the registration statement of which this prospectus forms a part.

        The underwriters will not execute sales in discretionary accounts without the prior written specific approval of the customers.

LEGAL MATTERS

        The validity of the shares of common stock offered hereby will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Shearman & Sterling LLP, New York, New York.

EXPERTS

        The combined financial statements of the Company at December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005, included in this prospectus have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, certain items of which are omitted as permitted by the rules and regulations of the SEC. For further information, reference is made to the registration statement and to the exhibits and schedules filed with it, which are available for inspection without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of the material containing this information may be obtained from the SEC upon payment of the prescribed fees. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of this website is http://www.sec.gov.

        Upon completion of this offering, we will become subject to the periodic reporting and other information requirements of the Exchange Act and will file periodic reports, proxy statements and other information with the SEC. Such reports may be inspected at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material may be obtained by mail from the Public Reference Branch of the SEC at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Following the completion of this offering, we also will make available through our internet website (www.cowen.com), our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file or furnish such material to the SEC. Our website and the information contained on that website or connected to that website are not incorporated by reference into this prospectus.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholder of Cowen Group, Inc.

        We have audited the accompanying combined statements of financial condition of Cowen Group, Inc. (the "Company", as described in Note 1) as of December 31, 2005 and 2004, and the related combined statements of operations, group equity, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Cowen Group, Inc. at December 31, 2005 and 2004 and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

        As discussed in Note 19, the accompanying combined financial statements have been restated.

Ernst & Young LLP

New York, New York
                  , 2006

The foregoing report is in the form that will be signed upon the completion of the transaction described in the second paragraph of Note 1 to the combined financial statements and the consummation of the related separation agreements described in Note 18 to the combined financial statements.

/s/ Ernst & Young LLP
May 8, 2006

Cowen Group, Inc.

Combined Statements of Financial Condition

December 31, 2005 and 2004

	2005	2004
	(As restated)*
	(dollar amounts in thousands)
Assets
Cash and cash equivalents	$2,150	$1,980
Cash segregated under Federal or other regulations	1,107	605
Securities owned, at fair value	220,086	190,318
Securities purchased under agreements to resell with related party	410,981	445,334
Receivable from brokers, dealers and clearing brokers (related party balances of $25,635 and $30,826, respectively)	25,849	30,826
Corporate finance and syndicate receivables	16,120	11,564
Insurance claims receivable	5,316	28,500
Due from affiliates	568	11,130
Exchange memberships	8,167	8,309
Furniture, fixtures, equipment and leasehold improvements, net	3,223	4,680
Goodwill	50,000	50,000
Other assets	41,772	37,104

Total assets	$785,339	$820,350

Liabilities and Group Equity
Liabilities
Bank overdrafts	$1,581	$3,055
Securities sold, not yet purchased, at fair value	143,223	127,139
Payable to brokers, dealers and clearing brokers (related party balances of $9,010 and $11,258, respectively)	15,376	14,764
Employee compensation and benefits payable	156,924	153,433
Legal reserves and legal expenses payable	78,732	155,440
Accounts payable, accrued expenses and other liabilities	15,552	13,041

Total liabilities	411,388	466,872

Group equity	373,951	353,478

Total liabilities and group equity	$785,339	$820,350

*
See Note 19 to these combined financial statements.

The accompanying notes are an integral part of these combined financial statements.

Cowen Group, Inc.

Combined Statements of Operations

Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
	(As restated)*
	(dollar amounts in thousands)
Revenues
Investment banking	$126,253	$113,795	$104,863
Commissions	93,450	99,669	120,056
Principal transactions	52,250	64,519	54,326
Interest and dividend income (related party balances of $12,419, $6,059 and $3,981, respectively)	16,990	9,504	12,302
Other	8,357	7,591	6,060

Total revenues	297,300	295,078	297,607
Interest expense	(1,178)	(825)	(924)

Net revenues	296,122	294,253	296,683

Expenses
Employee compensation and benefits	174,403	172,563	160,850
Floor brokerage and trade execution (related party balances of $7,982, $13,400 and $17,936, respectively)	10,025	16,136	21,364
Service fees, net (related party balances of $13,392, $22,285 and $45,600, respectively)	18,446	24,389	46,415
Communications	22,985	19,812	22,507
Occupancy and equipment (related party balances of $12,502, $12,493 and $10,711, respectively)	15,071	14,633	11,716
Marketing and business development	12,382	12,087	11,500
Litigation and related costs	6,930	(44,835)	77,160
Depreciation and amortization	2,140	2,409	1,161
Other	20,507	20,070	19,424

Total non-interest expenses	282,889	237,264	372,097

Income (loss) before income taxes	13,233	56,989	(75,414)
Provision for (benefit from) income taxes	1,152	1,877	(1,040)

Net income (loss)	$12,081	$55,112	$(74,374)

*
See Note 19 to these combined financial statements.

The accompanying notes are an integral part of these combined financial statements.

Cowen Group, Inc.

Combined Statements of Changes in Group Equity

Years Ended December 31, 2005, 2004 and 2003

Group Equity
(As restated)* (dollar amounts in thousands)
Balance—at December 31, 2002	$393,049
Net loss	(74,374)
Change in liability related to the retail brokerage business not conducted by the Company (see Note 1)	(57,756)
Capital contribution	2,024

Balance—at December 31, 2003	262,943
Net income	55,112
Change in liability related to the retail brokerage business not conducted by the Company (see Note 1)	(46,829)
Capital contribution	82,252

Balance—at December 31, 2004	353,478
Net income	12,081
Change in liability related to the retail brokerage business not conducted by the Company (see Note 1)	5,696
Capital contribution	2,696

Balance—at December 31, 2005	$373,951

*
See Note 19 to these combined financial statements.

The accompanying notes are an integral part of these combined financial statements.

 Cowen Group, Inc.

Combined Statements of Cash Flows

Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
	(As restated)*
	(dollar amounts in thousands)
Cash flows from operating activities
Net income (loss)	$12,081	$55,112	$(74,374)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Exchange membership impairment	—	1,980	1,195
Gain on sale of exchange membership	108	—	—
Stock-based compensation	105	383	603
Depreciation and amortization	2,140	2,409	1,161
Income taxes (benefit)	1,152	1,877	(1,040)
(Increase) decrease in operating assets:
Cash segregated under Federal and other regulations	(502)	(605)	—
Securities owned, at fair value	(29,768)	16,967	(39,968)
Securities purchased under agreement to resell with related party	34,353	(158,604)	114,240
Receivable from brokers, dealers and clearing brokers	4,977	80,438	(44,256)
Corporate finance and syndicate receivables	(4,556)	1,347	(738)
Exchange memberships	(114)	—	—
Insurance claims receivable	23,184	(28,500)	—
Due from affiliates	10,562	(11,008)	2,992
Other assets	(4,668)	(83)	(5,197)
Increase (decrease) in operating liabilities:
Bank overdrafts	(1,474)	3,055	—
Securities sold, not yet purchased, at fair value	16,084	2,421	51,417
Payable to brokers, dealers and clearing brokers	612	(6,701)	17,616
Employee compensation and benefits payable	3,491	1,080	2,825
Legal reserves and legal expenses payable	(25,342)	(21,171)	71,768
Accounts payable, accrued expenses and other liabilities	2,511	8,385	(338)

Net cash provided by (used in) operating activities	44,936	(51,218)	97,906

Cash flows from investing activities
Proceeds from sale of exchange memberships	148	—	—
Proceeds from transfer/sales of fixed assets	22	891	2,689
Purchase of fixed assets	(705)	(5,923)	—

Net cash (used in) provided by investing activities	(535)	(5,032)	2,689

Cash flows from financing activities
Payments related to the retail brokerage business not conducted by the Company (see Note 1)	(45,670)	(22,064)	(103,012)
Capital contribution, net	1,439	79,991	2,462

Net cash (used in) provided by financing activities	(44,231)	57,927	(100,550)

Net increase in cash and cash equivalents	170	1,677	45
Cash and cash equivalents
Beginning of year	1,980	303	258

End of year	$2,150	$1,980	$303

Supplemental disclosure of cash flow information
Cash paid during the year for
Interest	$1,157	$829	$912
Supplemental disclosure of non-cash flow information
Exchange membership demutualization	774	—	—

*
See Note 19 to these combined financial statements.

The accompanying notes are an integral part of these combined financial statements.

Cowen Group, Inc.

Notes to Combined Financial Statements

December 31, 2005, 2004 and 2003

1.    Formation of Cowen Group, Inc. and Basis of Presentation

        Cowen Group, Inc. (together with its subsidiaries, the "Company") was incorporated in Delaware during February 2006, with 100 shares of common stock $0.01 par value issued, in preparation for the initial public offering ("IPO") of its common stock. The Company is a wholly-owned subsidiary of SG Americas Securities Holdings. SG Americas Securities Holdings is a wholly-owned subsidiary of SG Americas, Inc., which in turn is a wholly-owned subsidiary of Société Générale. The Company is operated and managed on an integrated basis as a single operating segment and provides research, institutional sales and trading and investment banking services to its clients.

        Immediately prior to the completion of the IPO, SG Americas Securities Holdings will transfer to the Company all of its interest in the investment banking, research and institutional sales and trading businesses which comprised Cowen and Company, LLC ("Cowen and Company" or "Cowen") and Cowen International Limited ("Cowen International"), both wholly-owned subsidiaries of SG Americas Securities Holdings. SG Americas Securities Holdings will transfer all of its interests in Cowen and Company and Cowen International to the Company in exchange for                shares of the Company's common stock.

        Cowen and Company, a Delaware single member limited liability corporation, is a full-service investment banking and securities brokerage firm focused on the emerging growth sectors of healthcare, technology, media and telecommunications, and consumer, primarily in the United States. Cowen and Company's predecessor was SG Cowen Securities Corporation. On April 23, 2004, Société Générale reorganized SG Cowen Securities Corporation into two separate single member limited liability broker-dealers: SG Cowen & Co., LLC and SG Americas Securities, LLC (an affiliated sister company). In February 2006, SG Cowen & Co., LLC changed its name to Cowen & Co., LLC. In May 2006 Cowen & Co., LLC changed its name to Cowen and Company, LLC. Cowen and Company clears its securities transactions on a fully disclosed basis through its clearing broker, SG Americas Securities, LLC, and does not carry customer funds or securities.

        SG Cowen Europe Limited, a corporation formed under the laws of England and Wales, is an investment banking and brokerage firm also focused on the emerging growth sectors of healthcare, technology, media and telecommunications, and consumer, primarily in Europe. In February 2006, SG Cowen Europe Limited changed its name to Cowen International Limited. Cowen International's predecessors were SG London Securities Limited and SG London Branch.

Basis of Presentation

        The combined financial statements have been prepared as if the Company had been a stand-alone entity for the periods presented. The combined financial statements have also been prepared assuming that the transactions described above and further described in Note 18 were consummated prior to the periods presented.

        The combined financial statements include the carve-out accounts of SG Cowen Securities Corporation, as the predecessor of Cowen and Company, and the carve-out accounts of SG London Securities Limited and SG London Branch, each as the predecessor of Cowen International, in each case using the historical basis of accounting for the results of operations, assets and liabilities of the businesses that currently constitute Cowen and Company and Cowen International. These combined financial statements have been prepared in conformity with accounting principles generally accepted in the United States ("U.S. GAAP"). The combined financial information included herein may not necessarily be indicative of the Company's results of operations, financial condition and cash flows in the future or what its results of operations, financial condition and cash flows would have been had the Company been a stand-alone company during the periods presented.

        The combined results include the revenues generated and expenses incurred by the Company based on customer relationships and related business activities. Certain expenses of the Company are based on shared services that were in the past provided by Société Générale or one of its affiliates. These expenses primarily related to providing employee-related services and benefits, technology and data processing services, and corporate functions including tax, legal, compliance, finance and operations. Costs included in the combined financial statements for shared services were determined based on costs to the affiliated entity and allocated based on the Company's usage of those services. Commencing in 2004, the Company created direct support functions to provide a number of the services and corporate functions previously provided by Société Générale or one of its affiliates and entered into service level agreements with Société Générale for a number of other services. Management believes that the methodologies underlying the combined financial statements are reasonable. See Notes 11 and 18 for further discussion of related party transactions.

        The Combined Statements of Operations do not include litigation expenses incurred by the Company in connection with the Gruttadauria litigation and other legal matters (see Note 10) related to the retail brokerage business of SG Cowen Securities Corporation, which was sold in October 2000, and is not part of the businesses currently conducted by the Company. As the successor of the named party in the litigation, the Company recognizes the legal reserves and accruals related to these matters in the Combined Statements of Financial Condition and cash flows related to these matters as financing activities in the Combined Statements of Cash Flows. See Note 18 for a description of certain agreements that will govern the responsibilities of the Company and Société Générale regarding these matters.

        All significant intercompany accounts and transactions have been eliminated in combination.

2.    Summary of Significant Accounting Policies

Use of Estimates

        The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Actual results could differ from those estimates.

Cash Equivalents

        The Company considers highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents.

Securities Owned and Securities Sold, Not Yet Purchased

        Securities owned and securities sold, not yet purchased are stated at fair value with related changes in unrealized appreciation or depreciation reflected in Principal transactions on the Combined

Statements of Operations. Fair value is generally based on published market prices or other relevant factors including dealer price quotations.

Securities Purchased Under Agreements to Resell

        Securities purchased under agreements to resell generally are collateralized by U.S. government and agency obligations, are treated as collateralized financing transactions and are carried at amounts at which the securities will be resold plus accrued interest. It is the Company's policy to take possession or control of securities purchased under agreements to resell. The Company requires the fair value of the collateral to be equal to or in excess of the principal amount loaned under the resale agreements. The Company minimizes credit risk associated with these activities by monitoring credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited or returned when deemed appropriate.

Receivable from and Payable to Brokers, Dealers and Clearing Brokers

        Receivable from and payable to brokers, dealers and clearing brokers primarily include proceeds from securities sold short including commissions and fees related to securities transactions, net receivables and payables for unsettled transactions, and deposits with the clearing brokers. Proceeds related to securities sold, not yet purchased, may be restricted until the securities are purchased.

Corporate Finance and Syndicate Receivables

        Corporate finance and syndicate receivables include receivables relating to the Company's investment banking and advisory engagements. The Company records an allowance for doubtful accounts on these receivables on a specific identification basis. No valuation allowance has been recorded as of December 31, 2005 and 2004.

Furniture, Fixtures, Equipment, and Leasehold Improvements

        Furniture, fixtures, equipment and computer software and leasehold improvements are stated at cost, less accumulated depreciation or amortization. Depreciation of furniture, fixtures, equipment and computer software is provided on the straight-line method over the estimated useful lives of the assets, ranging from 3 to 5 years. Leasehold improvements are amortized over the lesser of the useful life of the improvement or the term of the lease which range from one to eight years.

Goodwill

        Goodwill represents the excess cost of a business acquisition over the fair value of the net assets acquired. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets, goodwill is not amortized.

        The Company evaluates goodwill annually or more frequently if events or circumstances indicate a possible impairment. For goodwill impairment tests, the asset's fair value is based on factors such as projected cash flows, revenue multiples and selling prices. Goodwill impairment is recognized if its carrying value exceeds its implied fair value as determined in accordance with SFAS No. 142.

        Goodwill impairment tests are subject to significant judgment in determining the estimation of future cash flows, discount rates and other assumptions. Changes in these estimates and assumptions could have a significant impact on the fair value and any resulting impairment of goodwill.

Exchange Memberships

        Exchange memberships representing both an ownership interest and the right to conduct business on the exchange are accounted for at cost. The Company evaluates exchange memberships for other-than-temporary impairment annually or more frequently if events or circumstances indicate a possible impairment.

Stock-Based Compensation

        The Company's employees participated in various stock incentive plans sponsored by Société Générale (see Note 13). The Company accounted for those plans under the recognition and measurement principles of Accounting Principles Board Opinion No. 25 ("APB 25"), Accounting for Stock Issued to Employees, which requires that compensation be measured by the quoted market price of the stock at the measurement date less the amount that the employee is required to pay. The Company has recognized compensation expense for these plans of approximately $0.1 million, $0.4 million, and $0.6 million for the years ending December 31, 2005, 2004 and 2003, respectively. The following table illustrates the effect on net income (loss) if the Company had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation, to its stock incentive plans. The compensation expense for stock options disclosed under the fair value method is not shown net of any tax effects as the Company has not taken any tax deductions for awards exercised by its employees and does not expect to realize any deductions on unvested awards.

	2005	2004	2003
	(dollar amounts in thousands)
Net income (loss), as reported	$12,081	$55,112	$(74,374)
Add: Stock-based employee compensation expense included in reported net income (loss)	105	383	603
Deduct: Total stock-based employee compensation expense determined under the fair value method for all awards	342	817	1,078

Pro forma net income (loss)	$11,844	$54,678	$(74,849)

Legal Reserves

        The Company estimates potential losses that may arise out of legal and regulatory proceedings and recognizes liabilities for such contingencies to the extent such losses are probable and the amount of loss can be reasonably estimated. These amounts are reported in Litigation and related costs on the Combined Statements of Operations, net of recoveries. The Combined Statements of Operations do not include litigation expenses incurred by the Company in connection with the Gruttadauria litigation and other legal matters (see Notes 10 and 18) related to the retail brokerage business conducted by SG Cowen Securities Corporation that was sold in October 2000. As the successor of the named party in the litigation the Company recognizes the legal reserve related to this matter in the Combined Statements of Financial Condition.

Revenue Recognition

  Investment Banking

        Investment banking revenues include underwriting fees, private placement fees, strategic advisory fees and financial advisory fees. Underwriting revenues are earned in securities offerings in which the Company acts as an underwriter and include management fees, sales concessions and underwriting fees. Management fees are recorded on the offering date, sales concessions on settlement date and underwriting fees are recognized net of related syndicate expenses, at the time the underwriting is complete and the income is reasonably determinable. As co-manager for registered equity underwriting transactions, management must estimate the Company's share of transaction related expenses incurred by the lead manager in order to recognize revenue. Transaction related expenses are deducted from the underwriting fee and therefore reduce the revenue the Company recognizes as co-manager. Such amounts are adjusted to reflect actual expenses in the period in which the Company receives the final settlement, typically within 90 days following the closing of the transaction.

        Private placement fees, including warrants received in certain private placement transactions, are recorded on the closing date of the placement. Strategic advisory and financial advisory fees are recorded when the services to be performed and/or the transactions are substantially completed, and fees are determinable and collection is reasonably assured. Expenses associated with these transactions are recognized, net of client reimbursements, when the related revenue is recognized or the engagement is otherwise concluded.

  Commissions

        Commission revenue includes fees from executing client transactions in listed securities. These fees are recognized on a trade date basis.

  Principal Transactions

        Principal transactions revenue includes net trading gains and losses from the Company's market-making activities in over-the-counter common equity securities, convertible securities and options, from commitment of capital to facilitate customer trades for listed stocks and from proprietary trading activities. In certain cases, the Company provides liquidity to clients buying or selling blocks of shares without previously identifying the other side of the trade at execution, which subjects the Company to market risk. These positions are typically held for a very short duration.

        The Company's securities and derivative financial instruments are recorded at fair market value. Changes in net unrealized gains or losses are reflected in Principal transactions in the Combined Statements of Operations.

Derivative Financial Instruments

        The Company uses U.S. Treasury futures and options to economically hedge proprietary trading positions. The futures contracts are executed on an exchange, and cash settlement is made on a daily basis for market movements. Options are stated at fair value which is based on current market prices. Realized and unrealized gains and losses associated with futures transactions and options are included in Principal transactions on the Combined Statements of Operations. The fair value of futures contracts and required margin deposits are included in Receivable from brokers, dealers and clearing brokers on the Combined Statements of Financial Condition.

Valuation of Financial Instruments

        Substantially all of the Company's financial instruments are recorded at fair value or contract amounts that approximate fair value. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Securities owned and securities sold, not yet purchased and derivative financial instruments including futures, options and warrant positions are stated at fair value, with related changes in unrealized appreciation or depreciation reflected in Principal transactions in the Combined Statements of Operations. Financial instruments carried at contract amounts include Receivable from brokers, dealers and clearing brokers, Payable to brokers, dealers and clearing brokers, Securities purchased under agreements to resell and Corporate finance and syndicate receivables.

        Fair value is generally based on independent sources such as quoted market prices or dealer price quotations. To the extent certain financial instruments trade infrequently or are non-marketable securities and, therefore, do not have readily determinable fair values, the Company estimates the fair value of these instruments using various pricing models and available information that management deems most relevant. Among the factors considered by the Company in determining the fair value of financial instruments are discounted anticipated cash flows, the cost, terms and liquidity of the instrument, the financial condition, operating results and credit ratings of the issuer or underlying company, the quoted market price of publicly traded securities with similar quality and yield, and other factors generally pertinent to the valuation of financial instruments. For example, non-marketable warrant positions are valued to the extent publicly available information related to the underlying asset is available.

Foreign Currency Translation

        The Company's assets and liabilities denominated in foreign currencies are translated based on the rate of exchange prevailing at each combined statement of financial condition date. Revenues and expenses are translated at the average exchange rates prevailing during the periods. Gains and losses on foreign currency transactions are included in the Combined Statements of Operations.

Income Taxes

        The taxable results of the Company's U.S. operations are included in the consolidated income tax returns of SG Americas, Inc. The tax results of the Company's U.K. operations are included in the tax return of SG London Branch. The income tax provision reflected in the Combined Statements of

Operations of the Company is presented as if the Company operated on a stand-alone basis, consistent with the liability method prescribed by SFAS No. 109, Accounting for Income Taxes. Under the liability method, deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial statement and income tax purposes, as determined under enacted tax laws and rates. A valuation allowance is provided for deferred tax assets when it is more likely than not that the benefits of net deductible temporary differences and net operating loss carryforwards will not be realized.

3.    Recently Issued Accounting Standards, Not Yet Adopted

        In December 2004, the Financial Accounting Standards Board ("FASB") issued revised SFAS No. 123(R), Share-Based Payment. SFAS No. 123(R) requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. The compensation cost is measured based on the fair value of the equity or liability instrument issued. The revised statement eliminated the previously available alternative to account for share-based payments in accordance with APB 25, which measured the compensation cost at its intrinsic value. SFAS No. 123(R) is effective for the first interim or annual period that begins after June 15, 2005. Historically, the Company elected to apply APB 25 for all stock-based compensation related to plans sponsored by Société Générale. The Company expects to establish stock-based compensation plans that will provide for the grant of equity-based awards including stock-options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards to eligible non-employee directors, officers and other employees and independent contractors. The Company will account for future awards of its equity in accordance with SFAS No. 123(R) and is currently evaluating the impact of this new guidance.

        In May 2005, the FASB adopted SFAS No. 154, Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3 ("SFAS No. 154"). In addition to new disclosure requirements, SFAS No. 154 requires, unless considered impracticable, the use of the "retrospective" method for reporting voluntary changes in accounting principle, changes mandated by accounting pronouncements that do not specify transition provisions, and changes in the reporting entity. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. In adopting SFAS No. 123(R), the Company does not anticipate making changes in valuations methods that would be required to be disclosed under SFAS No. 154. The Company does not expect that the adoption of SFAS No. 154 will have a material impact on the Company's Combined Financial Statements.

        Emerging Issues Task Force ("EITF") Issue No. 04-5 ("EITF 04-05"), Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights, has two effective dates. For general partners of all new limited partnerships formed and for existing limited partnerships for which the partnership agreements are modified, EITF 04-05 is effective after June 29, 2005. For general partners in all other limited partnerships, it is effective no later than the beginning of the first reporting period in fiscal years beginning after December 15, 2005. Two transition methods are available. EITF 04-05 provides guidance for assessing when a general partner controls, and therefore should consolidate, a limited partnership or similar entity when the limited partners have certain rights. The Company has evaluated the impact of this guidance, and does not believe that the adoption of EITF 04-05 will result in the

Company having to consolidate any limited partnerships that would otherwise not be consolidated absent EITF 04-05.

        FASB Staff Position ("FSP") FAS 115-1/FAS 124-1 ("FSP 115-1/124-1"), The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, was finalized November 3, 2005 and should be applied to reporting periods beginning after December 15, 2005. Earlier application is permitted. FSP 115-1/124-1 nullifies certain requirements of EITF Issue 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, and supersedes EITF Topic No. D-44, Recognition of Other-Than-Temporary Impairment upon the Planned Sale of a Security Whose Cost Exceeds Fair Value. FSP 115-1/124-1 provides guidance on determining whether an investment is impaired, whether impairment is temporary or other than temporary, measurement of the impairment loss, accounting subsequent to an impairment write-down, and disclosures about unrecognized losses. The Company is evaluating the impact of this guidance and does not believe that the adoption of FSP 115-1/124-1 will have a material impact on the Company's Combined Financial Statements.

4.    Securities Owned and Securities Sold, Not Yet Purchased

        Securities owned and securities sold, not yet purchased, both at fair value, consist of the following at December 31, 2005 and 2004:

	2005		2004
	Owned	Sold, Not Yet Purchased	Owned	Sold, Not Yet Purchased
	(dollar amounts in thousands)
Corporate debt securities	$155,465	$56,427	$150,799	$43,672
Equity securities	31,168	86,796	23,564	83,467
Mutual funds	12,160	—	9,817	—
Money market funds	19,660	—	2,966	—
Other	1,633	—	3,172	—

Total	$220,086	$143,223	$190,318	$127,139

        Included in corporate debt securities owned are non-marketable securities totaling $23.9 million and $27.0 million at December 31, 2005 and 2004, respectively, which consist of securities that have not been registered under the Securities Act of 1933, and are being offered only to qualified institutional buyers under Rule 144A.

        Securities sold, not yet purchased, represent obligations of the Company to deliver the specified security at the contracted price and, thereby, create a liability to purchase the security in the market at prevailing prices. The Company's liability for securities to be delivered is measured at their fair value as of the date of the combined financial statements. However, these transactions result in off-balance sheet risk, as the Company's ultimate cost to satisfy the delivery of securities sold, not yet purchased, may exceed the amount reflected in the Combined Statements of Financial Condition.

        Substantially all securities owned are pledged to the clearing broker under terms which permit the clearing broker to sell or repledge the securities to others subject to certain limitations.

5.    Receivable from and Payable to Brokers, Dealers and Clearing Brokers

        Amounts receivable from and payable to brokers, dealers and clearing brokers at December 31, 2005 and 2004 consist of the following:

	2005		2004
	Receivable	Payable	Receivable	Payable
	(dollar amounts in thousands)
Clearing brokers	$25,635	$8,860	$30,797	$9,163
Fees and commissions	214	6,516	29	5,601

Total	$25,849	$15,376	$30,826	$14,764

6.    Exchange Memberships

        Exchange memberships provide the Company with the right to do business on the exchanges of which it is a member. An impairment in value of the Company's exchange memberships occurred in 2004 and 2003, at which time the Company recorded impairment losses of approximately $2.0 million and $1.2 million, respectively. No impairment occurred in 2005. The fair value of the exchange memberships was approximately $27.0 million and $8.8 million at December 31, 2005 and 2004, respectively.

        On October 18, 2005, with the demutualization of the Chicago Board of Trade ("CBOT"), the Company exchanged its seats at the CBOT for Class A common shares and Class B membership interests of the restructured CBOT. The shares of the restructured CBOT were recognized at fair value at the date of exchange and the Company recognized a gain of approximately $1.0 million representing the difference between the previous carrying value of the seats and the fair value of the shares and membership interests received from the exchange. The Class A shares and Class B membership interests of the restructured CBOT are included in Securities owned, at fair value and Exchange memberships, respectively, on the Combined Statements of Financial Condition. See Note 17 for a discussion of the NYSE merger with Archipelago, which occurred subsequent to December 31, 2005.

7.    Goodwill

        All of the Company's goodwill resulted from the 1998 acquisition of the former Cowen and Company private partnership by Société Générale. Goodwill was amortized based on its estimated useful life up until the date of adoption of SFAS No. 142, January 1, 2002, after which time goodwill was no longer amortized and was instead tested annually for impairment. Based upon analysis performed during the years ended December 31, 2005, 2004 and 2003, no impairment charges were recognized.

        The following table reflects the changes in the carrying value of goodwill for the years ended December 31, 2005 and 2004:

	2005	2004
	(dollar amounts in thousands)
Beginning balance	$50,000	$50,000
Goodwill acquired	—	—
Impairment losses	—	—

Ending balance	$50,000	$50,000

8.    Furniture, Fixtures, Equipment, and Leasehold Improvements

        Furniture, fixtures, equipment, and leasehold improvements consisted of the following at December 31, 2005 and 2004:

	2005	2004
	(dollar amounts in thousands)
Leasehold improvements	$1,285	$1,741
Equipment	490	301
Furniture and fixtures	905	945
Computer software	4,175	4,381

Total cost	6,855	7,368
Less accumulated depreciation and amortization	3,632	2,688

Total cost, net of accumulated depreciation and amortization	$3,223	$4,680

        Depreciation and amortization expense related to furniture, equipment and leasehold improvements totaled approximately $0.7 million, $0.6 million, and $1.2 million for the years ended December 31, 2005, 2004 and 2003, respectively. Amortization expense related to computer software costs totaled approximately $1.4 million, $1.8 million, and $0 for the years ended December 31, 2005, 2004 and 2003, respectively. During the years ended December 31, 2005 and 2004, the Company wrote-off furniture, fixtures and equipment with a net book value of approximately $0.7 million and $0.9 million, respectively. The write-offs were included in Depreciation and amortization expense on the Combined Statements of Operations.

9.    Income Taxes

        The taxable results of the Company's U.S. operations are included in the consolidated income tax returns of SG Americas, Inc. The tax results of the Company's U.K. operations are included in the tax returns of Société Générale's U.K. branch. The income tax provision reflected in the Company's Combined Statements of Operations is presented as if the Company operated on a stand-alone basis.

        The components of the Company's income tax expense (benefit) for the years ended December 31, 2005, 2004 and 2003 were as follows:

	2005	2004	2003
	(dollar amounts in thousands)
Current federal income taxes	$—	$1,423	$—
Deferred federal income taxes	—	—	—

Total federal income taxes	—	1,423	—

Current state and local income taxes	1,104	1,003	35
Deferred state and local income taxes	—	—	—

Total state and local income taxes	1,104	1,003	35

Current foreign income tax provision (benefit)	48	(549)	(1,075)
Deferred foreign income taxes	—	—	—

Total foreign income tax provision (benefit)	48	(549)	(1,075)

Total provision for (benefit from) income taxes	$1,152	$1,877	$(1,040)

        The reconciliation of the Company's federal statutory tax rate to the effective income tax rate for the years ended December 31, 2005, 2004 and 2003 is as follows:

	2005	2004	2003
Statutory U.S. federal income tax rate	35.0%	35.0%	35.0%
State and local taxes	8.3	1.8	(0.0)
Change in valuation allowance	(41.9)	(34.7)	(32.1)
Other, net	7.3	1.2	(1.5)

Effective Rate	8.7%	3.3%	1.4%

        Deferred income tax assets and liabilities reflect the tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for the same items for income tax reporting purposes.

        The components of the Company's net deferred tax asset as of December 31, 2005 and 2004 are as follows:

	2005	2004
	(dollar amounts in thousands)
Net operating loss carryforwards	$44,553	$42,587
Deferred compensation	31,359	28,647
Legal reserves and deferred deductions	11,940	11,457
Goodwill	36,225	48,510
Other	1,210	1,220

Gross deferred tax assets	125,287	132,421
Valuation allowance	(125,287)	(132,421)

Deferred tax asset, net of valuation allowance	$—	$—

        As discussed in Note 1, on April 23, 2004, Société Générale reorganized SG Cowen Securities Corporation into two separate single member limited liability broker-dealers: SG Cowen & Co., LLC and SG Americas Securities, LLC. As a result of the reorganization, the tax attributes, including net operating loss carry forwards ("NOL") of Cowen and Company were transferred to SG Americas, Inc. There is no financial statement impact for the Company as a result of the transfer since a full valuation allowance was reflected for the NOL attribute. The gross amount of NOL transferred to SG Americas, Inc. as part of the reorganization totaled approximately $192 million.

        For the period January 1, 2004 through April 23, 2004 (the "Period"), the Company was taxable as a corporation. During the Period, the Company recognized alternative minimum federal tax expense of $1.4 million and state and local tax expense of $0.4 million based on federal taxable income of $69.6 million. The state and local tax expense for the period April 24, 2004 through December 31, 2004 was $0.6 million.

        The NOL as of December 31, 2004 in the amount of $94.2 million consists of the NOL generated for the tax period from April 24, 2004 through December 31, 2004. The NOL as of December 31, 2005 was $98.5 million.

        A full valuation allowance has been established to offset the deferred tax assets primarily due to accumulated tax losses through 2005 (see also Note 18).

10.    Commitments and Contingencies

  Litigation

        The Company is subject to numerous litigation and regulatory matters, including securities class action lawsuits as described below. See Note 18 for a description of certain agreements that are expected to govern the responsibilities of the Company and Société Générale regarding these matters.

        Although there can be no assurances as to the ultimate outcome, the Company has established reserves that it believes are adequate as of December 31, 2005 and 2004. The Company believes that the eventual outcome of the actions against it, including the matters described below, will not in the aggregate, have a material adverse effect on its combined financial position or cash flows, but may be material to its combined operating results for any particular period, depending on the level of the Company's combined operating results for such period.

        Following are summaries of the Company's most significant pending legal and regulatory matters at December 31, 2005.

        In January 2002, Cowen learned that Frank Gruttadauria ("Gruttadauria"), a former employee of SG Cowen Securities Corporation's retail brokerage business that was sold in October 2000, had defrauded numerous customers and misappropriated their assets at various firms that had employed him, including Cowen. Following the discovery of Gruttadauria's fraud, numerous former customers commenced or threatened to commence lawsuits and arbitrations against Cowen arising out of Gruttadauria's actions. In addition, government and regulatory authorities initiated investigations, and Cowen cooperated fully with all of them, resolving in 2003 all known regulatory matters arising out of Gruttadauria's conduct. Cowen has also reached settlements with the vast majority of former customers, and has arbitrated several other customers' claims. Cowen is attempting to resolve the remaining disputes. Separately, the securities brokerage firm that purchased SG Cowen Securities Corporation's former retail brokerage business in October 2000 has threatened to bring a lawsuit against Cowen in connection with the liabilities, costs and expenses that it has incurred as a result of the acquisition of the retail brokerage business in general and of Gruttadauria's misconduct in particular. The parties have entered into successive tolling agreements to prevent the running of the applicable statutes of limitations.

        Cowen is one of several defendants named in lawsuits arising out of the accounting fraud that caused the collapse of Lernout & Hauspie Speech Products, N.V. ("L&H"), a former investment banking client of Cowen.

        In one lawsuit, which is pending in federal court in Boston, the Trustee of the Dictaphone Litigation Trust has alleged that Cowen had made material misrepresentations to Dictaphone while Cowen was a financial advisor to L&H on its acquisition of Dictaphone, and published materially misleading research on L&H, in violation of various federal and state laws. The district court has granted Cowen's motion to dismiss the complaint which sought approximately $900 million in damages. The plaintiff has filed an appeal of that decision.

        In another lawsuit relating to L&H, which is pending in federal court in New Jersey, short-sellers of L&H stock allege that Cowen participated in a scheme to artificially inflate L&H's stock price through allegedly false and misleading research reports published by Cowen, in violation of federal securities laws and state laws. The Court did not grant Cowen's motion to dismiss the complaint. Cowen subsequently filed an answer denying liability, and discovery is ongoing.

        Cowen is one of many financial institutions and corporations named as defendants in a number of putative securities class actions entitled In re: Initial Public Offering Securities Litigation, which is pending in federal court in Manhattan and relates to numerous initial public offerings of common stock from approximately 1998 through 2000. The various complaints allege that a number of financial institutions that were underwriters of initial public offerings, including Cowen, made material misrepresentations and omissions to purchasers of the stock sold in the initial public offerings, and thereby inflated the value of the stock. Specifically, the plaintiffs allege that the defendants failed to disclose, among other things, the purported existence of improper tie-in and compensation arrangements they had with certain purchasers of the stock and alleged conflicts of interest relating to research published by the underwriters, all in violation of federal securities laws. Discovery is ongoing in several of the underlying cases.

        Cowen and other underwriters are defendants in two separate, but related, antitrust actions alleging that the underwriter defendants conspired to fix IPO underwriting fees at 7%. In the case brought by individual shareholders, plaintiffs' damages claims have been dismissed by the district court, but their claims for injunctive relief remain pending. In the related case filed by issuers, where the damages are unspecified, the district court has denied the defendants' motion to dismiss. The plaintiffs have moved for class certification in both actions, and Cowen and other defendants have opposed those motions. The plaintiffs have also filed a joint motion for summary judgment on liability. Cowen intends to oppose that motion. It is too early to assess the outcome of these motions.

        Cowen is a named defendant in several litigations arising out of the fraud, disclosed in March 2002, committed by members of the Rigas family, which controlled Adelphia Communications, a cable company that filed for bankruptcy in June 2002. As detailed in the pleadings, the Rigas family allegedly took advantage of certain loans, or "co-borrowing facilities," which allowed the family to borrow more than $3 billion for their private use for which Adelphia was responsible to repay. Cowen, which was a member of the underwriting syndicates (but not a lead manager), is a defendant in four actions arising out of those offerings, all of which are pending before the United States District Court for the Southern District of New York. The complaints in each of these actions raise a variety of claims arising out of the sale of Adelphia securities, including claims under the federal securities laws. The district court has granted Cowen's motion to dismiss in the Adelphia Class Action. The court also has granted in part and denied in part motions to dismiss filed by various defendants, including Cowen, in Huff, Appaloosa and Stocke, but has not ruled on other potential bases for dismissal set forth in Cowen's motions in these cases. In addition to the cases in which Cowen has been named as a defendant, Cowen may also face potential liability pursuant to the applicable master agreements among underwriters for any judgments or settlements in three other cases involving the Adelphia securities offerings in which Cowen participated.

        Cowen is also one of many defendants in two related adversary proceedings filed in the Adelphia Bankruptcy Proceeding, which is pending in the U.S. Bankruptcy Court for the Southern District of New York. These adversary proceedings were filed by the Official Committee of Unsecured Creditors and the Official Committee of Equity Security Holders. Both of these cases raise a variety of common law and federal claims, which are generally similar to the claims asserted in the Adelphia Securities Class Action and other cases described above.

        Cowen has been named as a defendant in a purported class action filed in the United States District Court for the Northern District of Alabama for the involvement of the predecessor of Cowen as one of the managing underwriters for certain HealthSouth Corporation private placements. The complaint alleges that the offering materials for each private placement were deficient, in violation of federal securities laws, by failing to disclose HealthSouth's subsequently revealed accounting irregularities. The predecessor company to Cowen participated as an "initial purchaser" in only one of the private placements at issue—the March 1998 private placement of $567.75 million principal amount of 3 1/4% Convertible Subordinated Debentures due 2003. Motions to dismiss the complaint filed by the defendants, including the predecessor company to Cowen, are currently pending.

        Cowen is one of several named defendants in a putative securities class action filed by plaintiffs in the United States District Court for the District of New Jersey seeking to recover for losses allegedly caused by misrepresentations and omissions in connection with the December 2004 initial public offering of Arbinet-thexchange, an electronic marketplace for trading, routing and settling telecommunications capacity. The lawsuit, In re: Arbinet-thexchange, Inc., alleges that these misrepresentations and omissions inflated the price of Arbinet's securities and that following disclosure in May and June 2005 of the true state of Arbinet's market and its business, Arbinet's securities lost more than 60% of their value.

        The Securities and Exchange Commission ("SEC") has conducted an investigation arising out of the proprietary trading activities of Guillaume Pollet, a former proprietary trader in the former equity derivatives division of SG Cowen Securities Corporation (which is now part of an affiliate, SG Americas Securities, LLC), who was terminated by Cowen in 2001 for violating firm policy and misleading the firm's management about certain of his trading activity. The trading activity at issue involved private placements in public equity, or so-called "PIPE's." Cowen received a Wells Notice in July 2004, and submitted a response in August 2004. Based on subsequent discussions with the Staff of the SEC, and subject to the approval of the Commissioners of the SEC, Cowen believes that it will be able to resolve this investigation in a manner that will not have a material impact on Cowen.

        Based on information voluntarily disclosed to regulators by Cowen, the SEC and NYSE are conducting informal inquiries that appear to be focused principally on certain conduct of a research salesperson who was terminated by Cowen in late 2004. The employee was discharged after Cowen discovered that the employee had sought and obtained access to sensitive information about a company, shared such information with certain of his clients and others, and made investment recommendations to clients in part on the basis of that information. Cowen is cooperating fully with this continuing investigation.

        Cowen recently received a request for documents and information from the SEC's Office of Compliance Inspections and Examinations. The request seeks documents and certain financial and other information concerning, among other things, Cowen's various trading desks, institutional sales team and internal accounts, including error accounts. Cowen is cooperating fully with this inquiry.

        Cowen has received a request for data and information from the NYSE as part of an industry-wide "sweep" relating to prospectus delivery procedures for new issues and mutual funds. Cowen has provided periodic reports to the NYSE concerning its progress in responding to their request and will continue to cooperate fully with this continuing inquiry.

  Lease commitments

        The Company's headquarters is located in New York and other offices are located in Boston, San Francisco, Cleveland, Denver, London and Geneva. Certain office space is leased under operating lease and sub-lease agreements that extend up to 2014. In addition, certain lease agreements are subject to escalation clauses. Under the terms of the Boston office lease, which expires on November 30, 2014, there is a five year extension option which would allow the Company to extend the lease through November 30, 2019.

        As of December 31, 2005, the Company had the following lease commitments related to these agreements. The aggregate future lease payments related to the Company's headquarters office in New York in the amount of $39.5 million, which will only be in effect after the Company's IPO, are included in the table below (the amounts below do not include future aggregate lease payments under a lease agreement executed after December 31, 2005—see Note 17).

(dollar amounts in thousands)	Minimum Lease Payments
2006	$7,495
2007	7,366
2008	7,440
2009	7,742
2010	7,837
Thereafter	24,274

$62,154

        Rent expense for the years ended December 31, 2005, 2004 and 2003 was approximately $9.4 million, $8.8 million and $7.2 million, respectively.

  Guarantees

        The Company has outsourced certain information technology services to Hewlett-Packard Company and Savvis Communications Corporation. The agreements are in place until 2010. As of December 31, 2005, the Company's annual minimum guaranteed payments under these agreements are as follows (the amounts below do not include future aggregate minimum payments under additional agreements executed with Hewlett-Packard Company after December 31, 2005—see Note 17):

(dollar amounts in thousands)	Minimum Guaranteed Payments
2006	$8,110
2007	8,199
2008	8,089
2009	7,900
2010	3,259

$35,557

        The Company applies the provisions of the FASB's Interpretation No. 45, Guarantor's Accounting and Disclosure Required for Guarantees, Including Indirect Indebtedness of Others ("FIN 45") which provides accounting and disclosure requirements for certain guarantees. In this regard, the Company has agreed to indemnify its clearing broker for losses that it may sustain from the customer accounts introduced by the Company. Pursuant to the clearing agreement, the Company is required to reimburse the clearing broker without limit for any losses incurred due to the counterparty's failure to satisfy its contractual obligations. However, these transactions are collateralized by the underlying security, thereby reducing the associated risk to changes in the market value of the security through the settlement date.

        The Company also provides a performance guarantee for certain clients of its underwriting business that are also clients of the corporate banking business of Société Générale. Under these performance guarantees, the Company guarantees a minimum return to Société Générale on lending transactions involving certain clients that are referred to Société Générale by the Company. The payments made to Société Générale under these performance guarantees amounted to approximately $0.1 million, $0.1 million and $1.0 million during the years ended December 31, 2005, 2004 and 2003, respectively.

        The Company is a member of various securities exchanges. Under the standard membership agreement, members are required to guarantee the performance of other members and, accordingly, if another member becomes unable to satisfy its obligations to the exchange, all other members would be required to meet the shortfall. The Company's liability under these arrangements is not quantifiable and could exceed the cash and securities it has posted as collateral. However, management believes that the potential for the Company to be required to make payments under these arrangements is remote. Accordingly, no contingent liability is recorded in the Combined Statements of Financial Condition for these arrangements.

        Guaranteed employee compensation to be paid in 2006 and 2007 is approximately $4.8 million and $2.0 million, respectively. Certain of these agreements were executed after December 31, 2005.

11.    Related Party Transactions

        Balances with affiliated companies at December 31, 2005 and 2004 are included in the combined financial statements under the following captions:

	2005	2004
	(dollar amounts in thousands)
Assets
Cash and cash equivalents	$303	$411
Securities purchased under agreements to resell	410,981	445,334
Receivable from brokers, dealers and clearing brokers	25,635	30,826
Due from affiliates	568	11,130
Other assets	1,629	27

Total assets	439,116	487,728

Liabilities
Payable to brokers, dealers and clearing brokers	9,010	11,258
Accounts payable, accrued expenses and other liabilities	5,615	5,498

Total liabilities	14,625	16,756

Total net assets	$424,491	$470,972

        The Company's excess cash is invested in securities purchased under agreements to resell ("reverse repos") with the New York branch of Société Générale. These reverse repos are collateralized by U.S. government and agency obligations, are monitored daily for credit exposure and are payable on demand.

        Revenues earned from and expenses incurred with affiliated companies for the years ended December 31, 2005, 2004 and 2003 are summarized as follows:

	2005	2004	2003
	(dollar amounts in thousands)
Revenues
Investment banking	$552	$—	$—
Interest and dividend income	12,419	6,059	3,981
Other	5,425	5,565	725

Total revenues	18,396	11,624	4,706
Interest expense	(142)	(140)	(306)

Net revenues	18,254	11,484	4,400

Expenses
Floor brokerage and trade execution	7,982	13,400	17,936
Service fees, net	13,392	22,285	45,600
Occupancy and equipment	12,502	12,493	10,711
Other	447	896	4,247

Total expenses	34,323	49,074	78,494

Total, net	$(16,069)	$(37,590)	$(74,094)

        Other than interest earned on reverse repos with the New York branch of Société Générale, revenues earned from and expenses incurred with affiliated companies primarily result from securities transactions and administrative services.

        Investment banking revenues include fees earned by the Company for acting as Société Générale's agent broker in the U.S. market for the sale of certain assets.

        Interest income for periods before the reorganization of SG Cowen Securities Corporation on April 23, 2004 (see Note 1) is based on the amount of reverse repos allocated to the Company's business. Interest income on the allocated reverse repos is based on current market rates for similar transactions.

        Pursuant to service agreements with certain affiliates, the Company receives fees related to portfolio, investment and administration services that are provided in connection with the management of certain assets. These fees are included in Other revenue on the Combined Statements of Operations.

        The Company clears its securities and futures transactions on a fully disclosed basis through clearing brokers that are affiliates of Société Générale. Clearing expenses are reported in Floor brokerage and trade execution on the Combined Statements of Operations.

        Pursuant to a service agreement with SG Americas, Inc. and other affiliates, the Company pays fees for costs and services that include facilities administration and security, risk management, financial management and reporting, information systems support and management, insurance, legal and compliance. Total expenses pursuant to the service plan were approximately $13.0 million, $22.3 million and $45.6 million during the years ended December 31, 2005, 2004 and 2003, respectively. In addition, the Company incurred expenses of approximately $1.5 million, $1.2 million and $0 with an affiliated company for certain presentation center services provided during the years ended December 31, 2005, 2004 and 2003, respectively. These expenses are included in Services fees on the Combined Statements of Operations, net of approximately $1.1 million, $1.2 million and $0 of fees earned related to presentation center and library services provided by the Company to SG Americas, Inc. during the years ended December 31, 2005, 2004 and 2003, respectively.

        Certain costs and services, which include real estate, project management and premises and securities maintenance, are allocated to the Company by Société Générale and are reported in Occupancy and equipment on the Combined Statements of Operations.

        Société Générale has provided letters of credit and performance guarantees on the Company's behalf and the Company has provided performance guarantees to Société Générale for certain clients of the Company's underwriting business who are also clients of Société Générale's corporate banking business. Expenses under these performance guarantees amounted to approximately $0.1 million, $0.1 million and $1.0 million during the years ended December 31, 2005, 2004 and 2003, respectively, and are included in Other expense in the Combined Statements of Operations.

        Included in Other expense on the Combined Statement of Operations is approximately $3.1 million of reimbursements to affiliates for costs incurred on the Company's behalf for acting as its agent in the U.S. markets during the year ended December 31, 2003.

12.    Employee Benefits

Defined Contribution Plans

        The Company sponsors a 401(k) Savings Plan (the "401(k) Plan") which is a defined contribution plan. Employees are entitled to participate, based upon certain eligibility requirements as defined by the 401(k) Plan. The Company provides matching contributions for certain employees that are equal to a specified percentage of the eligible participant's contribution as defined by the 401(k) Plan. The expenses relating to this plan totaled approximately $0.7 million, $0.9 million, and $1.3 million for the years ended December 31, 2005, 2004 and 2003, respectively and are included in Employee compensation and benefits on the Combined Statements of Operations.

        The Company also sponsors a defined contribution plan for its Geneva and London employees. Contributions made for these plans were approximately $0.5 million, $0.5 million and $0.4 million for the years ended December 31, 2005, 2004 and 2003, respectively, and are included in Employee compensation and benefits on the Combined Statements of Operations.

Defined Benefit Plan

        Employees of the Company participated in the Société Générale U.S. Operations Pension Plan and the Société Générale Pension Plan (collectively, the "Pension Plans"). The Pension Plans were noncontributory defined benefit plans covering eligible employees of the Company as defined by the Pension Plans. In accordance with SFAS No. 88, Employers' Accounting for Settlements and Curtailments of Defined Pension Plans and for Termination of Benefits, the Company established an accrued pension liability at December 31, 2003 to cover future employee benefit obligations. Effective January 1, 2004, the Company's employees were no longer eligible to participate in the Pension Plans. The Company subsequently purchased an annuity contract to cover the remaining obligations under the Pension Plans. Accordingly, as of December 31, 2004 and 2005, the Company had no remaining obligations to any of its employees that were participants in the Pension Plans.

        The Company's pension expense related to the Pension Plans was approximately $6.4 million for the year ended December 31, 2003 and is included in Employee compensation and benefits on the Combined Statements of Operations.

Deferred and Other Compensation Plans

        Société Générale had previously sponsored a voluntary deferred compensation plan for key executives of its US affiliates (the "Deferred Compensation Plan"). The Company's employees ceased contributing to the Deferred Compensation Plan in 2003, and no further contributions were made thereafter. Participants were allowed to make hypothetical investments in various alternative investment funds and the corresponding liability fluctuates based on the performance of those hypothetical investments. The Company has recognized compensation expense of approximately $3.2 million, $4.0 million and $9.0 million for the years ended December 31 2005, 2004 and 2003, respectively. This expense is included in Employee compensation and benefits on the Combined Statements of Operations. The Company has recorded liabilities of approximately $44.8 million and $45.6 million for the years ended December 31, 2005 and 2004, respectively, which are included in Employee compensation and benefits payable on the Combined Statements of Financial Condition. These liabilities are joint and several with Société Générale. The Company invested in corporate owned life insurance to economically hedge certain aspects of the Deferred Compensation Plan. At December 31, 2005 and 2004, the cash surrender value of the corporate owned life insurance was approximately $35.2 million and $33.1 million and was included in Other assets on the Combined Statements of Financial Condition.

        Société Générale pays selected employees of the Company a portion of their performance related compensation in the form of a Fidelity Bonus (the "Fidelity Bonus"). The Fidelity Bonus is announced at the time all other bonuses are announced and vests ratably over a three-year period. Participants are entitled to a rate of return on their Fidelity Bonus amount based on a hypothetical investment in various alternative investment vehicles. Expenses related to this plan are comprised of both the vesting of the deferred amounts and any change in value based on the performance of the investment alternatives selected by the participants. The Company recognized compensation expense of approximately $8.2 million, $6.6 million and $4.8 million for the years ended December 31, 2005, 2004 and 2003, respectively. The Company has recorded liabilities of approximately $13.2 million and $10.2 million as of December 31, 2005 and 2004, respectively, which are included in Employee compensation and benefits payable on the Combined Statements of Financial Condition.

        Société Générale also sponsored annual plans enabling eligible employees to defer a portion of their annual performance related compensation to make a hypothetical investment in an alternative investment vehicle indexed to the performance of investments made in the SG Merchant Banking Fund L.P., a related party. The Company has not made an equity investment in the SG Merchant Banking Fund L.P., but its liability to its employees is based upon the performance of their hypothetical investments. There was no plan covering investments made in 2005. Changes in the Company's liabilities to employees were approximately ($1.0) million, $0.3 million and $0.1 million for the years ended December 31 2005, 2004 and 2003, respectively, and are included in Employee compensation and benefits on the Combined Statements of Operations. The Company has recorded liabilities of approximately $3.9 million and $5.3 million as of December 31, 2005 and 2004, respectively, which are included in Employee compensation and benefits payable on the Combined Statements of Financial Condition.

        In addition, in 2001 the Company sponsored a plan enabling eligible employees to invest a portion of their performance related compensation in SG Cowen Ventures I, L.P., a related party. Most plan participants met the U.S. Securities and Exchange Commission's definition of an accredited investor and qualified to become limited partners of the fund. Upon payment of the performance related compensation for the year in which the plan was offered, the Company had no further obligation to these accredited participants. Certain plan participants did not meet the requirements to be treated as an accredited investor, and accordingly were permitted to make a hypothetical investment with pre-tax dollars in the fund. The Company has not made an equity investment in SG Cowen Ventures I, L.P., but its liability to these non-accredited employees is based upon the performance of their hypothetical investment. Changes in the Company's liabilities to employees were approximately $0.1 million, ($0.8) million and ($0.3) million for the years ended December 31, 2005, 2004 and 2003 respectively, and are included in Employee compensation and benefits on the Combined Statements of Operations. The Company has recorded liabilities of approximately $0.4 million and $0.3 million as of December 31, 2005 and 2004, respectively, which are included in Employee compensation and benefits payable on the Combined Statements of Financial Condition.

        Certain eligible employees participate in a Société Générale Corporate and Investment Banking Partnership. The participants in the partnership are selected every year and are entitled to receive an amount determined based on the net income of Société Générale's Corporate and Investment Banking division. Participants are eligible to receive the award only if certain return on equity goals are met in the partnership year. To the extent awards are earned, they are subject to a four year cliff vest. The Company's allocation of these compensation charges totaled approximately $0.4 million, $1.1 million and $1.7 million for the years ended December 31, 2005, 2004 and 2003, respectively. All of these charges are included in Employee compensation and benefits on the Combined Statements of Operations.

13.    Stock-Based Compensation

        In the past, certain of the Company's employees were granted awards under Société Générale's various stock incentive plans. Société Générale sponsors an Employee Stock Purchase Plan ("ESPP") called the Société Générale International Group Savings Plan, allowing employees to purchase Société Générale stock at a 20% (15% in certain jurisdictions) discount. The Company provided matching contributions to the ESPP, which were equal to a specified percentage of the employees' contribution, as defined by the ESPP. Beginning in 2005, the Company ceased providing matching contributions. Employee shares were non-forfeitable when issued and accordingly are not subject to any vesting provisions. Compensation cost for the Company related to the ESPP was approximately $0.04 million, $0.3 million and $0.5 million for the years ended December 31, 2005, 2004 and 2003, respectively and is included in Employee compensation and benefits in the Combined Statements of Operations.

        Société Générale also granted certain employees of the Company options to purchase shares of Société Générale stock. Such options have been granted to employees of the Company with exercise prices equal to the average of the opening trading price of Société Générale shares on the Euronext Paris SA exchange during the 20 trading days prior to the date of grant. Generally, the options become exercisable upon the completion of a three year vesting period and expire seven years from the date of grant.

        The following table summarizes Société Générale stock option activity related to the Company's employees for the three years ended December 31, 2005, 2004 and 2003:

	2005		2004		2003
	Shares Subject to Option	Average Exercise Price/Share(1)	Shares Subject to Option	Average Exercise Price/Share(1)	Shares Subject to Option	Average Exercise Price/Share(1)
Balance outstanding at beginning of year	108,353	$78.35	113,228	$72.28	55,310	$66.30
Options granted	—	—	—	—	58,735	57.20
Options exercised	(18,937)	77.37	—	—	—	—
Options forfeited	(2,915)	73.17	(4,875)	64.84	(817)	69.38
Options expired	—	—	—	—	—	—

Balance outstanding at end of year	86,501	$67.28	108,353	$78.35	113,228	$72.28

Options exercisable at year end	34,656		23,000		3,000
Weighted average fair value of options granted during the year	$—		$—		$14.55

(1)
As Société Générale shares trade in Euros, all exercise price information has been translated to U.S. dollars based on the rate of exchange in effect at the date of grant.

        The following table summarizes information about employee stock options outstanding as of December 31, 2005:

	Outstanding			Exercisable
Exercise price range(1)	Shares	Average Life(2)	Average Exercise Price(1)	Shares	Average Exercise Price(1)
$61.36–77.88	86,501	3.6	$67.28	34,656	$76.13

(1)
As Société Générale shares trade in Euros, all exercise price information has been translated to U.S. dollars based on the rate of exchange in effect at the date of grant.

(2)
Average contractual remaining life in years

        The fair value of options granted under the Plan in 2000 and 2001 was estimated on the date of grant using the Black-Scholes option-pricing model. The fair value of options granted to the Company's employees in 2002 and 2003 was estimated using a binomial model.

        The following table contains the Société Générale weighted-average grant-date fair value information for options granted during the year ended December 31, 2003. No options were granted during the years ended December 31, 2005 and 2004. The fair value of these options was estimated using a binomial model at the grant date of the award. The binomial model incorporates assumptions based upon the observation of the historical behavior of holders. The implicit volatility used in the model is the implicit volatility of Société Générale 5-year share options traded over the counter. The dividend payout ratio indicated below is the average of estimated annual dividends on Société Générale shares and the risk-free interest rate is based on French government obligations.

Valuation assumptions:
Expected option term	5 years
Expected volatility	34.0%
Expected dividend yield	4.7%
Risk-free interest rate	3.5%

14.    Financial Instruments with Off-Balance Sheet Risk, Credit Risk, or Market Risk

        The Company is engaged in various securities underwriting, trading and brokerage activities servicing a diverse group of domestic and foreign corporations, and institutional investor clients. A substantial portion of the Company's transactions are collateralized and are executed with and on behalf of institutional investor clients including other brokers or dealers, commercial bank, and other financial institutions. The Company's exposure to credit risk associated with the nonperformance of these clients in fulfilling their contractual obligations pursuant to securities transactions can be directly impacted by volatile trading markets which may impair the client's ability to satisfy its obligations to the Company. The Company's principal activities are also subject to the risk of counterparty nonperformance.

        In the normal course of business, the Company obtains securities under resale agreements on terms which permit it to repledge or resell the securities to others. The Company obtained securities with a fair value of approximately $411.0 million and $445.3 million at December 31, 2005 and 2004, respectively, all of which are pledged to the clearing broker.

        Securities sold, not yet purchased are recorded as liabilities in the Combined Statements of Financial Condition and have market risk to the extent that the Company, in satisfying its obligations, may have to purchase securities at a higher value than that recorded as of December 31, 2005.

15.    Derivative Financial Instruments

        The Company uses U.S. Treasury futures and options to economically hedge proprietary trading positions. In addition, the Company occasionally uses options for proprietary trading activities. The futures contracts are executed on an exchange, and cash settlement is made on a daily basis for market movements. Options are stated at fair value which is based on current market prices. Realized and unrealized gains and losses associated with futures transactions and options are included in Principal transactions on the Combined Statements of Operations. The fair value of futures contracts and required margin deposits are included in Receivable from brokers, dealers and clearing brokers on the Combined Statements of Financial Condition and were de minimis at December 31, 2005 and 2004.

16.    Regulatory Requirements

        The Company's U.S. registered broker-dealer subsidiary, Cowen and Company, is subject to the Uniform Net Capital Rule 15c3-1 of the Securities Exchange Act of 1934. Under the alternative method permitted by this Rule, the required net capital, as defined, is $1.0 million. The Company is not permitted to withdraw equity if certain minimum net capital requirements are not met. As of December 31, 2005, Cowen and Company had net capital of approximately $178.6 million, which was approximately $177.6 million in excess of its net capital requirement of $1.0 million.

        Effective April 26, 2004 and pursuant to an exemption under Rule 15c3-3(k)(2)(ii), Cowen and Company is not required to calculate a reserve requirement and segregate funds for the benefit of customers since it clears its securities transactions on a fully disclosed basis and promptly transmits all customer funds and securities to the clearing broker-dealer which carries the accounts, maintains and preserves such books and records pertaining to them pursuant to Rules 17a-3 and 17a-4.

        Cowen and Company rebates a portion of its commission back to its customers. Under Rule 15c3-1(a)(2)(iv), it is required to maintain a segregated bank account where it issues payments to reimburse its customers. At December 31, 2005, approximately $1.1 million has been segregated in a special account for the exclusive benefit of customers.

        Proprietary balances held at the clearing broker ("PAIB assets") are considered allowable assets for net capital purposes, pursuant to agreements between Cowen and Company and the clearing broker, which require, among other things, that the clearing broker performs computations for PAIB assets and segregates certain balances on behalf of Cowen and Company, if applicable.

17.    Subsequent Events

        On January 10, 2006, the Company and Société Générale entered into an agreement in principle to settle all claims arising out of the Financial Square Partners v. Société Générale, et al., litigation. The settlement with the plaintiffs in this case was within amounts reserved for this matter and is reflected in the Company's Combined Statements of Financial Condition as of December 31, 2005. A formal settlement agreement between the parties is expected to be executed in the first or second quarter of 2006.

        On January 13, 2006, the Company entered into an agreement with Hewlett-Packard Company to outsource certain video conferencing technology services. These services will commence in May 2006 and extend through June 2010. Future aggregate minimum payments under the agreement total approximately $1.5 million. On February 1, 2006, the Company entered into another agreement with Hewlett-Packard Company to perform IT infrastructure services for Cowen International. The services will commence in 2006 and extend through 2010. Future aggregate minimum payments under the agreement total approximately $2.9 million.

        On January 24, 2006, the Company reached an agreement in principle to settle the action brought against Twin City Fire Insurance Company for certain monies owed it for liabilities and expenses related to the L&H litigation. The settlement of that action, titled SG Cowen & Co., LLC v. Twin City Fire Insurance Company, includes a payment by Twin City of virtually all of the amounts owed the Company under the policy. This amount, which totaled approximately $5.3 million as of December 31, 2005 and was recorded as Insurance claims receivable on the Combined Statements of Financial Condition, was received by the Company on March 10, 2006.

        In February 2006, the Company executed a new operating lease for office space in San Francisco. Aggregate future minimum lease payments under the lease total approximately $9.2 million and extend through 2015.

        On March 9, 2006, the Board of Directors approved the issuance of a registration statement on Form S-1 to be filed with the SEC in connection with the Company's IPO.

        The Company owns seven NYSE memberships. As of December 31, 2005, the carrying value of these exchange memberships totaled $7.3 million. On March 7, 2006 the NYSE merger with Archipelago (the "Merger") was consummated and each membership holder received cash and            shares of NYSE Group common stock. Simultaneously, the trading rights conferred by the memberships were cancelled. In connection with these events, the Company directed the interests from the Merger to SG Americas Securities Holdings.

18.    Agreements Related to the Company's Separation from Société Générale and Other Related Matters (unaudited)

        In connection with the IPO, the Company will enter into a Separation Agreement, an Indemnification Agreement and a number of other agreements with Société Générale for the purpose of accomplishing the separation from Société Générale, the transfer of the Cowen and Company and Cowen International businesses to the Company, the return of capital to SG Americas Securities Holdings, and various other matters regarding the separation and the IPO. These agreements provide, among other things, for the allocation of employee benefits, tax and other liabilities and obligations attributable or related to periods or events prior to, in connection with and after the IPO.

        The Separation Agreement provides that, as of the closing date of the IPO, the Company will retain or assume certain liabilities, and Société Générale will assume or retain certain liabilities. Liabilities retained or assumed by the Company include, among others, the following:

  •
  liabilities reflected on (or that are of a nature or type that as of the separation date would have been reflected on) the Company's Combined Statements of Financial Condition, except certain litigation and other items specifically addressed in the Separation Agreement;

  •
  certain liabilities associated with those of the Company's employees who have not signed a release in favor of Société Générale at the time of the IPO and all liabilities associated with the Company's stock ownership and incentive compensation plans;

  •
  the Company's portion, determined in accordance with the Separation Agreement, of liabilities associated with certain contracts and accounts that it shares with Société Générale;

  •
  liabilities associated with the breach of or failure to perform any of the Company's obligations under certain agreements;

  •
  certain other known and specified liabilities and all other liabilities expressly allocated to the Company under the Separation Agreement and the other agreements entered into in connection with the separation; and

  •
  all other known and unknown liabilities (to the extent not specifically assumed by Société Générale) relating to, arising out of or resulting from the Company's business, assets, liabilities or any business or operations conducted by the Company at any time prior to, on or after the date of separation.

        Liabilities assumed or retained by Société Générale include, among others, the following:

  •
  liabilities associated with the potential sale and transfer of Société Générale interests in the SG Merchant Banking Fund L.P. to a third party;

  •
  Société Générale's portion, determined in accordance with the Separation Agreement, of liabilities associated with certain contracts and accounts that it shares with the Company;

  •
  liabilities associated with the breach of or failure to perform any of Société Générale's obligations under certain agreements;

  •
  liabilities arising from the operation of Société Générale's business (excluding for such purposes businesses conducted by the Company), whether prior to, at or after the IPO;

  •
  liabilities associated with certain businesses previously conducted by the Company, as specified in the Separation Agreement;

  •
  certain liabilities associated with any known or unknown employee-related claims made by any current or former employees of Société Générale or any of its subsidiaries (other than the Company) that are asserted or threatened by such current or former employees against the Company in respect of any period prior to, on or after the date of separation;

  •
  certain specific contingent liabilities to the extent that such liabilities exceed the aggregate dollar amount held in escrow pursuant to the Escrow Agreement (which is described below);

  •
  certain other known and specified liabilities and all other liabilities expressly allocated to Société Générale under the Separation Agreement and the other agreements entered into in connection with the separation; and

  •
  all other known and unknown liabilities relating to, arising out of or resulting from Société Générale's business, assets, liabilities or any business or operations conducted by Société Générale and its subsidiaries (excluding the Company), at any time prior to, on or after the date of separation.

        The Separation Agreement also addresses any real estate leases to which the Company is a lessee and with respect to which Société Générale or its subsidiaries guarantee the Company's obligations. The Company will seek unconditional release of Société Générale from its guarantees and in the event the Company is unable to obtain Société Générale's release, the Company will be required to pay a fee equal to the fair market value of such guarantees to Société Générale.

        The Company will also enter into an Indemnification Agreement with Société Générale. Under the Indemnification Agreement, the Company will indemnify, defend and hold harmless Société Générale and its subsidiaries from and against all liabilities specifically retained or assumed by the Company in the Separation Agreement, Indemnification Agreement or other transaction agreements, including those relating to, arising out of or resulting from:

  •
  the failure by the Company to pay, perform or otherwise promptly discharge any liabilities allocated to it by the Separation Agreement, Indemnification Agreement or other transaction agreements;

  •
  any breach by the Company of the Separation Agreement, Indemnification Agreement or other transaction agreements or its certificate of incorporation or by-laws; and

  •
  any untrue statement of, or omission to state, a material fact contained in any registration statement or prospectus related to the IPO, except for specific information described below in connection with the indemnity obligation of Société Générale and certain other specified sections.

        Société Générale will indemnify, defend and hold harmless the Company and each of its subsidiaries from and against all liabilities specifically assumed or retained by Société Générale in the Separation Agreement, Indemnification Agreement or other transaction agreements, including those relating to, arising out of or resulting from:

  •
  Société Générale's or any of its subsidiaries' (other than the Company) failure to pay, perform or otherwise promptly discharge any liabilities allocated to Société Générale in the Separation Agreement, Indemnification Agreement or other transaction agreements;

  •
  any breach by Société Générale or any of it subsidiaries (other than the Company or its subsidiaries) of the Separation Agreement, Indemnification Agreement or other transaction agreements; and

  •
  any untrue statement of, or omission to state, a material fact contained in any registration statement or prospectus related to the IPO, to the extent, and only to the extent, that such untrue statement or omission was contained in or omitted from certain specified sections containing information furnished by or on behalf of Société Générale, except for certain other specified sections.

        The effect of this indemnification on our combined results of operations will depend on the extent of Société Générale's remaining investment in us, if any, at the time of any future increases to our loss contingency reserves or releases from these reserves. For example, if Société Générale is deemed a principal stockholder when a future increase to a loss contingency reserve is recorded, the litigation cost and the indemnification recovery will be reflected as an increase in litigation and related expense and a capital contribution, respectively. If Société Générale is not deemed to be a principal stockholder at the time of such increase, the indemnification recovery will be recorded as a reduction to our litigation and related expense.

        The Company will enter into an Escrow Agreement with SG Americas Securities Holdings and a third-party escrow agent in connection with the IPO and related transactions. The Company will deposit with the escrow agent an amount in cash equal to the litigation reserve prior to the separation. The escrow agent will, when and as directed by SG Americas Securities Holdings, distribute funds from the escrow account to satisfy specified contingent liabilities for which Société Générale has assumed responsibility should such liabilities become due. If the escrow account had been established at December 31, 2005, it would have contained $77.8 million.

        The Company will enter into an Employee Matters Agreement with Société Générale in connection with the IPO. The Employee Matters Agreement provides, among other things, for the allocation, between the Company and Société Générale, of responsibilities and liabilities for employees, employee compensation and benefit plans, programs, policies and arrangements following the transactions contemplated by the Separation Agreement. Such allocation includes the transfer to Société Générale of certain assets and liabilities associated with the deferred compensation plans sponsored by Société Générale (see Note 12).

        The Company will enter into a Stockholders Agreement with SG Americas Securities Holdings in connection with the IPO. The Stockholders Agreement, among other things, governs SG Americas Securities Holdings' right to appoint members of the board of directors of the Company, SG Americas Securities Holdings' registration rights relating to shares of the Company's common stock, if any, held by SG Americas Securities Holdings after the IPO and restrictions on SG Americas Securities Holdings' ability to sell, transfer or otherwise convey shares of the common stock, if any, held by SG Americas Securities Holdings after the IPO.

        The Company will enter into a Transition Services agreement with Société Générale in connection with the IPO to provide each other certain administrative and support services and other assistance consistent with a limited number of the services provided before the separation. Pursuant to the Transition Services Agreement, the Company has also agreed to provide Société Générale various services that have previously been provided by the Company to Société Générale, including library and merchant banking oversight services. Société Générale will provide services to the Company, including, facilities management, business continuity management and access to Société Générale data rooms and e-mail archives.

        The Company will enter into a Tax Matters Agreement in connection with the IPO. The Tax Matters Agreement, among other things, governs the Company's continuing tax sharing arrangements with Société Générale relating to pre-separation periods, and also allocates responsibility and benefits associated with the elections made in connection with the separation from Société Générale. The Tax Matters Agreement also allocates rights, obligations and responsibilities in connection with certain administrative matters relating to taxes. In connection with our separation from Société Générale, SG Americas, Inc. will retain the tax benefits of the Company's net operating loss carryforwards.

        On            , 2006, the Board of Directors of the Company approved the "Equity and Incentive Plan" pursuant to which the Company can offer employees, independent contractors and non-employee directors equity-based awards.            shares of common stock have been allocated for issuance under this plan. In connection with the IPO, the Company will make equity awards of            shares of restricted stock and options to purchase            shares of common stock to certain of its employees.

        On            , 2006, the Board of Directors of the Company approved a return of capital distribution to be paid to SG Americas Securities Holdings concurrent with the Company's IPO, which would leave the Company with initial stockholders' equity of $207.0 million.

19.    Restatement of Combined Financial Statements

        Subsequent to the issuance of its combined financial statements for the years ended December 31, 2005, 2004 and 2003, the Company determined that it had recorded the allocation of compensation expense from its Parent for the Société Générale Corporate and Investment Banking Partnership in the period the compensation became fully vested and was paid rather than over the approximately four-year vesting period. This accounting resulted in an overstatement of employee compensation and benefits and total non-interest expenses and an understatement of income before income taxes and net income for the years ended December 31, 2005 and 2004 of approximately $0.2 million and $2.4 million, respectively, and an understatement of employee compensation and benefits, total non-interest expenses, loss before income taxes and net loss for the year ended December 31, 2003 of approximately $1.7 million. There was no effect on the provision for income taxes in any of the years presented. The cumulative effect through December 31, 2005 was an understatement of the liability for employee compensation and benefits payable and total liabilities and an overstatement of group equity by approximately $1.0 million. The cumulative understatement of the liability for employee compensation and benefits payable and overstatement of group equity at January 1, 2003 was approximately $1.9 million.

        The Company also determined that in its Combined Statements of Cash Flows it had presented payments of certain liabilities related to the retail brokerage business of SG Cowen Securities Corporation, which was sold in October 2000, and is not part of the businesses currently conducted by the Company (see Notes 1 and 10), as a use of cash from operating activities, or an adjustment of cash flows from operating activities, rather than as cash flows from financing activities. The Company also determined it had presented certain income taxes that its Parent did not require it to pay as a use of cash from operating activities and a cash capital contribution from financing activities, rather than only as a non-cash transaction. This presentation resulted in an understatement of cash provided by operating activities and an overstatement of cash provided by financing activities of $52.5 million, $71.0 million and $159.8 million for the years ended December 31, 2005, 2004 and 2003, respectively.

        The Company also discovered a miscalculation of beginning assets and group equity in the carve-out accounts of SG Cowen Securities Corporation (see Basis of Presentation in Note 1), the predecessor of Cowen and Company. Without giving effect to the items discussed above, the miscalculation resulted in an understatement of both securities purchased under agreements to resell with related party and of group equity at the beginning and end of the year ended December 31, 2003 of $207.6 million and $93.7 million, respectively. The miscalculation did not affect the Company's Combined Statements of Financial Condition at December 31, 2004 or later. For the year ended December 31, 2004, the miscalculation resulted in an understatement in the allocation of interest income from securities purchased under agreements to resell with related party, total revenues and net revenues and an understatement in income before income taxes and net income of $0.2 million and an overstatement of capital contributions, as reported on the Combined Statements of Changes in Group Equity, of $93.9 million. For the year ended December 31, 2003, the miscalculation resulted in an understatement in the allocation of interest income from securities purchased under agreements to resell with related party, total revenues and net revenues and an overstatement of loss before income taxes and net loss of $1.7 million and an overstatement of capital contributions, as reported on the Combined Statements of Changes in Group Equity, of $115.6 million. There was no effect in the provision for income taxes in any of the years presented.

        The Company restated the Combined Statements of Financial Condition as of December 2005 and 2004 and the Combined Statements of Operations and of Cash Flows for each of the three years in the period ended December 31, 2005 to correct for not recording compensation expense for the Société Générale Corporate and Investment Banking Partnership over the vesting period. The Company also restated the Combined Statements of Cash Flows for each of the three years in the period ended December 31, 2005 to correct the presentation of cash flows related to certain liabilities related to the former retail brokerage business and to omit non-cash income taxes, and the Company restated the Combined Statements of Operations and of Changes in Group Equity for the years ended December 31, 2004 and 2003 to correct the effects of the miscalculation.

        The effects of the restatement on the affected line items of the Company's combined financial statements are as follows:

	December 31,
	2005		2004
	Restated	Previously Reported	Restated	Previously Reported
	(dollar amounts in thousands)
Combined Statements of Financial Condition
Employee compensation and benefits payable	$156,924	$155,903	$153,433	$152,259
Total liabilities	411,388	410,367	466,872	465,698
Group equity	373,951	374,972	353,478	354,652
	Years Ended December 31,
	2005		2004		2003
	Restated	Previously Reported	Restated	Previously Reported	Restated	Previously Reported
	(dollar amounts in thousands)
Combined Statements of Operations
Interest and dividend income			$9,504	$9,310	$12,302	$10,609
Total revenues			295,078	294,884	297,607	295,914
Net revenues			294,253	294,059	296,683	294,990
Employee compensation and benefits	$174,403	$174,556	172,563	174,939	160,850	159,121
Total non-interest expenses	282,889	283,042	237,264	239,640	372,097	370,368
Income (loss) before income taxes	13,233	13,080	56,989	54,419	(75,414)	(75,378)
Net income (loss)	12,081	11,928	55,112	52,542	(74,374)	(74,338)
	Years Ended December 31,
	2005		2004		2003
	Restated	Previously Reported	Restated	Previously Reported	Restated	Previously Reported
	(dollar amounts in thousands)
Combined Statements of Cash Flows
Net income (loss)	$12,081	$11,928	$55,112	$52,542	$(74,374)	$(74,338)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Income taxes (benefit)	1,152	—	1,877	—	(1,040)	—
(Increase) decrease in securities purchased under agreement to resell			(158,604)	(252,319)	114,240	366
Increase (decrease) in employee compensation and benefits payable	3,491	3,644	1,080	3,456	2,825	1,096
Increase (decrease) in legal reserves and legal expenses payable	(25,342)	(76,708)	(21,171)	3,592	71,768	26,515

Net cash provided by (used in) operating activities	44,936	(7,582)	(51,218)	(122,241)	97,906	(61,874)
Payments related to the retail brokerage business not conducted by the Company (see Note 1)	(45,670)	—	(22,064)	—	(103,012)	—
Capital contribution, net	1,439	8,287	79,991	128,950	2,462	59,230
Net cash (used in) provided by financing activities	(44,231)	8,287	57,927	128,950	(100,550)	59,230
	Group Equity
	Restated	Previously Reported
	(dollar amounts in thousands)
Combined Statements of Changes in Group Equity
Balance—at December 31, 2002	$393,049	$187,282
Net loss	(74,374)	(74,338)
Change in liability related to the retail brokerage business not conducted by the Company (see Note 1)	(57,756)	—
Capital contribution	2,024	59,833

Balance—at December 31, 2003	262,943	172,777
Net income	55,112	52,542
Change in liability related to the retail brokerage business not conducted by the Company (see Note 1)	(46,829)	—
Capital contribution	82,252	129,333

Balance—at December 31, 2004	353,478	354,652
Net income	12,081	11,928
Change in liability related to the retail brokerage business not conducted by the Company (see Note 1)	5,696	—
Capital contribution	2,696	8,392

Balance—at December 31, 2005	$373,951	$374,972

 Cowen Group, Inc.

Unaudited Condensed Combined Statements of Financial Condition

March 31, 2006 and December 31, 2005

	March 31, 2006	December 31, 2005
		(As restated)*
	(dollar amounts in thousands)
Assets
Cash and cash equivalents	$641	$2,150
Cash segregated under Federal or other regulations	920	1,107
Securities owned, at fair value	211,309	220,086
Securities purchased under agreements to resell with related party	350,311	410,981
Receivable from brokers, dealers and clearing brokers (related party balances of $35,926 and $25,635, respectively)	36,030	25,849
Corporate finance and syndicate receivables	25,270	16,120
Insurance claims receivable	—	5,316
Due from affiliates	469	568
Exchange memberships	817	8,167
Furniture, fixtures, equipment and leasehold improvements, net	3,881	3,223
Goodwill	50,000	50,000
Other assets	47,951	41,772

Total assets	$727,599	$785,339

Liabilities and Group Equity
Liabilities
Bank overdrafts	$1,471	$1,581
Securities sold, not yet purchased, at fair value	135,184	143,223
Payable to brokers, dealers and clearing brokers (related party balances of $10,501 and $9,010, respectively)	10,690	15,376
Employee compensation and benefits payable	99,764	156,924
Legal reserves and legal expenses payable	80,372	78,732
Accounts payable, accrued expenses and other liabilities	12,288	15,552

Total liabilities	339,769	411,388

Group equity	387,830	373,951

Total liabilities and group equity	$727,599	$785,339

*
See Note 19 to the audited combined financial statements.

The accompanying notes are an integral part of these unaudited condensed combined financial statements.

 Cowen Group, Inc.

Unaudited Condensed Combined Statements of Operations

Three Months Ended March 31, 2006 and 2005

	Three Months Ended
	March 31, 2006	March 31, 2005
	(dollar amounts in thousands)
Revenues
Investment banking	$53,439	$36,379
Commissions	24,115	24,230
Principal transactions	19,412	16,603
Interest and dividend income (related party balances of $4,556 and $2,381, respectively)	6,145	3,696
Other	27,317	755

Total revenues	130,428	81,663
Interest expense	(227)	(174)

Net revenues	130,201	81,489

Expenses
Employee compensation and benefits	64,541	44,900
Floor brokerage and trade execution (related party balances of $2,127 and $2,199, respectively)	2,466	2,747
Service fees, net (related party balances of $2,350 and $4,570, respectively)	4,956	4,842
Communications	5,982	5,669
Occupancy and equipment (related party balances of $2,463 and $3,184, respectively)	4,222	4,020
Marketing and business development	2,903	2,774
Litigation and related costs	1,043	492
Depreciation and amortization	475	380
Other	5,297	5,322

Total non-interest expenses	91,885	71,146

Income before income taxes	38,316	10,343
Provision for income taxes	1,776	782

Net income	$36,540	$9,561

The accompanying notes are an integral part of these unaudited condensed combined financial statements.

 Cowen Group, Inc.
Unaudited Condensed Combined Statements of Cash Flows
Three Months Ended March 31, 2006 and 2005

	Three Months Ended
	March 31, 2006	March 31, 2005
	(dollar amounts in thousands)
Cash flows from operating activities
Net income	$36,540	$9,561
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Gain on exchange memberships	(24,832)	—
Stock-based compensation	58	18
Depreciation and amortization	475	380
Income taxes	1,776	782
(Increase) decrease in operating assets:
Cash segregated under Federal and other regulations	187	(206)
Securities owned, at fair value	8,777	(108,509)
Securities purchased under agreement to resell with related party	60,670	131,943
Receivable from brokers, dealers and clearing brokers	(10,181)	7,073
Corporate finance and syndicate receivables	(9,150)	(26)
Insurance claims receivable	5,316	—
Due from affiliates	99	8,968
Other assets	(6,179)	(4,445)
Increase (decrease) in operating liabilities:
Bank overdrafts	(110)	(1,168)
Securities sold, not yet purchased, at fair value	(8,039)	19,432
Payable to brokers, dealers and clearing brokers	(4,686)	5,813
Employee compensation and benefits payable	(57,160)	(67,230)
Legal reserves and legal expenses payable	945	(500)
Accounts payable, accrued expenses and other liabilities	(3,264)	(563)

Net cash (used in) provided by operating activities	(8,758)	1,323

Cash flows from investing activities
Purchase of fixed assets	(1,133)	(315)

Net cash used in investing activities	(1,133)	(315)

Cash flows from financing activities
Payments related to the retail brokerage business not conducted by the Company (see Note 1)	(202)	(1,931)
Capital contribution, net	8,584	2,922

Net cash provided by financing activities	8,382	991

Net (decrease) increase in cash and cash equivalents	(1,509)	1,999
Cash and cash equivalents
Beginning of period	2,150	1,980

End of period	$641	$3,979

Supplemental disclosure of non-cash flow information
Transfer to Parent of consideration from NYSE merger with Archipelago	$32,182	$—

The accompanying notes are an integral part of these unaudited condensed combined financial statements.

 Cowen Group, Inc.
Notes to the Unaudited Condensed Combined Financial Statements

Three Months Ended March 31, 2006 and 2005

1.    Formation of Cowen Group, Inc. and Basis of Presentation

        Cowen Group, Inc. (together with its subsidiaries, the "Company") was incorporated in Delaware during February 2006, with 100 shares of common stock $0.01 par value issued, in preparation for the initial public offering ("IPO") of its common stock. The Company is a wholly-owned subsidiary of SG Americas Securities Holdings, Inc. SG Americas Securities Holdings is a wholly-owned subsidiary of SG Americas, Inc., which in turn is a wholly-owned subsidiary of Société Générale. The Company is operated and managed on an integrated basis as a single operating segment and provides research, institutional sales and trading and investment banking services to its clients.

        Immediately prior to the completion of the IPO, SG Americas Securities Holdings will transfer to the Company all of its interest in the investment banking, research and institutional sales and trading businesses which comprised Cowen and Company LLC ("Cowen and Company" or "Cowen") and Cowen International Limited ("Cowen International"), both wholly-owned subsidiaries of SG Americas Securities Holdings. SG Americas Securities Holdings will transfer all of its interests in Cowen and Company and Cowen International to the Company in exchange for shares of the Company's common stock.

        Cowen and Company, a Delaware single member limited liability corporation, is a full-service investment banking and securities brokerage firm focused on the emerging growth sectors of healthcare, technology, media and telecommunications, and consumer, primarily in the United States. Cowen and Company's predecessor was SG Cowen Securities Corporation. On April 23, 2004, Société Générale reorganized SG Cowen Securities Corporation into two separate single member limited liability broker-dealers: SG Cowen & Co., LLC and SG Americas Securities, LLC (an affiliated sister company). In February 2006, SG Cowen & Co., LLC changed its name to Cowen & Co., LLC. In May 2006, Cowen & Co., LLC changed its name to Cowen and Company, LLC. Cowen and Company clears its securities transactions on a fully disclosed basis through its clearing broker, SG Americas Securities, LLC, and does not carry customer funds or securities.

        SG Cowen Europe Limited, a corporation formed under the laws of England and Wales, will be an investment banking and brokerage firm also focused on the emerging growth sectors of healthcare, technology, media and telecommunications, and consumer, primarily in Europe. In February 2006, SG Cowen Europe Limited changed its name to Cowen International Limited. Cowen International's predecessors were SG London Securities Limited and SG London Branch.

  Basis of Presentation

        These Unaudited Condensed Combined Financial Statements, in the Company's opinion, include all adjustments, consisting of normal recurring adjustments and accruals necessary for a fair presentation of the Combined Statements of Financial Condition, Operations and Cash Flows for the periods presented. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States ("GAAP") have been omitted in accordance with the rules and regulations of the SEC. These Unaudited Condensed Combined Financial Statements should be read in conjunction with the audited Combined Financial Statements and accompanying notes for the years ended December 31, 2005, 2004 and 2003.

        The Unaudited Condensed Combined Financial Statements have been prepared as if the Company had been a stand-alone entity for the periods presented. The Unaudited Condensed Combined

Financial Statements have also been prepared assuming that the transactions described above were consummated prior to the periods presented.

        The Unaudited Condensed Combined Financial Statements include the carve-out accounts of SG Cowen Securities Corporation, as the predecessor of Cowen and Company and the carve-out accounts of SG London Securities Limited and Société Générale London Branch, each as the predecessor of Cowen International, in each case using the historical basis of accounting for the results of operations, assets and liabilities of the businesses that currently constitute Cowen and Company and Cowen International. The unaudited condensed combined financial information included herein may not necessarily be indicative of the Company's results of operations, financial condition and cash flows in the future or what its results of operations, financial condition and cash flows would have been had the Company been a stand-alone company during the periods presented.

        The Combined Statements of Operations do not include litigation expenses incurred by the Company in connection with the Gruttadauria litigation and other legal matters related to the retail brokerage business of SG Cowen Securities Corporation, which was sold in October 2000, and is not part of the businesses currently conducted by the Company. As the successor of the named party in the litigation, the Company recognizes the legal reserves related to this matter in the Combined Statements of Financial Condition and cash flows related to this matter as financing activities in the Combined Statement of Cash Flows. See Note 18 accompanying the audited combined financial statements for a description of certain agreements that will govern the responsibilities of the Company and Société Générale regarding this matter.

2.    Summary of Significant Accounting Policies

  Stock-Based Compensation

        On January 1, 2006, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 123(R), Share-Based Payment. Prior to January 1, 2006, the Company accounted for stock-based awards under the intrinsic value method, which followed the recognition and measurement principles of APB Opinion No. 25 ("APB 25"), Accounting for Stock Issued to Employees, and related Interpretations, which requires that compensation be measured by the quoted market price of stock at the measurement date less the amount that the employee is required to pay. The Company has recognized compensation expense for these awards of $0.02 million for the three months ended March 31, 2005.

        The following table illustrates the effect on net income if the Company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to its stock incentive plans for the three months ended March 31, 2005. The compensation expense for stock options disclosed under the fair value method is not shown net of any tax effects as the Company has not taken any tax deductions for awards exercised by its employees.

Three months ended
March 31, 2005
(dollar amounts in thousands)
Net income, as reported	$9,561
Add: Stock-based employee compensation expense included in reported net income	18
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	86

Pro forma net income	$9,493

        On January 1, 2006, the Company adopted SFAS No. 123(R) using the modified prospective method, which requires measurement of compensation cost for all stock-based awards at fair value on the date of grant and recognition of compensation over the service period for awards expected to vest. The fair value of stock-based compensation is consistent with the valuation techniques previously utilized for options in footnote disclosures required under SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure. Such value is recognized as expense over the service period, net of estimated forfeitures, using the straight-line method. All unvested stock-based awards outstanding as of March 31, 2006 vest on April 22, 2006, and accordingly, estimated forfeitures with respect to these awards were deemed to be zero. Therefore, no adjustment to reflect the net cumulative impact of estimating forfeitures in the determination of period expense was deemed necessary in the preparation of these Unaudited Condensed Combined Financial Statements. The Company has recognized compensation expense for these awards of approximately $0.1 million for the three months ended March 31, 2006.

3.    Exchange Membership

        Exchange memberships provide the Company with the right to do business on the exchanges of which it is a member. No impairment in value of the Company's exchange memberships occurred in 2005. The fair value of the exchange memberships was approximately $2.1 million and $27.0 million at March 31, 2006 and December 31, 2005, respectively.

        As of December 31, 2005, the Company owned seven NYSE memberships with a carrying value of $7.3 million. On March 7, 2006 the NYSE merger with Archipelago (the "Merger") was consummated and each membership holder received cash and shares of NYSE Group common stock. Simultaneously, the trading rights conferred by the memberships were cancelled. The Company recorded a gain of $24.8 million as a result of the merger, which is included in Other revenues in the Unaudited Combined Statements of Operations. In connection with these events, the Company directed the interests from the Merger to SG Americas Securities Holdings.

4.    Commitments and Contingencies

  Litigation

        The Company is subject to numerous litigation and regulatory matters, including securities class action lawsuits. See Note 18 to the Combined Financial Statements for the year ended December 31, 2005 for a description of certain agreements that are expected to govern the responsibilities of the Company and Société Générale regarding these matters.

        Although there can be no assurances as to the ultimate outcome, the Company has established reserves that it believes are adequate as of March 31, 2006 and December 31, 2005. The Company believes that the eventual outcome of the actions against it, including the matters described below, will not in the aggregate have a material adverse effect on its combined financial position or cash flows, but may be material to its combined operating results for any particular period, depending on the level of the Company's combined operating results for such period.

        Following are summaries of the Company's most significant pending legal and regulatory matters at March 31, 2006.

        In January 2002, Cowen learned that Frank Gruttadauria ("Gruttadauria"), a former employee of SG Cowen Securities Corporation's retail brokerage business that was sold in October 2000, had defrauded numerous customers and misappropriated their assets at various firms that had employed him, including Cowen. Following the discovery of Gruttadauria's fraud, numerous former customers commenced or threatened to commence lawsuits and arbitrations against Cowen arising out of Gruttadauria's actions. In addition, government and regulatory authorities initiated investigations, and Cowen cooperated fully with all of them, resolving in 2003 all known regulatory matters arising out of Gruttadauria's conduct. Cowen has also reached settlements with the vast majority of former customers, and has arbitrated several other customers' claims. Cowen is attempting to resolve the remaining disputes. Separately, the securities brokerage firm that purchased SG Cowen Securities Corporation's former retail brokerage business in October 2000 has threatened to bring a lawsuit against Cowen in connection with the liabilities, costs and expenses that it has incurred as a result of the acquisition of the retail brokerage business in general and of Gruttadauria's misconduct in particular. The parties have entered into successive six-month tolling agreements to prevent the running of the applicable statutes of limitations. The current tolling agreement, however, only has a thirty-day term.

        Cowen is one of several defendants named in lawsuits arising out of the accounting fraud that caused the collapse of Lernout & Hauspie Speech Products, N.V. ("L&H"), a former investment banking client of Cowen.

        In one lawsuit, which is pending in federal court in Boston, the Trustee of the Dictaphone Litigation Trust has alleged that Cowen had made material misrepresentations to Dictaphone while Cowen was a financial advisor to L&H on its acquisition of Dictaphone, and published materially misleading research on L&H, in violation of various federal and state laws. The district court has granted Cowen's motion to dismiss the amended complaint which sought more than $900 million in damages. The plaintiff has filed an appeal of that decision.

        In another lawsuit relating to L&H, which is pending in federal court in New Jersey, short-sellers of L&H stock allege that Cowen participated in a scheme to artificially inflate L&H's stock price through Cowen's role as underwriter and advisor for L&H on several acquisitions and Cowen's published research on L&H in which Cowen recommended the stock as a "buy", in violation of federal securities laws and state common law. The Court did not grant Cowen's motion to dismiss the complaint. Cowen subsequently filed an answer denying liability, and discovery is ongoing.

        Cowen is one of many financial institutions and corporations named as defendants in a number of putative securities class actions entitled In re: Initial Public Offering Securities Litigation, which is pending in federal court in Manhattan and relates to numerous initial public offerings of common stock from approximately 1998 through 2000. The various complaints allege that a number of financial institutions that were underwriters of initial public offerings, including Cowen, made material misrepresentations and omissions to purchasers of the stock sold in the initial public offerings, and thereby inflated the value of the stock. Specifically, the plaintiffs allege that the defendants failed to disclose, among other things, the purported existence of improper tie-in and compensation arrangements they had with certain purchasers of the stock and alleged conflicts of interest relating to research published by the underwriters, all in violation of federal securities laws. The district court granted plaintiffs' motion to certify certain "focus" cases as class actions. Cowen is a named defendant in four of these "focus" cases. Cowen has appealed the class certification decision to the Second Circuit Court of Appeals. In the meantime, discovery is ongoing in the "focus" cases.

        Cowen and other underwriters are defendants in two separate, but related, antitrust actions alleging that the underwriter defendants conspired to fix IPO underwriting fees at 7%. In the case brought by individual shareholders, plaintiffs' damages claims have been dismissed by the district court, but their claims for injunctive relief remain pending. In the related case filed by issuers, where the damages are unspecified, the district court has denied the defendants' motion to dismiss. On April 18, 2006, the court denied the issuer plaintiffs motion for class certification and ordered further briefing on the investor plaintiffs' motion for class certification. The plaintiffs have also filed a joint motion for summary judgment on liability and a motion for leave to amend the Consolidated Class Action Complaint. Cowen intends to oppose those motions, but the district court has extended the deadline for defendants' opposition papers until 30 days after the rulings on class certification. It is too early to assess the outcome of these motions.

        Cowen is a named defendant in several litigations arising out of the fraud, disclosed in March 2002, committed by members of the Rigas family, which controlled Adelphia Communications, a cable company that filed for bankruptcy in June 2002. As detailed in the pleadings, the Rigas family allegedly took advantage of certain loans, or "co-borrowing facilities," which allowed the family to borrow more than $3 billion for their private use for which Adelphia was responsible to repay. Cowen, which was a member of the underwriting syndicates (but not a lead manager), is a defendant in four actions arising out of those offerings, all of which are pending before the United States District Court for the Southern District of New York. The complaints in each of these actions raise a variety of claims arising out of the sale of Adelphia securities, including claims under the federal securities laws. The district court has granted Cowen's motion to dismiss in the Adelphia Class Action. The court also has granted in part and denied in part motions to dismiss filed by various defendants, including Cowen, in Huff, Appaloosa and Stocke, but has not ruled on other potential bases for dismissal set forth in Cowen's motions in these cases. In addition, in August 2005 the district court denied Cowen's motion to dismiss based on Huff's lack of standing, and subsequently granted leave to file an interlocutory appeal of that ruling to the Second Circuit Court of Appeals. In addition to the cases in which Cowen has been named as a defendant, Cowen may also face potential liability pursuant to the applicable master agreements among underwriters for any judgments or settlements in three other cases involving the Adelphia securities offerings in which Cowen participated.

        Cowen is also one of many defendants in two related adversary proceedings filed in the Adelphia Bankruptcy Proceeding, which is pending in the U.S. Bankruptcy Court for the Southern District of New York. These adversary proceedings were filed by the Official Committee of Unsecured creditors and the Official Committee of Equity Security Holders (the "Committees"). Both of these cases raise a variety of common law and federal claims, which are generally similar to the claims asserted in the Adelphia Securities Class Action and other cases described above. With respect to Cowen and other investment banks, the complaints taken together set forth claims for violation of the Bank Holding Company Act, equitable disallowance or equitable subordination, breach of fiduciary duty, aiding and abetting breach of fiduciary duty, aiding and abetting fraud, gross negligence and breach of contract, among others. The Committees seek more than $5 billion in damages from all defendants and ask for $5.2 billion of company debt to be frozen until the creditors are paid. On August 30, 2005, the bankruptcy court ruled that the two Committees have standing to prosecute the adversary proceedings, but has not ruled on the various motions to dismiss that are pending, including motions filed by Cowen.

        Cowen has been named as a defendant in a purported class action filed in the United States District Court for the Northern District of Alabama for the involvement of the predecessor of Cowen as one of the managing underwriters for certain HealthSouth Corporation private placements. The complaint alleges that the offering materials for each private placement were deficient, in violation of federal securities laws, by failing to disclose HealthSouth's subsequently revealed accounting irregularities. The predecessor company to Cowen participated as an "initial purchaser" in only one of the private placements at issue—the March 1998 private placement of $567.75 million principal amount of 31.4% Convertible Subordinated Debentures due 2003. Motions to dismiss the complaint filed by the defendants, including the predecessor company to Cowen, as well as a motion to amend the complaint filed by plaintiffs, are currently pending.

        Cowen is one of several named defendants in a putative securities class action filed by plaintiffs in the United States District Court for the District of New Jersey seeking to recover for losses allegedly caused by misrepresentations and omissions in connection with the December 2004 initial public offering of Arbinet-thexchange, an electronic marketplace for trading, routing and settling Telecommunications capacity. The lawsuit, In re: Arbinet-thexchange, Inc., alleges that these misrepresentations and omissions inflated the price of Arbinet's securities and that following disclosure in May and June 2005 of the true state of Arbinet's market and its business, Arbinet's securities lost more than 60% of their value.

        Cowen is one of several defendants in a putative class action filed on March 27, 2006, in the United States District Court for the Middle District of North Carolina, seeking to recover for losses allegedly caused by misrepresentations and omissions in connection with two secondary offerings of common stock of Inspire Pharmaceuticals in July and November 2004. Plaintiffs allege that the offering materials failed adequately to disclose the nature of trials being conducted for the drug diquafosol (a treatment for dry eye disease) in connection with a pending FDA new drug application. Plaintiffs further allege that when the true nature of the trials was revealed in February 2005, the disclosure caused the value of the company's stock to decline substantially. Cowen underwrote 15% of the

November 2004 offering (which raised $42.3 million) and did not participate in the July 2004 offering (which raised $77.1 million). In response to a letter from underwriters' counsel pointing out that plaintiffs' claims against them are time-barred by the applicable statutes of limitations, the plaintiffs have agreed to seek dismissal of the claims against the underwriter defendants.

        The Securities and Exchange Commission ("SEC") has conducted an investigation arising out of the proprietary trading activities of Guillaume Pollet, a former managing director and proprietary trader in the former equity derivatives division of SG Cowen Securities Corporation (which is now part of an affiliate, SG Americas Securities LLC), who was terminated by Cowen in 2001 for violating firm policy and misleading the firm's management about certain of his trading activity. The trading activity at issue involved private placements in public equity, or so-called "PIPE's." Cowen received a Wells Notice in July 2004, and submitted a response in August 2004. To the extent that Cowen incurs additional legal fees or pays any fine or monetary sanction, Cowen will be indemnified by Société Générale.

        Based on information voluntarily disclosed to regulators by Cowen, the SEC and NYSE are conducting informal inquiries that appear to be focused principally on certain conduct of a research salesperson who was terminated by Cowen in late 2004. The employee was discharged after Cowen discovered that the employee had sought and obtained access to sensitive information about a company, shared such information with certain of his clients and others, and made investment recommendations to clients in part on the basis of that information. Cowen is cooperating fully with this continuing investigation. To the extent that Cowen incurs additional legal fees or pays any fine or monetary sanction related to this matter, Cowen will not be indemnified by Société Générale.

        In addition, Cowen has provided various data and information to the NASD in response to its request for information as part of an industry-wide "sweep" relating to Cowen's gifts, gratuities and entertainment policies, practices, and procedures. In addition, Cowen has also received a subpoena for documents and information from the SEC, and additional requests for information from the NASD, seeking information concerning, among other things, gifts, gratuities and entertainment and the use of one of the firm's error accounts primarily involving an unaffiliated mutual fund company. Cowen is cooperating fully with these continuing investigations. To the extent that Cowen incurs additional legal fees or pays any fine or monetary sanction related to this matter, it will not be indemnified by Société Générale.

        Cowen received a request for documents and information from the SEC's Office of Compliance Inspections and Examinations seeking documents and certain financial and other information concerning, among other things, Cowen's various trading desks, institutional sales team and internal accounts, including error accounts. Cowen is cooperating fully with this inquiry. To the extent that Cowen incurs additional legal fees or pays any fine or monetary sanction related to this matter, Cowen will not be indemnified by Société Générale.

        Cowen has received a request for data and information from the NYSE as part of an industry-wide "sweep" relating to prospectus delivery procedures for new issues and mutual funds. Cowen has provided periodic reports to the NYSE concerning its progress in responding to their request and will continue to cooperate fully with this continuing inquiry. Cowen will be indemnified in part against any liabilities, including legal fees, that arise out of any future litigation or the pending regulatory investigation relating to this matter.

  Guarantees

        The Company has outsourced certain information technology services to Hewlett-Packard Company and Savvis Communications Corporation. The agreements are in place until 2010. As of March 31, 2006, the Company's annual minimum guaranteed payments under these agreements are as follows:

(dollar amounts in thousands)	Minimum Guaranteed Payments
2006	$7,708
2007	9,382
2008	9,272
2009	9,083
2010	3,794

$39,239

        Guaranteed employee compensation to be paid in 2006 and 2007 is approximately $9.6 million and $3.9 million, respectively.

5.    Related Party Transactions

        Balances with affiliated companies at March 31, 2006 and December 31, 2005, respectively, are included in the Unaudited Condensed Combined Financial Statements under the following captions:

	March 31, 2006	December 31, 2005
	(dollar amounts in thousands)
Assets
Cash and cash equivalents	$10	$303
Securities purchased under agreements to resell	350,311	410,981
Receivable from brokers, dealers and clearing brokers	35,926	25,635
Due from affiliates	469	568
Other assets	408	1,629

Total assets	387,124	439,116

Liabilities
Payable to brokers, dealers and clearing brokers	10,501	9,010
Accounts payable, accrued expenses and other liabilities	3,507	5,615

Total liabilities	14,008	14,625

Total net assets	$373,116	$424,491

        The Company's excess cash is invested in securities purchased under agreements to resell ("reverse repos") with the New York branch of Société Générale. These reverse repos are collateralized by U.S. government and agency obligations and are monitored daily for credit exposure and payable on demand.

        Revenues earned from and expenses incurred with affiliated companies for the three-month periods ended March 31, 2006 and 2005 are summarized as follows:

	Three Months Ended
	March 31, 2006	March 31, 2005
	(dollar amounts in thousands)
Revenues
Interest and dividend income	$4,556	$2,381
Other	531	1,364

Total revenues	5,087	3,745
Interest expense	(100)	(76)

Net revenues	4,987	3,669

Expenses
Floor brokerage and trade execution	2,127	2,199
Service fees, net	2,350	4,570
Occupancy and equipment	2,463	3,184
Other	22	293

Total expenses	6,962	10,246

Total, net	$(1,975)	$(6,577)

        Other than interest earned on reverse repos with the New York branch of Société Générale, revenues earned from and expenses incurred with affiliated companies primarily result from securities transactions and administrative services.

        Pursuant to service agreements with certain affiliates, the Company receives fees related to portfolio, investment and administration services that are provided in connection with the management of certain assets. These fees are included in Other revenue on the Combined Statements of Operations. The Company clears its securities and futures transactions on a fully disclosed basis through clearing brokers that are affiliates of Société Générale. Clearing expenses are reported in Floor brokerage and trade execution on the Combined Statements of Operations.

        Pursuant to a service agreement with SG Americas, Inc. and other affiliates, the Company pays fees for costs and services that include facilities administration and security, risk management, financial management and reporting, information systems support and management, insurance, legal and compliance. Total expenses pursuant to the service plan were approximately $2.1 million and $4.4 million during the three-month periods ended March 31, 2006 and 2005, respectively. In addition, the Company incurred expenses of approximately $0.3 million and $0.4 million with an affiliated company for certain presentation center services provided during the three-month periods ended March 31, 2006 and 2005, respectively. These expenses are included in Service fees on the Combined Statements of Operations, net of approximately $0.1 million and $0.3 million of fees earned related to presentation center and library services provided by the Company to SG Americas, Inc. during the three-month periods ended March 31, 2006 and 2005, respectively.

        Certain costs and services, which include real estate, project management and premises and securities maintenance, are allocated to the Company by Société Générale and are reported in Occupancy and equipment on the Combined Statements of Operations.

6.    Stock-Based Compensation

        Société Générale historically granted certain employees of the Company with options to purchase shares of Société Générale stock. Such options have been granted to employees of the Company with exercise prices equal to the average of the opening trading price of Société Générale shares on the Euronext Paris SA exchange during the 20 trading days prior to the date of grant. Generally, the options become exercisable upon the completion of a three year vesting period and expire seven years from the date of grant.

        See Note 2 for a summary of the impact on reported net income had the Company recognized compensation expense for employee stock options pursuant to the fair-value method prescribed by SFAS No. 123, Accounting for Stock-Based Compensation, for the three months ended March 31, 2005.

        The following table summarizes Société Générale stock option activity related to the Company's employees for the three months ended March 31, 2006:

	Shares Subject to Option	Average Exercise Price/Share(1)	Average Remaining Term	Aggregate Intrinsic Value(2)
Balance outstanding at beginning of period	86,501	$67.28
Options granted	—	—
Options exercised	(25,452)	78.04
Options forfeited	—	—
Options expired	—	—

Balance outstanding at end of period	61,049	$64.93	3.9	$5,216

Options exercisable end of period	9,204	$75.73	2.8	$687

(1)
As Société Générale shares trade in Euros, average exercise price information for options exercised has been translated to U.S. dollars based on the rate of exchange in effect at the date of exercise. Average exercise price information for options outstanding at the beginning and the end of the period has been translated to U.S. dollars based on the rate of exchange in effect at March 31, 2006 and December 31, 2005, respectively.

(2)
Dollar amounts in thousands.

        The total intrinsic value of options exercised during the three months ended March 31, 2006 and 2005 were $1.6 million and $0.2 million, respectively. No options were granted during the three months ended March 31, 2006 and 2005, respectively.

7.    Regulatory Requirements

        As a registered broker-dealer, Cowen is subject to the Uniform Net Capital Rule 15c3-1 of the Securities Exchange Act of 1934. Under the alternative method permitted by this Rule, Cowen's required net capital, as defined, is $1.0 million. Cowen is not permitted to withdraw equity if certain minimum net capital requirements are not met. As of March 31, 2006, Cowen had net capital of approximately $210.0 million, which was approximately $209.0 million in excess of its net capital requirement of $1.0 million.

        Effective April 26, 2004 and pursuant to an exemption under Rule 15c3-3(k)(2)(ii), Cowen is not required to calculate a reserve requirement and segregate funds for the benefit of customers since it clears its securities transactions on a fully disclosed basis and promptly transmits all customer funds and securities to the clearing broker dealer which carries the accounts, maintains and preserves such books and records pertaining to them pursuant to Rules 17a-3 and 17a-4.

        Cowen rebates a portion of its commission back to its customers. Under Rule 15c3-1(a)(2)(iv), it is required to maintain a segregated bank account where it issues payments to reimburse its customers. At March 31, 2006, approximately $0.9 million has been segregated in a special account for the exclusive benefit of customers.

        Proprietary balances held at the clearing broker ("PAIB assets") are considered allowable assets for net capital purposes, pursuant to agreements between Cowen and the clearing broker, which require, among other things, that the clearing broker performs computations for PAIB assets and segregates certain balances on behalf of Cowen, if applicable.

Shares

Cowen Group, Inc.

Common Stock

PROSPECTUS

Cowen and Company

Credit Suisse

Merrill Lynch & Co.

Keefe, Bruyette & Woods

Sandler O'Neill + Partners, L.P.

                        , 2006

Until                        , 2006, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

        The following table sets forth the costs, other than underwriting discounts and commission, to be paid by the Registrant in connection with the sale of the common stock being registered. All amounts, except the Securities and Exchange Commission registration fee and the National Association of Securities Dealers Inc. filing fee, are estimated.

Amount to be Paid
Securities and Exchange Commission registration fee		$10,700
National Association of Securities Dealers Inc. filing fee		10,500
Nasdaq National Market listing fee		*
Printing and engraving expenses		*
Transfer agent and registrar fees and expenses		*
Legal fees and expenses		*
Accountants' fees and expenses		*
Blue Sky fees and expenses (including legal fees)		*
Miscellaneous expenses		*

Total	$	*

*
To be provided by amendment.

Item 14. Indemnification of Directors and Officers

        Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlements actually and reasonably incurred by the person in connection with a threatened, pending, or completed action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, indemnification is limited to expenses (including attorney fees) actually and reasonably incurred by the person in connection with defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and no indemnification shall be made with respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        In addition, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding described above, or defense of any claim, issue, or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

        Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit, or proceeding may be advanced by the corporation upon receipt of an undertaking by such person to repay such amount if it is ultimately determined that such person is not entitled to indemnification by the corporation under Section 145 of the DGCL.

        We expect that our amended and restated certificate of incorporation will provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL. In addition, our certificate of incorporation provides that we will, to the fullest extent permitted by law, indemnify, and upon request shall advance expenses to, any person made or threatened to be made a party to an action or proceeding by reason of the fact that he or she (or his or her testators or in testate) is or was our director or officer or serves or served at any other corporation, partnership, joint venture, trust or other enterprise in a similar capacity or as an employee or agent at our request, including service with respect to employee benefit plans, against expenses (including attorneys' fees and expenses), judgments, fines, penalties, and amounts paid in settlement incurred in connection with the investigation, preparation to defend, or defense of such action, suit, proceeding, or claim. However, we are not required to indemnify or advance expenses in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person.

        We expect that our amended and restated certificate of incorporation will provide that, to the fullest extent permitted by law, a director of the corporation shall not be personally liable to the corporation or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

        Any repeal or modification of these provisions of our certificate of incorporation shall not adversely affect any right or protection of a director of the corporation for or with respect to any acts or omissions of that director occurring prior to the amendment or repeal.

        We expect to obtain insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers.

        Prior to the completion of this offering, we will enter into indemnification agreements with each of our officers and directors under which we agreed to indemnify each of them against: (a) expenses, judgments, and settlements paid in connection with third-party claims and (b) expenses and settlements paid in connection with claims on our behalf, in each case provided that the director acted in good faith. In addition, we agreed to indemnify each director to the extent permitted by DGCL against all expenses, judgments, and amounts paid in settlement unless the director's conduct constituted a breach of his or her duty of loyalty to the stockholders. Subject to the director's obligation to pay us in the event that he or she is not entitled to indemnification, we will pay the expenses of the director prior to a final determination as to whether the director is entitled to indemnification.

        Société Générale has agreed to indemnify Mr. Kaplan and Mr. Ogier against any loss, claim, liability, damage, cost or expense (including, without limitation, any reasonable legal expense) arising from any litigation, investigation or proceeding initiated against them as a result of their role as directors of Cowen Group, Inc., or, in the case of Mr. Kaplan, as General Counsel of Cowen Group, Inc., or their signing of the registration statement, its amendments and supplements. Société Générale will not indemnify Mr. Kaplan or Mr. Ogier against claims brought by them against Société Générale or its affiliated entities or any claims arising from their gross negligence, fraudulent or criminal acts or other willful misconduct. Société Générale's indemnification obligations will terminate if their role as directors of Cowen Group, Inc. or, in the case of Mr. Kaplan, as General Counsel of Cowen Group, Inc., is terminated for any reason; however, Société Générale will continue to indemnify Mr. Kaplan and Mr. Ogier as to any claim or litigation already threatened or pending at the time of termination and/or filed after the date of such termination, which arises out of or relates to their role as directors of Cowen Group, Inc. or their signing of the registration statement, its amendments and supplements.

        Reference is also made to the Underwriting Agreement filed as Exhibit 1.1 to the Registration Statement for information concerning the underwriters' obligation to indemnify us and our officers and directors in certain circumstances.

Item 15. Recent Sales of Unregistered Securities

        We have not sold or issued within the past three years any securities which were not registered under the Securities Act of 1933.

Item 16. Exhibits and Financial Statement Schedules

  (a)
  Exhibits.

1.1*	Form of Underwriting Agreement
3.1*	Amended and Restated Certificate of Incorporation (to be effective upon consummation of this offering)
3.2*	Amended and Restated Bylaws (to be effective upon consummation of this offering)
4.1*	Specimen Common Stock Certificate
4.2*	Form of Stockholders Agreement between SG Americas Securities Holdings, Inc. and Cowen Group, Inc.
5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
10.1	Form of Separation Agreement among Société Générale, SG Americas, Inc., SG Americas Securities Holdings, Inc., Cowen and Company, LLC and Cowen Group, Inc.
10.2*	Form of Tax Matters Agreement among SG Americas, Inc., SG Americas Securities Holdings, Inc., Cowen and Company, LLC and Cowen Group, Inc.
10.3*	Employment Agreement of Kim S. Fennebresque
10.4*	2006 Equity and Incentive Plan
10.5**	Sublease, dated as of December 19, 2005, between Société Générale and SG Cowen & Co., LLC
10.5(a)	Lease, dated as of October 29, 1993, between Rock-McGraw, Inc. and Société Générale
10.5(a)(i)	Supplemental Indenture, dated as of May 5, 1998, between Rock-McGraw, Inc. and Société Générale
10.6	Master Services Agreement, dated as of January 21, 2005, between SG Cowen & Co., LLC and Savvis Communications Corp.
10.7	Services Agreement, dated as of December 6, 2004, between SG Cowen & Co., LLC and Hewlett-Packard Company
10.8*	Form of Fully Disclosed Clearing Agreement between Cowen and Company, LLC and SG Americas Securities, LLC
10.9	Form of Indemnification Agreement among Société Générale, SG Americas Securities Holdings, Cowen and Company, LLC and Cowen Group, Inc.
10.10*	Form of Employee Matters Agreement among Société Générale, SG Americas, Inc., SG Americas Securities Holdings, Inc., Cowen and Company, LLC and Cowen Group, Inc.
10.11*	Form of Transition Services Agreement among Société Générale, SG Americas, Inc., SG Americas Securities Holdings, Inc., Cowen and Company, LLC and Cowen Group, Inc.
10.12*	Form of Escrow Agreement among SG Americas Securities Holdings, Inc., Cowen and Company, LLC, Cowen Group, Inc. and the escrow agent
21.1*	List of subsidiaries of Cowen Group, Inc.
23.1	Consent of Ernst & Young LLP

23.2*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)
24.1**	Power of Attorney (set forth on the signature page to this registration statement)

*
To be filed by amendment

**
Previously filed

(b)
Financial Statement Schedules.

        Financial statements filed as a part of this registration statement are listed in the Index to Financial Statements on page F-1. All financial statement schedules are omitted because they are not applicable or not required, or because the required information is included in the financial statements or notes thereto.

Item 17. Undertakings

(1)
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(2)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(3)
The undersigned registrant hereby undertakes that:

(i)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on May 17, 2006.

COWEN GROUP, INC.
By:	/s/ KIM S. FENNEBRESQUE Name: Kim S. Fennebresque Title: Chairman and President

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the registration statement has been signed below by the following persons, in the capacities and on the dates indicated.

Signature	Title	Date

/s/ KIM S. FENNEBRESQUE Kim S. Fennebresque	Chairman and President (principal executive officer)	May 17, 2006
/s/ THOMAS K. CONNER Thomas K. Conner	Treasurer (principal financial officer and principal accounting officer)	May 17, 2006
* Mark E. Kaplan	Director	May 17, 2006
* Jean-Jacques Ogier	Director	May 17, 2006
*By:	/s/ KIM S. FENNEBRESQUE Kim S. Fennebresque Attorney-in-Fact

INDEX TO EXHIBITS

1.1*	Form of Underwriting Agreement
3.1*	Amended and Restated Certificate of Incorporation (to be effective upon consummation of this offering)
3.2*	Amended and Restated Bylaws (to be effective upon consummation of this offering)
4.1*	Specimen Common Stock Certificate
4.2*	Form of Stockholders Agreement between SG Americas Securities Holdings, Inc. and Cowen Group, Inc.
5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
10.1	Form of Separation Agreement among Société Générale, SG Americas, Inc., SG Americas Securities Holdings, Inc., Cowen and Company, LLC and Cowen Group, Inc.
10.2*	Form of Tax Matters Agreement among SG Americas, Inc., SG Americas Securities Holdings, Inc., Cowen and Company, LLC and Cowen Group, Inc.
10.3*	Employment Agreement of Kim S. Fennebresque
10.4*	2006 Equity and Incentive Plan
10.5**	Sublease, dated as of December 19, 2005, between Société Générale and SG Cowen & Co., LLC
10.5(a)	Lease, dated as of October 29, 1993, between Rock-McGraw, Inc. and Société Générale
10.5(a)(i)	Supplemental Indenture, dated as of May 5, 1998, between Rock-McGraw, Inc. and Société Générale
10.6	Master Services Agreement, dated as of January 21, 2005, between SG Cowen & Co., LLC and Savvis Communications Corp.
10.7	Services Agreement, dated as of December 6, 2004, between SG Cowen & Co., LLC and Hewlett-Packard Company
10.8*	Form of Fully Disclosed Clearing Agreement between Cowen and Company, LLC and SG Americas Securities, LLC
10.9	Form of Indemnification Agreement among Société Générale, SG Americas Securities Holdings, Cowen and Company, LLC and Cowen Group, Inc.
10.10*	Form of Employee Matters Agreement among Société Générale, SG Americas, Inc., SG Americas Securities Holdings, Inc., Cowen and Company, LLC and Cowen Group, Inc.
10.11*	Form of Transition Services Agreement among Société Générale, SG Americas, Inc., SG Americas Securities Holdings, Inc., Cowen and Company, LLC and Cowen Group, Inc.
10.12*	Form of Escrow Agreement among SG Americas Securities Holdings, Inc., Cowen and Company, LLC, Cowen Group, Inc. and the escrow agent
21.1*	List of subsidiaries of Cowen Group, Inc.
23.1	Consent of Ernst & Young LLP
23.2*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)
24.1**	Power of Attorney (set forth on the signature page to this registration statement)

*
To be filed by amendment

**
Previously filed

QuickLinks

TABLE OF CONTENTS
PROSPECTUS SUMMARY
The Offering
Summary Combined Financial Data
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
Unaudited Pro Forma Combined Operating Information
Unaudited Pro Forma Combined Operating Information (continued)
Unaudited Pro Forma Combined Financial Condition Information
Notes to the Unaudited Pro Forma Combined Financial Information
SELECTED COMBINED FINANCIAL AND OTHER DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
Summary Compensation Table
PRINCIPAL AND SELLING STOCKHOLDERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF CAPITAL STOCK
MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES FOR NON-U.S. HOLDERS OF COMMON STOCK
SHARES ELIGIBLE FOR FUTURE SALE
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO COMBINED FINANCIAL STATEMENTS Cowen Group, Inc.
Report of Independent Registered Public Accounting Firm
Cowen Group, Inc. Combined Statements of Financial Condition December 31, 2005 and 2004
Cowen Group, Inc. Combined Statements of Operations Years Ended December 31, 2005, 2004 and 2003
Cowen Group, Inc. Combined Statements of Changes in Group Equity Years Ended December 31, 2005, 2004 and 2003
Cowen Group, Inc. Combined Statements of Cash Flows Years Ended December 31, 2005, 2004 and 2003
Cowen Group, Inc. Notes to Combined Financial Statements December 31, 2005, 2004 and 2003
Cowen Group, Inc. Unaudited Condensed Combined Statements of Financial Condition March 31, 2006 and December 31, 2005
Cowen Group, Inc. Unaudited Condensed Combined Statements of Operations Three Months Ended March 31, 2006 and 2005
Cowen Group, Inc. Unaudited Condensed Combined Statements of Cash Flows Three Months Ended March 31, 2006 and 2005
Cowen Group, Inc. Notes to the Unaudited Condensed Combined Financial Statements Three Months Ended March 31, 2006 and 2005
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
INDEX TO EXHIBITS